Exhibit (3)

MINISTERO DELL'ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT 2015

Section III **The National Reform Programme**
National strategy and key initiatives

Submitted by Prime Minister
Matteo Renzi

and Minister of the Economy and Finance
Pier Carlo Padoan

Adopted by the Cabinet on 10 April 2015

INTRODUCTION

After a very serious and lengthy crisis, the Italian economy emerged from recession in the final quarter of 2014. The favourable trend of the macroeconomic scenario has prompted leading international organisations to make upward revisions to their growth estimates for both Italy and the Euro Area; Italy currently has an important window of opportunity for reviving a strong pace of growth and steering the debt-to-GDP ratio downward. We absolutely cannot afford to miss this opportunity.

The strong and stable decrease in oil prices favours the improvement in the terms of trade, the increase in household disposable income and in profit margins for businesses.

But over and above the trend of the oil market, it is the climate in Europe that is changing. Part of this change stems from Italy's intense efforts during its presidency of the Union to place growth and employment at the centre of the European debate.

There is increasing consensus about a strategy based on: i) a policy of fiscal responsibility, attentive to growth, albeit in respect of budget discipline; ii) the need to accelerate structural reforms in all of the countries; and iii) the priority to be given to relaunching public and private investment.

This new climate has triggered new commitments and initiatives, both at a national and European level, with the launch of the Juncker Plan and the European Central Bank's introduction of Quantitative Easing.

The ECB's Quantitative Easing programme – which has added the purchases of sovereign debt to programmes for acquiring private-sector assets – should allow for a credit recovery, given the continuation of accommodating financial conditions. In guaranteeing that inflationary expectations will be anchored at levels compatible with the ECB's targets, the programme should contain the increase in real interest rates caused by a weak price trend. The programme should thus ultimately strengthen business and consumer confidence, and support investment and consumption.

At the same time, the divergence of the economic cycles between the various currency areas has resulted in a steep decline in the value of the euro: the greater competitiveness of European companies in the global markets should prop up demand for exports and the trend of prices within the Union.

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Reflecting the favourable trend of the macroeconomic framework, growth should gradually get stronger in Europe, including Italy, thereby favouring the capacity to service and the public debt dynamics. The recovery in the Euro Area is nonetheless still uneven, and exposed to numerous risks. Geopolitical tensions, the trend of the crisis in Greece, and the deceleration of the emerging economies are the elements of uncertainty.

In 2014, the government's economic-policy measures were aimed at i) relaunching the economy through actions to support income and reduce the tax burden, and ii) achieving further progress toward a definitive solution to the problem of the debts in arrears of the general government. Notwithstanding the continuation of a weak cyclical phase, the government ensured the equilibrium of the public accounts; the primary surplus remained among the highest in the Euro Area, the public debt service as a share of GDP continued to decelerate, and the net borrowing remained within the 3.0 per cent threshold.

The high discontinuity in the government's economic policy is designed to prompt a strong acceleration in investments and consumption, and to strengthen the current, significant improvement in the expectations of businesses and households; stronger growth should gradually impact conditions in the labour market, which are currently affected by the severe consequences of the crisis.

With the aim of supporting employment and the fledgling recovery, the government intends i) to pursue a budget policy to encourage growth, in respect of the common rules adopted at an EU level; ii) to continue on the path of structural reform within the country so as to significantly increase Italy's competitive capacity; and iii) to improve the regulatory environment for businesses and the conditions underlying investment decisions.

These actions are mutually reinforcing and outline a logical strategy, in which the reforms – in the labour, product and services markets and in the financial and fiscal realms – are relaunching competitiveness and creating a more favourable climate for investment opportunities. Investments play a key role: in the short term, they promote new job opportunities and support demand, laying the foundation for an increase in potential growth over the medium term; at the same time, they facilitate the implementation and effectiveness of the reforms. Fiscal policy that is responsible and favourable to growth – in terms of the balances and mix – will ensure the confidence of the markets; keeping expectations favourable will further reinforce demand and growth, and therefore, the long-term sustainability of the public finances.

Fiscal policy

The fiscal policy outlined in the 2015 Economic and Financial Document (EFD) is aimed at i) supporting the economic recovery, firstly by avoiding any increase in the tax burden, but also by relaunching investments – including those in school construction; ii) getting Italy on the path to reducing its debt-to-GDP ratio,

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INTRODUCTION

thereby bolstering the confidence of the markets; and iii) fortifying the economic recovery phase, which will bring with it a strong recovery of employment in the next three years.

The macroeconomic framework contemplated by the EFD is in line with that outlined by most of the leading national and international forecasts. The policy scenario indicates the return to growth after a lengthy period of recession. It provides for an increase of GDP equal to 0.7 per cent in 2015, followed by increases of 1.4 per cent and 1.5 per cent in 2016 and 2017, respectively. In comparison to the scenario based on unchanged legislation, the policy scenario provides for slightly higher growth, particularly in the final years of the forecast; the effects of the growth-oriented fiscal policy contribute to this, along with those of the reforms.

The net borrowing targets indicated last autumn for the 2015-2017 period, namely, 2.6 per cent, 1.8 per cent and 0.8 per cent of GDP, respectively, are confirmed. Fiscal burden is reduced, net of the accounting classification of the personal income-tax bonus of €80.

The policy scenario excludes the activation of the safeguard clauses for 2016 that had been aimed at ensuring achievement of the public finance objectives (and that would have produced tax increases equivalent to 1.0 per cent of GDP). This has been made possible i) partly due to the improvement of the macroeconomic framework (which is reflected in higher tax revenue) and the decrease in interest expenditure compared with last fall's forecast, with a total effect equivalent to 0.4 percentage points of GDP; and ii) partly due to the effect of the spending review measures that are to be finalized in the months ahead, for an amount equal to 0.6 per cent of GDP. Such measure is crucial since it will lead to a significant decrease in the fiscal burden contemplated in the scenario based on unchanged legislation.

With a view toward facilitating the process of economic recovery, in 2016, the government intends to make use of Europe's clause for structural reforms to allow for flexibility with respect to public finances; it follows that the path toward improvement of the structural balance would be more gradual, with the achievement of a balanced budget in structural terms in 2017.

In addition to the quantitative aspects of economic planning (as expressed by the budget balances), there is a qualitative consideration with reference to the mix of revenues and expenditures that determine the balances, which is a crucial factor for promoting growth. In this regard, the government has already undertaken measures for both revision of expenditure (that will free up resources resulting from greater efficiency in the production of the services for the public and businesses) and a change in the mix of tax revenues, with more favourable treatment of taxation on labour income vis-à-vis taxation on rents.

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With the objective of blending the push for competitiveness with the process of fiscal consolidation, the continuation of the detailed spending-review process will be accompanied by a programme for the value enhancement and sale of public properties. The administrative procedures for the previously announced privatisations are now being finalised, and the transactions should generate proceeds equal to approximately 0.4 per cent of GDP in 2015; it is estimated that the privatisations thereafter (between 2016 and 2018) will generate resources equal to approximately 1.3 per cent of GDP.

The forecasts provide for a debt-to-GDP ratio that will grow in 2015 (from 132.1 per cent to 132.5 per cent) and then significantly decline in the two years thereafter (130.9 per cent and 127.4 per cent, respectively), with part of the change attributable to the privatisations; this will allow for respecting the debt rule provided by national and European regulations.

These figures reflect prudent estimates. It is possible that the targets for 2016 (and the years thereafter) will be revised in the EFD Update in September to reflect a more positive scenario. The government does not exclude that it may be possible to indicate a higher growth rate at that date, and that would offer greater margins for the reduction of the tax burden.

Structural reforms

In order to allow for positive interaction with budget policy, within a single coordinated strategy, the government is implementing a comprehensive programme of structural reforms, which is split into three key areas: i) the raising of the productivity of the Italian economy through measures to enhance the value of human capital (Jobs Act, the Good School Programme, and the National Research Programme); ii) the reduction of indirect costs to businesses in relation to bureaucratic formalities and the activity of the general government, through simplification and greater transparency of the bureaucracy (reform of the general government, corruption-prevention measures, and tax reform); and iii) the reduction of the margins of legal uncertainty for some sectors, both from the standpoint of general rules and the standpoint of the instruments that ensure their effectiveness (new rules for job dismissal and reform of the civil justice system). The programme's impact has been strengthened by institutional measures aimed at reforming the electoral law, which will differentiate the functions of the House and Senate, and accelerate the decision-making process for the approval of laws.

The estimate of the impact of the structural reforms on GDP under the policy scenario is prudent, with the effect growing over time; it should moreover be noted that a part of the impact of the reforms is also included in the scenario based on unchanged legislation. The cumulative effects are in line with the estimates provided by leading international organisations.

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INTRODUCTION

With the objective of stimulating the recovery and maximising its effect on employment, the government has already approved four decrees for the implementation of the Jobs Act, in order to complete the reform by mid-2015; the measures concern open-ended employment contracts with increasing protection, the reordering of the regulations governing social safety nets, simplification of the types of contracts, and the balancing of time dedicated to careers and personal life. It will thus become increasingly advantageous not only to hire new personnel, but also to stabilize existing, flexible employment relationships, thereby providing incentives for investments in employee- and business-training initiatives.

The effects of the measures on the functioning of the labour market will likely be amplified by the tax incentives introduced with the 2015 Stability Law, including: the permanent reduction of the tax wedge for employees with income of less than €26,000 (personal income tax bonus of €80); the deductibility (for businesses and some workers) of the cost of labour from the taxable base for the purposes of the regional tax on productive activity (IRAP); and, the total exemption, for 36 months, from the payment of social-welfare contributions for the new full-time, open-ended contracts signed in 2015.

Extending the time horizon of reference, the task of significantly enhancing the quality of the nation's human capital is vested with the reform of the education system (Good School Programme), whose key aspects are: an extraordinary hiring plan aimed at stably satisfying the needs of the workforce; a greater role of merit in teacher promotions; greater transparency in the running of schools; the introduction of tax incentives to stimulate private investment in the school infrastructure and educational programmes; the compulsory of professional training for technical programmes; the recognition of the central role (within the array of course offerings) of the learning of foreign languages and of the use of information and communications technology (ICT).

In order for an economy to adequately use the human capital available, companies will have to be put in a position to operate in an environment conducive to investment; in this regard, is particularly urgent to continue to increase the efficiency of general government - in 2014, for example, legislation was introduced to promote internal mobility of employees and their transfer between administrations. A comprehensive reform of the sector proposed by the government and currently under review by Parliament is designed to remove some of the dysfunctions of the bureaucracy, focusing, for example, on better management of human resources and more effective use of ICT.

Business investment in Italy has also been hampered by corruption and problems that impede the proper functioning of the courts, and in particular, the civil courts. Various regulatory measures have been adopted to fight corruption in the public sector and to increase transparency; such measures have allowed, amongst other things, for the creation and reinforcement of the National Anticorruption Authority; at the same time, Parliament is currently considering other

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measures on the subject of corruption and the timing for the prescription with respect to certain criminal offences. In order to grow the productivity of the justice system, a decision was made to provide for greater specialization of the courts: a business tribunal has been established, and changes were made to the geographic distribution of the courts that have led to the achievement of economies of scale. Growing resources have been appropriated to the plan for the digital transformation of the justice system, and in particular, acceleration of the completion of online civil proceedings. With a view toward streamlining the judicial process, new approaches have been adopted for the out-of-court settlement of disputes and new formulas have been introduced for the determination of lawyers' fees.

The implementation of the reforms is proceeding at a brisk pace. The office of the Prime Minister is regularly verifying that the measures introduced are being activated according to schedule, through coordination and efforts that are producing a significant acceleration of the implementation processes.

The government estimates that the reforms, once they are activated, will exert a significant impact on long-term growth, employment, and the sustainability of the public finances; the reforms also represent a crucial factor for providing incentives to investment. As mutually-reinforcing activities, the structural reforms and investments steadily increase potential GDP, improving the expectations of businesses and households about the economic outlook.

Investments

During the 6-month period in which it held the presidency of the European Union, Italy provided a strong impetus to the debate about investments in Europe, making the country one of the main architects of the initiative that led to the launch of the Investment Plan for Europe and the creation of the European Fund for Strategic Investments (EFSI). It is an important opportunity for pushing private investment with public support, within the limits of budgetary constraints; by working together, the European countries will produce a greater impact on the aggregate demand of European Union.

It is essential that investments begin to grow again steadily so that the recovery will strengthen and productivity will accelerate over the medium term. The substantial shortfall of investments in Europe is not only the by-product of structural factors, but also of uncertainties about growth prospects and low aggregate demand. The lack of investments is particularly acute in various sectors that are fundamental for competitiveness (research, infrastructure) and in some countries (including Italy); it is also associated with a fragmentation of the financial markets that runs counter to the concept of a single market.

The Investment Plan for Europe incorporates both structural policies aimed at improving the business climate in our countries, and the provision of a strong macroeconomic impetus that will aid in overcoming the uncertainty about growth

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INTRODUCTION

prospects. The Fund will be able to provide guarantees and financing for projects in the sectors of infrastructure, energy, education, research, protection of natural resources, innovation and SMEs, with both debt instruments and equity investments.

We must not fail to meet the expectations that the Investment Plan for Europe has generated. For the Plan to be fully effective, the timing for its realisation is fundamental and must be rapid, even though it is already evident that its first effects may be seen in 2016. The Plan's economic impact crucially depends on the effective additionality of the resources employed. It is therefore essential that the Fund finances additional projects (with respect to the investments supported by the current European programmes), which would otherwise not have materialised because of the absence of the EFSI, or because of their excessive risk, other market failures, or budget or financial constraints.

In 2014, the government took action to improve the economic environment for private investment, including investment from abroad. Companies can today count on a series of tax incentives for investing in capital goods, for funding research, and for developing trademarks and patents. The measures introduced included: i) the authorisation of shares with multiple votes, as an incentive for stock-market listing (particularly for SMEs) and a measure to ensure stable governance of companies; and ii) the authorisation granted to insurance companies, credit funds, and securitization companies to directly finance companies, so as to match supply and demand for capital. The "Sblocca Italia" decree contributed to improve the existing investment instruments, such as project bonds, to facilitate private-sector investment in infrastructure. Today, foreign investors in Italy have specialised courts available, and can increasingly rely on a clear-cut tax system, guaranteed by international standard-ruling agreements with the Italian Revenue agency.

In support of a relaunch of investments, the government introduced a bill known as the Investment Compact, whose implementation is contemplated for this year. The provisions of the bill are aimed at i) supporting businesses in temporary difficulty, through a process of reorganisation and industrial consolidation; ii) increasing the possibilities of financing for the international business expansion and exports; iii) increasing the benefits in favour of start-ups, extending them to innovative SMEs; iv) augmenting tax relief for research and development activities and patents; v) developing corporate financing channels that are alternatives to bank credit; and vi) expanding the possibilities for access to the Central Guarantee Fund.

The Investment Compact also incorporates measures to reform Italy's cooperative banks, with the objective of growing the efficiency and solidity of the Italian banking system, which once again needs to adequately finance the real economy; the effects of the reform will be complementary to the "Finance for Growth" measures, aimed at strengthening and diversifying the non-bank sources

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of corporate financing, particularly for SMEs, with respect to medium-/long-term investment projects.

An analysis of public finance data illustrates another crucial element: in 2015, the decline in public investment has finally been interrupted, and a gradual increase in capital spending is expected in the next few years. From a medium/long-term perspective, the government's actions will be directed at: i) reinforcing the governance of public investments; ii) increasing the planning capacity in making available public works; iii) extending the transparency in the procedures for carrying out public works; and iv) improving the ex-ante and ex-post valuation processes. More in general, policies for maximum transparency will provide for the disclosure of all actions of the general government, not only as a corruption-prevention tool, but also as a means for increasing the effectiveness of public-sector initiatives.

***

In a period of transition for the European institutions, and in the midst of a difficult economic situation, Italy has promoted important initiatives to support growth and employment in the Euro Area. At the same time, the country is promoting a clear and insightful domestic economic-policy agenda: alongside a responsible fiscal policy that ensures market confidence thanks to solid public finance, Italy is undertaking an extraordinary programme of reforms, capable of increasing competitiveness and enhancing growth potential over the long term.

The conditions of political stability and institutional continuity that the government has created will allow for projecting economic-policy action toward a broad horizon, thereby eliminating the need for measures that have often been non-essential, driven by short-term logic, and conditioned by instability. The overall action described in the Economic and Financial Document benefits from this broader horizon, and is developed over a realistic timeframe with respect to the economic cycle and the institutional and social change required by the ambitious reforms put in place.

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CONTENTS

I.	THE TIMELINE SET BY THE GOVERMENT

I.1.	Institutional reform: electoral and constitutional reforms
I.2.	Our resources: the Spending Review
I.3.	Enabling law on tax reform (delega fiscale): speeding up the structural reform process to achieve simplification, growth and fairness
I.4.	Review of local taxation: towards a stable and simplified system
I.5.	Public Administration for inclusive growth
I.6.	The strategy: strengthening the drivers of business competitiveness
I.7.	Soundness and transparency in banks
I.8.	Labour market and welfare reform
I.9.	Privatization and divestment
I.10.	The healthcare sector
I.11.	Infrastructure
I.12.	Defence: a modern military force
I.13.	Green economy and efficient use of resources: growth and development opportunities
I.14.	The strategy: cohesion policy, the Mezzogiorno and competitiveness of regions
I.15.	Justice
I.16.	Education and research: Italy bounces back as a knowledge-driven economy
I.17.	Culture and tourism
I.18.	Progress report on the implementation of reforms
I.19.	National coordination of european policies
I.20.	A focus on policy: the grids of structural reforms

II.	MACRO ECONOMIC SCENARIO AND IMPACT OF STRUCTURAL REFORMS

II.1.	Macro economic scenario
II.2.	The macroeconomic impact of structural reforms
II.3.	The financial impact of new measures in the 2015 NRP

III.	ITALY WITHIN THE FRAMEWORK OF THE EUROPEAN SEMESTER: A SUMMARY OF THE MAIN INITIATIVES

III.1.	Responses to the European Council recommendations
III.2.	National targets for the Europe 2020 strategy
III.3.	Use of structural funds

IV.	ANALYSIS OF MACROECONOMIC IMBALANCES

IV.1.	Foreign accounts, international competitiveness and export performance
IV.2.	Private sector: financial situation
IV.3.	The real estate sector
IV.4.	Labour market trends
IV.5.	Crisis and sector reallocation of resources

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INDICE

TABLES

Table II.1:	Macroeconomic framework (percentage changes unless otherwise indicated)
Table II.2:	Macroeconomic effects of structural reforms for area of interventions (percentage deviation of GDP from the baseline scenario)
Table II.3:	Macroeconomic effects of reforms (percentage deviation from the baseline scenario
Table II.4:	Structural reforms relevant to the application of the flexibility clause
Table II.5:	Macroeconomic effects of reforms in Public Administration and simplification area (percentage deviation from the baseline scenario)
Table II.6:	Macroeconomic effects of reforms in competition area (percentage deviation from the baseline scenario)
Table II.7:	Macroeconomic effects of reforms in labour market (percentage deviation from the baseline scenario)
Table II. 8:	Macroeconomic effects of reforms in justice (percentage deviation from the baseline scenario)
Table II.9:	Macroeconomic effects of reforms in school system (percentage deviation from the baseline scenario)
Table II.10:	Macroeconomic effects of tax shift (percentage deviation from the baseline scenario)
Table II.11:	Macroeconomic effects of the reduction of tax wedge (percentage deviation from the baseline scenario)
Table II.12:	Macroeconomic effects of the increase in the taxation of capital income and vat (percentage deviation from the baseline scenario)
Table II.13:	Macroeconomic effects of the spending review and tax expenditures reduction (percentage deviation from the baseline scenario)
Table II.14:	Financial impact of measures in grids on nrp (in € mn)
Table II.15:	Resources for infrastructures and transportation (in € mn)
Table III.1:	Target 'employment rate of the 20-64 year olds '-64'
Table III.2:	Employment rate for 20-/64-year old bracket by gender and geographic area
Table III.3:	Target level 'R&D expenditure'
Table III.4:	R&D expenditure according to total by region. 2011-2012 (% of gdp)
Table III.5:	Greenhouse gas emissions target
Table III.6:	Renewable sources targets
Table III.7:	Target 'energy efficiency'
Table III.8:	Target level for 'school dropout rates'
Table III.9:	Target level for 'tertiary education''
Table III.10:	Target level 'fight against poverty'
Table III.11:	Relative poverty of households by poverty line, breakdown by geographic area and intensity –2004-2013
Table III.12:	Absolute poverty of households by geographic area and intensity - 2005-2013

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DOCUMENTO DI ECONOMIA E FINANZA – SEZ. III PROGRAMMA NAZIONALE DI RIFORMA

FIGURES

Figure I.1:	Monti government and Letta government: adoption rate of implementation decrees
Figure I.2:	The reform website
Figure III.1:	Early school leavers by gender, region and distribution - 2014
Figure III.2:	Population between ages of 30 and 34 having earned a university degree, by gender and region - 2014
Figure III.3:	Population in households at risk of poverty or exclusion by total percentage and by the three indicators as part of Europe 2020 strategy, by region-2013
Figure III.4	Allocation of EFRD and ESF funds 2014-2020, by thematic targets
Figure IV.1:	Contributions of exports and imports to gdp growth
Figure IV.2:	Unit labour cost for major european countries
Figure IV.3:	Real effective exchange rate of major european countries
Figure IV.4:	Harmonised indicators of competitiveness for italy
Figure IV.5:	Italy's exports by sector
Figure IV.6:	Shift and share analysis of the exports of major european countries
Figure IV.7:	Italy's sector specialisation
Figure IV.8:	Private-sector debt in 2013 (households and non-financial businesses, % of GDP)
Figure IV.9:	Total wealth of italian households
Figure IV.10:	Savings flows of institutional sectors and balance of payments surplus/deficit
Figure IV.11:	Household indebtedness in 2013
Figure IV.12:	Ratio of debt of non-financial businesses to gdp and gross profits share for non-financial corporations
Figure IV.13:	Loans to non-financial corporations and households adjusted for securitisations
Figure IV.14:	Interest rates on loans to non-financial corporations and households
Figure IV.15:	Residential investments in major european countries
Figure IV.16:	Real prices of housing in leading european countries
Figure IV.17:	Unemployment rate: change between 2007 and 2014 and significant differences by gender, territory, age, education and duration
Figure IV.18:	Churning by sector
Figure IV.19:	Product market regulation index - italy
Figure IV.20:	Productive investment
Figure IV.21:	Relationship between growth of productive investment (y-axis) and total factor productivity (TFP) (x-axis)

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BOXES

Chapter II	A complement to GDP: measures for evaluating equitable and sustainable well-being Simulations and forecasts

Chapter IV	Interaction between manufacturing and services to businesses, as a factor of economic growth and competitiveness Productivity in the manufacturing sector

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I.	THE TIMELINE SET BY THE GOVERNMENT

The National Reform Programme (PNR) is an essential part of the Government annual plan.
The Programme does not merely include an outline - though important – of the actions that will be taken to fulfil the commitments made at EU level (Europe 2020 Strategy and the Country-specific Recommendations), but also a plan to revitalize the economy that had already been set out when the Government took office.
The economic policy plan to implement structural reforms is being pursued along three main lines of action: by increasing productivity through human capital enhancement (Jobs act, 'La Buona scuola' Plan, National Research Programme), by reducing costs for businesses resulting from the complexity and inefficiency of public administration, by cutting the administrative burden and making administration more transparent (Public Administration Reform , action to counter corruption, tax reform), by removing uncertainty in economic relations due to legal uncertainty and inefficient enforcement of contracts (new dismissal regulation, civil justice reform). Finally, the plan's effectiveness is strengthened by reforms aimed at speeding up the legislative process through institutional reforms that will change the electoral law and assign different tasks to the Chamber of Deputies and the Senate.
Reforms are being carried through at a fast pace and will continue at the same pace in the new budget cycle. The Government has pledged to implement the reforms according to schedule, thanks to a major secondary-legislation effort which is being closely monitored by the Prime Minister's Office. To date the implementation rate has reached 69% and a great deal of the backlog has been cleared.
The Government will continue with its comprehensive approach in pursuing its reform agenda, by simultaneously implementing an integrated set of structural reforms, tax policies and investment support measures aimed at increasing growth and employment.
The European Commission welcomes the Government's decisions on medium-term fiscal consolidation plans and applauds Italy's structural reform efforts and their positive impact on growth prospects and fiscal sustainability.
This National Reform Programme drawn up by the Government sets out action for the second year of the three-year strategy that began last year and is supposed to be implemented according to a clear schedule and include measures focused on labour market, competitiveness, reform of the justice system and public administration, fight against corruption, simplification of the tax system, education reform and competition.
With a view to achieving the goal of completing the reform by mid 2015, the Government has already recently approved four implementation decrees for the

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Jobs Act, containing provisions affecting: open-ended employment contracts with increasing protection, reorganisation of regulations governing safety nets in the event of involuntary job loss and replacement of unemployed workers, simplification of employment contracts and review of regulations governing job functions and work-life balance.
These measures are also supported by tax incentives, such as the permanent reduction of the tax wedge for employees with incomes up to € 26,000, the possibility for firms and some workers to deduct the cost of labour from the IRAP taxable income; 36 months of total exemption from the payment of the social security contributions of workers hired in 2015 under open-ended employment contracts.
Ever since taking office, the Government has pledged to improve and reform the education system with measures affecting both school facilities and staff. The 'La buona scuola' Plan sets out a far-reaching reform strategy based on a set of key pillars: an extraordinary programme for the recruitment of permanent school staff; performance-related bonuses for teachers, greater transparency in school management and a public assessment system; tax incentives for cutting the administrative burden for private investment in school facilities and course provision; increasing the school - work alternation, improving digital skills and learning foreign languages. The 2015 Stability Law (the Budget) has appropriated substantial amounts of funds to facilitate the implementation of the Plan.
At the same time the next 2014-2020 National Research Programme is being developed, through which – in view of integrating action to support research at European, national and regional level – the Government is bent on strengthening human capital, research infrastructure, cooperation between the private and public sector, Southern Italy as well as strongly increasing efficiency in managing programmes. Many programmes have been put in place and many measures are currently being examined by Parliament with the aim to increase efficiency in public administration. The reform will bring about a cut in indirect costs incurred by businesses because of bureaucratic requirements and the activities of general government bodies. Decree Law No. 90 of 2014 introduced regulations aimed at streamlining and improving the way general government bodies work by taking action on staff in terms of vertical mobility as well as mobility across general government bodies. A comprehensive reform effort of the whole sector is being undertaken through the enabling law, which is currently being considered by Parliament. The principles underlying the reform aim to remove some of the main hindrances to efficiency in public administration, by specifically acting on the management of human resources at all levels of government, to achieve greater efficiency of the central government and better use of ICT.
The fight against lack of transparency and against corruption in the public sector have been the focus of major regulatory actions which have seen the full involvement of the National Anticorruption Authority whose functions have been strengthened.
Once the civil justice and criminal justice reforms are completed in 2015 another important efficiency gap adversely affecting citizens and firms will be closed. Important steps in this direction have been taken in the last few years. Greater efficiency of the justice system has been pursued with measures that have brought about greater specialisation of the activities of judicial offices. A

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I. THE TIMELINE SET BY THE GOVERNMENT

companies court has been established and the 'geography' of the judicial system has been reformed, which has resulted in substantial economies of scale. New ways of settling disputes out-of-court have been introduced, as well as new mechanisms to fix lawyers' fees so as to streamline court proceedings. The blueprint for the reform of this sector is about to be completed and important measures affecting corruption, time barring for a series of crimes and for false accounting are being considered by Parliament.
Specific measures on revitalising investment are the focus of a package of regulations called Investment Compact, which will be fully implemented in 2015. The package, which has deeply changed the provisions governing cooperative banks, consists of a series of measures aimed at supporting businesses in temporary difficulty on their industrial reorganisation and consolidation path; improving the possibility to fund international activities and exports; extending the benefits envisaged for start-ups to innovative SMEs; granting tax breaks for research and development activities and patents, while at the same time strengthening existing ones; increasing alternative funding channels for firms.
Finally, action has been taken to increase competitiveness with the recent approval of the Annual Law on Competition. In addition, the powers of the Antitrust Authority have been strengthened to allow it to take action against legislative or administrative provisions, issued by the Central Government or local authorities that cause competitive distortions.
A complete implementation of the 'delega fiscale' (enabling act on tax reform) through the approval of the remaining decrees will bring about greater legal certainty and simplify relations between citizens and firms and the revenue bodies.
The Government has estimated that these reforms, once implemented, will have a substantial impact on long-term growth, employment, social cohesion and the sustainability of public debt. The policies set out in the National Reform Programme are also a crucial element in the economic policy to stimulate investment. Structural reforms and investment are mutually reinforcing and in the long term improve the expectations of both businesses and households.
With a view to reconciling the drive for greater competitiveness with fiscal consolidation, a far-reaching spending review process has been undertaken and an extensive programme for the divestment of public property has been launched. The necessary administrative procedures are now being finalised to complete the announced privatization processes which will fetch 0.4 percentage points of GDP in 2015, 0.5 pp. in 2016 and 2017 and 0.3 pp. in 2018.
The targets set in the structural spending review, along with the review of all tax expenditures, amount to approximately 0.6 GDP percentage points from 2016 onwards.
Moreover, new and effective measures to counter tax evasion have been launched (fiscal disclosure and self-laundering). A new target has been met through more effective checks, which, thanks to an accurate system to identify economic status with significant evasion risks, enabled the revenue bodies to retrieve € 14.2 bn in 2014, a sum which exceeds by over one billion the amount retrieved in 2013. The increasing use of electronic invoicing and of methods to ensure the traceability of payments between individuals, envisaged as of 2017, will introduce additional tools for tax assessment.

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With a view to meeting the targets of the National Reform Programme, the Government shall take the following measures when adopting the budget:
•	Environmental provisions to promote the green economy and to limit the overexploitation of natural resources (A.C. 2093);
•	Provisions concerning simplification, rationalisation and competitiveness in the farming, agricultural and food and fisheries sectors (A.S. 1328);
•	Enabling law granting the Government authorisation to take action on the efficiency of civil proceedings (A.C. 2953);
•	Measures simplifying the start-up of business activities and loans and concessions to firms;
•	Reorganisation of general government bodies (A.S. 1577);
•	Spending review, employment promotion and investment in the film-making and live performance industries;
•	Enabling act for the reorganisation of local authorities;
•	Reform of the national education and training system and enabling law for the reorganisation of existing regulations (A.C. 2994).

POLICY AREA	DONE	IN PROGRESS	MACROECONOMIC IMPACT	TIMETABLE

Institutions		Law on the electoral system	-	May 2015
		Reform of the Constitution	-	2015
-
Labour market	Enabling Law on labour market reform (L.183/2014)		In 2020; 0.6%; in the long run: 1.3%	December 2014
	Enabling legislative decrees on: standard open-ended contract (Lgs. D. 23/2015); new unemployment benefit scheme (Lgs. D. 22/2015)			March 2015 (May for NAspI)
		Lgs. decrees on: code of labour contracts; work-life balance		April 2015
		Lgs. D. on wage supplementation scheme		June 2015
		Lgs. decrees on: simplification of procedures; National Agency for Safety and Health at Work		May 2015
		Lgs. D. on: National Employment Agency and active labour market policy		June 2015

Justice	Reform of civil justice (L. 162/2014)		In 2020: 0.1%; in the long run: 0.9%	November 2014
	Reform on penal justice (L.117/2014)			August 2014
		Enabling bill on: strengthening special courts for companies and special courts for human rights and family-related issues; rationalization of civil trial; revision of proceeding stages		September 2015
		Bill on revision of penal code, penal proceedings, and certainty in the length of proceedings	-	June 2015
		Bill against organized crime	-	June 2015

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continued
Anticorruption		Bill on corruption in Public Administration, organized crime and false accounting	-	First semester 2015
		Revision and simplification of measures against corruption in Public Administration and transparency	-	June 2015

Taxation	Enabling Law on tax reform (L.23/2014)		-	March 2014
	Enabling legislative decrees on fiscal simplification (Lgs.D.175/2014), tobacco products (Lgs. D. 188/2014), Cadastral committee (Lgs.D. 198/2014)		(Included in the administrative simplification measures)	March 2015
		Lgs. decrees on: cadastral values; certainty of taxation; collection procedures; taxation of individual entrepreneurs; monitoring and tax evasion; VAT electronic invoicing; improving and simplifying taxation of international businesses; taxation of gambling; auditing, litigation procedures and revision of administrative sanctions.	-	September 2015
	Permanent reduction of tax wedge (L.190/2014)		In 2020: 0.4%; in the long run: 0.4%	December 2014
	VAT and taxation on capital gains (L.89/2014)		In 2020: -0.2%; in the long run: -0.2%	July 2014
		Local property taxation	-	2015

Privatisation	Presidential decree (DPCM) for Poste Italiane, ENAV, Fincantieri (CDP's group), RaiWay (RAI's group)	Privatisation of ENEL, Poste Italiane, Ferrovie dello Stato, ENAV, Grandi Stazioni	Revenues from privatisation for 0.4p.p.of GDP in 2015;0.5 p.p. in 2016 and 2017; 0.3 p.p. in 2018	2015 - 2018

Infrastructure	D.L. 'Unlock Italy' (L. 164/2014)	National plan for harbours and logistics	-	2015-2017
		Strategic ultra broad band plan	-	2015-2020
		Review of public procurement procedures (codice degli appalti pubblici)	-	December 2015
-
Competition		Annual law on competition	In 2020: 0.4%; in the long run: 1.2%	2015
		Other measures for competition	-	December 2015
		Plan for the 'Made in Italy'	-	2015
-
Credit		Reform of Cooperative Banks and Foundations	-	2015-2016
		Strengthening of Central Guarantee Fund for SMEs	-	October 2015
		Enhancement of enterprise networks and consortium	-	2015
		Measures on non-performing loans	-	2015

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continued
Education	Reform package 'La buona scuola'	-
	National plan for digital education	-	2015-2018
-
Public Administration and simplification	Draft Enabling Law on reforming the PA	In 2020: 0.4%; in the long run: 1.2%	July 2015 (enabling decrees by December 2015)
	Simplification Agenda 2015-2017: measures for firms	-	2015 - 2017
	Reform of local public services	-	2015

Health	National Healthcare Plan	-	2015 - 2016

Agriculture	Measures for the milk and dairy industry; Implementation of the Common Agricultural Policy	-	2015

Environment	Green Act	-	June 2015
	Environmental taxation	-	2015 - 2016

Impact of the measures in 2020: 1.8%
Impact of the measures in 2025: 3.0%
Impact of reforms in the long run: 7.2%

I.1	INSTITUTIONAL REFORM: ELECTORAL AND CONSTITUTIONAL REFORMS

The institutional reform, launched by this Government in 2014 and which will be further developed in 2015, is a key element in the process of renewal. More specifically, through the reform of the electoral law, the abandonment of a bicameral system in which both houses have exactly the same functions, and changes to the law-making powers of the State and the Regions, the efficacy of the overall strategy of the reform programme will be strengthened by streamlining the law-making process and through better organisation of the powers of the State and the Regions; on the other hand, the reform will also aim at increasing the efficacy and timeliness with which laws are made and economic policies pursued by securing greater government stability. From an economic point of view, the overall impact will lead to positive consequences also thanks to a lower degree of uncertainty in the country's economy, which is an important variable in determining consumption and investment choices made by companies and individuals.
The reforms are expected to be finally adopted by both Houses of Parliament by 2015.

THE REFORM OF THE ELECTORAL LAW

The reform of the electoral law (for electing the Chambers of Deputies only, as the constitutional reform of the Senate is underway), after the readings already held first in the Chamber of Deputies and then in the

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Senate, basically envisages: a) a proportional system with a majority bonus for the party or coalition of parties with the highest number of valid votes at national level that has gained more than 40% of the vote, provided it has not already won at least 340 seats; b) the majority bonus was set at 15% of the seats to enable the winning party or coalition to reach, but not to exceed, the threshold of 340 seats out of 630 seats (equal to 55% of all seats); c) if no party or coalition reaches 40% of all valid votes, the two parties or coalition of parties that receive the highest number of votes proceed to a run-off (two –round system); d) a party or coalition that has not received a minimum number of votes cannot get into Parliament (exclusion threshold of 3%); e) Regions are divided into (100) constituencies and each constituency has a given number of seats in proportion to the number of its inhabitants; each party submits an electoral roll on the basis of which electors cast up to two preferential votes for candidates in the list after the candidate heading the electoral list for whom no preferential vote is needed; f) to ensure gender balance, and failure to comply with this provision will result in inadmissibility of the list, the number of male or female candidates on each constituency list cannot exceed 50%, and in the internal sequence of lists in multi-member constituencies, alternate listing of male and female is envisaged. In addition the number of all male or female candidates heading electoral lists cannot exceed 60% of the total in every regional constituency; failure to comply with the above provision will result in inadmissibility of the lists.

A stable government that serves its full 5-year term and, at the same time, a parliamentary assembly representing the people; less fragmentation of political parties and an end to the veto power of small political parties; a closer link between candidates and their constituents; gender balance in elections.

Final approval by May 2015.

Unlike the electoral reform, which is being done with an ordinary piece of legislation, constitutional reform requires a draft law on constitutional amendments and more complex parliamentary procedures than those envisaged for ordinary laws, and may also be subject to approval by referendum.
The constitutional reform currently being considered by Parliament envisages: the abandonment of perfect bicameralism, a reduction in the number of Members of Parliament and in the operating costs of institutions, a review of the law-making powers of the State and the Regions.
The main elements of the reform include a new organisation of the lawmaking function, mainly entrusted to the only political Chamber, which is the Chamber of Deputies; the new law – making process envisages the participation of the other Chamber, the Senate, representing the regional authorities.
The reform aims, among other things, at streamlining decision-making processes and relations among the different levels of government. With regard to the streamlining of decision-making processes it is worth noting that voting on set dates has been introduced, a procedure according to which the government may ask the Chamber of Deputies to establish that measures considered essential for implementing the government programme be included in the order of business as priorities and put to a final vote within seventy days, subject to reasonable extension. This mechanism allows the Government to plan the measures it deems essential, ensuring that they will be implemented in a reasonable and relatively

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short time, without having to rely on urgent decrees; the efficiency of the lawmaking process will be strengthened and the need for timely implementation of laws reconciled with legal certainty.
The constitutional reform contains provisions that have dismantled the system of concurrent powers of the State and the Regions, turning the former into the sole authority responsible for matters and policies of a strategic nature, such as active labour policies, competition, including its promotion, regulations concerning the environment and critical infrastructure; they are unvarying provisions to be enforced throughout the national territory as an essential prerequisite to overcome regional disparities and the ensuing structural weaknesses. In some sectors, unvarying regulation is secured by entrusting the State with the task of establishing a general and shared regulatory framework. In addition, the sharing out of responsibilities between the State and the Regions may be rendered flexible through laws or- where necessary – by enabling the Regions to enjoy greater autonomy or allowing the State to take action in areas falling within the legislative remit of the Regions, when legal or economic uniformity is required or national interest trumps all other considerations (supremacy clause).
The new institutional setup will put an end to the extensive bickering which characterised the implementation of the reform of power allocation between the State and the Regions – which was adopted in 2001, and with the uneven regulation of entire sectors, which has discouraged national and foreign investment. So far, this situation has hampered a series of reform efforts, giving rise to a widespread sense of legal uncertainty and a great deal of litigation at constitutional level, which has negatively affected the country's competitiveness.
The constitutional reform also envisages the abolition of Provinces – which also underwent a comprehensive reform process in 2014 following the adoption of an ordinary piece of legislation; once the reform is implemented, they will no longer be authorities envisaged by the Constitution. The constitutional reform will also abolish the National Council of the Economy and Employment, which no longer plays the role which warranted its establishment i.e. connecting the various economic and social groups.

THE CONSTITUTIONAL REFORM

The reform basically envisages a bicameral system in which the two Houses perform different functions: a) The Chamber of Deputies, which is elective, is the House that expresses confidence in the Government, defines policies, exerts control over government action and performs legislative functions; b) The Senate is a second-level body, whose members are elected by Regional Councils from amongst their members and the mayors of the Regions. The number of senators will be reduced from the current 315 to a maximum of 100. The Senate participates in the law-making function in ways laid down in the Constitution, which limits the fully bicameral procedures to some laws having specific content. When a joint session of Parliament is convened, senators participate in the election of the President of the Republic and the appointment of some members of the Constitutional Court; c) the operating costs of the institutions are reduced; d) Title V, Part II, of the Constitution will abolish the concurrent legislative powers of the State and the Regions and redefine the "exclusive" law-making powers of the State and the "residual" legislative powers of the

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Regions; e) all Provinces as well as the National Council of the Economy and Employment are abolished.

Acceleration of the law-making process and reduction of the political and legal uncertainty that discourage both national and foreign investment. Cut the cost of politics. Re-entrust the Central Government with the task of making laws on the country's key general issues by eliminating disparities and multiple regulations at regional level in areas where unvarying regulation is key to protect the interests of citizens.

The Chamber of Deputies has completed the first reading of the text received from the Senate, where further consideration will be given to the parts amended by the Chamber of Deputies. Final adoption by Parliament is expected by 2015.

I.2	OUR RESOURCES: THE SPENDING REVIEW

The review of public spending continues to be the primary tool through which the Government will reform the way in which public money is spent and resources are allocated; the review is performed by systematically scrutinizing and assessing policy priorities with the aim to increase the efficiency of the whole public sector.
After some important results achieved in 2014, the Government now expects additional savings to be achieved and the remaining part of safeguard clauses to be removed through action to cut spending and the introduction of tax breaks. The structural spending review and the whole range of tax expenditures have set targets amounting to approximately 0.6 percentage points of GDP from 2016 onwards.
The spending review process will continue on the same track as in 2014 taking advantage of those enabling mechanisms developed in 2014 (such as, for example, mobility in general government bodies, concentrating central procuring agencies), relying on some legislative processes that are already underway (such as, for example, the enabling act on the reform of public administration), and by tackling new areas that have not been sufficiently considered so far.
The following are the main action lines:
•
With regard to local authorities (municipalities, Regions and health authorities) which account for about two thirds of current expenditure - net of transfers to households and debt servicing, action will continue along the path taken in the 2015 Stability Law, which will be extended to the Regions and health authorities. More specifically, steps will be taken to: a) bring the rules of the Internal Stability Pact into line with European rules; b) use the standard costs and standard requirements system (or levels of services) to calculate the resources to be provided to individual general government bodies; c) provide online data that can easily be consulted on performance and costs of individual general government bodies.

•
As far as State-owned companies are concerned, after the assessment of the streamlining plans submitted by individual local authorities, regulatory action will be taken to further streamline and improve the efficiency of State-owned companies. Special attention will be paid to local public transport and refuse

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collection, which show serious and growing inefficiencies in terms of services and costs.
•
The Central Government will pursue the following priority goals: a) a thorough and analytical review of about 10,000 expenditure chapters with the aim of checking their actual usefulness and efficiency; b) reorganization of the peripheral structures of the Central Government, by making use of the enabling act on the reform of public administration, creating a new, more efficient and effective system of services. An important element of this reorganisation will be a more efficient use of general government buildings, as envisaged by Decree Law 66/2014.

•	As to general government procurement, streamlining of contracting authorities and purchasing agencies will be completed as envisaged in Decree DL 66/2014.
•
With regard to retrieving the tax gap and tax expenditures, the following priorities are being pursued: a) completing the implementation of the enabling legislation on tax reform (delega fiscale) with a special focus on the development of a system for tracking business transactions online: invoices and daily payments; b) streamlining of tax expenditures, clearly defining areas where action is possible.

•	Business incentives will also be considered with a view to streamlining them.

Ministries

The Government intends to continue with its spending review effort, by strengthening the action lines already identified in the past. The goals to be pursued by the spending review are ambitious and require unrelenting effort. Government action needs to become more efficient and effective, both in providing goods and services and in allocating resources to the different areas of expenditure; this requires a medium-term strategy and the adoption of processes that lead all actors towards greater accountability. The drafting of implementation measures also needs to be speeded up and monitoring of both expenditure and the impact of adopted measures must be strengthened. This will enable those concerned to redesign the measures that might turn out to be ineffective and have clearer evidence of the costs incurred as against the provision of services .

INTEGRATION OF THE SPENDING REVIEW PROCESS IN THE BUDGET CYCLE

Implementation of the enabling act on the completion of the budget reform.

Identifying ways to use government funds more effectively, by improving the quality of public spending and achieving permanent savings by reducing wasteful use of resources, to increase economic competitiveness, improve services and reduce taxation.

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2015-2017.

A MORE EFFICIENT UTILIZATION OF AREAS AND BUILDINGS USED BY GENERAL GOVERNMENT BODIES – TOWARDS THE "FEDERAL BUILDING" MODEL

Concentrate the actual offices of ‘peripheral’ Government, currently scattered across various areas, in one place ("federal building"). The State Property Agency will be responsible for this effort, which will start with the streamlining plans of the individual Ministries, as envisaged in Decree Law 66/2014.

More efficient management of Government property, which at present is quite inefficient. Enabling better levels of service for citizens by concentrating government offices so as to use fewer square meters of office space. Achieving savings in terms of logistics and maintenance.

September 2015.

Local authorities

In 2014 the Government began a number of key reforms to develop mechanisms and incentives to promote efficient management of local authorities, in an institutional framework which envisages that local administrators, Regional governors and mayors are elected by citizens. This framework entails promoting efficiency on the basis of on an approach that is more oriented to developing rules and incentives than to laying down specific behaviours. The reforms inspired by this philosophy, which in 2014 mainly affected municipalities, are the following:
•
Reform of the Stability Pact for Municipalities, i.e. reviewing the mechanism on the basis of which the Internal Stability Pact targets are shared out among Municipalities. There has been a changeover from a system, where the target for an individual authority was set mainly on the basis of historical expenditure, to a more rational and efficient system which rewards (giving them extra budget leeway and more investment possibilities) those authorities that have cut current expenditure and have greater abilities in raising their own revenues.

•	The use of standard costs to set spending targets for Municipalities. In 2015 this criterion, as laid down in the 2015 Stability Law, accounts for 20% of targets set.
•	Municipal cost transparency, with costs data published and easily accessible for consultation on www.opencivitas.it and http://soldipubblici.gov.it/it/home.
•
Reform of state-owned companies. The 2015 Stability Law envisaged an incentive for local authorities (and other public bodies that own publicly-owned companies) to sell state-owned companies, by enabling them to use the money fetched by the sale for investment purposes. In addition, the law requires that a streamlining plan for state-owned companies be presented by

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March, based on some guidelines such as: winding up of companies with no employees or with a number of directors exceeding the number of employees; amalgamation of local utilities to increase their efficiency (see the relevant box in paragraph I.5, on the reform of general government).

THE NEW INTERNAL STABILITY PACT

Local authorities: lower individual financial targets have been set for local authorities, thus reducing their contribution by about € 2.289 million. A new virtuosity criterion has been introduced based on the tax-collection ability of each authority, by including the allocations to the Fund for doubtful receivables (Fondo crediti di dubbia esigibilità) in the expenditure relevant to the financial balance to be achieved.

Ordinary-status Regions: the Internal Stability Pact is to be replaced by a budget-balance constraint modelled on the basis of the budget balance designed under Law No. 243/2012 (adopted by an absolute majority in both Houses of Parliament) and introduced a year earlier.

Develop a system of public finance constraints that is simpler and more straightforward (hence more enforceable), more realistic (while at the same time envisaging heavier penalties in the event of overshooting the thresholds) and more consistent with the system of European constraints.

2015-2018

USE OF STANDARD COSTS/REQUIREMENTS FOR SETTING COMMON EXPENDITURE TARGETS

Identify a multi-year path to achieve 100% of cost targets for municipalities on the basis of standard costs, standard requirements and standard fiscal capacity.

Provide incentives for municipalities that adopt efficiency best practices, ensuring a fair distribution of resources managed according to the solidarity fund mechanism.

By 2015

TRANSPARENCY OF PERFORMANCE

Public posting of performance data relating to costs and levels of service of local government in a synthetic format and accessible to all people.

Allow citizens to assess the work done by elected administrators: mayors and regional governors.

September 2015

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Procurement

With the adoption of Decree Law No. 66/2014 a process to simplify the rules for central purchasing agencies has begun, which will entrust general government procurement to 35 purchasing aggregating entities managed by the Regions and metropolitan cities or associations of municipalities as well as by the central procuring agency Consip S.p.A. This process also envisages that as of 2016 the 35 aggregate entities will share their commodity list, which includes the categories identified in the Prime Minister Decree, as well as remaining commodity categories, for the purpose of simplifying the rules for public procurement at central and regional or local level.
The work of the negotiating forum of aggregating entities (which is being set up) and the data gathered by ANAC (and by virtue of the other provisions contained in Decree Law No. 66/2014) will allow the bodies concerned to:
•	Share existing databases to extend and maximise the potential afforded by open access and the integration of the available information;
•	Perform a real analysis of the needs of general government bodies;
•	Map all procurement procedures in Italy;
•	Identify measures and tools to manage procurement procedures with a view to simplifying e-procurement.
Decree Law No.66/2014 also envisages extending the monitoring of unit purchase prices by ANAC to other categories, in addition to pharmaceutical products and medical devices already observed.
The pledge that has been made for 2015-16 is to use this advanced infrastructure of data and aggregate entities also to simplify the framework governing expenditure in other sectors such as energy, health care, telecommunications, information systems, food, catering, travel, banking, postal and insurance services as well as maintenance.
In order to fully apply these provisions some adjustments are needed, especially with regard to the possibility of extending the requirement to procure through the 35 aggregate entities to all local authorities.
To simplify public procurement both at central and local level, some changes are needed to make purchasing from aggregate bodies a requirement for all general government bodies, while taking into account their specificities.
What is also necessary, considering the complex and uneven nature of the relevant regulatory framework, is the reorganisation of the regulations governing requirements and powers relating to the purchase of goods and services by general government bodies. To this end, an enabling law for the reorganisation of this matter will be submitted.

SIMPLIFY EXPENDITURE ON MAJOR COMMODITIES

With regard to major commodities: a) data collection on quantities and prices; b) setting savings target; c) review of procurement mechanisms and arrangements; d) monitoring of results.

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Increase process and purchase cost efficiency by improving performance wherever possible. Reorganisation and simplification of rules governing central purchasing bodies to reduce the administrative burden when complying with procurement procedures, as well as reduction in the unitary purchase price of goods and services

By 2015

I.3	ENABLING LAW ON TAX REFORM (DELEGA FISCALE): SPEEDING UP THE STRUCTURAL REFORM PROCESS TO ACHIEVE SIMPLIFICATION, GROWTH AND FAIRNESS

By fully implementing the 'delega fiscale' the Government will achieve a fairer, simpler, more transparent and more growth-oriented economic system. A legal framework characterised by stability and certainty (which are the necessary conditions for attracting foreign investment and sustaining growth) is needed to speed up this implementation process as well as to reduce and simplify tax procedures.
In the last few months three enabling laws have completed their passage through Parliament, one on tax simplification and on pre-compiled tax return forms1; another on measures concerning the composition and taxation of processed tobacco2, and the third one on the powers and functioning of census commissions3 for implementing the reform of the cadastral registry. Moreover, the lump-sum taxation regime for lower-income taxpayers, originally envisaged in the 'delega fiscale', has already been introduced by the 2015 Stability Law4.
While reaffirming the importance and the priority that must be given to the implementation of the 'delega fiscale' and following an approach that allows Parliament to thoroughly consider the remaining enabling laws, a six-month extension has been authorised to complete the implementation process.
By bringing cadastral values into line with real market values, the new Land Registry will correct problems of horizontal and vertical equity caused by the existing system of real estate taxation. The new assessment system will no longer use criteria whereby real estate is rated according to categories and classes and will be based on two classes of buildings: 'ordinary' and 'special'. Each real estate unit will be given a rent and an asset value. Real estate units will no longer be identified through the current system based on the number of rooms, but through a more objective criterion based on square meters. Once the surface of each real estate unit has been calculated, the assumed income and asset value are determined, in the case of 'ordinary' buildings by applying the relevant statistical functions that relate the income and the ordinary average market value with specific features depending on the location of the real estate unit and other factors that may increase or decrease its overall value. To assess the value of 'special' buildings a direct valuation will be made, while the assumed income will

_____________________________
1 Legislative Decree n° 175/2014, published in O.J. n° 277 of 28 November 2014;
2 Legislative Decree n° 188/2014, published in O.J. G.U. n° 297 of 23 December 2014;
3 Legislative Decree n° 198/2014, published in O.J. n° 9 of 13 January 2015;
4 Law No. 190 of 23 December 2014, art. 1, paragraphs 54-89.

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be calculated by applying average profitability rates to the property value. A general review of assessable values will be done every ten years and adjustment coefficients will be reviewed every five years.
In line with the action taken as part of the Italian and European Digital Agenda and the need to dematerialize and re-engineer administrative and accounting flows and procedures of businesses, as of January 1, 2017 the phasing in of electronic invoicing and methods to track payments in transactions among individuals will be incentivized. The administrative burden as well as costs imposed on VAT eligible bodies will be reduced and electronic filing will be required of sales and purchases invoice data issued by non-resident individuals. Taxpayers will be free to choose whether to opt for the full digitization of flows, by filing electronic invoices, thereby superseding the relevant requirement to serve a notice. Once it is fully operational, electronic invoicing will enable companies to achieve savings in terms of accounting management and data transmission, while Ministries will be able to use information more efficiently, also for the purposes of tax inspections. Thanks to new detailed electronic flows that can easily be matched to other information available at the Tax Register Information System, the role of the financial authorities can evolve towards a cooperative model, instrumental in providing active support to taxpayers before they file their tax returns, and unreported income on tax returns will easily be found.
The Government aims to put in place a tax system that does not prevent Italian companies from doing business abroad and can attract foreign investment. Constraints on cross-border operations must therefore be reduced and a regulatory framework must be established that is certain, stable and transparent for investors. In line with this strategy, action envisaged in the 'delega fiscale' will aim at: reducing the burden on companies and the relative administrative costs; bringing the domestic regulations into line with the case law of the Court of Justice; abolishing some distortions existing in the existing system. With a view to favouring business activity, especially for smaller enterprises and start-ups, the Government will adopt measures that enable self-employed individuals and partnerships under the simplified tax regime to calculate their income and net production value, on a cash basis and no longer on an accruals basis. The concessionary tax regime for newly established companies will be consistent with the regulations of the new lump-sum regime and the simplified accounting regime.
Reviewing tax expenditures is a key opportunity to improve the rationality, transparency and simplicity of the tax system. As part of the implementation of the 'delega fiscale', a direct measure will be adopted to make the simplification of tax expenditures a permanent feature of the budget approval process.

REVIEW OF TAX EXPENDITURES AND SIMPLIFICATION OF BUSINESS INCENTIVES

Decision on the areas of action in the budget approval process. Measures to change or abolish items that can be altered. Identification of all incentives at central and regional level. Assessment of the areas, which could be simplified.

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Retrieve resources so as to further reduce the tax burden.

By 2015.

With a view to reducing those grey areas where tax evasion may occur and attracting foreign investment, additional steps will be taken to simplify the tax system and facilitate tax compliance. To ensure that the regulatory framework is as clear and certain as possible, provisions on abuse of rights will be redefined and combined with those on tax avoidance. These provisions shall be generally valid and applied to income tax and indirect taxes. Provisions on the abuse of rights will aim first and foremost at protecting the rights of taxpayers rather than defending the revenue bodies' claims for assessment.
The relationship with taxpayers can be improved also by developing the guidelines of cooperative compliance proposed by the OECD and envisaging management systems and internal assessment systems of tax risks on the part of large business taxpayers. More generally, it is important to limit the impact of tax assessment on business activities: the appropriate and complete use of information already contained in the databases of revenue bodies and cooperation with other government authorities will ensure greater effectiveness of inspections. In this perspective, the 'delega fiscale' also envisages measures to improve the relationship and cooperation between taxpayers and revenue bodies, by reviewing and extending existing tools ( such as questioning and tutoring). For larger business taxpayers structured corporate procedures shall be established that will enable revenue bodies to map the typical situations that generate tax risks (so as to facilitate their management and monitoring) and that envisage clear accountability in the overall system of internal inspections. Through the enabling law on tax reform the whole system of criminal and administrative penalties for tax offences will be reviewed and the limitation period for the tax audit will be doubled. The revised penalties will change the relation between the seriousness of the offence and the penalties meted out; they will be based on a more stringent proportionality criterion, reflecting the original spirit underlying the decree on the reform of tax offences. The limitation period will be doubled only when a notice is sent to the judicial authorities within the time limits envisaged for the tax audit.

COMPLETE THE IMPLEMENTATION OF THE ‘DELEGA FISCALE’

Complete the implementation of the 'delega fiscale' by issuing the relevant legislative decrees testifies the Government's political will to secure the full implementation of the tax system reform. In the next six months the following decrees will be issued affecting: the system for assessing cadastral value; electronic invoicing; tax regulations for smaller enterprises and rules governing self-employed individuals and partnerships; measures on corporate growth and on doing business abroad; review of the regime governing the depreciation of tangible assets; regime of the VAT items; legal certainty in the relationship between revenue bodies and taxpayers (review of anti-tax–avoidance

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provisions and regulations governing abuse of law; enhanced communication and cooperation between companies and revenue bodies); incentives to tax compliance (fewer requirements for taxpayers and lighter penalties; review and extension of the tutoring system; extension of possibilities to pay tax debts through an instalment agreement; review of tax ruling, review of criminal sanctions for tax offences).

Redesign a more equitable, transparent and growth-oriented tax system.

All legislative decrees will be issued by 26 September 2015 (three-month extension envisaged for delegated powers plus a maximum of three months to enact legislative decrees after hearing the opinions of the relevant Parliamentary Committees).

I.4	REVIEW OF LOCAL TAXATION: TOWARDS A STABLE AND SIMPLIFIED SYSTEM

Laws governing real estate taxation have been frequently changed in the last few years. The most recent change was introduced by the 2014 Stability Law, which envisaged a review of real estate taxation to strengthen the connection between the size of the tax and the local services provided in consideration thereof. The new IUC tax (Imposta Unica Comunale – single municipal tax) includes a municipal property tax (IMU - Imposta Municipale Unica – Single municipal tax) and a tax on the services enjoyed by the owner or holder of real estate (TASI – Tributo per i Servizi Indivisibili – Tax on indivisible services and TARI – Tassa sui Rifiuti - solid waste collection tax). The whole picture of local property taxes is therefore extremely complex and in addition to the real estate tax and services tax, also includes a municipal (personal income tax) surcharge and a series of smaller levies and rents for the use of public areas or buildings and on the dissemination of advertisements.
In order to simplify the system of local real estate taxes and reduce compliance costs for taxpayers, the Government has announced it will introduce a new local tax by 2015, to combine IMU and TASI, thereby reducing the number of municipal taxes through a single tax replacing the existing small taxes and rents.
In 2015 significant progress will be made in the implementation of the enabling act on fiscal federalism (Law No. 42/2009) which, besides giving regional and local authorities more leeway in terms of the revenues they may raise, will abolish State transfers based on the 'historical spending' criterion and allocate resources to sub-central levels of government using more objective and justified criteria in terms of efficiency and fairness. Once fiscal federalism is fully implemented, the resources available to local authorities to fund spending will no longer depend on the costs actually sustained, which may also conceal inefficiencies, but on the costs they should sustain if their spending was in line with standard requirements. Standard requirements, along with fiscal capacity (i.e. the tax revenues that each local authority could obtain by applying a standard tax rate to their taxable income) will – in time – be the cornerstones on which the new mechanism for equalizing resources will be built; they were

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outlined in the enabling law on fiscal federalism – to ensure full funding of the fundamental functions and the minimum levels of service concerning civil and social rights. As of 2015, 20 per cent of resources of local authorities will be allocated on the basis of fiscal capacity and standard requirements, thereby superseding the previous allocation criterion based on historical spending, which gave rise to distortions and inefficiencies.

REFORM OF LOCAL PROPERTY TAXES AND SIMPLIFICATION OF LOCAL TAXES

Simplify the relationship between taxpayers and municipalities with regard to local taxation. Review local taxes with a view to developing a final and stable framework for a whole set of taxes which have undergone a number of regulatory changes in the last few years. Address the issue of the coexistence of the two taxes IMU and TASI, merging them into a single tax with differentiated tax rates: lower rates on primary residences; higher on all other homes. Simplification and harmonisation of the existing regulations concerning all other municipal taxes, with the possible introduction of a levy replacing all other existing small taxes. Increase the share of transfers from central government to the local authorities, to be allocated on the basis of fiscal capacity and standard requirements, superseding the historical expenditure criterion.

Streamline and simplify local property taxes securing stability in a sector that has undergone a series of reforms in the last few years.

The reform of local taxation will begin before the end of 2015.

I.5	PUBLIC ADMINISTRATION FOR INCLUSIVE GROWTH

Revitalising the economy and the welfare of citizens also depends on general government bodies capable of effectively implementing the structural reforms the country needs and providing adequate services to citizens and companies. A far-reaching reform of public administration is underway to remove persistent weaknesses in general government, strengthen the rule of law and the fight against corruption, as well as ensure the efficiency, transparency and quality of the services provided to citizens and companies.
After the measures adopted in June 2014 (to promote generational turnover, increase mobility of civil servants and strengthen the rule of law, making the prevention of and fight against corruption in the public sector more effective, with the National Anti-corruption Agency being fully operational and whose powers have been significantly strengthened), in order to modernize general government bodies, the Government has designed structural reform actions by drafting an enabling law which is currently being considered by Parliament and which is expected to be adopted by the summer of 2015.
The reform of public administration is part of a comprehensive structural reform effort which the Italian Government has undertaken to increase Italy's

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competitiveness and which includes, among others, constitutional reforms and the reforms of education and the labour market.
One of the goals of this reform effort is to innovate the management of human resources in all general government bodies and to increase the quality of chief executives in all levels of government.

MANAGEMENT OF HUMAN RESOURCES AND A NEW SYSTEM FOR TOP CIVIL SERVANTS

Review of the staff planning system and of staff recruitment system with a view to facilitating the acquisition of critical skills for innovation in general government bodies and the necessary flexibility, while bearing in mind budget constraints. Review of the recruitment and selection process, develop position descriptions and envisage assessment of top civil servants at all levels of government with the creation of single tenures for top civil servants in central government and regional and local entities. Simplification of the training system for all civil servants including those at the top.

Upgrade and redistribution of human resources; greater professionalism and performance – oriented top civil servants.

Implementation decrees by 2015.

The reorganisation effort will also be extended to include partly state-owned enterprises and companies controlled by general government bodies as well as local utilities. See also the box on local public services in section 1.6.

REORGANISATION OF STATE-OWNED ENTERPRISES AND REORGANISATION OF REGULATIONS GOVERNING LOCAL PUBLIC SERVICES

Simplification of state-owned companies, including local enterprises, solely on the basis of effectiveness, efficiency and cost-effectiveness criteria. New definition of the limits, conditions and regulations governing the establishment of companies, the taking over and maintenance of shareholdings by general government bodies. Distinction between the different types of enterprises depending on the their activities and the relevant public interests, and identification of the relevant regulations based on the requirement of proportionality of derogations with respect to private-enterprise regulations, including those concerning enterprise organisation and crisis. Rigorous application of the principle of equal treatment of public and private enterprises. Recognition that the fundamental function of metropolitan cities is the identification of activities of general interest, that must be performed to ensure that the needs of citizens in local communities are met, under conditions of economic and physical accessibility, continuity and non-discrimination and at the highest levels in terms of quality and safety. Repeal of exclusive–use regimes no longer compliant with the general principles governing competition. Identification of general rules governing the organisation and management of economic services of general interest at local level on the basis of competition, adequacy, subsidiarity, including horizontal subsidiarity, and proportionality criteria.

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Ensure clarity of regulations, regulatory simplification, the protection and promotion of competition, reduce the number of state-owned companies and streamline them, bring the domestic regulations into line with European regulations governing economic activities of general interest. Increase the quality of local public services.

Implementation decrees (consolidated text of regulations governing public shareholdings in joint stock companies and consolidated text of regulations governing local public services), by 2015.

The effort to digitize general government bodies and the whole country along the lines set out in the 2014-2020 Strategy for Digital Growth is part and parcel of the reform. In this connection, the Government intends to ensure that the 'digital citizenship' rights are fully enforced through the development of a communication platform for citizens, companies and general government bodies (Italia Login) as a single access point to online services. To this end, strategic priority projects of the Public Digital Identity System (Sistema Pubblico d'identità Digitale - SPID) and the New National Registry of the Resident Population (Anagrafe Nazionale della Popolazione Residente -ANPR) will be completed.

DIGITAL CITIZENSHIP AND DIGITIZATION OF GENERAL GOVERNMENT BODIES AND THE WHOLE COUNTRY

Launch of the communication platform for citizens, companies and general government bodies (Italia Login) as a single access point to online services. To this end, strategic projects such as the Public System of Digital Identity (Sistema Pubblico d'identità Digitale (SPID)) and the New National Registry of the Resident Population (Anagrafe Nazionale della Popolazione Residente (ANPR)) will be completed; electronic payment and electronic invoicing will be introduced. In addition, projects for the digitization of health care, education, justice, tourism, agriculture and smart cities will be developed.

Action to ensure interoperability and streamlining of digital infrastructure will also be implemented as well as the Ultra broadband Strategic Plan.

With a view to implementing a "freedom of information act", investment in transparency will be increased through the widespread use of open data and efforts, which are already underway, to ensure transparency in public procurement (Open EXPO) and in general government expenditure will be further developed (Soldi Pubblici – Public Money). The National Plan for digital culture, training and skills will also be implemented.

Ensure full interoperability and integration of general government databases and systems in order to improve services delivered to citizens and enterprises (fewer costs, fewer administrative requirements, and shortened waiting time) and reduction in the operating costs of general government bodies. Increase transparency and the prevention of corruption, participation and re-use of public data. Boost digital skills.

As of March 2015.

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A specific goal of the reform of public administration is to improve the way the Central Government is organised – and, through the implementation of the reform of Provinces, to improve the way in which the Government peripheral structures work, redefining their organisation and merging them into single offices at regional or local level.

SIMPLIFING FUNCTIONS AND STREAMLINING GOVERNMENT STRUCTURES

The reform of public administration aims, first and foremost, at establishing the Area Government Office (Ufficio territoriale dello Stato) as a point of contact between citizens and the government peripheral administration, which includes all government offices in the area. The establishment of single regional and local offices will be driven by a process whose aim is to streamline the network of Prefectures and reduce their number.

A further element of the reform will be the simplification of law-enforcement functions, not just by avoiding duplication of responsibilities and reorganising law-enforcement functions in the field of environmental, land and sea protection, but also by cutting down the number of existing law-enforcement agencies to four, with the 'Corpo forestale dello Stato' (forest rangers) as one of them.

However, the management of core public services and of law-enforcement agencies will soon be reviewed, with a view to managing them jointly also to reduce public spending.

Simplify access to government services at regional level. Increase the efficacy of law-enforcement at regional level. Manage core public services more efficiently.

Implementation decrees by 2015.

The implementation of the reform of Provinces5 has entered a new phase following the approval of the 2015 Stability Law, which envisaged major savings in 2015 and in the following two years. With regard to the reorganisation of provincial functions and the resulting measures concerning staffing levels of metropolitan cities and provinces, far-reaching action needs to be taken on staff mobility.

MOBILITY FOR PROVINCIAL STAFF

The 2015 Stability Law envisaged a comprehensive mobility process for provincial staff, who shall be transferred to other government bodies or to regional or local authorities. The process envisages that large-area authorities (superseding provinces) identify staff to be included in mobility measures in connection with the reorganisation of functions, with large-area authorities, which will be responsible for core public functions only.

_____________________________
5 Envisaged in Law No. 56/2014.

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Staff members affected by mobility, to the extent that they are not performing core public functions, will be transferred to regional and local authorities as the first option, and failing that, to government bodies (in the latter case a mobility procedure is envisaged to transfer staff to judicial offices; the relevant competition, which will affect over one thousand workers, has already been announced and its deadline is approaching). To assist in the completion of these mobility procedures, all government bodies shall recruit no staff on a permanent basis during the 2015 and 2016 financial years.

Ensure that the reorganisation of provincial functions is implemented and assist in the replacement of idle staff for the performance of core public functions.

Mobility procedures will begin by the end of 2015.

Moreover, the reform's goal is to meet the simplification targets, which is essential for Italy to bridge its competitiveness gap and free up resources to boost growth: measures will therefore be adopted to simplify administrative procedures, reduce the time needed for the 'conferenze dei servizi' (the local authorities planning conference) accelerate the completion of procedures through tacit consent as well as the Certified Start Date of Construction Report (Segnalazione Certificata d'inizio attività, SCIA) and develop codes in important areas such as civil service rules, the reorganisation of state-owned companies, regulations governing local public services.

2015-2017 SIMPLIFICATION AGENDA

With the 2015-2017 Simplification Agenda, the Government, the Regions and the local authorities have undertaken a common commitment to implement a simplification agenda in five key areas of action that are of crucial importance for the life of citizens and businesses: digital citizenship, welfare and health, the tax system, housing and businesses. For each one of these sectors deadlines, time frames as well as responsibilities have been identified.
The measures affecting businesses include a rather important one for streamlining the system of authorisations, the reform of the 'conferenza dei servizi' (the local authorities planning conference) and the use of standard application forms, as well as a codification effort.
The success of the simplification effort will be assessed on the basis of the actual achievement of the expected results by monitoring progress against the schedule developed in the Simplification Agenda.

To ensure that simplification policies are effective in improving the lives of citizens, promoting growth and strengthening business competitiveness.

From January 2015 to December 2017.

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I.6	THE STRATEGY: STRENGTHENING THE DRIVERS OF BUSINESS COMPETITIVENESS

The signs of a trend reversal in the economic cycle that began in the first months of the year must be sustained by ensuring continuity to the policies initiated in 2014. A great deal of action, starting from the so-called 'Nuova Sabatini' – which used up the first €2.5 bn provided by CDP - proved to be particularly effective and helped revitalize the investment cycle. Before designing additional action, it is now crucial that the measures already adopted be fully implemented, taking care of all implementation details.
The slump in investment, down to levels which are over 25% below the pre-crisis period, coupled with the lengthening in the average useful life of plants and equipment, have been the main weakness in the past five years. To get back on the path to growth, private investment must be boosted by strengthening the drivers of competitiveness: first and foremost innovation and business internationalisation.
At the same time, corporate financial structures are needed that must be sufficiently sound and equipped to sustain a new investment cycle: without a balanced ratio of the sources of funding to the patterns of lending, it is difficult to make the required investment effort sustainable over time.
To this end, the Government is working on the creation of favourable conditions for private investment through a mix of measures ranging from direct support to easier access to credit, from the measures to assist companies in doing business abroad to the ones aimed at reducing production costs.

BOOSTING INVESTMENT IN CAPITAL GOODS

Extend the scope of the 15% tax credit for additional investment in capital goods (the so-called Guidi-Padoan law), by also including investment in hardware, software and digital technologies. This measure will be extended to 31 December 2015 .

Support the modernization of production plants.

June 2015.

Innovation is the most effective driver for boosting the competitiveness of Italian businesses: The OECD has estimated that investment in innovation contribute to the average growth of labour productivity by a percentage ranging between 20 to 34%. Hence in order to bring back the country on to a lasting growth path, it is necessary to train and recruit the best talent and rely on the excellent skills required by the global market.
The Government is supporting the change that is underway trying to facilitate the shift from an economy based on manufacturing to a 'fully industrial' one where R&D, innovation, the digital sector, the services revolving around the manufacturing industry play a truly central and key role. The overarching goal is

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producing goods and services that place our businesses in the top global market segments.
The use of innovation also spreads through the establishment and consolidation of businesses directly linked to new technologies: creating a more friendly environment for innovative firms and start-ups in Italy also leads to the creation of new jobs, especially for young people, and nurtures the talent of new generations.

INNOVATION

The combined effect of tax credits for research and development and tax reliefs for income from the use of patents, trademark and intellectual property (the so-called Patent Box) significantly supports innovation and brings the Italian tax system into line with those of the main European countries. The two sets of regulations will become fully operational if the relevant implementation decrees are adopted.
The scope of regulations to support start-ups has been extended to innovative SMEs with the aim to strengthen Italy's productive context by identifying and helping the most innovative firms emerge out of the shadow economy, as well as through behaviours and strategies inspired by best practices.

Increase the propensity to innovate of Italian businesses.

April 2015.

The difficulty in finding access to credit is one of the main obstacles that prevent investment planning and investment activities. A clear reform of business finance has been pursued in the last few years to remove some of the financial constraints preventing the growth of investment, with a view to facilitating access to credit – through alternative funding tools such as corporate bonds and securitization – and to increasing the number of entities that can provide loans (a service that can now be provided under the same conditions by insurance companies, credit funds, foreign investors who are not residents of Italy for tax purposes).
However, as the system continues to revolve mainly around banks, reducing the obstacles that prevent access to credit is still a priority: from the peak values of November 2011 to the end of 2014 over € 90 bn worth of bank lending to businesses was lost (10% of the total). The Central Guarantee Fund for SMEs continues to effectively provide government support to SMEs: last year over 85,000 applications were accepted for a guaranteed amount exceeding € 8 bn.
The role of the Fund may be further strengthened both by reviewing its governance model and by redesigning the degree of coverage afforded by guarantees and introducing models to assess corporate risk. The Fund's efficiency and effectiveness may also be increased on the basis of European initiatives to support lending to SMEs.

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CREDIT

For eligibility to the guarantee of the Central Guarantee Fund, there will be the possibility to rely on systems based on a model to assess credit risk expressed in terms of default probability. More specifically, the Fund will benefit from a rating model which, inter alia, would: (i) concentrate government support on businesses that have been hit hardest by the credit crunch; (ii) reduce process costs in the supply chain of lending and guarantee; (iii) better assess the Fund's portfolio risk also with a view to effectively estimate the necessary provisions;
(iv) making the actual size of benefits to firms more transparent.
Extension of the scope of the Fund to insurance companies, credit funds and securitization companies to take into account the liberalisation of direct corporate lending introduced by the Decree Law on Competitiveness.

Improve the Fund's ability to counter the credit crunch affecting SMEs and increase the multiplier effect of the government guarantee on lending volumes to the economy.

October 2015.

At a stage where the ability to police international markets has become a key element for the resilience of Italy's economy and with the clear intent to increase Italy's share of international trade, the Government has decided to rely on the internationalisation of the national economy.
While geographic and cultural distances between countries become less relevant and international competition grows, which on the one hand have contributed to greater parcelization of tasks production processes in Italy (which is becoming more widespread elsewhere in the world), they - on the other hand – have encouraged Italian businesses to opt for aggregate forms of organisation. As a matter of fact even though the majority of Italian companies are micro firms or SMEs (in terms of size 99.9% of non – agricultural businesses have less than 250 employees), they work in cluster (so-called districts, collaborative business networks, supply chains, groups, consortia, A.T.I. - Associazioni temporanee d'impresa – temporary business associations). More specifically, precisely through clusters smaller firms (with up to 50 employees) can achieve the best performance. Among the forms of aggregation, which enable firms to offset the disadvantages of their small size, networks (also thanks to the relevant contract) represent a very flexible organizational model, which may help firms gain a competitive edge.

BUSINESS AGGREGATION

Network contract: a) extending the regime of tax reliefs; b) introducing incentives to network initiatives promoted by a ‘catalyst entity’ or led by medium – to- large companies that can handle complex aspects of a financial, logistical-distributional, legal and marketing nature – connected to the implementation of the network program; c)

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simplifying the regulations concerning staff mobility for the employees of the participating firms (provisions on co-employers; d) possible establishment of a national Fund supplementing the single regional fund to support firms included in the interregional network contract that are not regional-fund recipients ; e) promote the Italian 'network contract' designing a European contract on the basis of the Italian model to promote the internationalisation of networks as suggested by the Ministry for Economic Development in the SBA Review of February 2011.
Consortia: revitalize the role of consortia, which is important for supporting firms, especially in terms of purchasing optimization.

Competitiveness and productivity of micro enterprises and SMEs.

BY 2015.

The so-called 'extraordinary' action plan, both in terms of the resources used and the scope of the measures adopted, aims at promoting 'Made in Italy' products on international markets by relying on increasing exports and attracting foreign investment, leveraging the potential of our economy and the opportunities offered by the changing international scenario.

INTERNATIONALIZATION

The Extraordinary Plan for Made –In- Italy products, whose goal is to increase the number of Italian companies that regularly export their products, includes a series of actions – in different directions – that will be taken in Italy and abroad.
With regard to action abroad, the Plan envisages: 1) a series of trade agreements with large retail chains to ensure that a larger number of Made-in – Italy products reach the shelves, especially quality brands belonging to small firms; 2) cooperation with the main Italian fairs, with the aim of leveraging the Milan Expo's impact on the agro-food industry; 3) a campaign against the so-called Italian Sounding (fake Italian products) making Italian trademarks and products more recognisable abroad; 4) Tourism promotion – so-called incoming; 5) the roll-out of Roadshow focused on attracting investment in the world's top financial markets, as well as the development of a series of tools to support foreign investors (such as CRM systems, sharing of information concerning customer care on foreign investment already envisaged on the national territory, etc.).
With regard to action in Italy, the Plan envisages: 1) strengthening of events such as fairs where Italy is considered a leading country, but is exposed to foreign competitors (e.g. Vinitaly, Milano Unica); 2) the introduction of the Voucher per Temporary Export Manager, i.e. vouchers enabling SMEs to have access to managers specialised in low-cost exports; 3) training of up to 2,000 managers in an effort co-financed by the Regions; 4) Roadshows for SMEs whose aim is to present the opportunities and tools available at regional level to help firms increase their export share; 5) strengthening the tools to promote SMEs' access to the digital market.

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Support internationalisation and export activities of Italian firms favouring those that are already present on foreign markets and increase their number, which is still low, and increase foreign investment inflows.

By the end of 2015.

Against a backdrop of growing urbanisation, Smart Cities & Communities is the ideal context to promote particularly innovative industrial policies: this is why the Government intends to launch a National platform for private-public investment in Smart Cities integrated projects.
More specifically, the model the Government intends to propose for the promotion of public-private investment identifies a Smart strategy applied to a City, a Region or an industrial district, coupled with and supplemented by 6 enabling pillars: a) technologies and tools for energy efficiency and the integration of renewable sources; b) widespread use of technological and connectivity platforms enabling the promotion of new systems of digital services; c) development of new digital service systems to improve the quality of life of citizens and businesses; d) infrastructure upgrade and new urban design e) upgrade of the digital skills of citizens, businesses and the public sector; f) action characterized by the presence of an economic and financial sustainability model.
The combination of these factors can maximise the impact of projects in terms of economic and employment growth, quality of life, simplification of the relationship with general government bodies, energy saving in both the public and private sector, as well as generate spill-over effects in terms of competitiveness and knowledge on all enterprises.

PROMOTING INVESTMENT IN SMART CITIES AND COMMUNITY-INTEGRATED PROJECTS

Roll-out of a Technical & Financial Hub, providing support to national, local and EU institutions interested in promoting integrated Smart City programmes, based on: the coexistence of actions on the six enabling pillars;
•     The promotion of public- private partnerships;
•     Coordination between available grants and their convergence with loans by banks and Long-Term Institutions;
•     The possibilities to use the facilities of the European Fund for Strategic Investment (the so-called Juncker plan) to support the risks taken by financial institutions, in particular in situations where the "prime contractor" does not have sufficient credit-worthiness.

To promote, also thanks to convergence and the coordination of financial resources, 'integrated' programs in in Smart Cities, Communities, Lands, and Districts that have a high impact on growth, competitiveness and employment.

September 2015.

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The cost of energy, especially of electricity, has traditionally been a disadvantage for the competitiveness of Italian enterprises. This extra cost is particularly high for SMEs. The reasons for this gap are many and are due, among other things, to the electricity generation mix, the increase in general system costs over the last few years, and some competitive stickiness that have not yet been totally removed.
In the course of 2014 the Government took action with a package of measures (so called 'bill-lowering' measures) aimed at reducing both costs for consumers and cross subsidies among groups of consumers. The package, which has been implemented, will bring about a reduction in the cost of electricity for SMEs ranging between 8-10% on an annual basis during 2015. The impact of these measures is currently being monitored while investment in critical infrastructure is being completed and competition encouraged (see also the section on the draft law on Competition).
However the 'bill-lowering' measures are just one of the efforts made by the Government to contain business energy costs. Additional measures are being considered for the purpose of ensuring long-term sustainability of investment in renewable energy sources, a low-carbon economy and full deregulation of the market, also by putting in place full market coupling on the French and Austrian borders (market coupling on the Slovenian border has long since been operational).

REDUCING THE ENERGY COST FOR SMES

In 2014 the Government launched a package for the reduction of the cost of electricity especially for SMEs, with positive effects also for all other consumers. More specifically, the package envisaged the reduction of general system costs, a cut in the cross subsidies among groups of consumers and the promotion of competition through the development of critical infrastructure and full market coupling on the French and Austrian borders.
In 2015 the package will cut the electricity bills of SMEs by 8-10%, on top of the reductions deriving from the drop in the wholesale price of electricity.
The Government is currently monitoring the impact of these measures to check that each of the envisaged measures is actually implemented. Moreover, in the next few months new strategic infrastructure will become operational– namely the Rizziconi-Sorgente long-distance power lines to connect Sicily to mainland Italy which will lead to better market functioning and additional price reductions. Market coupling on the French and Austrian borders began on February 24 and will be completed In the next few months with the introduction of negative prices.
With regard to gas, wholesale prices in Italy are basically in line with the EU average. The Government is working on speeding up the process of authorisation and construction of critical infrastructure to promote secure supplies and market competition.

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To reduce energy prices for citizens and businesses, increase security of supplies, promote integration and competitiveness of renewable sources.

December 2015.

The Government believes in promoting competition and open markets as a means to revitalize the economy, attract investment and create new jobs.
Entry barriers must be removed to encourage competition and allow or facilitate access to the market and free entrepreneurial activity of new entrants. Increasing market transparency and adopting all those measures, which can promote consumer awareness and mobility, are also crucial.
To this end on 20 February 2015, the Government adopted the annual draft law on competition, which is in line with the recommendations of the European Commission and the other international institutions on competition and market openness; with regard to the energy market, the draft is in line with the Commission Communication of 25 February 2015 on the Energy Union.
It addresses a number of areas, in addition to those where action was taken in previous measures (such as access to credit, funding for growth and the banking sector with special reference to cooperative banks and bank account portability). These areas include: insurance and pension funds, communications, postal services, energy, banks, professional services, pharmaceutical distribution.
With regard to insurance, a series of measures have been envisaged to reduce system costs, provide greater legal certainty and combat fraud, as well as promote transparency and consumer mobility. With regard to pension funds, asymmetries among the different types of funds have been eliminated and their full portability has been ensured.
As for communications, measures have been introduced to protect consumers with the aim to ensure the highest degree of transparency on early termination fees and modalities.
With regard to postal services, the exclusive right on the service of judicial documents and sanction notices has been abolished.
As far as energy is concerned, 2018 is the year in which full liberalisation of retail markets will be implemented, superseding the so-called 'greater protection'; in addition, discriminatory rules against new entrants into the fuel distribution network have been abolished.
More stringent transparency requirements and lower costs for access to services have been envisaged in the banking sector.
As to the legal professions, a series of constraints that hindered competition have been abolished, especially the ban on joint stock companies. The reform has also reduced the number of deeds that must be drawn up by a notary.
Finally, the stage has been set for modernizing pharmaceutical distribution, enabling licences to be owned by joint stock companies and abolishing the four-licence ceiling for each owner.

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PROMOTING COMPETITION AND THE MARKET6

Beside the recent Government annual bill on competition that has recently been submitted to Parliament, additional initiatives will be completed.
As for the simplification of state-owned companies and the deregulation of local public services, as part of the Project for the operational support of public bodies in the 'Convergence Objective' Regions for the implementation of the reform of economically important local public services, a technical negotiating forum has been established in which the Observatory of local public services of the Ministry for Economic Development and INVITALIA participate.
With regard to the reform of local public transport, a Government bill is being drafted with the following aims: i) simplify the provision of subsidies, ii) ensure maximum reliance on competitive tools and iii) ensure that in-house sourcing remains a backstop, while all those organisational arrangements and options that can improve quality of service and productivity in this sector are incentivized. By the end of the year the standard costs of local public transport will be defined in order to reduce regional differences and bring local public transport enterprises onto a convergence and efficiency path. Similarly, inspired by the tenets of open markets and competition underlying the reform, the taxi and hire cars issue will be dealt with and regulated along with services linked to innovative transport services and the sharing economy.
Again with regard to infrastructure and transport, the reform of the port system to be adopted shortly aims at abolishing the constraints, including those of an organisational nature, that are a drag on the development of Italian ports. More specifically, the reform will streamline the role of port authorities and reduce their number.
The Plan to promote ultra broadband contains a number of elements relating to competition, as the huge effort that is aimed at ensuring full access to digital infrastructure throughout Italy and bridging the digital divide will translate into more competition in the whole digital sector, with particular reference to the sharing economy and e-commerce.

Promote competition, abolish entry barriers, increase market transparency and promote mobility of demand.

December 2015.

In the last few years there have been a number of regulatory changes in local public services. Having considered the need for simplification of the relevant regulations, the Government has taken action with a series of provisions aimed at orienting the behaviour of local authorities and providers, introducing a mix of requirements as well as incentives and sanctions. In particular, care has been taken to reconcile compliance with the European principles with the need to consider the specificities of the areas where they will be applied.

6 The Antitrust Authority (Autorità Garante della Concorrenza e del Mercato) has submitted its proposals for the sections on competition in the National Reform Programme. In welcoming the measures recently adopted by the Government, the competition authority hopes that action will be taken on local public services, state-owned companies and private providers of health care services.

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This has led to some adjustments to the path leading to the promotion of competition, and the current regulatory framework is made up of the European Regulation and the existing sectorial rules, which will be integrated – after transposition into national law – by the recent Directive on the award of concession contracts.

LOCAL PUBLIC SERVICES

The 2015 Stability Law makes a clear distinction between regulations concerning reorganisation and the reduction in the number of government stakes and the measures specifically aimed at promoting merging of organisation and management of economically important local public services.
The first set of provisions relates to policy and envisages an operational plan drawn up by general government bodies with an implementation timeframe and details concerning the savings to be achieved; these provisions have to be approved by 31 March 2015.
As for economically important local public services, the new provisions mainly tend to introduce measures to promote mergers and acquisitions, both through specific measures for Regions and local authorities and especially through incentives for general government bodies and companies. Hence, with a view to promoting mergers and acquisition processes and strengthening the business management of economically important networked local public services the exercise of substitute powers of the Regional Governor has been envisaged, after issuing a warning to the local authority to comply within 30 days, if local authorities do not join government bodies by 1 March 2015 or within sixty days since the establishment or designation of the government entity in the Optimal Area Entity.
Finally mention should be made of the powers conferred upon the Government, under the Government bill on the reorganisation of general government bodies (AS 1577), to draft specific consolidated texts, one relating to the "Reorganisation of regulations concerning government stakes in companies" (article 14), the other concerning the "Reorganisation of regulations governing local services of general economic interest" (article 15).

Drastically reduce the number of state-owned companies so as to increase their efficiency and reduce their costs. Addressing the fragmentation of management and governance of utilities providing local services of general economic interest, which is the necessary prerequisite for market deregulation.

December 2015.

A more favourable economic climate must be accompanied by a simplification of the legal framework and stable rules for businesses, contained in consolidated texts that can easily be consulted. This will also translate into a reduction of costs and the burden imposed on businesses and ensure that decisions on complex administrative proceedings are made within a reasonable and relatively short

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time, also envisaging compensation for firms if new administrative costs have to be introduced. Notification procedures relating to the beginning of business activity, the opening or enlargement of production plants must be simplified, including by using the possibilities offered by the Digital Agenda that must become a major modernisation opportunity for the country. Files or requests in connection with business activity must be processed in a short time, starting from planning permission procedures to the reform of the so-called Service Conference ("Conferenza dei Servizi") and strengthening the role of one-stop-shops. More specifically, with regard to the construction sector, standard forms must be issued for applying for planning permission. The streamlining of procedures must be followed by a substantial improvement in the time required to settle commercial disputes, also with a view to significantly reducing litigation and coordinating the regulations governing litigation between taxpayers and the revenue bodies at the stage of tax assessment, with particular reference to taxpayers who allegedly committed minor violations.

SIMPLIFICATION FOR BUSINESSES

Action is needed to restore legal certainty for citizens, companies and investors and to put in place a consistent and certain framework of rules. In addition to the measures already envisaged in the 2015-2017 Simplification Agenda (see section I.5), the time required to settle business disputes needs to be reduced, including by strengthening and streamlining conciliation. Single simplified procedures will be introduced for notices to be served to the authorities and a one-stop shop will be established for all recruitment or employment administrative procedures. Regulations on joint and several liability in contracts will be consolidated in one text in order to make them more easily understandable.

Simplify the regulatory framework; cut the cost of the administrative burden to help the economy grow.

By 2015

The country's growth prospects also depend on its ability to increase and promote the spread of ICT and its infrastructure. As part of the goals to be achieved by the European Digital Agenda, which for the second pillar set the target of 50% of households taking up broadband subscriptions having 100 MBPS by 2020, the Government is working on the implementation of the Italian Digital Agenda Strategic Project: implementing the network infrastructure. The Project, which in 2012 was judged by the European Commission as fully compatible with Italy's national strategy for broadband development and with EU objectives, aims to implement action to develop the broadband and ultra broad band infrastructure and the spread of electronic communication integrated services among citizens.
Three types of action have been envisaged which vary according to the degree of public-private participation in infrastructural investment.
In addition, the Ultra broadband Strategic Plan has been adopted. Along with the development of digital infrastructure with the Digital Growth Strategy the

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Government will incentivize the development and supply of services to make its use attractive and promote ultra broadband subscriptions. Italy is lagging behind as far as the use of these services is concerned and ranks below the European average. The Strategic Plan's goal is to bridge this infrastructural and market gap, creating more favourable conditions for the integrated development of telecommunications infrastructure, for landline and mobile services, which, regardless of European objectives, will lay the foundations for 'future-proof' infrastructure by: lowering cost barriers to its development, simplifying and reducing administrative burden; coordinating the management of underground areas through the establishment of a Land and Underground assets Registry (Catasto del sotto e sopra suolo) that will take care of monitoring action and ensure the best possible use of existing infrastructure; bringing electromagnetic exposure limits into line with those of European countries; providing tax incentives and concessionary loans. Aggregate public and private demand and the direct development of public infrastructure in areas not covered by the market will add momentum to these measures.
With regard to taxation, an important initiative envisaged in the so-called 'Sblocca Italia' Decree will be implemented in the course of 2015, which grants tax breaks for ultra broadband network infrastructural projects to provide 30Mbps and 100Mbps connectivity services.

ULTRABROADBAND PLAN

In line with the European Digital Agenda, the Ultra broadband Strategic Plan's goal is to achieve up to 85% coverage with at least 100 Mbps connectivity, laying the foundations for fixed and mobile telecommunications services, also by leveraging aggregate public and private demand and the direct development of public infrastructure in areas not covered by the market.

Bridge the country's infrastructural and market gap and create more favourable conditions for the integrated development of infrastructure enabling fixed and mobile telecommunications services.

	2015	2018	2020
Population with 30 Mbps connectivity	45%	75%	100%
Population with at least 100 Mbps connectivity	1%	40%	Up to85%

I.7	SOUNDNESS AND TRANSPARENCY IN BANKS

The comprehensive assessment performed by the ECB has highlighted the overall soundness of the Italian banking system following the difficult process to

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strengthen its stability undertaken in the last few years. The Government is working on designing a comprehensive reform of the banking system to make investment in Italian banks more attractive, facilitate consolidation and M&A processes, encourage efficiency and competitiveness so as to enable the banking system to support ongoing efforts to revitalise growth in Italy.

THE REFORM OF COOPERATIVE BANKS (‘BANCHE POPOLARI’)

The current economic situation and the market focus on capital adequacy require that 'banche popolari' should have an organisational structure that strengthens governance and facilitates funding.
The action's rationale lies in fixing a threshold in terms of size to qualify as a banca popolare: the latter is brought back to its original nature, i.e. banche popolari are the most suitable model for smaller banks or for those performing banking activities at local level. The threshold has been set at € 8 bn of total assets.

The changed architecture of banking supervision in Europe (which is bound to increase competition in the banking sector), the evolution - over time - of the features of Italy's cooperative banks (that were basically becoming ever more removed from the actual nature of cooperative enterprises), and the need to increase the ability of the banking system to support the real economy require strengthening of the whole industry.

The reform will be fully implemented by the second half of 2016.

ACTION ON NON PERFORMING LOANS

Despite the remarkable resilience shown by Italian banks, the extent of deterioration of lending quality is quite significant and suggests that consideration should be given to possible tools that could enable the banking system to get rid of bad debts. The options currently being considered would facilitate the sale by intermediaries of a substantial share of bad debts vis-a-vis enterprises.

Enable banks to free up resources and increase their ability to provide loans to businesses

By 2015

More than 15 years since the adoption of the Ciampi Law on banking foundations have elapsed and the need is now being felt for a further development of that regulatory framework, with a more accurate definition of some of the main principles with a view to clarifying their scope. To this end, the Ministry of the Economy and Finance drafted a Memorandum of Understanding, which was subsequently discussed with ACRI, the association representing banking foundations. The Memorandum defines – more analytically than the law – the benchmarks on the basis of which banking foundations will shape their conduct with a view to improving operational practices and achieving sounder governance.

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Upon signing the MoU banking foundations pledge to comply with the rules therein contained and, if necessary, to include them in their articles of association.

SELF-REFORM OF BANKING FOUNDATIONS

With regard to economic and financial aspects, banking foundations undertake to: a) diversify their lending portfolio to contain concentration of risks and dependence of operating results from given issuing banks, groups of enterprises, business sectors and geographical areas. A quantitative ceiling equal to a third of assets is envisaged for exposure to one individual entity. b) Avoid, in line with the principle of capital conservation, any form of debt except in the event of temporary and limited need for liquidity. c) Abstain from using derivative contracts and financial tools except for coverage purposes or in transactions involving no risk of capital loss.
With regard to governance, banking foundations undertake to:
•      Apply stringent criteria to define compensation for the members of their bodies, in line with their nature of non- profit institutions; such compensation shall be commensurate with the size of their capital and disbursements. Quantitative ceilings have also been envisaged. The compensation of the president of a banking foundation with assets of more than €1 bn shall not exceed the maximum ceiling of € 240,000. Ceilings proportional to assets have been envisaged for overall compensation of all members of the foundation's bodies.
•      Set limits to the number of terms members may serve, ensuring turnover, thereby maintaining a high degree of accountability to citizens.
•      Adopt direct appointment procedure and ensure the presence of the least represented gender and put a premium on special skills that ensure adequate levels of professionalism among board members.
•      Abide by incompatibility rule with a view to ensuring the free and independent performance of board functions.
•      Ensure activities are predicated on a far-reaching principle of transparency, reflected in precise rules to ensure that the local community is sufficiently informed of the main decision adopted.

Transparency and efficacy of banking institutions' governance

By 2015.

I.8	LABOUR MARKET AND WELFARE REFORM

In December 2014 Parliament adopted the enabling law No. 183/2014 the so-called Jobs Act.
The aim of the Jobs Act is to promote good employment, reduce labour-market dualism and strengthen the system of active labour market policies. To

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this end the Government was entrusted with the task of taking action in the following areas:
•
Reform of safety nets both in the presence of an employment contract and in the event of involuntary job loss, with the aim of extending protection and strengthen conditionality of passive policies through active participation of the individuals concerned.

•
Reorganisation of regulations governing employment services and active labour market policies through the establishment of the National Employment Agency and the reorganisation of incentives for employment and self-employment.

•	Simplification and streamlining of procedures for establishing and managing employment relationships, including through strengthening the system for electronic transmission of documents.
•
Review of the existing employment contracts with a view to reducing their number and increase opportunities of access to the labour market for individuals seeking employment, reduce precarious employment and ensure that the new regulations can match the requirements of the labour market and the economy. Introduction of an open-ended employment contract providing increasing protection.

•
Strengthening of the measures that help reconcile work and private life for all workers, especially for women, so as to encourage women to stay in their jobs and increase the participation of those who are currently excluded from the labour market.

The enabling law entrusts the Government with the task of fully achieving these objectives within 6 months of its adoption. However, the Government intends to proceed with the implementation decrees well before the deadline. At the end of February the Government had already adopted the first two legislative decrees and submitted two draft decrees to Parliament – which testifies to the Government's commitment to implementing the reform. The first two legislative decrees concern the introduction of the open-ended employment contract providing increasing protection and income-support measures for the short and long-term unemployed, which for the first time have introduced a universal measure against the loss of employment also for project-based workers.
The main goal of the labour market reform is to promote open-ended employment contracts by making them simpler and cheaper compared to other types of contracts. This measure is accompanied by new ones, contained in the 2015 Stability Law, which provide for incentives for hiring new employees, especially the three-year exemption from social security contributions for new employees hired on open-ended contracts and the decoupling of labour costs of workers on open-ended contracts from the taxable base on which IRAP (the Italian regional production tax ) is calculated.

OPEN ENDED-LABOUR CONTRACTS PROVIDING INCREASING PROTECTION

Legislative decree No. 23 of 4 March 2015 has introduced open-ended contracts providing increasing protection with tenure. These contracts

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are for new employees and contain new regulations governing individual and collective dismissals. More specifically, without prejudice to reinstatement in case of discriminatory or invalid dismissals, the right of a new open-ended employee to be reinstated in the event of unfair dismissal will be limited only to cases of unfair dismissal in which the allegations of employee misconduct have been proven groundless.
In all other cases when there is not a fair cause for a dismissal, compensation for loss of earnings commensurate to seniority is envisaged. The general rule provides for compensation equal to two months' earnings for each year of service, with a minimum of 4 and a maximum of 24 months.
To reduce employment litigation, a new (voluntary) conciliation process has been introduced that envisages compensation exempt from taxes and social security contributions equal to a months' earnings for each year of service (no less than two and up to a maximum of eighteen months' earnings).
The system of monetary compensation for individual dismissal has also been extended to collective dismissals that breach formal procedures (art. 4, paragraph 12, Law No. 223/1991) or selection criteria for mobility (art. 5, paragraph 1).

Promote open-ended contracts making them simpler and more advantageous compared to other types of contracts. Accelerate dismissal litigation, making it transparent and while at the same time reducing the number of cases.

To be introduced as of March 2015 and monitored throughout the year.

The Italian system has long been beset by difficulty in accessing income-support measures, with access especially difficult in the case of atypical workers. By reviewing and unifying existing measures, the Government has increased the number of people benefitting from unemployment benefits and the size of the benefit and has, at the same time, introduced benefits for people living in poverty who cannot seek re-entry into the labour market. An important novelty is the development of a system which encourages and supports the pro-active behaviour of the unemployed, whereby entitlement to unemployment benefit is more stringently dependent on active efforts to find work, including by testing the so-called re-placement contract. The latter is to be seen as a measure supplementing those designed to increase the number of people working under open-ended contracts or, at least, the share of dependent employment, as envisaged by the Jobs Act, especially the measure designed to phase out 'exclusive single client project-based' employment contracts (collaborazioni a progetto esclusive e mono committenti).

SUPPORT MEASURES FOR THE UNEMPLOYED AND THE FIGHT AGAINST POVERTY

Legislative Decree No. 22 of 4 March 2015 on "provisions to reorganize regulations governing income-support measures in the event of involuntary job loss and replacement of unemployed workers"

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has introduced NASPI, the new social insurance for employees. It is paid in cases of unemployment which occur starting from 1 May 2015 and to those employees who have lost their job and who have already paid 13 weeks of social security over the last four years and who have worked at least 18 days over the last 12 months. This benefit is paid for a duration equal to half the number of weeks of social security paid over the last four years of work. The size of the benefit is commensurate to the compensation received in the period considered and cannot exceed € 1,300. To be entitled to NASPI the unemployed are required to participate in skills upgrade or job search schemes.
In addition, a specific Fund (in the financial plan of the Ministry of Labour and Social Policies) with a € 200 m endowment for each of the two years 2015 and 2016 for the disbursement of ASDI has been established, and an unemployment check has been introduced for those who have already benefited from NASPI, but who have not succeeded in re-entering the labour market and are in serious need of financial support. It has a six-month duration and is equal to 75% of the NASPI benefit received.
For workers enrolled in the 'Gestione Separata INPS' social security fund who lose their job, an unemployment benefit called DISCOL has been introduced, envisaging the disbursement of a check commensurate to their income. Workers who have paid at least three months of social security contributions calculated from 1 January of the year before the worker became unemployed to the date on which unemployment began. The benefit is disbursed for half the number of months of social security contributions paid and its duration cannot exceed six months. Also this allowance is conditional upon participation in active labour market policies.
The unemployed are also offered intensive assistance services in seeking employment ("re-employment contracts ") by public or private employment services, accompanied by an 'individual endowment' designed for recognised entities acting as labour-market intermediaries that succeed in achieving re-entry into the labour market of unemployed individuals.

Ensure a universal guarantee system for all workers, envisaging – in the event of involuntary job loss - the same form of protection commensurate with the social security contributions paid by workers. Strengthen the connection between passive and active policies with a view to making active labour market policies more effective.

As of 1 May 2015.

Italy's labour market has become increasingly segmented over the past twenty years as a result of the proliferation of a plethora of different types of employment contracts. The goal of the Jobs Act is to simplify the legal framework to induce employers to rely more on standard employment contracts, thereby extending protection afforded to workers. With the introduction of a consolidated text that simplifies and reviews the different types of employment contracts, the Government intends to make the regulatory framework more flexible and more responsive to the requirements of the national and international economic context.

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THE REORGANIZATION OF THE DIFFERENT TYPES OF CONTRACTS

The new simplified consolidated text on employment contracts and the reviewed regulations on job functions contain a series of measures for reorganising the different types of employment contract and ensuring more flexible human resources management for firms.
As of the entry into force of the decree, employment relationships on project-based contracts shall no longer be established and as of 2016 employment relationships on project-based contracts between the same worker and the same employer shall no longer be established. Joint ventures with working partners as well as job-sharing have been abolished. The scope of staff leasing is expected to be extended (staff leasing) abolishing the causal elements and setting a percentage limit to its use, calculated on the total number of employees working under an open-ended contract in the company that intends to use these arrangements (10%).
As far as occasional jobs are concerned, the text envisages an increase in the amount of workers' earnings up to € 7,000 (still below the tax-free threshold) and the introduction of traceability of occasional workers' activities through text messages .
Moreover, first-level apprenticeship (for acquiring diplomas or professional skills) and third-level training (high-level training and research) will be strengthened, reducing costs for enterprises that engage in these activities, with a view to promoting the use of first-level apprenticeship in line with the principle of alternation between education and work.
The decree also contains provisions on business organisation and improves the flexibility of some measures. In particular, a company may change the functions a worker has to perform without need to change his/her basic compensation, without prejudice to the possibility of agreements between the worker and the employer on the introduction of further flexibility clauses designed to keep workers in employment, make them acquire new skills or improve their living conditions.

Broaden labour market access for those seeking employment, as well as reorganise existing employment contracts to ensure they can meet the needs of the national and international economy .

April 2015.

The Jobs Act also contains provisions on work-life balance to strengthen the measures envisaged in the consolidated text on maternity protection (Decree Law No. 151 of 26 March 2001) for the support of paternal care, maternity protection; it also envisages new rules for areas that had already been dealt with by the Constitutional Court, but whose considerations had not yet been reflected in legal provisions. The ultimate goal is to encourage women to stay in employment and increase female participation in the labour market so as to reduce the wide gap in female participation rates between Italy and most European countries. This is accompanied by maternity-support tax measures introduced by the 2015 Stability Law (so-called 'baby bonus').

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WORK-LIFE BALANCE

This measure has changed regulations governing mandatory maternity leave to make it more flexible in some cases, taking care of the mother-child relationship without compromising the protection of the mother's health.
The Decree has extended the period during which parents may take time off work from the (previously envisaged) first 8 years of the child's life to 12. The partially paid leave (30%) has been extended from 3 years of the life of the child to 6 years; non- paid leave may be taken when the child is aged between 6 and 12. Similar provisions have been introduced for adoption and foster care. The overall duration of the leave has remained unchanged.
Paternity leave has been extended to all workers and not just limited to employees as has been the case so far; the father may take paternity leave if the mother is unable to take maternity leave due to natural or contingent reasons.
In addition to the changes made to the consolidated text on maternity protection, the decree contains new regulations on remote work and concerning women who have suffered gender-based violence.
Special benefits have been envisaged for employers who resort to telecommuting to cater to working parents' needs .
A period of leave has been introduced for women who have suffered gender-based violence and who participate in certified protection schemes; it has a maximum duration of three months during which women receive their full pay, including holiday pay and all other statutory allowances.
In addition, resources have been appropriated for the promotion of efforts and measures to reconcile work and family life in firm-level bargaining.

Support parental care with measures designed to protect maternity leave and reconcile work and family life for all workers.

April 2015.

Even though the system of income-support measures when workers are still on an employment contract has played a key role in dampening the impact of the economic crisis, these measures are both selective and costly. More specifically, in the event of an irreversible business crisis income support measures prolong the time needed for workers to move to new employment, reducing opportunities for re-employment. An economy that can easily adapt to structural changes can provide better opportunities for quality jobs. With a view to achieving this goal, the criteria and ways to qualify for income-support measures for workers who are still on an employment contract (especially the wage-supplementation fund called CIG) have been reviewed in the 'Jobs Act' enabling law.

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INCOME SUPPORT MEASURES

The enabling law No. 183/2014 sets out principles and policy criteria for action on wage supplementation schemes for those workers still in employment. To this end the Government is entrusted with the task of taking action as follows:
•     Review the criteria on the basis of which income-support is granted, except for business closure;
•     Simplify administrative procedures including with the introduction of automatic mechanisms for granting allowances;
•     Envisage the possibility to qualify for the wage supplementation (cassa integrazione) only after all other possibilities to reduce working hours have been exhausted;
•     Review the duration of the wage supplementation schemes, to be linked to each individual worker, and envisage more cost-sharing by companies resorting to the measures;
•     Envisage a reduction in the ordinary social security contributions and change them across the various industries depending on the extent to which they are actually used.

In addition, mechanisms shall be identified to ensure that workers benefitting from income-support measures participate in schemes for the provision of services and activities for the community in which they live.

Favour a more efficient use of income-support measures for workers still in employment, by encouraging faster re-employment for redundant workers.

June 2015.

The Government intends to establish a unique labour inspectorate at national level so as to increase the effectiveness and efficiency of inspections in order to protect the health and working conditions of workers, fight against the shadow economy and prevent misconduct in the workplace.

NATIONAL LABOUR INSPECTORATE

The enabling law provides for the simplification of inspective activities through measures designed to achieve coordination of all the various entities currently responsible for inspection activities in the workplace, or the establishment – without additional costs for the government and with the same human capital and financial resources available under the existing legislation, of a National Agency for safety and health at work, by unifying in a single entity the inspectorates of the Ministry of Labour and Social Policies, INPS (the social security agency) and INAIL (national institute for insurance against industrial accidents), identifying coordination tools and arrangements with the inspectorates of the local health authorities and the regional agencies for environmental protection.

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Increase the efficiency of inspections and provide better protection of workers' health and their working conditions.

May 2015.

Transparent regulations and simple procedures are the features that are common to the most efficient administrative frameworks. A great deal of international research has shown that excessive administrative burden prevents many potential foreign investors from investing in Italy, which goes to the detriment of Italy's economic growth and employment. The Jobs Act is designed to take action on this key aspect of business life and to ensure better management of human resources, especially by strengthening the system of electronic transmission of documents and matching of data in the databases of general government bodies.

SIMPLIFICATION OF PROCEDURES AND REQUIREMENTS

The enabling law on the simplification of procedures and requirements sets out the following guiding principles and criteria:
●     Streamline and simplify procedures and requirements in connection with the establishment and management of an employment relationship, with the aim of halving the number of bureaucratic and administrative documents and procedures needed to manage the employment relationship;
●     abolish and simplify, including through interpretation provisions, rules that have given rise to major interpretative, jurisprudential and administrative disputes;
●     envisage one single notice to be served to general government bodies in connection with the same event (e.g. an industrial accident) and require the same to notify all other relevant entities;
●     promote electronic communication and abolish paper-based document storage; overhaul sanctions;
●     review requirements in connection with the individual education and training booklet (libretto formativo del cittadino).

Simplify and streamline procedures to establish and manage employment relationships with a view to reducing the administrative burden on citizens and firms.

May 2015.

A network of adequately structured employment services is needed for the system of active policies to be effective. The Italian context is still characterized by excessive fragmentation of active policies, which, in general, are also quite weak. Parliament has conferred on the Government broad powers to issue one or more legislative decrees aimed at reorganising regulations governing employment services and active policies with a view to reducing the time for the transition

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from education to work, from unemployment to work and from work to work. With a view to achieving this goal, the Government has been asked to proceed to the establishment of a National Employment Agency. In this connection, also the constitutional reform, which is being considered by Parliament, is of crucial importance; it includes the reform of Title V of the Constitution and especially the allocation between the Government and the Regions of powers concerning active labour policies.
A centralized system for the management of active labour policies - that does not lose sight of the specific concerns and issues of the Regions and production clusters - would ensure uniform provision of standard services throughout the territory, a better link between active and passive labour policies and greater worker mobility at national and international level.

EMPLOYMENT SERVICES AND ACTIVE LABOUR POLICIES

Enabling act No. 183/2014 confers upon the Government the power to make laws regulating employment services and active labour policies by setting out the following guiding principles and criteria to:
•      streamline existing incentives for hiring workers and those for self-employment and the establishment of own companies;
•      establish – as a budget-neutral measure – a National Employment Agency for the integrated management of active and passive labour policies, working in cooperation with INPS and the other central and regional authorities responsible for incentives to self-employment and the establishment of own companies;
•      streamline the facilities and offices of the Ministry of Labour and Social Policies with a view to simplify and increase the efficacy and efficiency of administrative action;
•      strengthen and enhance synergies among public and private employment services and third-sector institutions, as well as secondary and tertiary education institutions for better matching of employment demand with supply;
•      introduce the principles of active labour market policies envisaging the promotion of a connection between income-support measures and active labour- market policies for individuals seeking employment;
•      enhance the labour market management information system and monitoring of the services provided.

Ensure that the essential services of active labour policies can be enjoyed throughout the national territory and ensure fair and uniform provision of administrative functions.

June 2015.

The Italian Government continues to give impetus to the Italian programme for the implementation of the 'Youth Guarantee', the European scheme to counter the so-called NEET phenomenon (young people not in education,

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employment or training). Italy faces considerable difficulties as the problem affects more than a fifth of its young people in the 15-29 age group.
At the beginning of April 2015 the overall number of users registered with the Youth Guarantee access points exceeded 491,000, against a total number of possible users estimated by the Ministry of Labour and Social Policies in 560,000 young people who are not in education or employment. The accredited services are taking care of almost 245,000 young people enrolled in the scheme.
After an initial stage, not without some delay due to the need to coordinate the different actors involved in the implementation of the programme, there has been a step change which has led to a monthly increase of the number of people the services are taking care of equal to 16.5% (first week of March 2015) and a 19.7% increase in the share of young people who have received an offer for education, training, apprenticeship, civilian service and employment.

IMPLEMENTATION OF THE ITALIAN PROGRAMME AS PART OF THE EUROPEAN YOUTH GUARANTEE INITIATIVE

The Italian program for the implementation of the European Youth Guarantee scheme envisages that young people aged between 15 and 29 are offered the possibility, via an ICT platform, of using a network of customized services on training, employment and orientation opportunities, both through employment services and facilities within educational/training centres. The aim is to identify and contact young people who dropped out of school or training to prevent them from becoming NEETs. More specifically, the plan includes nine action fronts: i) reception, ii) enrolment and training targeted to finding work and - for the 15-18 age group - to acquiring vocational skills; iii) orientation; iv) apprenticeship; v) traineeship; vi) alternative civilian service; vii) support to self-employment and establishment of one's own business; viii) professional mobility e ix) employment bonus. These measures will be implemented through a National Operational Programme called "Youth Employment" approved by the European Commission and broken down into regional implementation plans of the Youth Guarantee.

Ensure that all young people get a good-quality employment, education, apprenticeship or training offer within four months of their leaving formal education or becoming unemployed.

It was launched in May 2014 and will be monitored and strengthened in 2015.

Compared to previous years, the 2015 Stability Law marked a clear trend reversal with regard to funding for social policies. The 2015 budget package structurally appropriated resources to regional services from the National fund for social policies (€ 300 m) and from the Fund for non-self-sufficient people ( € 400 m in 2015 and € 250 m as of the following year). These appropriations are accompanied by an extraordinary € 100 m fund for strengthening social and educational services for young children, new funding for the so-called 'social card' (€ 250 m) and other measures to support families – including a check for new-born children, which will be outlined below – and to promote the social economy and

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areas that can support weaker citizens. These are funds which, without prejudice to budget constraints, shall be the starting point of an approach which considers social spending as investment supporting a broader strategy of inclusive growth.
It is against this backdrop that a reform of the social infrastructure is finally being implemented, which, after its start a few years ago, has been fully applied in 2015. More specifically on January 1, 2015 the reform of the ISEE (ISEE Indicatore della situazione economica equivalente – equivalent economic status indicator), entered into force; it combines income and wealth of households, with an equivalence scale through which the two can be compared. The goal of this reform is to increase fairness in selecting benefit recipients, when benefit entitlement depends on economic status. Beside a new definition of the variables which make up the indicator (greater weight to wealth, and a special focus on households with significant dependent care expenses, etc.), especially the mechanisms to detect fraud and abuse and for the use of administrative databases have been strengthened to make the indicator as accurate as possible in assessing economic status to counter the widespread tax evasion and elusion practices witnessed in the past. Fraud is being reduced and the efficacy and efficiency of policies improved with better selection of recipients who are in real need.
Beside the ISEE indicator reform, in 2015 also the social services information system will be put in place; it is a large database which will match data concerning welfare benefits provided by the different levels of government (Government, Regions, local authorities), by also using information concerning tax credits and deductions (tax expenditures). In addition to benefits, the system will also show – if individuals are enrolled with the welfare services - the various assessments on the basis of which benefits were determined. Besides being a useful means to combat fraud, it is a valuable tool for planning, monitoring and assessing the measures adopted.
A novelty in the Stability Law is the so-called 'baby bonus' for families with a new born child. It amounts to € 80 per month, while families in need (with incomes below € 7,000 as measured by the ISEE indicator) will receive twice as much to help them with the additional costs they face with the birth of a child. The benefit is envisaged for children born in the 2015-2017 three-year period and will be paid until the child reaches the age of three.
With regard to benefits designed to fight poverty, the 'baby bonus' will help streamline some of the existing measures – especially the social card, currently intended (as far as children are concerned) for a similar group of households as rated by the ISEE indicator; this could free up resources to extend the active inclusion programme to support long term unemployed households with children (sostegno per l'inclusione attiva – SIA), which was introduced on an experimental basis. It is indeed a pilot program, which has been launched in 12 major Italian cities where SIA allowances are being granted; over the course of 2015 it could be extended throughout the Mezzogiorno. The programme envisages the payment of an allowance in connection with the start of a project tailored to cater to the needs of the household concerned and designed to help members of the household in various fields of life – from actively seeking employment to school attendance for younger members of the family to the adoption of healthy lifestyles. To this end, the Regions will be given resources from the European social fund, especially the Inclusion National Operational Programme, adopted by the Commission last

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December. At present the allowance is granted to families with children in which at least one person has become unemployed; however, it is a useful tool whose assessment method provides clear elements for developing a national strategy to fight poverty. To this end the Government intends to start a far-reaching debate with the various levels of government and the relevant stakeholders leading to the drafting of a national plan to be adopted before the end of summer.

EXTENSION OF THE PILOT PROGRAM 'SIA'

The active inclusion programme - SIA 'sostegno per l'inclusione attiva' is a measure to fight poverty which makes economic support for recipient households dependent on their willingness to enrol into a 'customized' project for labour market integration and social inclusion. The goal of the project is to provide households with the tools to get out of poverty and lead a decent life, by actively seeking employment, participating in training opportunities and other active policies, improving school attendance and parenting skills, through an approach aimed at empowering the recipient households rather than simply doling out of benefits.

Provide shared assessment tools with a view to defining an across-the-board measure to fight extreme poverty.

Launched in the Spring of 2014 in 12 major cities, it will be extended to the whole Mezzogiorno before summer.

A specific legislative decree will be adopted to ensure that through firm-level or regional-level collective bargaining, arrangements are adopted for worker participation in business decisions and to promote evolution in industrial relations overcoming conflicts by pursuing shared goals.

PRODUCTIVITY, INDUSTRIAL RELATIONS AND WORKER PARTICIPATION IN MANAGEMENT

The legislative decree on worker participation in management contains a list of ways on how to involve workers from information and consultation procedures to procedures for reviewing management plans and industrial strategies as well as shared decisions through the establishment of joint decision-making bodies (with responsibilities, powers to develop policies and address issues such as health and safety at work, operational organisation, vocational training, assignments and corporate welfare policy).
More specifically, profit-sharing schemes can be developed for worker participation in the implementation of business plans and in their performance. Worker participation in supervisory bodies or board of auditors has also been envisaged, as well as direct or indirect arrangements for privileged access to share ownership, corporate equity and stock options. Regulations have been introduced governing the establishment - through an agreement - of a trust fund for employees, as well as the establishment by a financial intermediary

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(such as a bank or other institution) of an fund investing in bonds issued by the company: both funds may be joined by employees participating in share ownership plans similar to the so-called Esop plans (employee stock ownership plans).

Adoption of schemes for worker participation in management through national collective bargaining (or regional collective bargaining) so as to contribute to promote evolution in industrial relations overcoming conflicts by pursuing shared objectives.

By 2015.

I.9	PRIVATIZATION AND DIVESTMENT

In the face of a high public debt, the Government is implementing an extraordinary multi-year plan to upgrade and divest Government property, which, together with the sale of government stakes in a number of companies, is aimed at raising additional funds to be used for debt reduction and investment funding.
The Budgets adopted in the last few years have accelerated Government property upgrade and divestment processes; it bears repeating, however, that these processes require medium-to-long time horizons as well as the full involvement of all relevant institutions responsible for the management of State property.
Due to problems linked to market absorption and the time required for adopting the necessary upgrade plans, the divestment of Government property is a medium-to-long term process requiring a multi-year action plan and a comprehensive review of the relevant regulations concerning sale arrangements, aspects relating to taxation as well as compliance with town-planning, housing and cadastral standards.
In January 2015 the first set of auction rules was officially adopted for the sale of several residential units of the Ministry of Defence housing estates in various areas across the national territory (700 approximately) which will fetch no less than € 220 in 2015 and € 100 million in both 2016 and 2017. Similar divestment processes for other Ministry of Defence estates (housing estates and other property) are being finalised. However, should some property remain unsold at the end of these divestment processes, measures will be taken to make it attractive to the real estate market.

PROPERTY UPGRADE AND DIVESTMENT

Start upgrading unused Government property in a joint effort with the State Property Agency and the local authorities; speed up the process to include property managed by the Ministry of Defence and no longer used by government authorities into the list of assets to be divested; involve the local authorities in the upgrade and divestment process, also by rewarding them with a 'bonus' in cash as envisaged by the law; implement policies to streamline the use of property used by Ministries and general government, public and regional bodies with a view to : a)

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vacate property to be included in upgrade and divestment processes: b) reduce lease expenses; c) save on maintenance and energy costs .

Ensure that simplification policies are effective in improving the lives of citizens, promote growth and strengthen business competitiveness.

2015-2017.

The goal of the privatization process is to reduce public debt and promote economic competitiveness and the development of capital markets.
By law, with regard to direct stakes, the sums fetched through these divestment processes will be used to reduce the public debt, while in the case of the so-called second-level transactions, the proceeds will be used to strengthen the capital of parent companies, (part of the revenues could also be used to pay a dividend to public shareholders).
As to the privatization of directly controlled companies, in January 2014 two decrees of the Prime Minister (DPCM) have been adopted governing the divestment of a 40% stake in Poste Italiane and 49% stake in ENAV, through IPO operations involving savers as well as employees of both companies.
The stakes in Poste Italiane and ENAV will be sold in 2015, with a delay over the 2014 timeline envisaged for the completion of divestment processes, due to changes in the management of both companies and the complexities of the transactions which require longer preparation compared to what had been estimated.
More specifically with regard to Poste Italiane, the Ministry of the Economy and Finance has chosen the financial and legal consultants as well as the underwriting syndicate. Activities necessary for the quotation are underway on the basis of the new business plan developed by the company. With regard to ENAV, the Ministry has already chosen the legal and financial consultants and will soon fulfil all the other requirement to complete the transaction.
As to the sale of its stake in STMicroelectronics Holding, without prejudice to the commitments made in the shareholders' agreement with the French shareholder (which owns the other 50% controlling stake of the Holding), the company can be sold to a public entity, the entity being Fondo Strategico Italiano (a company of the CDP group) or one of its subsidiaries. Preparations for the sale are being completed.
In February 2015, the Ministry sold a block of ENEL shares equal to 5.74% of the company's capital to major national and international banks via an accelerated bookbuild, thereby reducing its stake 31.24% to 25.50%, fetching an overall amount of about € 2.2 bn.
The privatization process of Gruppo Ferrovie dello Stato is being prepared in a joint effort with the company and the Ministry of Infrastructure and Transport, whose aim is to identify the best way to conduct the transaction. The Ministry of the Economy and Finance has chosen the financial and legal consultants, which will assist in identifying the best arrangements and in completing the whole privatization process.

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PRIVATIZATION

Divestment of companies directly or indirectly owned by the State through annual privatization plans over the 2015-2018 period. Introduction of measures to conduct effective divestment processes at local level.

The planned privatization processes will fetch 0.4 percentage points of GDP in 2015, 0.5 p.p. in 2016 and 2017 and 0.3 p.p. in 2018.

Annual plans during the 2015-2018 period.

I.10	THE HEALTHCARE SECTOR

The National Health Service is facing the daunting challenge of maintaining the standards and performance it has achieved while at the same time delivering savings to reduce government expenditure. In this sector there is scope for reducing wasteful spending and for bringing expenditure into line with standard costs. Considering current population trends, the starting point for the medium and the long term sustainability of the National Health Service must be based on the development of a governance model for the healthcare sector. At the same time the current healthcare system needs to be reorganised with a view to providing healthcare services to those who actually need them.

RETHINKING THE HEALTH CARE SERVICE WITH A VIEW TO ENSURING SUSTAINABILITY AND EFFECTIVENESS

Implementation of the 2014-2018 New National Prevention Plan (PNP). The Plan is a strategic document establishing, at national level, prevention targets and tools that will be adopted at regional level through Regional Plans. The National Prevention Plan aims at achieving the following macro objectives: 1) Increase prevention so as avoid morbidity, mortality and disability caused by non-transmissible diseases. 2) Prevent the consequences of neurosensory disorders. 3) Promote mental health in children, adolescents and young people. 4) Prevent substance and behavioural addiction. 5) Prevent road accidents and reduce their seriousness. 6) Prevent home accidents and their consequences. 7) Prevent industrial accidents and professional diseases. 8) Reduce environmental exposure that is potentially harmful to health. 9) Reduce the frequency of the main infectious diseases. 10) Implement the National Integrated Checks Plan for prevention in food safety and national animal health. 11) Establish a data collection system in order to start using electronic health files which will be introduced shortly, containing the data and electronic health-related documents generated by the current and past medical history of patients. 12) Promote the digitization of healthcare processes, the development and spread of e-health, so as to ensure it becomes a structural component of the National Health System ( see the e-health pact) .

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Strengthen prevention policies, with investment in sectors other than health, which may contribute to reducing reliance on the National Health Service for care, both in terms of hospitalization and treatment required. Health is greatly affected by exogenous factors – health policy is therefore becoming integrated with environmental, economic, social, education and research policies. The EU Treaty itself recommends adopting "Health in all Policies – HIAP" as a standard approach.
Having effective tools for pre-emptive assessment of health impacts when making decisions is becoming ever more important to cut health spending as a proportion of GDP.

2015-2016

As for planning in the healthcare sector, it is essential to continue on the path that had already been taken for the implementation of the 2014-2016 Health Pact. The Health Pact for the 2014-2016 period, signed with the agreement of the State-Regions Conference on 10 July 2014, lays down NHS-related financial and planning aspects for the Government and Regions. Similarly important is monitoring the economic viability of the NHS with a view to striking the right balance between the provision of services and funding, balancing the needs for effectiveness with those of efficiency, by fulfilling the criteria for costs laid down as part of the agreement governing the relationship between Government and Regions. In view of a constant improvement of regional health services, the process of identifying standard costs and requirements, as envisaged by the law, will continue in order to determine how the resources earmarked for funding the NHS are to be shared out. The role of the National system of guidelines needs to be enhanced to promote clinical excellence, the quality and safety of treatments and adequacy in prescriptions as well as the provision of services; the guidelines will also ensure compliance with the standards envisaged, promoting transparency in all areas, clear communication with citizens and compliance with the law.

HEALTH PACT FOR THE 2014-2016 PERIOD

Start of the reorganisation of the hospital network in compliance with the new qualitative, quantitative, structural and technological standards provided for the regulations which will be adopted shortly and strengthen - in all Regions - innovative organisational models of regional healthcare, based on groups of GPs and paediatricians chosen by patients to ensure more healthcare is delivered at regional level and to promote the adequacy of hospital admissions. Identification of standard costs and requirements. Update the minimum levels of services and the prostheses lists. Provisions related to the above update are being examined.

Strike the right balance between provision of services and funding, while balancing effectiveness with efficiency while complying with the cost criteria laid down as part of the arrangements governing relations between the Government and the Regions.

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2015-2016

At the same time the Ministry will have to collect data for the development of systematic monitoring procedures of the minimum levels of service, through integrated assessment of the services provided to citizens as part of the different levels of care services, starting from hospital and regional services, with a special focus on residential, semi-residential as well as home care, adding those services provided halfway between hospital services and regional services (emergency care).
To bring healthcare services up the standard afforded by the clinical and technological innovation of the last few years, the minimum levels of healthcare services must be updated, especially in the area of specialised care and prostheses for the disabled, while the social and health activities for non-self-sufficient individuals and people with psychological disorders need to be strengthened.
To improve the current monitoring system, which is based on a synthetic scoring method to assess if minimum levels or service are being maintained but that does not fully capture the regional specificities, a process has been introduced to develop a more analytical monitoring procedure, that pays particular attention to adequacy, efficiency and effectiveness of service provision, as well as changes in all of the above areas at social and geographical level.

REDEFINITION OF THE SCOPE OF MINIMUM LEVELS OF SERVICE AND ADOPTION OF THE HEALTH TECHNOLOGY ASSESSMENT (HTA)

Identify the most effective healthcare options in terms of costs and from a patient perspective. Establish a national unit responsible for providing the same level of healthcare services for all ensuring equal access at regional and local level. Strengthen the role of the national HTA centre as a tool to establish priorities for the assessment of all technologies available to the system (pharmaceuticals, medical devices and therapeutic-pharmacological paths).

Update the minimum levels of service to bring healthcare up to the standard afforded by the most recent clinical and technological innovation.

2015-2016

Payment for healthcare services will also have to be reviewed and updated.
First, more support will be given to assist the Regions in adopting measures and initiatives aimed at making healthcare services provided at regional level more effective and evenly distributed. Secondly, activities in connection with the agreements on expenditure reduction plans to cut the health deficit will continue, with a greater focus on improving the quality of the regional healthcare service, on which the monitoring and cost-effectiveness of health expenditure depends. The strategic effort to reorganise the set-up and functions of primary care will continue, with greater involvement of general practitioners and paediatricians,

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based on a networked approach designed to ensure that patients are taken care of in a comprehensive and continuous fashion by a multi-disciplinary team of professionals having different skills.
Also thanks to the momentum generated by national regulations, actions will be implemented to upgrade the system of primary care through the adoption of organisational models, which, while taking into account regional specificities, can provide integrated healthcare services through the network of hospitals and emergency care centres.
Therefore, the implementation by the Regions of organisational models of primary care such as the 'regional functional aggregates' (ATE -Aggregazioni funzionali territoriali) and the 'primary care complex units' (UCCP - Unità complesse di cure primarie) will be stepped up to secure the provision of primary care services through a complementarity-based approach of hospital facilities and to increase the ability of the NHS to provide care for its patients. Also the reorganisation of primary care is a key element in the National Chronic Disease Programme being developed under the 2014- 2016 Health Pact.
With a view to ensuring citizens' access also to technological innovation and securing the system's viability against a backdrop of limited resources, the HTA approach will be promoted and used thanks to standardization of methods and widespread use of best practices by central facilities, supervised by the Ministry of Health, in connection with all healthcare and biomedical technologies such as pharmaceuticals, vaccines, medical devices, large equipment and organisational procedures.
Moreover, all requirements concerning the free movement of health care services within the EU shall be met. Hence, the existing social security regulations shall be harmonised with the relevant EU law.
With regard to activities to improve quality and safety, monitoring of the so-called sentry events must be ensured through the SIMES information flow. Childbirth safety shall be systematically monitored through a specific program.
Generally speaking, continuing the multi-year program of investment in health technologies and in the construction of health facilities is essential to ensure maintenance and upgrade of the national healthcare facilities and assets over time.
The role of pharmacies with a special agreement with health authorities must be strengthened, especially the so-called Farmacia dei Servizi; transparency shall be promoted in all areas as it is instrumental in ensuring clear communication with citizens as well as compliance with the law.

REVIEW AND UPDATE OF THE PAYMENT SYSTEM FOR HEALTH CARE PROVISION AND BETTER SERVICES

Expenditure Savings Agreements to cut healthcare deficits; continuing the strategic action designed to reorganise primary care; upgrading of the primary care system; monitoring of sentry events through the SIMES information flow; strengthening the role of pharmacies through special agreements with the health authorities and especially the so-called Farmacia dei Servizi; promoting transparency in all areas is instrumental in ensuring clear communication with citizens and compliance with the law.

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Efficiency, cost-effectiveness and quality of health services.

2015-2016

The Hygiene and Health Committee of the Senate has given the green light to the first framework legislation on autism. In the Decree Law a great deal of attention is devoted to training with a view to strengthening school education for children with autism, by envisaging - in the national legislation - specific training for special educational needs teachers, while also relying on a further-reaching effort, based on targeted training in the community as well as the integration of social and health services necessary for implementing the law and enhanced roles of voluntary workers and the third sector.

FRAMEWORK LEGISLATION ON AUTISM

Two fundamental criteria: early diagnosis is crucial as is early provision of intensive rehabilitation care services. Istituto Superiore di Sanità updates the guidelines on the treatment of autistic spectrum disorders at all ages on the basis of the evolution of physiopathological and therapeutic knowledge. Early diagnosis and a personalised treatment plan are health services to be provided by the Regions according to the update of the minimum levels service. The Regions and general government bodies may identify centres responsible for coordinating services, develop diagnostic, therapeutic and welfare plans to provide care for minors, adolescents and adults, checking how they are faring. Measures are then adopted to i) establish multidisciplinary units, ii) organise training of practitioners, iii)set up regional teams, identify coordinators, ensure continuity in diagnostic, therapeutic and welfare plans in a person's lifetime, projects for families, availability of certified public or private residential and semi-residential facilities in the community. Initiatives have also been envisaged to promote action to ensure autistic patients are cared for also ensuring their integration in society and the labour market.

To provide health protection, improve the living conditions and social integration of autistic individuals.

2015-2016

Finally the planned reorganisation of entities supervised by the Ministry of Health – especially the Italian Medicines Agency (Agenzia italiana del farmaco (AIFA), is particularly important for streamlining the organisation and functions of the health sector. This reorganisation will provide the health sector with a more competitive regulatory, supervision and research structure, able to compete at international level, which will certainly have a positive impact on the protection of public health and be a driver of growth for the Italian economy.

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I.11	INFRASTRUCTURE

Public investment in Italy, especially in transport infrastructure, is beset by low efficiency.
The reasons for this poor performance are many: long lead time, high cost due to legal complexity and red tape, offsetting public works, agreements not incentivising compliance with the terms of the contract (such as completion date and costs), insufficient competition and corruption, the lack of a culture inspired by a cost-benefit approach both in the choice of works and in their design.
The Government is committed to achieve a step change, based on an enhanced role of planning in large public-works projects, on transparency in the approval procedure as well as the construction of the works and on the introduction of best practices to be developed drawing inspiration from those adopted in other countries.
In this area, the action, already taken by the Government in 2014 to reduce the administrative burden (especially the provisions contained in the so-called Sblocca Italia Decree Law) and fight corruption, is now supported by the recently established National Anticorruption Authority.
The fundamental role and the importance played by infrastructure is confirmed by its inclusion – across the board – in the different Government's key priorities for economic recovery, namely: critical infrastructure, the construction of schools, hospitals and prisons, increasing energy efficiency in Government buildings, the cultural heritage. Due to fiscal constraints, huge investment is also needed in this sector, for: a) strategic planning to foster priority projects; b) use of procedures alternative to traditional tendering for construction projects which require private capital through various forms of public-private partnership; c) greater attention to medium-sized and small projects to ensure maintenance of government property and land. To encourage public-private partnerships, innovative tools have recently been introduced in the legislation, such as project bonds and new tax rules granting large concessions for infrastructure projects worth more than € 200 million to be built without Government contributions.

ENABLING LAW ON CODE OF PUBLIC PROCUREMENT

Adoption of the draft legislation enabling the transposition of Directives 2014/23/EU; 2014/24/EU; 2014/25/EU.

The aim is to simplify, strengthen skill upgrading of the companies concerned and increase the participation of all qualified stakeholders involved. Reduce opportunities for illegal conduct and corruption through the adoption of clear and transparent rules.

December 2015.

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INVESTMENT FOR EUROPE AND ITALY'S ROLE

During its six-month Presidency of the EU, Italy supported the launch of Investment Plan for Europe, the so-called Junker Plan to promote growth and employment.
The Plan envisages three areas of action: i) structural reforms to improve the "business climate"; ii) selection of a pipeline of European projects, developed by a joint task force made up of the European Investment Bank, the European Commission and Member States; the task force has identified investment in Europe for over €1,300 bn, €240 of which in Italy; iii) additional resources for funding public and private projects in Europe through the establishment of the European Fund for Strategic Investment - EFSI, an ad-hoc fund , with EIB funds and guarantees on the EU budget. Moreover, to remedy bottlenecks and shortcomings in the technical abilities of Government bodies to identify and set up project financing, an European Investment Advisory Hub (EIAH ) will be established within the EIB. The EIAH which is co-financed by the European Union up to € 20 mn a year, and which will also receive contributions from the European Commission and NPBs will provide government bodies and individuals with technical assistance in identifying, preparing and developing investment projects.
With the European Fund for Strategic Investment, €315 bn of new funds will be available for investments in the 2015-2019 five-year period. The Fund will guarantee and fund projects in fields such as infrastructure, energy, education, research, protection of natural resources, innovation and SMEs, both with bonds and capital investment. The economic impact of the Plan depends on the actual additionality of the resources used which must be invested in a project portfolio with a higher profile risk compared to the ordinary activity of the EIB and in transactions aimed to bridge investment gaps wherever they occur in Europe.
Member States, and especially their National Promotional Banks (NPBs), can fund individual transactions or investment platforms. In this connection the promotional banks of Germany - KFW, France - Caisse de depot – and Italy– Cassa Depositi e Prestiti, have announced a contribution of €8 bn each , while Spain's Instituto de Crédito Oficial (ICO) pledged to contribute € 1.5 bn.
The initiatives which will be co-funded by CDP and have a duration of about 4 years, will be identified in the sectors eligible to the Fund guarantee especially to promote loans to PMI, the digital economy, as well as energy and transport infrastructure. In addition to the financial contribution of CDP and the guarantees of the European Fund for Strategic Investment they will also benefit from private funds and the co-financing of the European Investment Bank.
Moreover, in line with forecasts of the European Fund for Strategic Investment Rules, CDP – with the coordination of the Ministry of Finance - will cooperate with the EIAH to provide adequate technical assistance to government bodies in identifying and preparing projects in Italy facilitating their submission to the Fund's Investment Committee.

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Deal with the strong deficit in public and private investment and its structural and macroeconomic causes. Invest in European public goods that have the highest impact on economic potential and which would not be able to find alternative sources of funding due to market failures resulting from weak growth prospects or financial or budgetary constraints. Provide technical assistance for project implementation.

The EIB can already start to identify and fund eligible projects, which will then be covered by the Fund's guarantee, as soon as the latter becomes operational. The rules of the Fund, which are now being drawn up as part of a procedure involving the European Commission, the European Council and the European Parliament as co-legislators, are expected to come into force by the end of the summer.

BRINGING THE PRIVATE SECTOR ON BOARD FOR MAJOR INFRASTRUCTURE WORKS

Establishment of an interministerial technical unit responsible for assessing the bankability of works to be realised through project financing. The Unit's opinion is mandatory for the approval procedures of projects worth more than € 20 million.
Envisage a single standard for tenders, procedures and contracts in compliance with the purpose and nature of the project being tendered.
Changing Part II of Title V of the Constitution is no longer necessary as the Region's concurrent powers have been transferred to the existing centres for constitutional powers and responsibilities.
Improvement of tools and strategies for communicating and advertising existing opportunities to the private sector, also through the specific pipeline for European investment projects of the European Fund for Strategic Investment (EFSI).
Ensure more transparent information flows and monitoring both during construction and during the later stages of project management, including through the support of the information system.
Analysis of specific provisions concerning PPP models when the new European directives on public procurement are transposed.

Strengthen the technical skills of general government bodies in assessing the financial profiles of infrastructure projects in order to protect both public finance and individuals with regard to the timeframe and arrangements for bid certification.

December 2015

ACTIONS FLAGGED BY MAYORS OF SMALL MUNICIPALITIES

Decree Law No. 133/2014 so-called "Sblocca Italia" envisages funding of the following projects:
•     € 100 mn for allowing additional requests to the list of those eligible for funding, to implement the so-called '6,000 Campanili' program;

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•     € 100 mn for a second call for tenders developed in a joint effort with ANCI (national association of Italian municipalities) specifying the new action lines for: a) upgrade and maintenance of public land; b) upgrade and improvement of energy efficiency; c) ensuring compliance with safety standards in public buildings;
•     € 200 mn for actions proposed by mayors to the Prime Minister's Office between 2 and 15 June, 2014.

Enable the start of operation at small and medium-sized construction sites throughout the territory, especially in small municipalities that usually do not have sufficient resources to perform works that are necessary to the local community.

To be completed by 2017.

COMPLETION OF CONSTRUCTION PROJECTS ON GOVERNMENT PROPERTY AND URGENT WORKS TO REVERSE HYDROGEOLOGICAL DAMAGE

Projects have been selected on the basis of new works being completed and/or completion works relating to upgrade and renovation works to ensure proper operation of buildings, especially those used by law-enforcement agencies. As for urgent actions to reverse hydrogeological damage, the most critical ones have been selected i.e. in areas prone to earthquakes or floods and/or relating to functions of general interest.

With regard to Government property, the aim is to complete the works that are underway as soon as possible so as to return it to its users and ensure better functioning of renovated buildings in terms of efficiency. With regard to urgent action to reverse hydrogeological damage, it is absolutely clear that this action is indeed necessary and very urgent, especially considering that the well-known tragic events of last year show that, in addition to undermining the stability of the ground, failure to take action would also result in an exponential increase of costs for the Government.

To be completed by 2018.

COMPLETE THE CONSTRUCTION OF NATIONAL INFRASTRUCTURE NETWORKS BASED ON THE EUROPEAN NETWORK PROJECTS

Funding for the projects submitted to the European Commission as part of the €12 bn allocated under the first 2014 TEN-T call for tenders from the 'Connecting Europe Facility' (CEF). Italian proposals envisages an eligible sum of €7 bn by 2020 with a request for an EU contribution of € 2.5 bn.
Fully in line with the already mentioned goal of promoting intermodality and interoperability, over 85% of the contribution requested relates to railway projects along the national and cross-border stretches of the main EU Corridors and the implementation of the ERTMS signalling and train control system as well as technological enhancement.

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Approval by the European Commission of the 2014-2020 Operational Programme Infrastructure and Networks whose general goal is the promotion of sustainable transport system and removal of bottlenecks in the main infrastructural networks of five Regions of Southern Italy (Basilicata, Calabria, Campania, Apulia and Sicily). To this end substantial amounts have been earmarked for increasing rail links along the main routes of the TEN-T Scandinavia-Mediterranean Corridor.

Fully implement the EU objectives (conditionality, intermodality, interoperability), especially in the construction of the works along the national and cross-border stretches of the main EU corridors.

June 2015.

THE HOUSING CRISIS PLAN

Complete the implementation of the housing crisis plan adopted by the Government with legislative decree No. 47/2014 envisaging the following action lines:
•      Support access to rented accommodation through new funding for the Rent Fund and the Fund for tenants who have rent arrears through no fault of their own and for the reduction of the flat tax rate on controlled rent agreement from 15 per cent to 10 per cent for the 2014-2017 period
•      Programme for dwellings owned by public housing estates.
Incentives and simplification of procedures – in housing and town planning – to promote social housing.

Address housing problems resulting from changes in family structure, migration phenomena and urban marginalisation through the above-mentioned actions bearing in mind the new features of new determinants of the demand for housing.

2016.

AIR AND MARITIME TRANSPORT

Continuation of the process of development and implementation of the National Airport Plan, after the integrations introduced by the State-Regions and Autonomous Provinces Conference.
Encourage the establishment of airport networks as well as alliances in the areas identified in the Plan to optimize airport infrastructure capacity. Promote the improvement of access to airports and modal interconnections, more specifically by promoting high-speed rail links to intercontinental airports (Rome Fiumicino, Milano Malpensa, Venice) and by including last-mile infrastructure of rail and road networks in the special procedures of the 'Legge Obiettivo' (Law on infrastructure). Develop cargo transportation.

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Reform of maritime transport through the development of a Harbour and logistics plan, by establishing a hierarchy for the network Identify Harbour catchment areas of national importance by market segments. Identify and implement a governance model ensuring decisions concerning strategic policies and infrastructure investment are made at central level, thereby rationalising the use of the available resources. Completion of the European corridors and improvement of last-mile infrastructure of road and rail connections. Identify actions to reduce taxation and increase competition and transparency, as well as to increase port competitiveness. Implementation and start of operations of the National Maritime Single Window (NMSW) the only dialogue window in Europe for freight transport and the operation of management and monitoring information system supporting other public bodies involved.

Streamline the national airport system, boosting its competitiveness and optimizing it through specialization criteria with a networking impact on the organisation of terminals. Reorganise the entire port industry to boost its competitiveness and improve the overall national and European airport system.

June 2015

ROAD TRANSPORT, HAULAGE , INTELLIGENT TRANSPORT SYSTEM (ITS) AND SUSTAINABLE MOBILITY

The approach that allocated funds to haulage on an annual basis and a new three-year structural plan will be implemented so as to ensure better targeting of funds for business growth and investment in green vehicles, in line with EU constraints. Planning of programmes and lifelong training of employees are also envisaged. With a Decree of the Prime Minister of 26 September 2014 the National Infrastructure Plan for recharging electric cars was adopted. It will be implemented through special agreements with the Regions to start projects designed to solve the most pressing needs in highly congested urban areas and through Partnership Agreements. Development of the National Strategic Framework on the national strategy for the development of alternative fuel infrastructure in line with Directive 2014/94/EU.

Improve services provided to citizens in terms of quality, costs and safety.

July 2015 (ITS platform).

LOCAL PUBLIC TRANSPORT AND RAIL SERVICES

Coordination between planning of services and planning of investment with a view to progressively improving efficiency and performance indicators in this sector, by adjusting quality (also in terms of choice of means of transport) and quantity of services to changes in real demand taking into account potential demand. Ensure competition and

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transparency in local services especially in local rail transport services in cooperation with the Transport Authority.

Industrial reorganisation of the sector to provide effective and sustainable transport services in urban and regional areas. Reorganisation of the so-called universal services to benefit citizens by optimising links, reviewing mechanisms for government funding and gradually allowing greater competition in the sector.

2016

NATIONAL PLAN FOR THE CITIES

With the implementation of the provisions contained in Legislative Decree No. 83 of 2012 confirmed into Law No. 134 of 2012, 28 projects have been selected which will be funded partly with national funds and partly through Common Agricultural Policy (CAP) funds (formerly tax-free urban areas). 28 Urban Upgrade Contracts have been signed as well as 24 Agreements for the development of arrangements to disburse the funds and monitor actions.
Funds have been allocated to the National Plan on Cities for a total of € 318 mn, 224 million of which are national funds and 94 million CAP funds.

Urban upgrade: to upgrade and restore urban areas through public-private co-funding and possible regional strategic integration.

Funding up to 2017.

I.12	DEFENCE: A MODERN MILITARY FORCE

Efforts to provide modern and flexible military facilities include action aimed to rationalise non-residential facilities.

RATIONALISATION OF NON-RESIDENTIAL FACILITIES

As part of the "Review of military facilities" the following actions will be taken: a) use of the lowest number of buildings to reduce costs b) use the available infrastructure for other purposes, such as public debt reduction, reduction of rental costs, as well as supplementary pension schemes for the Armed Forces. Infrastructure to be sold will be upgraded to ensure that its use is compatible with the needs of the local market and the buildings can be put up for sale.
Develop a new and modern accommodation policy to ensure on-call availability of staff as part of a plan to ensure standby status of military personnel.

The process to rationalise the many and different buildings and

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facilities of the Ministry of Defence is aimed to achieve the highest degree of efficiency for a modern military force.

2015-2017.

A 'White Paper' will be published soon on the development of a strategy for the evolution of the military force over the next 15 years. The goal will be achieved through an organisational and governance model for the Ministry of Defence that ensures the best possible use of the available resources, which shall be used in line with the overall security policies for the protection of Italian interests in a rapidly changing international context.

REORGANISATION OF DEFENCE EXPENDITURE

In order to ensure the best protection of security and stability in Europe and in the transatlantic space, as well as national interests, including first and foremost economic interests, defence expenditure needs to be reorganised with a view to improving its efficiency and effectiveness.

Set the stage to ensure that over the next few years the armed forces may be called upon to act as a force, which is capable of protecting national interests and contributing to international security.

2015-2020.

I.13	GREEN ECONOMY AND EFFICIENT USE OF RESOURCES: GROWTH AND DEVELOPMENT OPPORTUNITIES

The Government is continuing with its strategy to upgrade Italy's extraordinary resources in terms of land and environment. To this end, action will be taken to make the best of the opportunities afforded by the green economy while at the same time paying attention to the weaknesses of our land, the risks caused by hydrogeological disruption, climate change adaptation and mitigation, environmental clean-up action and rehabilitation of contaminated sites.
This is the action being pursued through the reform effort initiated with the draft law ' Environmental provisions to promote a green economy and to limit overexploitation of natural resources' (formerly the additional package of environmental measures of the 2014 Stability Law) containing provisions on the protection of the natural environment, environmental impact assessment, green procurement and green contracts, green labelling, waste management, land protection, strategy for the development of the Green Community, water services, public water systems, sustainable mobility, natural capital, list of subsidies that are harmful for the environment. The above-mentioned provisions are being fine-tuned in view of their formal adoption, including the draft legislation on the use of soil.

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The process to rebalance the tax burden on labour and on income from capital and on consumption is already underway – especially with regard to goods harmful to the environment. Strengthening the role of environmental taxes may be an opportunity for growth, as it frees up public funds for research and investment in a green economy and encourages a more efficient use of energy and natural resources.

ENVIRONMENTAL TAXES

Committee on a green tax reform. The Committee will consider the review of excise duties taking into account CO2, SO2, NOx emissions; analysis and assessment of environmentally harmful subsidies and review of environment-friendly subsidies; possible introduction of new 'green taxes' to encourage efficient use of resources (consumption and production).

Shift the tax burden from labour and business to pollution and the use of natural resources; free up resources to support research and investment for a green economy and a more efficient use of energy and natural resources.

June – November Committee; measures to be approved in 2015 and 2016 and will be gradually phased in during 2016.

Moreover, to complete the ongoing reform process, the Government is drawing up a series of additional measures to promote the transition to a low-carbon, climate-change resilient economy. The overarching goal is to promote a circular economy and an efficient use of resources, especially natural capital.

GREEN ACT

Legislative provisions containing measures on: energy saving and efficiency; development of renewable resources; incentives on sustainable mobility, with particular reference to sustainable cities and urban regeneration; measures for management and efficient use of natural capital (soil, forest, agricultural land); sustainable agriculture, tax and financial tools for the development of the green economy

Medium and long- term planning of policies, measures and tools for environmental sustainability as a driver of growth and employment.

June 2015.

Completion of the enabling draft law to reorganise measures concerning the national emergency relief system and coordination of the 'Civil Protection Department' is a priority. The purpose of this enabling law is to reorganise the many changes and amendments made over the years to the original law of 1992, often introduced to develop emergency response plans to problems that had to be dealt with immediately. This has made the whole set of regulations difficult to

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interpret and has hampered Government activity. Italy is more prone to natural as well as man-made disasters than any other European country. The intensity and widespread presence of natural risks require a national coordination service for these activities that should supersede the state-controlled centralistic approach of the 1980s .

NATIONAL SYSTEM AND COORDINATION OF THE CIVIL PROTECTION DEPARTMENT

Maintain a modular approach, with full involvement and strong accountability of local authorities and a multi-cantered national system. Maintaining this 'variable geometry' system, as envisaged in the law that established the National Civil Protection System, and including it in the coordination structure of the Prime Minister's Office are the strong points of the enabling law currently being considered, in line with the constitutional reform which is also being considered by Parliament, which abolishes areas of concurrent powers, without establishing that 'civil protection' proper should fall within the exclusive remit of the Government. The constitutional reform safeguards the modular approach and the unitary policy, which fall within the law-making powers of the Government and clearly upgrades the role and responsibilities of the local levels of government. A reorganisation of the extraordinary tools for managing emergencies is also in the pipeline: declaring the state of emergency and imposing exceptional emergency orders .

A clear picture of the responsibilities and organisation of the Civil Protection Department

By 2015

REVITALISING THE AGRICULTURAL AND AGRO-FOOD INDUSTRIES

Adopt urgent measures to boost competitiveness in the dairy industry, also in view of the abolition of milk quotas, by pursuing policies for further improving quality and introducing a structural reform of trade relations.
Launch the National Program for Rural Development relating to risk management, introducing new mutual aid for income stabilisation and dealing with climate emergencies.
Achieve a radical change of the agricultural system, by streamlining it and reducing the administrative burden on farms related to the 20142020 CAP, through the introduction of a single pre-compiled form for all EU support measures envisaged by the I and II pillars of the Common Agricultural Policy. Establish a Single National Registry Office of Regional registers, optimise information update flows. Achieve savings for both farms and the Government by reducing the time needed to comply with administrative requirements.
Increase efficacy of checks related to the granting of the relevant incentives, thereby reducing the risk of financial corrections by the European Union.
Support farms held by young farmers and promote their access to the

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agro-food industry, continue the development of new incentives and ways to access land and strengthen existing mechanisms.
Promote high-quality agro-food products on foreign markets also through the organisation of international fairs (Expo, Vinitaly). Make products with PGI status more easily recognisable through effective information and promotion campaigns through all distribution channels, facilitating the identification of Italian products with PDO, PGI and TSG status. Provide correct information to consumers with clear labels.
Strengthen supply-chain contracts, with new arrangements to organise supply and plan actions on the market. Promote policies to support agro-food businesses with effective financial and lending tools and introduce measures to open new business channels.
Boost economic recovery and take action on those factors, which can increase competitiveness in the agricultural industry, also continuing with the ongoing simplification and regulatory organisation effort, starting from the wine industry, and simplify government action through the reorganisation of supervised and controlled entities.
Fully implement planning of the European Maritime and Fisheries Fund (EMFF) for 2014-2020. Strengthen action on cooperation and the establishment of associations, to promote efforts to boost competition and competitiveness in individual and associated fishing businesses, as well as to support employment in this sector and implementation of international standards with particular reference to fisheries control.

Accelerate and facilitate implementation, at national level, of the 20142020 CAP reform, for the allocation of payment entitlements under the single payment scheme in compliance with EU Regulation No. 1307/2013 and for rural development actions under EU Regulation No. 1305/2013. Bring the risk management policy into line with the new approach to State aid by making use of its opportunities. Safeguard biodiversity of species and breeds important for livestock raising, including those risking extinction. Promote development, employment, competitiveness and quality of the agricultural, agri-food, horse and fisheries industries, traceability of Italian products and growth of Made-in-Italy products throughout the world, promoting export propensity and the internationalization of enterprises.

Measures to boost the dairy industry and to manage risk through secondary regulations by 2015.
Implementation of the Common Agricultural Policy by December 2015.
Reform of Law No. 30 of 1991 and of legislative decree 102 of 2004 and enabling law on regulatory simplification and reorganisation of entities considering the time needed to pass the attached draft law on agriculture .

I.14	THE STRATEGY: COHESION POLICY, THE MEZZOGIORNO AND COMPETITIVENESS OF REGIONS

Government investment spending plays a key role in starting a lasting development process in the Mezzogiorno and supporting the economic recovery of

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the country. Against a backdrop of dwindling investment spending, especially in Southern Italy, the cohesion policy has virtually become the only source of funding for investment spending. European structural funds, together with the Development Fund and the Cohesion Fund, will therefore be used ever more effectively to create more favourable conditions for economic development, aimed at innovation and at increasing living standards at regional level, by improving the quality of services for citizens and firms, building more efficient infrastructure, protecting and upgrading the vast and varied natural environment and the cultural heritage of the Mezzogiorno and of the country. With a view to pursuing these goals in 2015, programming for the 2007-2013 will be completed and the 2014-2020 Partnership Agreement will be implemented. The Partnership Agreement provides a great deal of resources (31 bn worth of EFSR and EFS structural funds, to which 20 bn worth of national co-funding will be added) and programming for the European Cohesion and Development Fund 2014-2020 will begin7 (€ 50 bn, 40 of which is already available). In compliance with European rules, a pre-requisite for the effective implementation of the far-reaching expenditure program supported by Structural Funds is the possibility to use flexibility in applying the Stability and Growth Pact. A great deal of attention will be paid to strengthen administrative ability in the management of European funds and, more generally to the quality of overall expenditure supported by the cohesion policy through programming more oriented to performance, the development of strategic programming actions in areas important for the country's development and for the Mezzogiorno and closer monitoring of implementation, thanks to the Agency for Regional Cohesion becoming operational. Particularly important in the overall strategy is the focus on sustainable regional competitiveness, with particular reference to the country's least developed areas, where demographic decline must be reversed, and the cities upgraded as development hubs.

BOOST INVESTMENT THROUGH QUALITY SPENDING OF EU FUNDS AND THE NATIONAL FUNDS OF THE EU COHESION POLICY

Continuation of the effort to support acceleration of reporting on structural fund expenditure, completing 2007-2013 programming by 31 December 2015 taking all possible steps to maximise the spending ability of the national and regional management authorities, supporting them in overcoming difficulties and bottlenecks which slow down implementation, so as to improve the efficacy and quality of investment. Envisage an agency facilitating and supporting processes in the implementation and monitoring activities – which could be the Agency for Regional Cohesion, as part of the new institutional set-up for the governance of funds and give impetus to the action of the dedicated Department established within the Prime Minister's Office, which is now once again responsible for planning and coordinating programmes and actions of the cohesion policy. Given the high concentration of expenditure to be reported on in 2015 for the 20072013 programming period of European structural funds (of which 0.3 per cent of GDP is co-financed nationally), all possible flexibility should be taken advantage of in the application of the Stability and Growth

7 Implementing Article 119, paragraph 5, of the Constitution.

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Pact to enable payments of the national co-funding quota. Start implementation of the investment plan of the 2014-2020 Partnership Agreement, supporting negotiations with the European Commission on operational programmes not yet approved and supporting the start of programmes already adopted. Set the stage for pursuing the expected results as identified in the Agreement in terms of expansion and modernisation of the economy, also through smart specialisations as development paths for the Mezzogiorno and the country, by increasing employment opportunities for more vulnerable individuals, improving standards in certain essential services (including education, care services for children and the elderly and assistance to distressed households and socially vulnerable individuals), modernisation of growth-related strategic infrastructure (including ultra-broadband digital networks and transport networks), environmental protection and promotion of the cultural heritage. Confer upon general government bodies responsibilities for development programmes and monitor the Plans for Administrative Support to improve abilities in programming and managing additional funds. Determine how resources of the 20142020 Development and Cohesion Fund will be used by outlining national strategic policies and launch a separate plan to ensure that shovel-ready projects are initiated without delay.

Use the available EU and national funds to boost the economic competitiveness of Italy and its regions, promote employment and social cohesion, strengthen administrative capacity to ensure that funds are used effectively.

2015

The 2014 National Reform Program and the 2014-2020 Partnership Agreement PNR 2014 adopted by the European Commission on 29 October 2014 have given the green light to the National Strategy for the least developed areas. These are areas, which, despite their development potential, are far from urban centres, which can provide a comprehensive system of basic services (education, health, transport) and are affected by phenomena such as demographic decline, population aging and local impoverishment. These areas account for over 60 per cent of the national territory, 30.6 per cent of which is more than 40 minutes away from urban centres (peripheral and ultra peripheral areas) and is home to 7.6 per cent of the Italian population. To reverse these trends, action is being taken on two fronts: on the one hand promoting market conditions in the strong points of these areas, mainly companies specialized in agro-food production, the natural and cultural heritage, energy and tourism as well as the local 'know-how'; on the other, bridging the gap in the provision of basic public services: school, health services, transport services and digital connectivity. The implementation of this strategy is supported through the combination of all available EU funds (ERDF, ESF, EAFRD) for co-funding of local development projects, and the national resources allocated to these projects in the 2014 and 2015 Stability Laws (180 m altogether), to bridge the 'citizenship deficit'. Through a public tender process with the involvement of all Ministries concerned in cooperation with the Regions, 55 project areas have been identified in 16 Regions and one Autonomous Province, having an average size of 30,000 inhabitants, affected by serious demographic decline (-4.3 per cent between 2001 and 2011) and population aging (over 25 per

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cent of the population aged 65 and over). In these areas 23 prototype areas are being identified in which the Strategy will be initiated in 2015. In selecting the areas the following will be considered: demographic, economic, social and environmental indicators, data on the provision of basic services, the presence of a medium-term development vision, and the ability of the area to plan ahead, with special focus on the ability of Municipalities to develop systems for the common management of key functions and services.

REVITALIZING THE COUNTRY'S LEAST DEVELOPED AREAS: MARKET AND CITIZENSHIP

Completion of the process to identify the prototype areas where the Strategy will be initiated in 2015, starting with the 55 project areas already identified. Design 'targeted ' action through the signing of the Framework Program Agreements, which will govern implementation by the relevant Ministries, Regions and Local Authorities. Completion of the regional programming processes for the allocation of available EU funds, adequately supplemented, to local development projects designed to upgrade the natural and cultural heritage, as well as local know how and production of these areas. Implementation, through the Strategy for least developed areas, of national key reforms in the health sector (Health Pact) and education (Good education) adjusting them to the specific concerns and issues of these areas and testing programmes and actions agreed upon with the local communities. Start of an open dialogue with the local communities to design a leading development idea on the basis of which coordinated and consistent action can be planned, also by giving impetus to the innovative skills and firms located in the area. Concentrate, therefore, the available financial resources in areas where needs and development opportunities are greatest, through a transparent and informed selection process of the areas and proceed by testing. Ensure systematic and open monitoring of the initiatives that have been funded by measuring the expected outcomes against the Strategy targets, using appropriate indicators. Promote effective coordination of the different levels of government involved.

Reverse current demographic trends in the country's least developed areas, upgrading their development potential, through the provision of essential services to meet the requirements of local residents and adjusting national reforms to the needs of these areas in the light of their specific concerns and issues.

Framework Programmes agreements to be signed by 30 September 2015. Implementation of the Strategy in the prototype area will begin in 2015.

I.15	JUSTICE

Civil justice

In February 2015 the Cabinet adopted draft delegated legislation concerning the reform of civil proceedings pursuing the following objectives : 1) to improve

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efficiency and quality of civil justice, as a way to boost the economy, envisaging a better organised structure of the responsibilities of the Companies Court by strengthening its specialization; 2) strengthen the guarantees of the rights of individuals, minors and families, by establishing special sections for families and individuals; 3) shortening the length of civil proceedings, by reviewing regulations governing handling of and judgement of a case.
It should be noted that under the existing legislation civil procedure in Italy envisages a series of successive technical stages, which make its natural outcome – the ruling – laborious. At the same time it should be emphasized that in the last forty years – as of the introduction of the new procedure on labour disputes - a great deal of reforms have been undertaken which have changed the original structure of the code of civil procedure, adversely affecting its entire structure and systematic work.
It should be possible to predict not just the outcome but also the duration of proceedings. All parties must know that once the preliminary investigation is over, a decision will be made in a reasonable and relatively short time, which would restore the central role of judges and lawyers in legal proceedings.
Speeding up the courts and simplifying procedures will also affect bankruptcy procedure and the immediate identification of a business crisis.
In addition, legislation is currently being drafted on adoption and 'faster' divorce.

COMPANIES COURT AND REGULATIONS GOVERNING BUSINESS FAILURE

Enhance the positive results achieved through the establishment of specialised court sections on industrial property. More specifically responsibilities have been extended to include: a) disputes relating to unfair competition; b) misleading advertisements; c) class action to protect consumers as envisaged in the consumer protection code; d) disputes relating to cooperation agreements for the production and trade of goods and services and to companies fully owned by participants in the agreement; e) business disputes (also) relating to partnerships; f) disputes concerning public contracts involving works, services or supplies falling within the remit of ordinary judges.

Improve the efficiency and quality of justice, as a way to boost the economy, envisaging a better-organised structure of the responsibilities of the Companies Court by strengthening its specialization. Accelerate and simplify bankruptcy procedure.

September 2015.

COURT FOR FAMILIES AND INDIVIDUALS

A specialized court section for families, minors and individuals with clear responsibilities for all family matters, including those not founded on marriage, and all proceedings of a civil nature currently falling within the remit of juvenile courts.

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Strengthen the protection of the rights of individuals, minors and families by establishing specialized sections for families and individuals.

September 2015.

MEASURES TO ACCELERATE CIVIL PROCEEDINGS

First degree
Review the handling and discussion stages, anticipating NON CAPISCO FORSE SI INTENDE 'EXCHANGING RECORDS AT AN EARLIER STAGE SO AS ETC...? the exchanges of records so as to have a comprehensive picture of the case at its first hearing. The central stage of the first-degree judgement designed by the reform envisages an enhanced role played by the conciliation proposal drawn up by the judge, also considering its effects in terms of the ability to predict the outcome of a case. Speed up court cases and simplify court procedures.
Appeal
Strengthen the nature of the appeal, also by introducing changes to the regulations and embracing recent trends in the case law, limiting the number of new requests, exceptions and evidence, as well as the possibilities to refer cases back to the Court of First Instance.
Appeal before the Court of Cassation
Changes will be made to the procedure to appeal to the Court of Cassation, with greater reliance on proceedings in chambers, and introduction of a more rational use of judges expressing opinions on inadmissibility of appeals to the Court of Cassation on points of law (Ufficio del Massimario e del Ruolo).

Enhancing efficiency and quality of justice.

September 2015.

ADOPTION AND 'FASTER' DIVORCE

With regard to adoption, the Decree Law lays down how – once the impossibility to save the relationship between minors and their family of origin has been ascertained and they have therefore been declared eligible for adoption - the juvenile court (in deciding on the adoption request submitted by the custodial family) must take into account the significant affective ties and the stable relationship that has been forged between the minor and the custodial family. This 'fast track' is envisaged only when the custodial family meets all the requirements envisaged for adoption (stable couple relationship, eligibility to adopt and age difference between adopter and adoptee) and when foster care, contrary to the nature of the institution, has actually shaped a prolonged relationship – also in affective terms – between the foster family and the minor.

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With regard to the dissolution of marriage, the decree law reduces the period of uninterrupted separation needed to file a divorce request to 12 months in case one or both parties went to a judge; however, if the separation is consensual, the separation period required is further reduced to six months.

Simplification and reduction of the length of divorce proceedings.

September 2015

Reform of the legal system and organisational reforms

A decree law is being adopted by Parliament on the reform of honorary judges (AS 1738).
The Ministry of Justice is being reorganised on the basis of efficiency criteria to reduce expenditure.
The process enabling electronic filing of civil cases is being completed and the process enabling electronic filing of criminal cases has begun.
The so-called office of Proceedings is being set up through relevant ministerial orders, both in terms of their organization and in terms of scholarships for trainees.
New rules governing entry into the judiciary are being introduced with a view to reducing the average age of access to the profession and favouring recruitment of the best graduates.
The "Strasbourg 2" project will be completed, which, through a careful analysis of data on the workload of judicial offices, will provide the necessary tools to reduce the backlog of cases.
Completion of the review of the 'judicial geography' will be important, as it will cut the number of Court of Appeals and expenditure related to the management and operation of judicial offices.
Advanced computerization, the new tasks of managing the operational costs of judicial offices, the new judicial 'geography', mobility whereby judges can be transferred to any of the courts in the area will lead to a reorganisation of staff also through a review of job functions, qualifications, skills upgrade through training, refresher courses and recognition of the acquired skills.

REFORM OF HONORARY JUDGES

Streamlining and simplification of regulations governing honorary judges by envisaging a single set of by-laws (on access, duration, responsibility, disciplinary provisions, salary etc.)
Improve the professional skills of honorary judges by introducing a single and detailed set of rules concerning eligibility requirements, training, incompatibility of offices and disciplinary provisions.
Enhance the role of honorary judges by re-defining their functions, taking into account the new opportunity of serving in offices of Proceedings.

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Put an end to the infinite number of extensions of the office of honorary judges, which the Government has had to introduce in unsystematic fashion to respond to pressing needs. Envisage a well-organised structure for honorary judges

June 2015

REORGANISATION OF THE MINISTRY OF JUSTICE

Achievement of the twofold goal of a rigorous structural simplification and advanced search for higher operational efficiency. Increase in the level of efficiency, effectiveness and transparency of administrative action, by streamlining and improving the quality of the use of the available resources by avoiding duplication of the same functions and inadequate approaches where individual structural units are managed separately.

Cost containment against a backdrop of review and reduction of public expenditure.

June 2015

E-FILING OF CIVIL AND CRIMINAL PROCEEDINGS

The Ministerial Decrees (both regulatory and non-regulatory) are being introduced to implement e-filing of civil proceedings. Electronic filing will be extended to civil appeals and appeals before the Court of Cassation. The existing rules governing civil proceedings will be adjusted to electronic filing requirements. The establishment of an electronic market for the sale of goods undergoing bankruptcy proceedings is being considered.
In the sector of criminal justice electronic filing and serving of notices will be introduced, while records will be stored in a computer-based database, which will strengthen the criminal justice information system also thanks to EU funds.

Reduce costs and the time required to serve notices, ensure certainty of communications between the parties and the judicial offices, simplify the work of judges and lawyers.

December 2015

OFFICE OF PROCEEDINGS

Ministerial decrees on the setting up of offices of proceedings are being adopted, which will provide for organisational aspects and envisage scholarships for trainees. The implementation decree will lay down how the office of proceedings shall be organised, in particular

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specifying the activities that can be performed by the various staff who will be called upon to work in these offices and outlining some goals to be achieved in the computerization process to be put in place by these offices (databases, user help desk).

Set up teams to support judges in their work, to increase efficiency and reduce the backlog of cases

June 2015.

ENTRY INTO THE JUDICIARY

The reduction in the retirement age of judges in 2014 led to an increase in the already high number of judicial vacancies. Under the current system, first entry into the judiciary usually occurs after the age of 30. New rules will be introduced to change the entry requirements

The age for admission to the recruitment examination will be lowered to facilitate entry of young graduates, fill vacancies, ensure better recruitment by increasing the number of possible applicants, thereby contributing to reducing the backlog

December 2015.

"STRASBOURG 2" PROJECT

Development of an integrated information system, with the help of the Datawarehouse of the justice system, which can capture the whole picture of pending civil cases, broken down by relevant judicial office; it can provide a clear indication of the critical situation of the civil justice system, and can identify how to take action from an organisational point of view to ensure that the justice system works effectively.

Relieve the backlog of civil cases, streamline resources and improve the quality of service of the justice system.

June 2015.

JUDICIAL GEOGRAPHY

Set up user help desks in municipalities where offices have been shut down. Complete the set-up of offices of justices of peace. Redefine the area of jurisdiction of the Courts of Appeal.

Improve services to users, cut spending and increase judges' specialization, ensure unvarying and consistent case-law

December 2015.

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STREAMLINING OF EXPENDITURE PROCESSES LINKED TO THE MANAGEMENT AND OPERATION OF JUDICIAL OFFICES

Implementation of an organisational model of direct management by the Ministry of Justice of the costs related to the operation of judicial offices, which are currently covered by municipalities and co-funded with contributions from the Ministry of Justice. Adoption of rules identifying the organisational measures at central and peripheral level needed to implement the provisions of the 2015 Stability Law

Monitoring and reduction of expenditure against a general backdrop of public spending review.

September 2015

HIRE NEW PROFESSIONALS, TRAIN AND UPGRADE JUDICIAL EMPLOYEES

Complete recruitment procedures, already initiated for 1,031 employees coming from general government bodies and Provinces. Initiate staff training processes to respond to the new needs linked to e-filing of civil and criminal cases. Introduce administrative and legislative changes to ensure skills upgrade of judicial staff

Increase and upgrade the human resources of judicial offices to improve the services provided by the justice system and make them more efficient.

December 2015.

Criminal justice

The Cabinet is now changing the criminal justice system with a reform package including:
1) draft legislation on changes to criminal regulations, including the code of criminal procedure, and to the legal system with a view to strengthening guarantees for the defence and ensure reasonable length of proceedings;
2) draft legislation on measures to combat organised crime, illicit assets and to counter corruption;
3) draft legislation on: "delegated powers assigned to the Government to reform Book XI of the code of criminal procedure. Changes to provisions governing extradition to foreign countries: terms or conditions of bail, maximum duration of coercive measures".
At the same time delegated legislation on the decriminalization of minor offences is being implemented and the Government has submitted to Parliament a draft law on time barring and another one on false accounting, fraud against the government and mafia-like criminal association.
Regulations setting up the national DNA database and the central DNA laboratory are being adopted for the implementation of the Prüm Convention.

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The action plan launched to comply with the Torrigiani judgement of the European Court of Human Rights on prison overcrowding, handed down on January 2 2013, is being implemented, also through a reorganisation of prison regulations, the adoption of the Ministerial Decree on the establishment of a national prison watchdog for the protection of the rights of prisoners or people deprived of liberty, and the adoption of rules on probation.

CHANGES TO CRIMINAL, SUBSTANTIVE AND PROCEDURAL LAW

Legislative initiatives will be taken on the following aspects of criminal procedure law: a) extension of prosecution in lawsuit; b) extinguishment of the offence on reparation of the damage; c) rights of the defence during the investigation; d) guarantees concerning the acquisition of phone records data, phone tapping and computer monitoring and surveillance; e) reducing the duration of criminal cases through the introduction of changes of preliminary hearings, alternative dispute resolutions and the right of appeal; f) strengthening the investigative tools through the recently approved decree law on the fight against terrorism, including international terrorism and through the setting up of the national DNA database.
In the field of criminal substantive law the following actions will be taken: a) review of the statute of limitations; b) reorganisation of the criminal code; c) decriminalisation of minor ,less alarming, offences

Increase the efficiency of the criminal justice system, reduce the duration of criminal cases while at the same time strengthening the rights of the defence and the protection of the people involved in the trial. Strengthen the criminal law response to organised crime and white-collar crime. Strengthen investigative, preventative and law-enforcement tools to fight against terrorism, including international terrorism

June 2015.

MEASURE TO COUNTER ORGANISED CRIME, ILLICIT ASSETS AND TO FIGHT CORRUPTION

In order to combat crime which produces illicit wealth the reform envisages the following measures: a) review of the regulations governing false accounting and introduction of heavier sanctions, and different sanctions for listed and non listed companies, lighter sanctions for companies not undergoing bankruptcy procedures and for less serious offences; b) heavier main and accessory penalties for some types of fraud against the government, and requirement to return illicit profits to enter into plea bargains, as well as lighter sentences for informers cooperating with investigators and judges; c) introduction of the requirement to notify the President of ANAC (Anti-corruption Agency) concerning the prosecution of more serious types of fraud against the government, so as to ensure that the Agency's relevant powers, especially preventative powers, may be more fully exerted; d) heavier sanctions against mafia-like criminal associations; e) changes to the so-called 'extended' confiscation (or 'disproportion') which is

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extended to conviction for criminal association targeted to the smuggling of foreign brands of cigarettes or illicit trafficking of waste, with effects also after acquittal due to the offence being time-barred or an amnesty granted during appeal or during appeal before the Court of Cassation following a conviction in one of the three degrees of judgement. Major changes to trial procedures and to the anti-mafia code will be introduced.

Fight against organised crime, white-collar crime and crime generating illicit proceeds.

June 2015.

DECREE LAW ON MEASURES CONCERNING EXTRADITION TO FOREIGN COUNTRIES: TERMS OR CONDITIONS OF BAIL AND MAXIMUM DURATION OF COERCIVE MEASURES

With regard to international legal assistance: improve relations among EU Member States through direct transmittal of a letter rogatory to the judicial authority responsible for the execution of the request and securing immediate processing of urgent rogatories; power not to execute the request for legal assistance only on grounds of the protection of sovereignty, security and other vital interests of the State. Confer upon the judicial authority the exclusive power to reject or suspend the execution of the request for legal assistance whenever one of the above cases envisaged by the law occurs; abolish the preventative scrutiny by the Court of Cassation on jurisdiction; envisage specific forms of judicial assistance, such as: procedures for the transfer of individuals detained for investigation purposes; regulations of the efficacy in proceedings of hearings via videoconferencing or conference calls.
On extradition: change the entire sequence of procedures for extradition to a foreign country, by strengthening mechanisms for direct interaction of the judicial authority with the relevant authorities of the state requesting legal assistance, for the purpose of acquiring information in full compliance with jurisdictional rules and the adversarial principle; envisage that court decisions issued by the judicial authorities of EU Member States may be executed in compliance with the principle of mutual recognition. International coordination of law-enforcement and police forces.

Simplify the system of passive letters rogatory and strengthen international cooperation in investigative activities

June 2015.

COMPLETION OF THE ACTION PLAN ON PRISON OVERCROWDING

Adoption and implementation of delegated legislation on the reorganisation of prison regulations. Establishment of a national prison watchdog to protect the rights of prisoners and individuals deprived of liberty. Adoption of rules concerning voluntary community work during

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probation. Completion of enlargement works designed to increase capacity of detention centres. Upgrade and enlargement of common rooms and areas to guarantee decent and humane conditions of detention. Projects designed to increase educational, training and employment opportunities for prisoners. Strengthen the possibilities of alternatives to detention, including through a reorganisation of the Ministry. Strengthen the use of technology such as tracking devices to monitor convicts serving sentences alternative to incarceration.

Solve the problem of prison overcrowding in the long-term and improve prison conditions. Secure the rehabilitation function of prison sentences and the social reintegration of offenders and reduce recidivism rates

December 2015

Strengthen measures for the prevention and repression of corruption and illegality in general government

As part of the measures designed to strengthen the prevention of corruption in public administration, ANAC has drawn up and made available for public consultation the guidelines on the protection of employees who report misconduct (so called. whistle-blowers) whose goal is to foster a culture of lawfulness among civil servants, while ensuring proper protection of civil servants who report misconduct or any wrongdoing they notice at work. The guidelines identify the scope of the provisions, making reference both to the bodies within which protection measures should be envisaged and the individuals to be protected. As to what can be reported, misconduct includes situations in which – regardless of the criminal nature – malfunctioning of the administration arises as a result of the misuse of public office to gain personal benefit.
Supervision of government entities relates to the scrutiny of the actual enforcement and efficacy of the measures adopted by them and on compliance with the rules on administrative transparency. Supervision activities are performed especially in those areas of public administration where corruption occurs – purchasing and supply contracts, town planning measures and planning permission procedures, business funding, recruitment – as well as situations relating to incompatibility of public offices.
ANAC is directly involved in the effort to cut the high number of contracting authorities in Italy through the establishment of the Single Registry of Contracting Authority. For further details see section I.2 Purchases

STRENGTHEN MEASURES TO PREVENT CORRUPTION AND MISCONDUCT AND THE ROLE OF ANAC

As part of the measures designed to strengthen the prevention of corruption: a) foster a culture of lawfulness among civil servants while ensuring adequate protection of employees who report misconduct; b) strengthen compliance with the Anti-Corruption Plan; c) supervise appointment to offices and incompatibility of public offices which prevents MPs from being elected to offices in professional associations

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and holding executive offices in the healthcare; d) introduce measures on the transparency of revenues and assets of government bodies as well as general government and public entities and envisage a system of sanctions; e) check the publication on institutional websites of data that is instrumental in preventing corruption, such as calls for tender, entities controlled by government, data on government bodies and on executive positions. f) strengthen cooperation between ANAC and government bodies and organisations upon which specific responsibilities have been conferred with regard to the fight against corruption.

Prevention and repression of corruption and misconduct in public administration.

June 2015.

REDUCE THE NUMBER OF CONTRACTING AUTHORITIES

The relevant measures include: 1) The Single Registry of Contracting Authorities (Anagrafe unica delle stazioni appaltanti - AUSA), within ANAC, the list of 'aggregate entities' including Consip and a central procuring agency for each Region, in addition to additional procuring agencies that may qualify for enrolment on the list, up to a maximum of 35 units. 2) barring municipalities that are not regional capitals from issuing the CIG code (tender identification code) if these municipalities wish to purchase works, goods and services without resorting to the unions of municipalities, or without striking a consortium agreement among the municipalities themselves and relying on the competent offices of Provinces, or without resorting to an aggregate entity or province, or acquiring goods or services through e-purchasing tools managed by Consip or some other aggregate entity 3) Specification of requirements to enrol on the list of 'aggregate entities', (nature of the entities that qualify and overall value of procurement procedures in the previous three year period and for each individual year) for further candidates in addition to those indicated by the Regions. ANAC shall indicate the modalities for submitting enrolment applications 4) Decree of the Prime Minister concerning the list of goods and services and the amount set as threshold above which reliance on 'aggregate entities' is required. 5) For the additional procuring agency, minimum thresholds must be set – in terms of overall population and/or purchase volumes that cannot be exceeded – so that the unions of municipalities and consortia of municipalities are instrumental in achieving actual centralization in order to reap the desired benefits of economies of scale and achieve sufficient administrative organisation (i.e. equipped with all the skills needed to secure appropriate management of current procurement procedures, especially the complex).

Cut the number of contracting authorities, spending review.

June 2015

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Enhancing the assets confiscated from organised crime

In Italy the assets of organised crime – both real estate and businesses – that have been frozen and confiscated have now reached substantial proportions in economic and financial terms and represent an overall set of resources that should be put to valuable use. Bearing in mind that confiscated assets can only partly be used for public and social purposes, as envisaged by the existing regulations, the entities responsible for the management and use of these assets need to strengthen and upgrade their management capabilities while present difficulties need to be overcome. A national policy to make the most of confiscated assets is also urgently needed; it should aim at improving the administrative and institutional management abilities, adopting the best practices implemented so far, ensuring that confiscated businesses begin operating on the basis of the rule of law. Completion of the ongoing projects will enable the authorities to know the actual size and value of the assets seized as well as assess the possibility of using them for social and entrepreneurial purposes and for implementing comprehensive regional development and cohesion programmes.

ENHANCEMENT OF THE ASSETS SEIZED FROM ORGANIZED CRIME

Development of a national strategy to upgrade the assets and businesses seized from organised crime. Identification of tools to plan and implement policies to use these assets for welfare purposes, social inclusion, promotion of cooperatives and young entrepreneurs, employment protection and creation of new jobs, economic growth and development. Balancing the needs of jurisdiction with the operational needs of managing seized assets. Strengthen the ability for dynamic management of the assets while proceedings are still underway by allocating adequate professional skills. Strengthen the management abilities of the national Agency, through the acquisition of additional skilled workers and the tools needed to perform the tasks entrusted to it. Completion and implementation of databases, mapping of information based on open-data principles. Identify adequate financial resources for entities and individuals to whom the seized assets have been assigned for use for welfare purposes, inclusion and the social economy. Envisage adequate technical support to be provided to local authorities during the design and planning stages of programmes for the new use of these assets. Identify the necessary actions to prevent crises in the seized and confiscated businesses and to safeguard jobs. Introduction of concessions to facilitate the transition of these businesses to lawful economic activities and to favour their access to the National guarantee fund for SMEs. Support the establishment of cooperatives of business employees and the setting-up of reemployment and orientation services based on the needs of the labour market. Promote and implement network contracts to secure relations based on lawfulness between seized businesses and the healthy businesses producing typical Italian products, in supply chains of strategic or especially vulnerable areas.
Approval of changes to the anti-mafia legislation related to the requisition of economic and financial assets derived from illicit activities, to the structure and operation of the National Agency, to support best practices in the re-use of assets for social and economic purposes.

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Increase the number of seized assets to be used for public and social purposes, as envisaged by the existing legislation. Prevent the closing down and bankruptcy of seized businesses, re-instate them in the legal economy and safeguard employment. Forge virtuous relations between general government bodies and entities in the private nonprofit sector predicated on fostering a culture of lawfulness. Plan EU, national and regional public programmes to support the new use of assets seized from organised crime.

December 2015.

I.16	EDUCATION AND RESEARCH: ITALY BOUNCES BACK AS A KNOWLEDGE-DRIVEN ECONOMY

Aware of the fact that many of the problems which are a drag on the country's growth can only be overcome by stable, ambitious and consistent investment in human capital, the Government has decided to make knowledge a core element of all reform policies.
The Government is taking steps in this direction also from a financial point of view, with resolute action on human capital to i) reduce youth unemployment and school drop-out rates, ii) ensure young people can acquire the necessary skills to become citizens and workers in the 21st century, iii) increase innovation in our economy also by raising the number of researchers, whose number is so small that Italy fares poorly among EU countries in international rankings.
This trend reversal in education began with the development of the 'Buona Scuola' Plan, submitted in March 2015 after extensive public consultation; as far as universities are concerned, with ever stronger investment in quality and good performance as well as internationalisation; in research, with the development of a new National Research Program.
The 'Buona Scuola' Plan is an ambitious review of the education system, envisaging a new degree of autonomy for schools – that will be able to strengthen the educational provision to students by increasing the number of staff and a new way of working for teachers – an end to non-standard or 'precarious' employment contracts with recruitment through a competitive examination and performance-related pay for well performing teachers, and assessment of the whole education system starting from schools and school heads.

ASSESSMENT AND IMPROVEMENT OF THE EDUCATION SYSTEM

With a view to achieving synergies with the full implementation of the National Assessment System (Sistema Nazionale di Valutazione -SNV), and the Report on Self-assessment and an Improvement Plan for each school, assessment of teachers and school heads will also become fully operational. School heads, appointed every three years, will receive mandate targets identified by Regional Educational Offices on the basis of SNV assessment data. Assessment of targets met will be made on a regular basis also to calculate part of their compensation. Teachers, in

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turn, will be assessed by school heads. Delegated legislation will also be drafted on the development of the assessment system and the teacher assessment system. The assessment of school heads will be reflected in teacher compensation, as a percentage of the latter will depend on target achievement. As far as teachers are concerned, school heads may decide to give them bonus pay to reward excellent performance in terms of quality of teaching, training activities followed and the contribution made to the organisational improvement of school life. The integrated assessment system has been developed by MIUR (Ministry of Education, Universities and Research) in cooperation with INVALSI and envisages introduction of an integrated information system, including through strengthening existing systems, and the development of vertical initiatives to support public decisions starting from assessment.

Development and full implementation of an integrated information system for education, which, besides the information concerning the assessment of schools, will also be integrated by assessment made by school heads, to enable better policy choices and to better orient youths and their families in making their choices.

By 2015

The connection between education and work is a key element of the legislative decree 'La Buona Scuola', working in synergy with the Jobs Act to put in place actions facilitating the integration of knowledge and know how, promoting orientation, education to entrepreneurship and dissemination of skills cutting across all sectors of labour market.

A CLOSER LINK BETWEEN EDUCATION AND EMPLOYMENT

Schools: shape education on the basis of alternation between school and work, making it mandatory with a substantial total of hours in the third year of secondary high schools as well as technical and vocational schools (400 hours a year in technical and vocational schools, 200 in secondary high schools (licei). This can be achieved through:
•      Financial resources, with an investment of approximately € 100 mln to enable schools to cover the cost of training, insurance, transport, safety and tutoring;
•      Simplification of procedures and visibility of businesses that choose to invest in new generations with schemes in which education alternates with work through a national register;
•      The possibility for students in higher secondary high school to sign an apprenticeship agreement before they turn 18, in accordance with the provisions of the Jobs Act;
•      Students of technical and professional high schools who join schemes in which education alternates with work are required to take the second part of the state examination in a way that gives them credit for their work experience.
In technical high schools: technical high schools will be strengthened by

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putting a premium on their good performance in terms of employability , through (a) granting an increasing share – related to performance - of public funds, on the basis of a shared assessment framework and (b) the possibility also for those enrolled in technical and professional schools (which fall within the remit of Regions) to access technical high schools (ITS), integrating their education with a one-year course of higher technical education and training (Istruzione e Formazione Tecnica Superiore IFTS).

Provide the best answer to the increasing number of NEETs: give young people an orientation and employment opportunity not after, but during their school education. Restore productivity to the Italian economy through education, innovation and research.

2015.

Digitization in education, in line with the Government plan on ultra broad band and various types of investment made through European and regional programming, is based on the development of a multi-year plan that should not only address the technological backwardness in education, but also introduce and implement actions – on a regular basis – aimed at improving the digital skills of teachers and students and promoting innovation in teaching methods as well as informed use of technology and media.

NATIONAL 'PLAN FOR 'DIGITAL EDUCATION'

The 'Buona Scuola' Plan envisages a Digital Agenda for schools, as part of a new National Plan for Digital Education. The goals of the plan, to be achieved through a series of administrative measures, will affect: a) the training of teachers on innovation in teaching methods; b) training of ATA staff on innovation in administration and technical support to the digitization of schools; c) strengthening of the network infrastructure and multimedia equipment used for teaching, with special reference to connectivity in schools; d) development of digital skills of students (computational logic and thinking, media education, digital citizenship, learning how to use data, digital crafts and creativity), through teaching modules, including those produced in cooperation with universities, associations and companies; e) strengthening of school governance and organisational tools; f) laboratories.

Shift away from the idea of digitization as development of infrastructure to a notion of Education in the digital era, focused on innovation in teaching and key skills.
In line with the other Government plans, speed up the acquisition of technological infrastructure and equipment in schools.

The Plan will be launched in mid-April 2015 and will be implemented in three years.

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The Government has supported its action on educational activities and skills since it came to office and has developed an extraordinary investment plan in school buildings – to ensure compliance with safety standards and upgrade existing schools as well as build new ones that can adequately support innovative teaching methods.

SCHOOL BUILDING

Two billion euros have been earmarked to make schools safer, with plans to ensure compliance with safety standards, energy efficiency, anti-seismic design as well as build new schools and boost the construction industry also by reallocating unused resources. More than 400 programmes have already been implemented and 200 are underway as envisaged in the "Decreto del Fare". Works have now begun in over 1,500 yards to increase safety in schools in 2015. The result is more effective management - through lean and tested procedures - of the national funds available and the EU funds of the 2007-2013 programming period as well as those of the new 2014 -2020 programming period, and of the INAIL funds for the construction of new schools. Initiation of procedures and programming related to thirty-year loans with the European Investment Bank and other authorized entities. Actual set-up and strengthening of the Observatory on school infrastructure, whose task is to develop relevant policies and strategies. Plot single planning approach to school construction.

Ensure safety of schools, improve infrastructure, through more efficient allocation of new funds and better use of existing ones also in view of the single planning approach to school construction. Implementation of measures already adopted and monitoring of the relevant action, including through the full use of data from the Register of school buildings.

By 2015.

With regard to universities, accurate implementation of an effective assessment system is a key element for true autonomy; in this perspective, the government intends to promote an ever closer interrelation between assessment and resource allocation. The way resources were allocated in 2014 has already brought about a performance-related share of 18% (directly) and standard costs equal to 20% of the fixed share of FFO (FFO ordinary funding facility) of state-funded and non-state-funded universities (indirectly) : an incentive for almost 50% of ordinary university funding. Similar procedures are being phased in for the reward fund from the ordinary fund for research institutions (FOE), which envisages that a share of about 8% of resources shall be allocated on the basis of research results (VQR) and on specific innovative projects. Similarly, a three-year plan has been launched in some universities, with strong elements of merit reward compared to projects submitted by universities. Also art and music and choral education (formazione artistica, musicale e coreutica AFAM) shall have a new assessment system, which will be related to a novel policy promoting responsible

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autonomy that will be gradually followed by a system of resource allocation that rewards performance.

MERIT AND ASSESSMENT IN UNIVERSITIES

Assessment and incentives for the best universities (ANVUR). Gradual increase of incentivizing quotas in universities that will reach 30% of performance-related funding, once the system is fully operational, while the remaining 70% will be calculated on the basis of standard costs; similar measures will be phased in for the AFAM and public research institutions. Review of faculty recruitment rules taking action on universities that fail to achieve quality targets in appointing qualified lecturers.
Gradual extension of incentives to the entire allocation of quotas available in the public university fund, including the 'youth fund' and young PhD graduates.

Provide benchmarks, as well as tools to compare, verify and reward merit and efficiency. Introduce a national system that is transparent and where performance in terms of improved teaching methods and educational activities can be compared among the various national institutions and between our national system and those of the main European countries.

2015

Securing the right to education is not merely a duty of the Government towards its citizens. The Government has a compelling interest in securing it if growth and greater competitiveness for our economy are to be achieved.

MERIT AND THE RIGHT TO UNIVERSITY EDUCATION

Increase the impact of measures to promote the right to education, a basic guarantee for all good, deserving students in close correlation with their economic status. Strengthen loans with income-contingent repayment in a spirit of reciprocity and not as a substitute or replacement for the right to education. Action on mobility.

Increase the number of university enrolments; promote the spread of meritocratic systems rewarding student for their performance. Complete the approval procedure of the measures envisaged in Legislative Decree No. 68/2012, starting with the adoption of the minimum levels of service, to ensure that the services provided to students in the various Regions are homogeneous. In awarding grants, emphasis shall be laid on meritocratic criteria, with a view to reducing the time needed to complete a degree as well as reducing dropout rates and delays. Introduce a structural change to pre-university orientation through innovative self-assessment tools, also for the purposes of selection procedures to courses with restricted access (at national level).

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By 2015.

An additional priority is an ever more aggressive internationalisation drive in the field of universities and research institutions, in order to follow international best practices and make Italy ever more attractive for foreign students, lecturers and researchers. Changes have been envisaged that aim to make the Italian university system more attractive, also through a mobility scheme for visiting professors and their inclusion in university faculties.

INTERNATIONALISATION OF THE EDUCATION AND RESEARCH SYSTEM

Extension and strengthening of the Erasmus programme, which will gradually become a fully-fledged part of curricula. Thanks to changes made to the so-called 'youth fund', resources earmarked for student mobility have already increased notably as of 2014. As can be seen from the € 51 m that have been made available, most funds have been invested in international mobility. With a view to incentivizing virtuous behaviour in universities, the available resources have been allotted to: (1) universities which, given the number of students enrolled, wish to increase the number of students joining international mobility schemes (the criteria used being the number of students – with a weight of 35%); (2) universities engaging in 'quality mobility', planning in advance educational activities abroad, giving credit for courses taken abroad that count towards the degree course and ensuring that students who have joined mobility schemes complete their degrees (the criterion being the number of credits (CFU) earned abroad and the number of graduates who joined mobility schemes – with a weight of 65%). Compared to the past, there is greater flexibility in the use of resources. Funds allocated in 2014 can be used by universities in this academic year 2014/2015 and up to 2016/2017 to benefit students in all three years, for any foreign destination and for courses that count toward the degree, including mobility schemes for academic study, research, training or writing a dissertation. The Ministry of Education and the Prime Minister's Office are working together to examine the possibility of offering visa facilitations to students and researchers also in view of portable careers within the European Research Area (ERA) and in the European Higher Education Area (EHEA).

Increase the internationalisation of our universities, which is still low compared to the European average. Italy has pledged (Leuven Comminiqué 2009) to ensure that 20% of its graduates join an international student mobility scheme while at university by 2020. The annual mobility growth rate calculated by Indire for the Erasmus programme is 7.9%. Given the hefty investment resources earmarked for mobility in the 'youth fund', the Ministry expects the growth rate to go up to at least 10%. The goal is revitalising the European project in Italy starting with education.

By 2015.

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The 2014-2020 National Research Plan is about to be published and implementation of the Plan will begin shortly thereafter. The Plan supplements the policies laid down at European and international level (Horizon 2020) with national strategies and regional initiatives, suggesting targets and actions for general government bodies operating in the field of research and innovation. The Plan puts forward precise choices to meet six targets: strong coordination between European and national policies on research and innovation; strengthen investment in human capital; selective support to research infrastructure; forging a stable public-private partnership with companies and civil society; efficiency and quality of expenditure; specific support to the Mezzogiorno.

SHAPE PUBLIC AND PRIVATE RESEARCH ACTIVITIES TO ADDRESS THE CHALLENGES OF HORIZON 2020

Strengthen the Joint Programming process and support Italian representatives in the H2020 Programme Committee, take a leading role in some key projects and launch matching fund facilities as well as support Italy's participation in the Knowledge and Innovation Community

Bring national research and innovation programmes into line with European policies

By 2015.

STRENGTHEN RESEARCH INFRASTRUCTURE: SELECTIVE SUPPORT

Streamline the existing research infrastructure system and support selected research institutions, bringing on board the Regions and resorting to multi-year planning within the National Research Infrastructure Programme (PNIR), to ensure upgrade of research institutions and to enable them to foster researchers and human capital ever more.

This, together with the new ESFRI roadmap, is expected to have an impact on society, with the participation of the private sector in using and funding research institutions; on the research system and researchers who will have state-of-the-art equipment at their disposal; on the economy, not just in terms of employment spill overs, but also in terms of movement and transfers of research outcomes and the establishment of new companies.

As of 2015.

FORGING A STABLE PUBLIC-PRIVATE PARTNERSHIP WITH BUSINESSES AND CIVIL SOCIETY

Investment to promote partnerships between research institutions and businesses has been stepped up.
The main tool to achieve this goal are the National Technological Clusters, which are soft-governance bodies which generate shared

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technological roadmaps, produce and lead to M&A processes among public-private partnerships. This experience with clusters, currently applied to 8 areas of national specialization, will thus be extended to the remaining four areas, so as to cover all the 12 areas of national specialization of applied research identified in the National Research Programme.
The participation of civil society in social innovation projects, smart communities and philanthropy for research will be strengthened and pilot schemes on demand policy will be run (precommercial procurement, challenge prize, lead market intuitives).

Promote industrial application of scientific research, encourage the creation of wide research networks (reti lunghe) as well as innovation in national technological supply chains, and open up new research and innovation fields to create new markets.

As of 2015.

The impact of the National Research Programme will depend not so much on investment in technology, but especially on the human capital that Italy will be able to train, upgrade and attract. Action is needed on the demand-side and the supply-side of human capital for research, which means that action must be taken on the quality of research education, career paths and the channels through which researchers can convey their knowledge and the fruit of their work to society.
Each of these actions shall aim at bringing Italy into line with the Horizon 2020 target for the completion of the European Research Area (ERA), the creation of an open space for knowledge and innovation where researchers, scientific institutions and businesses can move, compete and cooperate freely across borders.

ENHANCE THE CAPABILITIES OF RESERCHERS ATTRACT THE BEST TALENT

Strengthen and simplify tools for the so-called 'direct appointments' (including the Levi Montalcini scholarships) for researchers and professors working abroad, reversing the 'brain drain' offering them positions at universities and public research institutions, in some cases with temporary positions, but still as part of the provision of courses. For some specific profiles of the winners of European research grants, the already existing framework will be strengthened and extended to promote their representation among university faculty. In addition, action will be taken to offer researchers tenure-track positions.
Streamline the use of hired staff at universities and research institutions.
Start of a national selection procedure for assigning every year at least one hundred temporary contracts with a three-year duration to create a virtuous circle of talent, projects and investment.
Dedicated funding for university teachers and researchers with proven knowledge and sound experience in the running of research programmes funded at national, European and international level, as well as for consolidating research groups that have proven to be particularly

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creative in their choice of research topics and/or methodological approaches, without ever losing sight of the principles of responsible research. An interdisciplinary approach and willingness to cooperate at international level are considered plus factors.
Finally, for winners and potential winners of ERC grants (European Research Council – ERC), support is ensured to fill the application and 'matching fund' will be activated.

Provide research opportunities to the best Italian and foreign talent.

As of 2015.

GRADUATE STUDENTS AND RESERCHERS AS ACTORS OF THE TRANSFER OF KNOWLEDGE

Investment in PhD pathways, by further strengthening them on at least three fronts: internationalisation, interdisciplinary, intersectoriality. Innovative PhD pathways will be supported, in line with the Principles for Innovative Doctoral Training laid down at European level, for PhDs pathways characterized by a strong commitment to develop international, interdisciplinary profiles that can be used in various public or private sectors. More specifically, funds will be provided to projects put forward by PhD courses that strengthen the relationship between universities, the local economy and society as a whole, that foster the notion of social usefulness of higher education and research.
In addition, direct action will be taken in two areas linked to the transfer of knowledge. The first concerns spin-offs and innovative start-ups and recognises that these are the best way to strengthen PhDs graduates and researchers in their transfer of knowledge. The second area envisages incentives to promote employment opportunities for PhD graduates in the private sector, assisting them in seeking employment opportunities and creating dedicated placement channels. Both action lines may take advantage of the capabilities and skills available in the National Technological Clusters.

Raise awareness among PhD graduates about the issue of enhancing research and entrepreneurship, promoting the transfer of knowledge acquired in the PhD pathways and supporting PhD graduates in setting up innovative entrepreneurial activities.

As of 2015.

I.17	CULTURE AND TOURISM

The Government will continue with its effort to strengthen and integrate policies in the field of culture and responsible tourism, aware of the fact that both are key sectors that can generate inclusive growth and employment for the Italian economy.
As part of the debate on the review of the Europe 2020 strategy, during the Italian presidency of the EU, a great deal of emphasis has been laid on the role of

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culture as a driver of growth and social cohesion and its cross-cutting nature has been recognised with regard to many policy areas, especially education and research, ICT, employment and social cohesion, regional and urban development. Culture can play a leading role also in international relations, and Italy can turn it into an effective tool for knowledge and dialogue, especially in the Mediterranean area.
The Government will work to put these key assumptions into practice, starting with highlighting the interdependence of tourism and culture through mutually-reinforcing policies and strategies aimed to achieve environmental, social and economic sustainable development.
Enhancing the cross-cutting role of culture and its intersectoral implications changes the traditional governance patterns of sectoral policies, as it requires the development and use of new models of cooperation and coordination among the various institutional levels within a new perspective on assets – whether tangible, intangible or digital – that are seen as common goods, recognising the function of all public and private actors and giving a central role to the Regions and their identities.
A first key reform effort will affect the organisation of the Ministry of Cultural Heritage and Activities (MiBACT): the reform has been designed to meet the targets set in the spending review and has become an opportunity to address important issues and problems related to Italy's heritage and tourism.
It has been designed along the lines of a set of policies that are a priority of government action.
One of its pillars is the adoption of a new and radically innovative policy, especially designed for Italian museums, and aimed at strengthening the qualitative and competitive aspects of the whole museum sector, strengthening it while bearing in mind domestic and international demand. A multi-level joint effort is being made at central level, through enhanced coordination of policies to grant independent administrative status to a group of museums of important national interest; at regional level the setting-up of a 'museum network' has been promoted, which, with state-funded and non-state funded museums, both private and public, will give rise to regional museum hubs, complete with offices of regional and local authorities.
At the same time the reform process will be accompanied by efforts to simplify peripheral administration on the one hand, through the streamlining of the powers and responsibilities of central and peripheral levels of government, and on the other, by the modernisation of the central structure to the advantage of sectorial policies that are very important for Italy and, more generally, for administrative efficiency. To this end efforts are focused on launching innovation and enhancing the skills of the administrative staff.
The reform action in these areas is also benefitting from the full implementation of new regulations and procedures adopted in 2014, which reflect a new appreciation of the instrumental role that culture and tourism can play in achieving Italy's growth targets.

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INCENTIVIZE THE PARTICIPATION OF THE PRIVATE SECTOR AND ATTRACT PRIVATE CAPITAL INTO TOURISM AND THE CULTURAL AND HERITAGE SECTORS

The 2015 Stability Law has taken another step on the path towards bringing private capital into the cultural and heritage sectors, an effort, which received impetus from the so-called Art Bonus, which extended tax credits also to private donations to orchestra and opera foundations and traditional theatres. A comprehensive system of regulations governing the taxation of the tourism and cultural sectors is being fully implemented to boost these industries through tax credits: a) for donations made by individuals, companies and non-profit organisations to cultural assets and institutions and heritage sites; b) for digitization of hotel and accommodation facilities and incoming tourism activities and the upgrade and renovation of hotels; c) for film and audio-visual production and the renovation and structural and technological upgrade of historic cinemas; d) for the productions of orchestra and opera foundations and traditional theatres.
As of 2015 businesses set up by people under 40 in the tourism industry will benefit from the tax concessions envisaged for start-ups.
Further action will be taken to address the issue of the Italian hotel rating system to bring it into line with international and European standards, rewarding accessibility and energy efficiency of hotel facilities and the extraordinary Plan on tourist mobility. The plan will promote accessibility to Italy's cultural heritage, especially to lesser known destinations, Southern Italy and the least developed areas, starting with a list of places of cultural interest, which should be marketed for tourism by checking accessibility through local, national and international public transport. In addition, great importance will be attached to sustainability in all its different dimensions as part of tourism policy.

Strengthen Italy's cultural and tourism provision in terms of competitiveness and attractiveness, promoting the industry to increase international tourism demand.

2015

STRENGTHENING MULTI-LEVEL COOPERATION AND INTERINSTITUTIONAL COOPERATION

New patterns of cooperation between the Government, the Regions and the local authorities are the foundation on which cultural heritage marketing policies and strategies to revitalize tourism are based; operational measures and initiatives are being taken to integrate and strengthen national and local policies. At the end of 2014 a permanent negotiating forum was set up with participants from the Ministry of cultural assets and activities and tourism and ANCI (Association of Italian municipalities) as envisaged in the relevant MoU that had been signed; the forum is a means to strengthen and mutually reinforce the relationship between the Government and Municipalities, by identifying innovative solutions for managing cultural and tourism provision in cities, taking coordinated action on a variety of aspects, such as museum opening hours, integrated ticketing, waging information campaigns and training. It is against this backdrop of initiatives that

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the new 2016-2017 Italian culture capital award was introduced, inspired by the 2019 European culture capital award, to enhance the energies and projects of local communities that appreciate culture as a key element for the social, economic and civil development of local communities. After a virtuous competitive process through which the candidate cities will develop a far-reaching programme of initiatives, resources of up to a million euros will be awarded to fund the initiatives envisaged in the winning projects. Building on the experience with Matera, that was awarded the title of European City of Culture 2019, the goal is to design and spread models of sustainable development as an opportunity to revitalise regions especially in the Mezzogiorno.

Affirm the special nature of Italy's cultural values through the protection and promotion of cultural activities and the cultural heritage; strengthen Italy's cultural and tourism provision in terms of competitiveness and attractiveness, promoting the industry to increase international tourism demand.

2015

PROMOTE CULTURE AS A TOOL FOR DIALOGUE IN INTERNATIONAL RELATIONS

As part of the efforts in connection with the implementation of development strategies for the Euro-Mediterranean area, the Italian government will call for an international conference to hold discussions among the countries concerned on cultural issues as a tool for dialogue and interaction in international relations at bilateral and multilateral level.

Affirm the special nature of Italy's cultural values through the protection and promotion of cultural activities and the cultural heritage; strengthen Italy's cultural and tourism provision in terms of competitiveness and attractiveness, promoting the industry to increase international tourism demand.

2015

I.18	PROGRESS REPORT ON THE IMPLEMENTATION OF REFORMS

The actual implementation of reforms is a key policy objective as is the introduction of new legislative measures. To this end, since it came to office the Government has developed and put in place a targeted strategy, in addition to the reform effort, with the twofold objective of speeding up the adoption of implementation decrees and improving information to the general public on the implementation of the Government programme.
At first the body responsible for supporting the Government in the implementation of its programme, the Office for the Government Programme, was extensively reorganised to enable it to focus on strategically important activities to improve and accelerate monitoring and implementation of reforms.
Monitoring the implementation of legislative measures has therefore been strengthened both from the point of view of the frequency and extent of data

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gathering and from the point of view of the pressure exerted on ministries to put the reforms into effective practice.
Over 13 months significant results have been achieved: the implementation rate of the reforms of the incumbent government is 58.5% at March 24, 2015. Moreover, the stock of secondary legislation inherited from the previous Letta and Monti governments, a total of 889 measures, went down from 326 over the period from February 2014 to March 2015, with an implementation rate of 69% (see Fig.I.1). If one considers also the adoption of decrees drafted by the incumbent Government, on average the Ministries have finalised two decrees a day.
A great deal of effort has been made also to solve problems and overcome obstacles at interministerial level in connection with the adoption of complex decrees: more specifically, mention should be made of the Conference of the Heads of ministerial staff chaired by the Minister for constitutional reforms and relations with Parliament and the establishment of several interinstitutional technical groups on specific legislative provisions. Moreover, an 'operational network' has been set up between the Offices of ministerial heads, the legislative offices and the Office for the Government Programme, which constantly updates monitoring data, thereby enabling the relevant Minister to present and discuss them at the start of every Cabinet meeting. In addition, a detailed monthly report is published on the government website.
A particularly significant initiative is the development – currently underway – of a web-based information system which as of this year will enable all Ministries to timely intervene on the overall monitoring process of the implementation of reforms. As of June, the Office for the Government Programme will be able to acquire information – already presented in the form of reports - in real time and every Ministry will have a 'management dashboard' at its disposal to govern and speed up the implementation of the measures falling within its remit.

THE 'MONITOR PROJECT'

Setting up of websites for the Offices of Heads of Ministerial Staff as well as the Legislative Offices of Ministries and the Prime Minister's Office through the use of a web-based application.

Speed up implementation of legislative measures, fine-tune and accelerate monitoring.

Full implementation by June 2015.

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FIGURE I.1: MONTI GOVERNMENT AND LETTA GOVERNMENT: ADOPTION RATE OF IMPLEMENTATION DECREES (22 February 2014 – 24 March 2015)

I.19	NATIONAL COORDINATION OF EUROPEAN POLICIES

The effort to reform Italy's participation in the EU decision-making process will continue in 2015 to ensure more effective and timely interaction with the European institutions.
The Italian Presidency of the EU Council of Ministers has emphasized the need to strengthen the national governance of EU policies through coordination and consultation of stakeholders as well as through effective policy guidance on crosscutting and key issues for Italy's growth and competitiveness.
An essential tool for this coordination has been the Interministerial Committee on EU Affairs (Comitato Interministeriale per gli Affari Europei - CIAE8) which throughout 2014 played an effective role in coordinating and giving impetus to national decision-making processes on European policies.
The role of the Committee will be strengthened and further enhanced in 2015. It will have to address several challenges on very important matters: from boosting industrial investment to European growth policies and fundamental rights, as well as strengthening the domestic market, to improving the business environment, the Energy Union and the 2030 framework for climate and energy policy for EU regional policies, the digital challenge, social cohesion, asylum and immigration policies and security.
Coordination of a national stance in the definition of EU policies and legislation (the so called ascending phase) is of key importance also to ensure timely and effective transposition into the national legislation (the so-called descending phase). This has a positive impact on national and European competitiveness, ensures homogeneous enforcement of rules, legal certainty and removal of obstacles.

8 Established by Law No. 234 of 2012.

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To that effect the Committee will continue with its effort to reduce European pre-litigation and litigation, which in 2014 already succeeded in reducing the number of infringement procedures against Italy by 25%, by improving mechanisms for timely and proper compliance with EU rules.

I.20	A FOCUS ON POLICY: THE GRIDS OF STRUCTURAL REFORMS

The Government is constantly focusing on its reform programme. Accordingly, this project was designed to respond to the need for presenting - in a comprehensive fashion - the whole set of reforms which Italy is carrying through and which are published every year in the grids annexed to the National Reform Programme.
To date information concerning the 2015 National Reform Programme is published in a simplified easy-to- read version for the general public and experts. The on line version, which is still static, can be found at www.dt.tesoro.it/it/riforme/.
The website has been set up in a way that makes the consultation of data and information contained in the grids easy to read and freely accessible .
The home page shows a synoptic table of all major areas of action (at present they are: Government expenditure and Taxation, Federalism, Energy and the Environment, Infrastructure and Development , Innovation and Human Capital, Employment and Pensions, Product market and Competition, Efficiency in Public Administration, Financial System and Business Subsidies).

FIGURE I.2: THE REFORM WEBSITE

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II.1	MACRO ECONOMIC SCENARIO

As announced in the Update to the DEF 2014, in the second half of 2014 there were signs of stabilization in the economy and in the fourth quarter of the year came to a halt the fall in overall levels of activity after three consecutive quarterly declines (Table II. 1).
Available data on the first months of 2015 confirms the overcoming of the minimum in the economic cycle and the start of a cyclical moderately expansionary phase, which is benefiting from several factors such as the depreciation of the euro and the significant decline in the oil price. The levels of confidence indicators have risen over the past months to historically high levels.
Moreover, in the medium term all the expansionary measures implemented by the ECB should promote a relaunch of the credit to the private sector and, accordingly, the growth of consumption and investment, and a gradual rise in consumer prices towards the medium-term objective.
Prudently, the 2015 growth rate is revised up by 0.1 percentage point, bringing its expected value to 0.7. The more rapid improvement of the cycle along the year will have a positive impact especially on the variation of GDP in 2016. The new projections based on unchanged legislation estimate for that year a growth rate of 1.3 percent.
In the policy scenario, forecasts include the overall fiscal policy that the Government states in the EFD. In particular, the macroeconomic scenario assumes the non-activation of the indirect taxes increases foreseen for 2016, amounting to one percentage point of GDP, and measures to reduce public spending and other coverage in the amount of 0.6 percentage point of GDP. For 2017 there are additional moderate expansionary measures. The economy growth rate will benefit from the impact of structural reforms that have been considered in an extremely prudential way.

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TABLE II.1: MACROECONOMIC FRAMEWORK (percentage changes unless otherwise indicated)
	2014	2015	2016	2017	2018	2019
INTERNATIONAL EXOGENOUS VARIABLES
International trade	3.2	4.0	5.3	5.3	5.4	5.4
Oil price (FOB, Brent)	99.0	56.7	57.4	57.4	57.4	57.4
USD/EUR exchange rate	1.329	1.081	1.068	1.068	1.068	1.068
ITALY'S MACRO VARIABLES (VOLUMES)
GDP	-0.4	0.7	1.4	1.5	1.4	1.3
Imports	1.8	2.9	3.8	4.6	4.2	3.8
Final national consumption	0.0	0.3	0.8	1.0	1.0	1.0
Household consumption and NPISH	0.3	0.8	1.2	1.4	1.3	1.2
General government expenditure	-0.9	-1.3	-0.5	0.0	0.0	0.3
Investment	-3.3	1.1	2.7	3.0	2.8	2.4
- machinery, equipment and other	-1.7	2.5	4.1	4.1	3.5	3.2
- construction	-4.9	-0.3	1.4	1.9	2.0	1.6
Exports	2.7	3.8	4.0	3.9	3.7	3.6
Memo item: Current account balance, % of GDP	1.8	2.7	3.1	3.1	3.1	3.2
CONTRIBUTION TO GDP GROWTH (1)
Net exports	0.3	0.4	0.2	0.0	0.0	0.1
Inventories	-0.1	0.0	0.1	0.1	0.0	0.0
Domestic demand, net of inventories	-0.6	0.4	1.1	1.3	1.3	1.2
PRICES
Import deflator	-2.5	-1.6	0.8	1.7	1.8	1.8
Export deflator	-0.3	0.5	1.7	1.8	2.0	1.8
GDP deflator	0.8	0.7	1.2	1.8	1.9	1.8
Nominal GDP	0.4	1.4	2.6	3.3	3.2	3.1
Consumption deflator	0.2	0.4	1.0	1.9	1.8	1.7
Memo item: planned inflation	0.2	0.3	1.0	1.5	-	-
Memo item: HICP inflation, net of imported energy, % change (2)	0.8	1.3	1.5	1.6	-	-
LABOUR
Labour cost	0.6	0.5	1.5	1.4	1.9	1.5
Productivity (measured on GDP)	-0.6	0.1	0.4	0.6	0.6	0.5
Unit labour cost (measured on GDP)	1.2	0.4	1.1	0.8	1.2	1.0
Employment (FTE)	0.2	0.6	1.0	0.8	0.7	0.7
Unemployment rate	12.7	12.3	11.7	11.2	10.9	10.5
Employment rate (15-64 year olds)	55.4	55.8	56.3	56.7	57.1	57.4
Memo item: nominal GDP (€mn)	1,616,048	1,638,983	1,681,479	1,736,958	1,793,354	1,848,649

(1)Any inaccuracies are due to rounding.
(2)Source: ISTAT.
Memo: The macroeconomic framework was prepared on the basis of information available on March 27, 2015.
GDP and components in volume (chained values reference year 2010), not adjusted for calendar effects.

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FOCUS
A complement to GDP: measures for evaluating equitable and sustainable well-being

To grasp the degree of well-being of a population it is necessary to complete income measures with other measures best suited to evaluate not only economic, but also social and environmental1 aspects. The design of the equitable and sustainable well-being (Benessere Equo e Sostenibile - BES) aims at developing a multi-dimensional approach to well-being. The Italian experience is part of a broad international debate that inspires the definition of the new sustainable development goals of the United Nations and the review of the Sustainable Development Strategy of the European Union. Through the BES, twelve domains2 have been identified that contribute the most to characterize the progress of Italian society. The domains are represented by 134 indicators. The table below presents a selection of updated indicators.

Health: the indicator of life expectancy at birth shows that women continue to live longer than men but the gender gap is decreasing while quality of life is among the highest in Europe.

Education: the percentage of people with at least a bachelor degree is constantly growing, while the percentage of people with computer skills remains stable. People who leave the education and training system are diminishing.

Labour: the number of those who would be willing to work but are not actively seeking a job or are discouraged is massive, even in comparison with other European countries, and has grown by about five percentage points over the period under consideration. The proportion of over-educated employees has grown. The share of temporary workers employed for at least five years is stable, while remaining at around one fifth of the total employed population.

Material well-being: it is based on the value of the services provided by public institutions that, in Italy, have helped the beneficiaries to counteract the fall of individual income. The average disposable income adjusted to current values decreased slightly in 2013 compared to 2010. The distribution of disposable income has improved since the peak of the crisis.

The intensity of the relations and social networks: Looking at the dynamics of interpersonal trust in recent years, the indicator shows a decreasing trend until 2012 with a turnaround in the last period. Confidence in the national and local institutions decreases while the presence of women engaged in economic and political decision grows significantly in the five years under consideration (by almost 16 percentage points).

Personal security: The rate of pickpocketing reported by citizens and burglary are on the rise over the period, while the homicide rate remains stable.

The allocation of infrastructure and services: Italian families who claim to have great difficulty in accessing essential services are still a great number, with large differences across regions. Concerning utilities, the number of unannounced interruptions of electricity remains on average stable in recent years. The irregularity in water distribution has decreased. The overcrowding of prisons remains a problem; however in the last period the trend indicator is going down.

Research: during the period over half of the companies have introduced innovations related to product and process, organization and marketing. The intensity in the use of Internet among families and individuals has increased.

The environment: in Italy the extension of sites of natural interest and biodiversity had grown to cover a total of 21% of the national territory in 2011, while in the following three years there has been a declining trend (19%). The level of urban air pollution has improved. The electrical energy from renewable sources is definitely on the rise, showing an increase of more than 10 percentage points in the four years under consideration.

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1  Two annual reports on BES were published by ISTAT respectively in March 2013 and June 2014. The third report will be published in September 2015. For more information, see the website of the initiative: http://www.misuredelbenessere.it.
2 They are: i) health; ii) education and training; iii) labour and work-family balance; iv)economic well¬being; v) relations and social networks; vi) politics and institutions; vii) personal security; viii) subjective well¬being; ix) landscape and cultural heritage; x) environment; xi) research and innovation; xii) quality of services.

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Land protection: the rate of illegal construction has increased in the period considered.

Finally, subjective well-being is a concept that covers all the dimensions and is a necessary complement to the so called ‘objective’ measures. In recent years, partly because of the crisis, the degree of life satisfaction has decreased although the perception of future prospects about one’s life remains stable.

SELECTION OF 2014 EQUITABLE AND SUSTAINABLE WELL-BEING INDICATORS
Domain	Indicator	2010	2011	2012	2013	2014
	Life expectancy at birth, Women	84.3	84.5	84.4	84.6	84.9(a)
Health	Life expectancy at birth, Men	79.1	79.4	70.6	79.8	80.2(a)
	Life expectancy in good health, Women	56.4	57.0	57.3	57.3	-
	Life expectancy in good health, Men	59.2	59.4	69.8	59.2	-
Education	Early exit from education and training system	18.6	17.8	17.3	10.8	15.0
and training	Persons with high level of IT skills	-	22.2	21.7	22.6	-
	Persons with at least an upper secondary school diploma (%)	54.8	55.7	56.9	57.8	58.9
Labour and	Rate of non-participation in the labour market	17.5	17.9	20.0	21.7	22.9
work-family	Percentage of unemployed and persons not active in the labour force	20.9	21.0	21.5	21.9	23.1
balance	Employment rate of women with children	71.7	72.4	75.1	75.4	77.5
	Percentage of temporary workers employed for at least five years	19.7	19.3	19.2	20.2	19.7
Material	Adjusted average disposable income per capita	20,936	21,156	20,727	20,677	-
wellbeing	Disposable income inequality index	5.2	5.6	5.5	5.7	-
	Relative poverty risk index	18.2	19.6	19.4	19.1	-
	Social participation	26.9	25.4	23.5	22.5	23.1
Social relations	General level of confidence	21.7	21.1	20.0	20.9	23.2
	Very satisfied with family relationships	35.7	34.7	36.8	33.4	33.8
	Civic and political participation	-	67.2	67.0	68.6	66.9
Politics and	Confidence in local government	-	-	4.0	3.8	-
institutions	Confidence in Italy’s Parliament	-	3.4	3.6	3.3	-
	Women as board members of listed companies	6.8	7.4	10.6	17.8	22.7
Personal	Rate of pick-pocketing	5.1	6.0	6.7	-	-
security	Homicide rate	0.9	0.9	0.9	0.83	-
	Home burglary rate	12.0	14.9	16.7	-	-
Subjective	Life satisfaction	43.4	45.8	35.2	35.0	35.4
well-being	Future expectations	-	-	24.6	24.0	-
Landscape and cultural	Municipal expenditure for cultural heritage	10.5	-	-	-	-
heritage	Rate of illegal building	12.2	13.9	14.2	14.7	-
	Air quality in cities	51.0	59.0	52.0	44.0	-
Environment	Sites of important naturalistic interest	20.6	21.0	19.2(b)	19.3(b)	19.3(b)
	Material flows	697.3	676.3	573.8	542.5
	Energy from renewable sources	22.2	23.8	26.9	33.7	-
Research and	Productive system innovation rate	50.3	-	50.8	-	-
innovation	Productive specialisation in knowledge intensive sectors	3.3	3.3	3.3	3.4	-
	Intensity in internet use	48.7	51.7	53.8	56.0	-
Quality of	Irregularities in electricity service	2.3	2.0	-	-	-
services	Prison overcrowding indicator	151.0	146.4	139.7	131.1	108.0
	Irregularities in water distribution	10.8	9.3	8.9	9.9	8.6

Source: ISTAT, 2014. BES Report, (a) Provisional figure. (B) In computing the indicator the sea and the Earth's surface has been compared to the national surface.

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II.2	THE MACROECONOMIC IMPACT OF STRUCTURAL REFORMS

In this section we document our estimates of the macroeconomic impact of structural reforms by focusing on a scenario where only the most recent reforms are considered, namely those eligible for the application of the structural reforms clause recently introduced by the European Commission (flexibility clause scenario, FCS). In particular, this scenario envisages only the new reforms of the Government, both approved and in the process of approval, which are expected to generate their effects starting from 2016.3 The estimates of the macroeconomic effects have been obtained through the quantitative models used at the Italian Ministry of the Economy and Finance (QUEST III and IGEM). Moreover, the simulation results for this scenario of the recent reforms take into account some methodological revisions pertaining to the ways in which the provisions in each reform are translated into corresponding modifications of some of the relevant structural parameters of the models.4 The main areas of reforms are the following: Public Administration and Simplification (PA), Competitiveness, Labour Market, Justice. Furthermore, compared to previous planning documents, two additional areas of reforms have been considered: the reduction of the Tax Wedge and the School System.

TABLE II.2: MACROECONOMIC EFFECTS OF STRUCTURAL REFORMS FOR AREA OF INTENVENTIONS (percentage deviation of GDP from the baseline scenario)
	2020	2025	Long run
Public Administration	0.4	0.7	1.2
Competitiveness	0.4	0.7	1.2
Labour Market	0.6	0.9	1.3
Justice	0.1	0.2	0.9
School System	0.3	0.6	2.4
Tax Shift (total)	0.2	0.2	0.2
of which: Reduction of tax wedge (IRAP-IRPEF)	0.4	0.4	0.4
Increase in the taxation of capital income + VAT	-0.2	-0.2	-0.2
Spending Review	-0.2	-0.3	0.0
TOTAL	1.8	3.0	7.2

In Table II.2 the impact on output of each of the main reforms is presented.5 The overall effect of the reforms here considered is a GDP increase with respect

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        * Extract from chapter II 'MACROECONOMIC SCENARIO AND THE IMPACT OF REFORMS' in the Economic and Financial Document - Section III: National Reform Programme 2015.
3 For comparison, it is also useful to refer to a broader reforms scenario, which includes also the main reforms introduced in Italy since 2012. Because such scenario corresponds to the broad one presented in previous planning documents, a thorough assessment of their macroeconomic effects is illustrated in the Draft Budgetary Plan 2015 (Methodological Appendix, pages 33-38) and to the Note of the Ministry of the Economy and Finance '2014: A turning point for Italy - Structural reforms in Italy since September 2014', February 2015, pages 11-20.
4 The simulations have been revised also in the wake of technical suggestions recommended in the report of the European Commission prepared in accordance with Article 126(3) of the Treaty (see http://ec.europa.eu/economy_finance/economic_governance/sgp/pdf/30_edps/126-03_commission/2015-02-27_it_126-3_en.pdf).
5 As for the areas of reforms pertaining to the reduction of the tax wedge and to the school system, it is important to note that the estimates of their macroeconomic impact differ from those reported in the planned scenario of the to the Note of the Ministry of the Economy and Finance '2014: A turning point for Italy - Structural reforms in Italy since September 2014', February 2015 (page 12). This discrepancy is due to different hypotheses on how to obtain the funds for covering the financial costs of these two reforms.

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to the baseline scenario of 1.8 per cent in 2010 and of 3 per cent in 2025. In the long run, the estimated impact on output equals to 7.2 per cent increase.
In Table II.3 the effects of the interventions eligible for the flexibility clause associated to structural reforms are reported with a focus on the main macroeconomic variables. In particular, the expansionary character of these reforms clearly emerges, especially in the medium to long run, with an impact on both consumption and investment broadly in line with that estimated for output. By using the models it was also possible to calculate the impact of the reforms on public finance and the results point to an improvement in the indicators of the performance of public finance with the exception of 2016 only, when a short-run deterioration of the deficit-to-GDP and a slight improvement of the debt-to-GDP ratios is obtained with respect to the baseline scenario. For more details on this, see the Focus in the Stability Programme.

TABLE II.3:MACROECONOMIC EFFECTS OF REFORMS (percentage deviation from the baseline scenario)
	2020	2025	Long run
GDP	1.8	3.0	7.2
Consumption	2.3	3.7	5.4
Investment	2.1	3.3	8.2
Labour	1.6	2.2	3.7

The provisions of reforms under consideration in the scenario relevant to the flexibility clause are listed in details in Table II.4, divided by area of reform.

TABLE II.4: STRUCTURAL REFORMS RELEVANT TO THE APPLICATION OF THE FLEXIBILITY CLAUSE
Area of reform	Provision	Article	Description
Public Administration and simplifications	D.L.90/2014 cvt. da L. 114/2014 - Misure urgenti per la semplificazione e la trasparenza amministrativa e per l'efficienza degli uffici giudiziar	Artt. 1 – 15 Artt. 16-23 Artt. 24-26 Artt. 43, 44, 47, 49
Misure in materia di lavoro pubblico (mobilità del personale PA)

Misure per la riorganizzazione della PA

Misure di accesso dei cittadini e delle imprese ai servizi della PA

Misure di semplificazione in materia di giustizia

	Disegni di legge Delega al Governo per la riorganizzazione delle Amministrazioni Pubbliche (DDL 1577/2014)	Art. 1 Art. 13	Delega in materia di accelerazione e semplificazione nei servizi per i cittadini e le imprese Deleghe per il riordino della disciplina del lavoro alle dipendenze delle amministrazioni pubbliche
Agenda per le semplificazioni 2015-2017 (adottata dal Governo a dicembre 2014)
Strumenti di cittadinanza digitale (diffusione del sistema pubblico di identità digitale; completamento dell’anagrafe nazionale della popolazione residente (ANPR); diffusione dei pagamenti elettronici; modelli unici semplificatied istruzioni standardizzate per l'edilizia; semplificazione delle procedure preliminari all’avvio delle attività d’impresa; semplificazione e coordinamento dei controlli sulle imprese.

	Strategia italiana per la banda ultra larga e Strategia per la crescita digitale 2014-2020 (approvate dal Consiglio dei Ministri del 3 marzo 2015)		Agevolazioni tese ad abbassare le barriere di costo di implementazione, semplificando e riducendo gli oneri amministrativi.
	Decreto legislativo sulla semplificazione fiscale (D.Lgs. 175/2014)	Artt.1-4, 8, 9, 12-14 Artt. 16 – 17 Artt. 19, 22 Artt.26, 28	Semplificazione per le persone fisiche Semplificazioni per le società Semplificazioni riguardanti la fiscalità internazionale Eliminazione di adempimenti superflui
	Disegno di legge annuale per il mercato e la	Artt. 17,29, 30,31	Semplificazioni (semplificazione delle procedure di identificazione per la portabilità per operatori telefonia;

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	concorrenza (presentato dal Governo il 3 Aprile 2015)		semplificazione del passaggio di proprietà di beni immobili ad uso non abitativo; modifiche alla disciplina della società a responsabilità limitata semplificata; sottoscrizione digitale degli atti).

D.L. 91/2014 cvt. da L. 116/2014 – Disposizioni urgenti per il settore agricolo, la tutela ambientale e l'efficientamento energetico dell'edilizia scolastica e universitaria, il rilancio e lo sviluppo delle imprese, il contenimento dei costi gravanti sulle tariffe elettriche, nonché per la definizione immediata di adempimenti derivanti dalla normativa europea

Artt. 20, 22 bis, 30
Misure di semplificazione a favore della quotazione delle imprese; semplificazioni nelle operazioni promozionali; semplificazione amministrativa e di regolazione a favore di interventi di efficienza energetica del sistema elettrico e impianti a fonti rinnovabili

	DDL Riforma del sistema nazionale di istruzione e formazione e delega per il riordino delle disposizioni legislative vigenti(c.d. ‘La Buona Scuola’) n.2994	Art. 21	Riordino e semplificazione delle disposizioni legislative in materia di istruzione: delega al governo in materia di sistema nazionale di istruzione e formazione
Competition	Disegno di legge annuale per il mercato e la concorrenza (presentato dal Governo il 3 Aprile 2015)	Artt. 2-4, 10, 11, 13,16, 18-22, 24-28,33
Rimozione ostacoli regolatori all’apertura dei mercati. Settori d'intervento: assicurazioni e fondi pensione (misure di contrasto delle frodi assicurative; allineamento della durata delle polizze a copertura dei rischi accessori alla durata della polizza a copertura del rischio principale; portabilità dei fondi pensione); telefonia (eliminazione di vincoli per il cambio di fornitore di servizi di telefonia, di comunicazioni elettroniche e di media audiovisivi); energia; servizi bancari; servizi professionali (misure per la concorrenza nel notariato; modifiche alla disciplina della società r.l.s.); servizi sanitari.

	Disegni di legge Delega al Governo per la riorganizzazione delle Amministrazioni Pubbliche (DDL 1577/2014)	Artt. 14 – 15	Deleghe per riordino della disciplina delle partecipazioni azionarie delle amministrazioni pubbliche e riordino della disciplina dei servizi pubblici locali

D.L. 91/2014 cvt. da L. 116/2014 – Disposizioni urgenti per il settore agricolo, la tutela ambientale e l'efficientamento energetico dell'edilizia scolastica e universitaria, il rilancio e lo sviluppo delle imprese, il contenimento dei costi gravanti sulle tariffe elettriche, nonché per la definizione immediata di adempimenti derivanti dalla normativa europea
Artt.18, 19, 21, 22, 23, 24, 26, 28, 30bis
Sostegno alle imprese (credito d'imposta per investimenti in beni strumentali; rafforzamento della disciplina ace -aiuto crescita economica; misure a favore del credito alle imprese); riduzione delle bollette elettriche a favore dei clienti forniti in media e bassa tensione; interventi sulle tariffe incentivanti dell’elettricità prodotta da impianti fotovoltaici; regolazione delle gare d'ambito per l'affidamento del servizio di distribuzione del gas naturale.

Labour market and welfare policies
L.183/2014 (dicembre 2014) – Delega al Governo in materia di riforma degli ammortizzatori sociali, dei servizi per il lavoro e delle politiche attive, nonché in materia di riordino dei rapporti di lavoro e di sostegno alla maternità e alla conciliazione (c.d. Jobs Act)
Art.1 co. 1 e 2 Art.1 co. 5 e 6 Art.1 co. 7 e 8 Art.1 co. 8 e 9
Delega al Governo in materia di ammortizzatori sociali
Delega al governo in materia di semplificazione di procedure e adempimenti
Delega al governo in materia di riordino delle forme contrattuali
Delega al governo in materia di maternità e conciliazione dei tempi di vita e lavoro

	Decreti attuativi del Jobs Act: decreto legislativo recante disposizioni in materia di contratto di lavoro a tempo indeterminato a tutele crescenti (D.Lgs 23/2015);	Art. 1 - 12	Disciplina del contratto di lavoro a tempo indeterminato a tutele crescenti, relative a procedure di licenziamento, offerta di conciliazione, contratto di ricollocazione
	Decreto legislativo che contiene il testo organico semplificato delle tipologie contrattuali e la revisione	Artt. 1 - 54
Forma e contenuti del contratto di lavoro a tempo parziale; trattamento del lavoratore a tempo parziale; disciplina del lavoro intermittente; disciplina lavoro a tempo determinato; disciplina del contratto di

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	della disciplina delle mansioni (esame preliminare)	Art. 55
somministrazione lavoro; revisione della disciplina sull'apprendistato; stabilizzazione dei collaboratori coordinati e continuativi anche a progetto e di persone titolari di partita iva.
Revisione della disciplina delle mansioni

	Decreto legislativo contenente disposizioni in materia di conciliazione dei tempi di vita e di lavoro (esame preliminare)	Artt. 1 - 22	Modifiche in materia alla disciplina d'accesso al lavoro per le donne; disciplina del congedo parentale; telelavoro
Justice	D.L. 132/2014 cvt. Da L.162/2014 – Misure urgenti di degiurisdizionalizzazione e altri interventi per la definizione dell'arretrato in materia di processo civile	Art . 1 Artt. 2 – 11 Art. 12 Artt. 13 – 16 Artt. 17 - 20
Eliminazione dell'arretrato e trasferimento in sede arbitrale dei procedimenti civili pendenti

Procedura di negoziazione assistita

Ulteriori disposizioni per la semplificazione dei procedimenti di separazione personale e di divorzio

Misure per la funzionalità del processo civile di cognizione

Disposizioni per la tutela del credito nonché' per la semplificazione e l'accelerazione del processo di esecuzione forzata e delle procedure concorsuali

	D.L.90/2014 cvt. da L. 114/2014 - Misure urgenti per la semplificazione e la trasparenza amministrativa e per l'efficienza degli uffici giudiziari	Artt. 50 - 51	Misure per garantire l'effettività del processo telematico

DDL delega di rafforzamento delle competenze del tribunale delle imprese e del tribunale della famiglia e della persona; razionalizzazione del processo civile; revisione della disciplina delle fasi di trattazione e rimessione in decisione
Art. 1
Implementazione del tribunale delle imprese e l’istituzione del tribunale della famiglia e della persona; riassetto formale e sostanziale del codice di procedura civile e della correlata legislazione speciale, mediante novella del codice di procedura civile e delle leggi processuali speciali, in funzione degli obiettivi di semplificazione, speditezza e razionalizzazione del processo civile; revisione del processo di cognizione di primo grado (immediata provvisoria efficacia di tutte le sentenze di primo grado); revisione del giudizio di appello (potenziamento del carattere impugnatorio dello stesso, anche attraverso la codificazione degli orientamenti giurisprudenziali e la tipizzazione dei motivi di gravame); revisione della disciplina del giudizio camerale per il giudizio di cassazione.

Reduction of tax wedge	Legge di Stabilità 2015	Art. 1, co. 20	Stabilizzazione del Bonus di 80 euro mensili per I lavoratori dipendenti con reddito annuo fino a 26.000 euro
	Legge di Stabilità 2015		Deducibilità integrale della componente lavoro per I dipendenti a tempo indeterminato dalla base imponibile dell’IRAP dovuta dai datori di lavoro
Spending review and tax expenditure revision	D.L.66/2014 cvt. Da L.89/2014 - Misure urgenti per la competitività e la giustizia sociale	Artt. 8, 14, 15, 17, 19, 46, 47	Razionalizzazione della spesa pubblica per beni e servizi e della spesa per il personale, efficientamento e riorganizzazione
	Legge di Stabilità 2015		Misure di razionalizzazione e di riduzione di spesa, misure di settore, concorso al contenimento della spesa pubblica degli enti territoriali
	Recupero efficienza della spesa pubblica e revisione delle tax expenditures		DEF 2015
Taxation on capital gain	D.L.66/2014 cvt. Da L.89/2014 - Misure urgenti per la competitività e la giustizia sociale	Artt.3 - 4
Innalzamento dell’aliquota di imposta redditi di natura finanziaria dal 20 al 26 per cento e mantenendo inalterata l’aliquota di imposta attualmente determinata nella misura del 12,50 per cento per alcune tipologie di redditi

School system	DDL Riforma del sistema nazionale di istruzione e formazione e delega per il riordino delle disposizioni legislative vigenti(c.d. ‘La Buona Scuola’) n.2994	Artt. 2 - 13
Autonomia delle istituzioni scolastiche e valorizzazione dell'offerta formativa; Scuola, lavoro e territorio;
Innovazione digitale; Valorizzazione del merito del personale docente; organico dei docenti, reclutamento e assegnazione dei posti.

		Art. 14	Istituzioni scolastiche autonome (istituzione del Portale unico dei dati aperti della scuola;
	Legge di Stabilità 2015	Art.1 co. 4 e 5	Fondo ‘La buona scuola’ nello stato di previsione del ministero dell’istruzione, dell’università e della ricerca, con la dotazione di 1 miliardo di euro per il 2015 e di 3 miliardi di euro dal 2016

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FOCUS
Simulations and forecasts

Elucidating the difference between simulations and forecasts is of crucial importance in order to gauge how the structural reforms are simulated and how their estimated macroeconomic impact is taken into account in the macroeconomic forecasts.

Structural reforms modify the structure of the economic system and are therefore typically analysed in dynamic general equilibrium models, like QUEST and IGEM. In these models, the notion of economic growth pertains to potential output as in the simulations the variables converge to the steady state in the long run. Macroeconomic projections, on the contrary, are obtained with classical econometric models in which the structure of the economy is taken as given. This second class of model does not allow for structural changes induced by policy reforms after the models' parameters have been estimated. On the basis of assumptions made on the profile of the exogenous variables of the model (for example the world demand, commodity prices, etc.) the latter can provide forecasts for the macroeconomic variables both in the short and medium run. The classical econometric models can therefore be used for simulating alternative scenarios, each characterized by different hypotheses on the future pattern of the exogenous variables pertaining to the international economic framework or to the stance of fiscal policy.

In the dynamic general equilibrium models a challenging task is to translate a given structural reform into the model. In general, one relies on estimates available in existing micro econometric studies in order to calibrate the modifications of those structural parameters of the model which reflect the features of the economic structure on which a given reform seeks to intervene (for example the entry rate in a given market or the mark up index for those reforms aimed at enhancing competition). The simulation results are therefore shaped by the hypotheses made on the size of the impulse imparted to these structural parameters and also on the degree of gradualism with which these parameters' shifts manifest themselves into the model. Given the difficulties in defining these aspects when a simulation scenario is constructed, several scenario are typically designed with different hypotheses on the way to implement a reform into the model.

In the Update of the Economic and Financial Document 2014 all the reforms introduced in Italy since 2012 were considered in the simulation results reported therein, while in this document the focus is only on the reforms of the current government; these reforms are expected to produce non negligible macroeconomic effects from 2016 onward. This explains the divergence in the macroeconomic impact of the reforms simulated for the year 2020, which in the Update of the Economic and Financial Document 2014, was equal to a 3.4 per cent increase of GDP with respect to the baseline scenario while in the National Reform Programme (NRP) 2015 is equal to a 1.8 per cent increase. The differences across these simulations do not diverge remarkably except that some methodological revisions have been introduced in the simulations of the NPR 2015 which are illustrated in a dedicated section. Indeed, the previous simulation, conducted over a nine year horizon, points to an average yearly increase of output of 0.4 per cent with respect to the baseline scenario while in the current simulation the average yearly impact on output over the 2015-2020 period is equal to 0.3 per cent. In pointing to this small divergence, it is also important to consider that in the model, for a given impulse imparted in the first year, the hypothesis of a full implementation over time of the reforms is taken for granted and therefore the effect on output is an average yearly increase of 1 per cent with respect to the baseline scenario after the first four years (from 2012 until 2015). This value is precisely the incremental potential growth that the model can attribute to the reforms adopted by the previous governments. The same value can also be interpreted as the outcome of more severe recessionary conditions that would have possibly prevailed in case those reforms had not been approved.

Finally, it should also be taken into account that the dynamic general equilibrium models fall short of fully allowing for some type of short run movements in the variables; indeed,

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the models do not consider possible delays on the part of economic agents in their consumption and investment decisions due to particularly severe recessionary conditions. In the Italy's Stability Programme the macroeconomic effects of reforms have been considered only to a partial extent and conversely the emphasis has been put more on the cyclical conditions, with an ensuing reduction in the overall effects of the past and future reforms. A dedicated section in this document provides for more details.

Public Administration and Simplification

This policy area includes reform packages aimed at improving the business environment, through the reduction of the costs related to the regulatory burden and to the time spent in dealing with bureaucracy (i.e. overhead labour cost). Policy simulations were conducted by using QUEST III. The size of the reduction of the overhead labour costs due to the reform was assessed on the basis of the actual progress experienced in Europe following the adoption of similar measures. In particular, these progresses have been documented in the work by Griffith and Harrison (2004), which quantitatively evaluates the impact of several reforms, also on the degree of competition. Concerning Italy, the period 1995-2000 is considered, since during that time significant reforms aimed at improving competition and administrative simplifications were adopted.6 On the basis of the analysis of the indicators associated to this specific reform area a 15 per cent reduction in overhead labour costs has been considered in the simulations.7 Furthermore, in order to capture the measures related to the digitization and innovation in the Public Administration it is assumed a further reduction of the administrative costs of 3 per cent, over a time period of 10 years. The size of this reduction has been determined by using the elasticities estimated in a recent study of the European Commission.8 In detail, the macroeconomic impacts of the reform interventions in this specific area are reported in Table II.5.

TABLE II.5: MACROECONOMIC EFFECTS OF REFORMS IN PUBLIC ADMINISTRATION AND SIMPLIFICATION AREA (percentage deviation from the baseline scenario)
	2020	2025	Long run
GDP	0.4	0.7	1.2
Consumption	0.7	0.9	0.9
Investment	0.1	0.3	0.8
Labour	0.0	-0.2	-0.1

__
6 See Rachel Griffith & Rupert Harisson, 2004. 'The link between product market reform and macroeconomic performance,' European Economy - Economic Papers 209, Directorate General Economic and Financial Affairs (DG ECFIN), European Commission, Table 8, p. 62.
7 To be more specific about our hypothesis the size of this intervention has been determined starting from the improvement in the indicator on the 'time spent with government bureaucracy' during the reference period, which increased from 4.7 to 6.1, indicating an amelioration of about 30 per cent. Follwing a prudential approach, it has been assigned a variation in the overhead labour cost equal to 50 per cent of this improvement, namely a 15 per cent reduction. This variation has then been introduced gradually over a 10-year timespan.
8 See Lorenzani, D., Varga, J. (2014) 'The Economic Impact of Digital Structural Reforms', European Economy- Economic Papers 529, European Commission, Table 4, p. 37. In particular, since several provisions in this area entail the digitisation of public services, it has been assumed that they are likely to reduce the administrative burden. This reduction of the overhead labour cost is consistent with the higher productivity generated by these kinds of interventions over the long run.

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The reforms in the area of Public Administration and Simplification contribute to enhance GDP by 0.4 per cent in 2020 and by 0.7 per cent in 2025, while the long-run impact on output is 1.2 per cent. The increase in labour productivity linked to the reduction in administrative burdens leads firms to change their production mix by increasing capital at the expense of labour. Over the medium-long run, in fact, firms tend to substitute labour with capital as a result of a more efficient use of labour. In particular, this reduction of employment, although of modest size (-0.2 per cent in 2020), is induced by the diminished overhead labour cost (time spent with bureaucracy) which necessarily entails a reduction of worked hours.

Competitiveness

The set of measures in this policy area aims at improving the degree of competition in the markets for goods and services (i.e. professional services, services in the public interest, etc.). Provisions in this policy domain have been simulated by QUEST III. In this model measures aimed at directly fostering market competition are captured by a reduction of the mark up. The size of the change in the mark up induced by these measures was determined starting from the variation in the Product Market Regulation (PMR) index recorded by Italy over the period 1998-2013 in the aftermath of similar reform actions. In that period, the average reduction of the PMR is estimated to be around 20 per cent.9 In order to assess the impact of this PMR variation we took advantage of the estimated average impact on mark up for retail and professional services as documented in a recent study by the European Commission. On the basis of the results of this study, an average elasticity on the mark up of 0.05 was considered. With this methodology the overall reduction of the mark up mapped onto the model to assess the effects of the provisions in this area is equal to 1 percentage point, obtained as the product of the average reduction of the PMR (20 per cent) and the mark up elasticity (0.05).10 The macroeconomic impact of the measures fostering competition is presented in Table II.6.

TABLE II.6: MACROECONOMIC EFFECTS OF REFORMS IN COMPETITION AREA (percentage deviation from the baseline scenario)
	2020	2025	Long run
GDP	0.4	0.7	1.2
Consumption	-0.3	-0.1	0.3
Investment	2.0	2.5	2.9
Labour	0.1	0.1	0.0

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9 See Koske, I., I.Wanner, R. Bitetti and O. Barbiero (2014), 'The 2013 update of the OECD product market regulation indicators: policy insights for OECD and non-OECD countries', OECD Economics Department Working Papers. OECD indicators are available online at: http://www.oecd.org/economy/growth/indicatorsofproductmarketregulationhomepage.htm. Note that the economy-wide PMR indicator has been used, instead of the sectorial indicators, as this area of interventions encompasses the whole economy and not just specific sectors.
10 See Table 1, p. 10 of the paper by 'Thum-Thysen A., Canton E., (2015). 'Estimation of service sector mark ups determined by structural reform indicators', European Economy, forthcoming. Note that the use of the economy-wide indicator, instead of specific indicators on the retail sector and professional services, is also motivated by the fact that the tool used for the simulations is a macroeconomic model with no sectorial disaggregation. However, the mean of the estimated elasticities for these two sectors has been used, since many provisions regard these sectors of intervention.

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The policy interventions aimed at increasing competition would bring about an increase in output with respect to the baseline scenario equal to 0.4 per cent in 2020 and to 0.7 per cent in 2025. The impact on investments is positive, while the one on consumption is negative. This effect depends on households taking advantage of the (expected) future prices reduction due to the gradual reduction of the markup in an 8-year timespan. This behavior fosters savings, so stimulating investments.

Labour market

Measures in this reform area regard the so called Jobs Act and the related implementing decrees. These measures aim at improving the efficiency of the labour market. To assess the macroeconomic effects of this area, the measures were simulated by IGEM. The first dimension of this reform captured in the simulation pertains to all the interventions aimed at fostering flexibility of the labour market through the introduction of a new type of permanent employment contract that entails increasing protection levels for the workers.11 This aspect of the reform has been mapped onto the model by reducing by 6.5 percentage points the structural parameter of the share of temporary workers and by correspondingly increasing the share of permanent workers. This hypothesis is introduced gradually over a 10-year time horizon. The size of this variation is consistent with the gain in labour productivity estimated by Boeri and Garibaldi (2007) who show that a shift of labour demand towards more stable types of contracts results in an increase in average productivity.12 Futhermore, since the shift of temporary workers towards permanent contracts would tend to reduce the markup of permanent workers, it is assumed a reduction of the wage markup of 14 percentage points that is gradually introduced in the model over a 10-year timespan. This hypothesis is based on the results of a study by the European Commission which analyzes the impact on employment of similar labour market reforms implemented in Europe over the period 2001-2006.13
The macroeconomic effects of the labour market reforms under consideration are presented in Table II.7.

TABLE II.7: MACROECONOMIC EFFECTS OF REFORMS IN LABOUR MARKET (percentage deviation from the baseline scenario)
	2020	2025	Long run
GDP	0.6	0.9	1.3
Consumption	0.6	1.3	1.4
Investment	0.4	0.4	1.0
Labour	1.0	1.5	2.0

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11 The quantitative assessment of the reform does not include active labour market policies, since IGEM, as most general equilibrium models, does not embody labour-market entry and exit mechanisms.
12 Boeri, T., Garibaldi, P. 2007. 'Two Tier Reforms of Employment Protection: a Honeymoon Effect', Economic Journal, Royal Economic Society, 117(52), see Table 5, p. 377.
13 Arpaia, A., Mourre, G. (2009) 'Institutions and performance in European labour markets: taking a fresh look at evidence', European Economy - Economic Papers 391, Directorate General Economic and Monetary Affairs, European Commission, published as: Arpaia, A., Mourre, G. (2012) 'Institutions and Performance In European Labour Markets: Taking A Fresh Look At Evidence,' Journal of Economic Surveys, 26(1),1. In particular, the results reported in Table 3 on page 30 have been used.

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This area of reform contributes to enhance GDP by 0.6 per cent in 2020, with respect to the baseline. In details, the simulations show a gradual increase in consumption due to the higher share of workers with permanent contracts in the economy. As a matter of fact, the increased number of permanent workers boosts consumption as a result of the ameliorated income prospects of households. The positive impact on labour tends to gradually increase, with respect to the baseline, to reach 1 per cent in 2020.

Justice

Measures in this area aim at improving efficiency of civil and penal justice. The provisions in this area have been simulated with QUEST III. In order to map these measures onto the model and construct the planned scenario, the simulation has benefited from quantitative estimates provided by a recent paper of the European Commission showing the impact of improved judicial efficiency on business dynamics and foreign direct investment.14 In particular, the reforms considered in the paper are: i) the reduction of the total number of first instance courts by 48 per cent due to the geographical reorganisation of courts, and ii) the reduction of the litigation rate by 2.9 per cent due to the reform in mediation. The effects of the provisions in this policy area have been assessed by assuming a mark up reduction due to a larger number of firms in the market. According to the assessment of the effects on the entry rate provided by the study of the European Commission and considered in the model, these provisions would induce a 0.15 percentage point reduction of the mark up. More specifically, the change in the mark up has been obtained by modelling in QUEST III the increase in productivity consistent with the rise in the entry rates estimated by the European Commission. In detail, the estimated impact of justice reforms on the entry rate is 2.62 percentage points (i.e. 2.45 percentage points due to geographical reorganization of courts and 0.17 percentage points due to the reform in mediation). Considering the estimate on the relationship between the entry rate and labour productivity, it is assumed an increase in average productivity by 0.24 per cent.15
In addition, these kinds of interventions are likely to increase the availability of funds to finance expansionary activities on the part of the firms. In order to capture this aspect also a reduction of the user cost of capital is assumed. In line with the above mentioned study of the European Commission, in the model it is assumed a reduction of the user cost of capital by 5 basis point as a result of the judicial reform, so as to generate an increase in total investment consistent with that envisaged by the European Commission. This hypothesis is gradually introduced in the model over three years. Table II.8 reports the overall effects of this reform.

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14 European Commission, (2014,) 'Market Reforms at work in Italy, Spain, Portugal and Greece', Economic papers 5, Box p. 50.
15 See Cincera, M., Galgau, O. (2005): 'Impact of Market Entry and Exit on EU Productivity and Growth Performance', European Economy, Economic Papers, 222, Table 6, p. 64.

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TABLE II. 8: MACROECONOMIC EFFECTS OF REFORMS IN JUSTICE (percentage deviation from the baseline scenario)
	2020	2025	Long run
GDP	0.1	0.2	0.9
Consumption	0.0	0.0	0.8
Investment	0.8	0.9	2.2
Labour	0.0	0.0	0.2

This area of reform contributes to enhance GDP with respect to the baseline by 0.1 per cent in 2020. The simulations show a gradual increase in investment, due to the positive effects induced by the higher entry rate as a consequence of the lower litigation rate and of the reduction of the average length of trials. The consequent improvement of the business environment has initially only marginal effects on consumption and employment.

School system

The measures for the school system envisaged in the recent 'La Buona Scuola' plan have two main goals: (i) reducing the incidence of temporary teaching positions through an extensive hiring of teachers in permanent positions; (ii) reducing the drop-out rate through quality enhancement of the education system and a strengthening of the training programs (school-work alternance). The effects of these measures on the quality of the workforce are mapped onto the QUEST III model through a change in the distribution of workers by skill. The analysis takes advantage of a recent study by the European Commission on the effects of reform packages aimed at improving human capital.16
Two different channels of transmission are considered. In the first place, it is assumed that, if fully implemented, these measures will be able to improve the quality of the education system and reduce the drop-out rate. These effects, in turn, will give rise to an improvement of human capital and thereby of the overall productivity in the economy. This is obtained through an increase in the incidence of workers with medium-to-high productivity (i.e. medium and high-skilled workers) and a contemporaneous reduction of the share of low skilled workers. The increase in the share of medium-to-high skilled workers is assumed to take place very gradually, along a time horizon of 20 years. This reflects the slow rate at which the stock of human capital typically improves and also the necessary time for the impact of the reform to fully manifest itself. Using data on the annual expenditure per student and assuming full achievement of the Europe 2020 target for the drop-out rate, the increase in the share of the medium-to-high skilled workers has been calculated to be equal to 4.6 per cent. This increase stems from the hypothesis that students experiencing the reform will after become medium-to-high skilled workers. It follows that the share of medium-to-skilled workers calibrated in the model rises from 54 to 58.6 per cent, while that of the low skilled workers decreases from 42 to 37.4 per cent. In the second place, the reform cost is modelled as an increase in education-

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16 See Janos Varga and Jan In't Veld, (2014), 'The potential growth impact of structural reforms in the EU - A benchmarking exercise', Economic Papers 541, Economic and Financial Affairs.

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related expenditure. In particular, an increase of public expenditure17 by €1 billion in 2015 and by €3 billion starting from 2016 is included in the simulations so as to cover the higher cost needed to fund stabilization and training of the teaching staff18. Table II.9 reports the overall effects of this reform.
As regards the macroeconomic impact of such measures, the results show a cumulative effect on GDP growth compared to the baseline scenario of 0.3 per cent in 2020 and 0.6 per cent in 2025, while the long-term effect on growth could reach 2.4 per cent. It should be noted that in the short and medium term firms tend to change the mix of production inputs, on the one hand by decreasing investments in physical capital, on the other by increasing the labour input. Nonetheless, in the long run firms push up investment so as to re-build the stock of capital and adjust it upwards in line with the increased labour inputs. In the long run the impact of increased labour also results in a substantial rise of consumption.

TABLE II.9: MACROECONOMIC EFFECTS OF REFORMS IN SCHOOL SYSTEM (percentage deviation from the baseline scenario)
	2020	2025	Long run
GDP	0.3	0.6	2.4
Consumption	0.4	0.7	2.1
Investment	-0.5	-0.2	1.5
Labour	0.2	0.5	1.1

Tax shift

The major measures to reduce the tax wedge contained in the 2015 Stability Law (L. 190/2014) are, on the one side, the stabilization of the 80-euro monthly fiscal bonus for employees earning less than 26,000 euros a year and, on the other, the total deductibility of labour cost related to permanent workers from the tax base of the Italian regional production tax (IRAP). These measures aim to stimulate aggregate demand by increasing disposable income and to favour employment through a reduction of the fiscal burden borne by firms.
For the necessary financial coverage of interventions in the tax wedge reduction it is assumed that this is funded by permanent interventions which, in turn, have the characteristic of being themselves structural reforms. In particular, reference is made to: the increase in taxation on capital gain approved by L.D. 66/2014, the rationalisation and reduction in public spending included in L.D. 66/2014 and in the 2015 Stability Law, the increase in indirect taxation starting from 2016 as provided by the 2015 Stability Law and the planned review of public expenditures and reduction of tax expenditures.
The evaluation of the macroeconomic impact of these measures has been conducted with the IGEM model. The simulation analysis is based on the quantitative assessment of the reduced fiscal revenues made in the technical report attached to the law. Regarding the 80-euro fiscal bonus, the quantitative

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17 It is worth noting that the QUEST model does not allow for public administration labour. This is why in our simulations we have assumed an increase in public spending so as to endogenously capture the higher labour following to this intervention.
18 The Fund 'La buona scuola' was established by the 2015 Stability Law (art. 1, par. 4 and 5) and it is targeted, mainly, to realise an extraordinary hiring program and to enhance the school to work alternance.

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assessment is carried out by assuming a reduction of the average personal income tax rates accruing to permanent workers so as to increase their disposable income.19 The measure related to the deductibility of labour cost from the IRAP tax base is implemented in the model through a reduction of the portion of social contributions paid by firms.20
As pointed out before, it was assumed that the higher costs for public finances associated with the two measures related to the tax wedge reduction have been funded by structural measures. Table II.10 shows the macroeconomic impact of this fiscal intervention.

TABLE II.10: MACROECONOMIC EFFECTS OF TAX SHIFT (percentage deviation from the baseline scenario)
	2020	2025	Long run
GDP	0.2	0.2	0.2
Consumption	-0.1	0.0	0.0
Investment	-0.5	-0.2	-0.2
Labour	0.5	0.5	0.5

The IGEM simulation results show that these measures aimed at reducing the tax wedge give rise to an increase in GDP by 0.2 per cent with respect to the baseline scenario in 2020. Furthermore, for the sake of completeness Tables II.11 and II.12 report separately the expansionary impact of the reduction of the tax wedge on one side and, on the other side, the impact of the structural measures necessary for its funding. Given the importance of the revision of public spending and of the reduction in tax expenditures, their effects are specifically examined in the subsequent section.

TABLE II.11: MACROECONOMIC EFFECTS OF THE REDUCTION OF TAX WEDGE (percentage deviation from the baseline scenario)
	2020	2025	Long run
GDP	0.4	0.4	0.4
Consumption	0.4	0.5	0.5
Investment	0.1	0.2	0.2
Labour	0.5	0.5	0.5

It is worth to note the strong impact on consumption, which responds to the fiscal bonus and to the higher employment due to the IRAP cut. In the long run the effect on consumption and on employment is equal to a 0.5 per cent increase with respect to the baseline scenario.

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19 The law prescribes that the fiscal bonus is paid as tax credit and, in according to the methodology of national accounts, it would be considered among the social benefits. In the simulation with IGEM we have reduced the income tax rates on employees because it is not possible to introduce tax credits. However, the result, in term of disposable income, is equivalent.
20 In the IGEM model it is not possible to directly set a reduction on the labour component of IRAP tax base. For this reason we have reduced the labour cost by an equivalent reduction of social security contributions paid by firms on new employee hired with open end contracts. The result, in term of lower cost of firms, is the same.

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TABLE II.12: MACROECONOMIC EFFECTS OF THE INCREASE IN THE TAXATION OF CAPITAL INCOME AND VAT (percentage deviation from the baseline scenario)
	2020	2025	Long run
GDP	-0.2	-0.2	-0.2
Consumption	-0.5	-0.5	-0.5
Investment	-0.4	-0.4	-0.4
Labour	0.0	0.0	0.0

Spending review and tax expenditures reduction

The objective of the public spending review program and of the tax expenditures reduction is to restore efficiency in the action of the Public Administration and to reallocate and contain public expenditure according to a comprehensive vision. The plan of spending cuts and tax reductions has been recently relaunched by the Government through the L.D. 66/2014 and the 2015 Stability Law. These legislative actions set a cut in public expenditure of about 0.4 p.p. of GDP from 2015 to 2017, and 0.5 p.p. of GDP from 2018 onwards21. A further plan of spending cuts and review of tax expenditure is currently under approval by the Government. It is assumed that the amount of resources resulting from this structural cut on public expenditure equals to 0.45 p.p. of GDP from 2016 onwards, while for what concerns the tax expenditures reductions it is assumed a resource saving by 0.15 p.p. of GDP from 2016 onwards.

TABLE II.13: MACROECONOMIC EFFECTS OF THE SPENDING REVIEW AND TAX EXPENDITURES REDUCTION (percentage deviation from the baseline scenario)
	2020	2025	Long run
GDP	-0.2	-0.3	0.0
Consumption	1.1	1.0	0.0
Investment	-0.3	-0.3	0.0
Labour	-0.3	-0.3	0.0

Based on the results of the simulations the set of measures to reduce public spending and tax breaks produce in the short and medium term a negative impact on GDP compared to the baseline scenario of 0.2 per cent in 2020, while in the long run the effects become null (see Table II.13).

FOCUS
The impact analysis of the structural reforms: a comparison with OECD

The Government’s efforts in the coming months will concentrate in completing and upgrading the plan of reforms, whose implementation will reinforce economic growth. This position is also shared by international organizations that in the past months have analysed the Italian reform process (such as IMF, for instance), and recently confirmed by the convergent estimates on the reform’s impact by the OECD.22 The Government has

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21 In particular, the 2015 Stability Law takes into consideration a set of interventions on the expenditure side. Part of these interventions aims at rationalising and reducing public expenditure, another part is targeted to economic growth. The impact evaluation has been carried out by identifying the restrictive expenditure interventions net of expansionary measures, included into the structural reforms, for instance the IRPEF bonus, the fund dedicated to the implementation of the 'La buona scuola' plan and the financing of the unemployment schemes, employment services and active labour market policies.
22 OECD (2015) 'Italy. Structural Reforms: impact on growth and employment'. See also the OECD Economic Surveys: Italy 2015 – available on line: http://www.dt.mef.gov.it/export/sites/sitodt/modules/documenti it/analisi progammazione/attivita interna z/OECD economic Surveys Italy 2015.pdf.

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repeatedly shown that reforms announced and implemented will have a significant impact on GDP growth. As reported in the table below, the overall impact estimated by the Government - obtained by summing up the results in each single domain of intervention - is confirmed also by the OECD. It is worth noticing that in all the considered policy areas the Government estimates hoover around the OECD estimates, with the difference being quite negligible. In particular, it is worth to notice the alignment in the evaluation of the impact on GDP of reforms in the labour market area (0.6 per cent), and in the tax wedge area (0.3 per cent).

THE IMPACT OF REFORMS ON GDP IN 2020 (percentage deviation from the baseline scenario)
	Government	OECD
Product market (Competitiveness)(*)	0.4	0.5
Labour market (Jobs Act)	0.6	0.6
Public Administration and Justice	0.5	0.6
Tax wedge (**)	0.3	0.3
Total	1.8	2.0
(*) The OECD evaluations of product market have been reduced of two/thirds because ascribable to 2012-2013 reforms.
(**) For a homogenous comparison with the OECD assessments of tax wedge in the government evaluations are included only the IRPEF bonus.

II.3	THE FINANCIAL IMPACT OF NEW MEASURES IN THE 2015 NRP

The grids in appendix to the National Reform Programme are published, for the first time, already subdivided into 10 policy areas23. The grids contain both updates of the measures approved in preceding years, and new measures emerging during the review of provisions going into effect between April 2014 and March 2015. More specifically, there are 47 new measures and 201 updates to measures already presented in the grids, starting from the 2011-2012 NRP (equal to 52 per cent of the total).
The measures are thoroughly described in the grids, with respect to both regulatory and financial details.24 The financial effects in the grids are stated in terms of higher/lower revenue and higher/lower expenditure both for the State budget and the public administrations and quantified with reference to the related balances25. With the exception of certain cases, the quantification of the impacts in the grids highlights the measures' costs and benefits for the public finances, regardless of the financial coverage found in any measure.
Table II.14 summarizes the impact on the State budget26 of the measures contained in the grids, subdivided by area. Various measures entailing higher or

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23 Until the 2014 EFD, the grids were published as an appendix to the NRP subdivided by year. For the 2015 EFD, the grids are available online www.dt.tesoro.it/it/riforme/.
24 See 'Guide to the interpretation of the online version of the national regulatory grids provided as exhibits to the NRP' available online www.dt.tesoro.it/it/riforme/.
25 As in the grids, the table summarizes the incremental charges/incremental resources at unchanged legislation and arising from specific measures contained in provisions that were approved by Parliament between April 2014 and March 2015.
26 This decision is mainly due to the significance of the central government in defining and implementing the measures. Although entailing the same amount of incremental charges, some measures have their financial effects (in terms of the net balance to be financed and the net borrowing of the public administration) accounted for differently (this is the case, for example, of the 'Reordering of metropolitan cities, provinces and municipal unions' where such entities contribute to holding down public expenditure, which, in terms of the net balance to be financed, is booked as incremental revenue, and therefore, is included in the incremental revenue of the policy area 'Containment of public expenditure' in the table; however, in terms of net borrowing, this measure is booked as lower expenditure).

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lower expenditure refer to refinancing, new institution, or reductions of budget funds.
Following are some the most significant updates from a financial perspective27, subdivided by policy area:
•
Containment of public expenditure and taxation: With the exception of the impact, in terms of incremental revenue, of the safeguard clause of the 2015 Stability Law, the taxation measures include provisions related to gaming that are estimated to generate incremental revenue of approximately €7.2 billion from 2015 to 2019. The incremental revenue also includes the financial impact of the measure contributing to the containment of the public expenditure of the provinces and metropolitan cities28. The reduction of expenditure for the purchases of goods and services at all levels of government is projected to result in €7.7 billion of lower expenditure for the State budget; the lower expenditure coming from the measures included in the programme to streamline spending on the part of the ministries is poised to top €6.4 billion. The most significant aspect of lower revenue regards the €17.9 billion due to the cancellation of the safeguard clause of the 2014 Stability Law.

•
Federalism: The resources provided to the communal solidarity fund are reduced by €1.2 billion per year as from 2015, whereas the incremental charges coming from Decree-Law No. 4/2015 (due to farmland being exempt from property tax (IMU)) will have an impact on the State budget in terms of approximately €688 million in incremental expenditure for the 2015-2019 period.

•
Labour and pensions: The higher charges regard the personal income tax credit (the 'bonus' introduced by Decree-Law No. 66/2014 and made permanent by the 2015 Stability Law29), the reduction of the rates for the regional tax on productive activity (IRAP) for the private sector, and other measures to support earned income30: the total impact in terms of incremental expenditure is more than €87 billion; if the lower revenue is added, the incremental charges rise to approximately €101.7 billion31. Instead, the welfare measures (in favour of families and children, the disabled, innocent defaulting tenants, and migrants, and incentives to housing rental, and the reform of the services industry, etc.) will entail higher expenditure for the State budget in the amount of €8.7 billion. There is another €8 billion of incremental expenditure, from 2015 to 2019, for the implementation of the Legislative Decree No. 22/2015, implementing the Jobs Act32.

•	Innovation and human capital: This policy area contains various and diverse measures. The measures entailing higher charges in terms of

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27 The amounts reported in the text refer, unless otherwise specified, to the time period for the table (2014-2019).
28 See note No. 26.
29 The bonus is automatically recognized by tax withholding agents, and is classified, on a basis consistent with ESA 2010, as incremental expenditure for cash social benefits.
30 See the measure covering 'the cut of the tax wedge and other measures to support income from full-time work' in the NRP grid related to the policy area Labour and pensions.
31 Equal to 67 per cent of the total incremental charges in relation to the policy area Labour and pensions.
32 For this, as for other measures, the effects are long term. The impacts through 2019 are reported in the table and in the text.

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incremental expenditure and lower revenue (for a total of approximately €18.6 billion during the reference period) are those referring to the fund for the completion of the "Good Schooling" programme, a research and development tax credit, an art bonus to attract private capital to the cultural sector, measures to support the digital transformation of the justice system, and the patent box.
•
Support to businesses: Measures with a broad subjective sphere of application (such as the general support to the "Made in Italy" brand, the international expansion of businesses, and investments in new capital goods) are accompanied by sector-specific measures (agro-food businesses, road haulers, tourism sector, etc.). However, approximately €21.2 billion of the incremental expenditure reported in Table II.14 (for the 2014-2018 period) refers to the measure providing for the timeliness of the payment of the public administration's trade accounts.

•
Energy and environment: The tax credit to road haulers with vehicles of Category 0 or less has been cut in order to improve air quality, with a benefit also in terms of lower expenditure for more than €2 billion during the forecast period. The eco-bonus introduced as an incentive for the energy upgrade of buildings will entail lower revenue for approximately €2.2 billion in 2015-2019.

•
Infrastructures and development: The incremental expenditure charged to the State budget refers to various measures, including those affecting ports, rundown urban areas, Expo 2015, the go-ahead to buildable, non-deferrable public works, the strategic plan for key cultural/artistic projects, and construction of schools and prisons.

With respect to the policy areas of financial system, products market and competition and administrative efficiency33, there have been no updates with a significant financial impact.
In order to ensure the continuity of the measures planned as part of the Strategic Infrastructures Programme and other measures reported in Table II.15, the available resources at unchanged legislation amount to approximately €32 billion. The cross-border rail links and corridor projects are to get most of the resources (41 per cent). The financing of road links, the measures included in the Action and Cohesion Plan, and local public transport, accounts for approximately 45 per cent of the total.

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33 It is to be noted that this policy area contains the measure 'Efficiency, simplification and transparency about the public contribution to cultural and scientific activity and institutions' and the creation of a fund for the protection of cultural heritage. It is furthermore noted that there is a project ongoing for online access to the NRP grids, and that the policy areas and the allocation of the measures in each area will accordingly be subject to major revision.

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TABLE II.14: FINANCIAL IMPACT OF MEASURES IN GRIDS ON NRP (in € mn)
	2014	2015	2016	2017	2018	2019
Containment of public expenditure and taxation
Incremental expenditure	187	411	309	321	355	304
Incremental revenue	4,200	14,247	28,736	35,064	37,557	34,023
Lower expenditure	2,369	3,527	3,423	3,513	2,523	1,903
Lower revenue	494	4,068	4,591	4,286	4,319	4,319
Administrative efficiency
Incremental expenditure	0	36	314	314	314	314
Lower revenue	0	4	4	4	4	4
Infrastructures and development
Incremental expenditure	36	408	429	1,458	2,314	416
Products market and competition
Incremental revenue	0	350	250	100	0	0
Lower expenditure	0	16	26	36	36	36
Labour and pensions
Incremental expenditure	6,948	21,944	28,046	28,728	26,695	23,524
Incremental revenue	4	2,614	5,933	6,096	3,941	1,864
Lower expenditure	25	476	849	1,240	1,492	1,539
Lower revenue	469	3,124	3,982	4,104	2,733	1,110
Innovation and human capital
Incremental expenditure	6	1,587	3,850	4,082	4,063	4,049
Lower expenditure	0	37	37	37	37	37
Lower revenue	18	61	220	206	234	209
Support to businesses
Incremental expenditure	19,558	1,920	2,262	2,474	2,479	1,439
Incremental revenue	31	898	1,229	1,023	1,042	389
Lower revenue	4	466	917	691	670	463
Energy and environment
Incremental expenditure	0	45	45	66	0	0
Incremental revenue	0	1,004	316	0	0	0
Lower expenditure	0	652	591	472	402	0
Lower revenue	0	66	699	572	437	437
System financial
Incremental expenditure	3	2	2	3	0	0
Federalism
Incremental expenditure	2	354	224	224	224	224
Incremental revenue	350	350	350	350	350	350
Lower expenditure	0	1,200	1,200	1,200	1,200	1,200
Lower revenue	38	41	41	41	11	4
Source: Analyses of the State General Accounting Office, using data in three grids, technical reports and the information reported in official documents. The table excludes the resources of the Action & Cohesion Plan ('2007-2013 National Strategic Framework', policy area: Containment, efficiency of public expenditure and taxation) and the updated amounts in relation to the TEN-T networks ('Cross-border connections' in the infrastructures and development area, and the other works of the Strategic Infrastructures Programme summarized in Table II.15).

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TABLE II.15: RESOURCES FOR INFRASTRUCTURES AND TRANSPORTATION (in € mn)

Measures	Description of the measures	Resources 2009 - 2030	Weight of Measures (%)
Cross-border rail links and corridor projects	- Reno Alpi corridor - Mediterranean and Baltic Adriatic corridor - Scandinavian -Mediterranean corridor	12,921	40.6

Road links
- Lecco-Bergamo
- 106 Jonica road axis
- Morbegno (Valtellina) road modification
- Works complementary to the Asti-Cuneo motorway axis
- Palermo-Lercara Friddi road axis
- State road SS12 Abetone-Brennero
- State road SS275 Santa Maria di Leuca
- State road SS640 Agrigento-Caltanissetta
- Secondary road projects in Sicily and Calabria
- Campo Galliano-Sassuolo motorway axis
- State road SS42 adjustment - accessibility to Valcamonica
- Telesina motorway axis in Campania
- Frejus tunnel
- Pontina motorway axis
- Pedemontana Lombarda motorway axis
- Lecco-Bergamo modification
- Salerno-ReggioCalabria toll highway (160 km)
- Lioni Grottaminarda
		6,496	20.4

Action Cohesion Plan (previously Southern Plan)	- Catania - Palermo railway axis - Naples - Bari railway axis - Railway around Mount Etna - Salerno - Reggio Calabria railway axis - Bari railway junction (upgrading) - Olbia - Sassari road access - National operating programmes: networks and mobility - Action & Cohesion plan	5,204	16.3

Local public transport	- Naples underground rail system - Bologna tram system - Milan underground rail system (M4 eliminated) - Turin underground rail system and junction (Rebaudengo) - Rome underground rail system - Bari underground rail system - Catania underground rail system - Completion of Brescia tranches I & II of underground rail system	2,550	8.0

Go-ahead to work sites	- TEEM - Pedemontana Veneta - National Autonomous Roads Corporation bridges and tunnels - Valle D'Aosta links - Programme of projects for the Italian State Railways - Small municipalities - Toll highways: A24 and A25 - Rho - Monza - road modification - Marches Umbria quadrangle	1,541	4.8

Other measures	- Water projects: Sardinia, Basso Molise, Basilicata, Apulia, Sicily - Rho Gallarate (line upgrading) - Mo.S.E project, Venice - Measures on sections of Italian national railways: Cannitello modification; Sardinia - Sustainable mobility (National infrastructure plan for recharging vehicles powered with electricity)	1,309	4.1

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TABLE II.15 (continued): RESOURCES FOR INFRASTRUCTURES AND TRANSPORTATION (in € mn)
Measures	Description of the measures	Resources 2009 - 2030	Weight of Measures (%)
Public building and ‘Sblocca Italia’measures	- New school buildings, to be constructed in according with the criteria for energy efficiency and the reduction of polluting emissions - Measures Decree-Law No. 133/2014: - 6,000 Bell Towers - Other measures in consultation with National Association of Italian Municipalities: - Maintenance qualification of the territory - Upgrade and increase in energy efficiency - Securing public buildings - Various measures proposed by mayors to the Office of the Prime Minister - Completion of state properties and urgent measures regarding hydro-geological instability	817	2.6

Housing plan and Home building plan	- Refinancing of fund to support access to rental housing (€100 mn). - Creation of fund for innocent defaulting tenants with total resources (2014-2020) of €266 mn and other measures	366	1.1

National plan for cities	- Refurbishment of degraded urban areas and promotion of development of cities as a driving force for the building sector, through the innovative instruments outlined in the ‘City Development Plan’ and the ‘Contract for Urban Enhancement’ - Territorial cohesion through the instrument of the ‘urban enclaves’	318	1.0

Financing of port works, infrastructure links and port logistics	- Rationalisation and expansion of Genova-Sestri port area - Vado Ligure multifunctional port facility - Gioia Tauro and Cagliari port authorities - Completion of Gaeta commercial port - Infrastructures linking ports and cargo storage areas - Activation of the National Maritime Single Windows (NMSW) - Roads connecting freight terminals at Fiumicino Airport - Civitavecchia port - Manfredonia port	315	1.0
TOTAL MEASURES		31.837	100.0
Source: Ministry of Infrastructure and Transport

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III.	ITALY WITHIN THE FRAMEWORK OF THE EUROPEAN SEMESTER: A SUMMARY OF THE MAIN INITIATIVES

III.1	RESPONSES TO THE EUROPEAN COUNCIL RECOMMENDATIONS

Sustainability of public finances

CSR NO. 1. Reinforce the budgetary measures for 2014 in the light of the emerging gap relative to the Stability and Growth Pact requirements, namely the debt reduction rule, based on the Commission services 2014 spring forecast and ensure progress towards the MTO. In 2015, significantly strengthen the budgetary strategy to ensure compliance with the debt reduction requirement and thus reaching the MTO. Thereafter, ensure that the general government debt is on a sufficiently downward path; carry out the ambitious privatisation plan; implement a growth-friendly fiscal adjustment based on the announced significant savings coming from a durable improvement of the efficiency and quality of public expenditure at all levels of government, while preserving growth-enhancing spending like R&D, innovation, education and essential infrastructure projects. Guarantee the independence and full operationalisation of the fiscal council as soon as possible and no later than September 2014, in time for the assessment of 2015 Draft Budgetary Plan.

Budget strategy reinforcement

•
As outlined in the Stability Programme of this EFD, thanks to the public finance flexibility provided by the European clause on reforms which Italy intends to rely upon for 2016, it is projected a path of improvement in structural balance of 0.2 percentage points of GDP in 2015, 0.1 in 2016 and 0.3 in 2017, year in which a balanced structural budget is expected to be achieved. The net borrowing targets are confirmed as indicated last fall for the three years period 2015 - 2017 - equal to 2.6, 1.8 and 0.8 per cent. In the policy scenario, the debt to GDP ratio will grow in 2015 (from 132.1 to 132.5 per cent) and then slow down significantly in the next two years (130.9 in 2016 and 127.4 in 2017); this will allow for the respect of the debt rule.

•
In February, the State-Regions Conference approved a spending reduction of €5.2 billion as defined by the 2015 Stability Law. The agreement provides for a reduction of the health funds of €2.3 billion, a reduction of €802 million of the resources devoted to the Incentive-based Vertical Pact (Patto verticale incentivato), a reduction of €750 million from the Cohesion Fund, a €285 million cut from the fund for health buildings, and additional €364 million from cuts to other funds, yet to be identified.

•
Provinces and metropolitan cities contribute to the containment of public spending through a reduction of current expenditure of €1 billion for the year 2015, €2 billion for the year 2016 and €3 billion from the year 2017. The amount of current expenditure reduction each institution has to achieve is

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defined taking into account the difference between historical spending and standard needs1.
•
With the approval of the provisions on the harmonisation of accounting systems and financial statements of Regions, local authorities and public bodies2, the local accounting reform is effective starting from 2015. The reform promotes: i) the identification of uniform accounting rules and a common framework for integrated accounts; ii) the definition of a system for reclassifying both accounting data and financial statements for those administrations with a civil accounting regime (contabilità civile); iii) the adoption of common financial statements divided into missions and programmes, consistent with the economic and functional classification identified by the relevant European regulations on national accounts and related satellite accounts; iv) the supplementation, for information purposes, of the financial accounting system with an accounting system based on economic assets; v) the establishment of a system of simple, measurable performance indicators related to budget programmes, developed according to criteria and methodologies shared among different administrations. See Focus no. 1.

•
The restructuring of the State General Accounting's structures and information systems continues as needed for the full implementation of the state budget reform recently introduced by the constitutional discipline on the balanced budget3.

•
The effects of the 2015 Stability Law safeguard clause have been postponed. The clause was intended to reduce the existing tax expenditures in case the spending review did not achieve the expected savings. The reduction amounts to €3 billion as of 2015. The reduction is related to changes in the reverse charge and its safeguard clause, generating increased inflows estimated in about €728 million per year, to be allocated to the improvement of public finance in 2015, as requested by the European Commission in October 22 2015 as part of the assessment procedure for the 2015 draft budgetary plan.

•
In accordance with the Decree 'Unlock Italy'4 128 municipalities were awarded financial spaces in the 2014 Internal Stability Pact for almost €200 million. Unlocking the Pact has enabled the financing and execution of 269 public works identified as priorities by municipalities.

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1 As required by 2015 Stability Law, paragraphs 418 and 419. Additional criteria are contained in the circular no. 1/2015 of the Ministry for Simplifications and Public Administration.
2 Legislative Decree supplementing and amending Legislative Decree no. 118/2011.
3 To this purpose, the 2015 Stability Law allocates €65 million in the period from 2015 to 2018 and €4 million annually from 2019.
4 The Department for the administrative coordination proceeded to identify the municipalities beneficiaries of the exclusion and the amount of payments to be excluded from the Internal Stability Pact, according to three criteria: the works to which they relate payments must have been previously provided for in the Three Year Plan for public works (or should be for less than € 100,000 and therefore exempt from inclusion in the Plan); payments must be to cover works, under construction or for which it is possible an immediate start of work by the local applicant; payments for which it is requested exclusion of the Stability Pact must be made by December 31, 2014.

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The Public Administration Personnel

•
The reference parameter for the staff turnover containment was modified by applying to central government the sole criterion of the expenditure for retiring personnel occurred during the year so as to quantify the number of personnel that may be hired5. The limit on expenditure for the hiring of new full-time employees in central government, expressed as a percentage of the expenditure on personnel ending employment in the prior year, has been set to increase gradually until 20186. With regard to the turnover in Regions and local entities, provisions less stringent than in the past have been introduced, also with respect to those applying to the central government.

•
The 2015 Stability Law set a gradual increase in staff turnover for territorial entities in the amount of 50 per cent for provinces and 30 per cent for metropolitan cities. In addition, a process aiming to encourage mobility of surplus staff to Regions, municipalities and other public administrations, out of their ability in hiring, was set in motion. In order to give full effect to the functional reorganisation of provinces and metropolitan cities under the new governance, the government issued the guidelines concerning staff mobility7. The relocation of staff under mobility towards central government, even under autonomous statute, agencies, universities and non-economic public bodies, is based on a survey of vacancies carried out by the Public Administration Department. It has been given priority to relocation into judicial offices. In the event that staff under mobility is not completely relocated among the administrations, entities of the wide area (so called 'area vasta', replacing provinces) proceed to define criteria and timing of use of contractual forms of part-time for non-managerial staff with higher seniority. In case of failure to complete the re-absorption of the redundant workers, staff will remain available for a maximum of twenty-four months, with an allowance of 80 per cent of its salary. These provisions came into force in January 2015. See Focus no. 2.

•
In order to encourage the process of mobility among public administrations a fund was established at the MEF with the purpose of improving the staff allocation within the government and fully implementing the reform of provinces, with a budget of €30 million starting from 2015.

•
It has been made possible the unilateral termination of the labour contract by the PA, with respect to those employees who meet pension requirements, so as to promote a generational change. At the same time, provisions that allowed remaining in service for two years beyond retirement age were abolished. Finally, contracts implying advisory and management may not be

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5 Decree Law no. 90/2014. Sector-specific regulations apply to the Police Corps and the National Fire Brigades, to fund schools and universities.
6 In particular, the limit on expenditure for the hiring of new full-time employees has been set at 20 per cent in 2014, 40 per cent in 2015, 60 per cent in 2016, 80 per cent in 2017, and 100 per cent as from 2018. For the local authorities, it was determined a gradual increase in the rates of staff turnover, resulting in higher recruitment ability (60 per cent in 2014-2015 period, 80 per cent in the period 2016-2017), to return to a full capacity in hiring from 2018.
7 Circular no. 1/2015 of the Ministry for the Simplification and Public Administration and the Ministry for Regional Affairs.

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awarded by public administrations to either private or public employees placed in retirement.

Health Pact

•
In July 2014, it was ratified the agreement on the Health Pact for 2014-20168. This defined the financial framework for the period of validity and has regulated some measures aimed at a more efficient programming of the National Health Service (NHS), the improvement of service quality and appropriateness of performance. To this end, it was agreed to: i) update the handbook national refundable pharmaceuticals; ii) encourage the use of medical devices more efficient and modern enabling improved quality of life; iii) proceed with the approval of the regulations on quality, structural technology and quantity standards for hospital care; iv) reorganise community care and home care; v) strengthen the system of governance in the regions involved in the plans of reorganisation and upgrading of the Regional Health Service9; vi) promoting digitization in health; vii) establish general standards of quality10.

•
The 2015 Stability Law implements the Health Pact. The level of funding of the NHS was fixed to €112 billion for 2015 and €115.5 billion for 2016 after redefined, by implementing the aforementioned Agreement of February 201511, in about €109.7 billion in 2015 and €113.1 billion in 2016. The allocation of resources will be based on the procedures with respect to regional costs and requirements standards.

•
Implementing the provisions of the Health Pact, the 2015 Stability Law also introduces new provisions on expenditure restrictions concerning NHS's staff; Regions that, in the years 2013-2019 do not comply with the spending limits established by current legislation, may still be declared compliant whenever they have achieved the economic balance and have begun, in the years 20152019, a path of gradual reduction in personnel expenditure up to the full achievement in 2020 of the expenditure target set by current legislation. See Focus no. 3.

State-owned enterprises

•
The Stability Law 2015 started a process of reorganisation of state owned enterprises (SOE), whose ownership is held directly or indirectly by regions, autonomous provinces, local public authorities, chambers of commerce,

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8 The agreement was reached among government, regions and autonomous provinces of Trento and Bolzano.
9 Even through the revision of the rules governing ad acta commissioners, providing for the incompatibility with the assignment of institutional roles.
10 The pact will be monitored by a control unit, who will assess the implementation of all measures provided therein, through a special technical committee set up at the Agency for Regional Health Services.
11 The 2015 Stability Law has provided a financial intervention at the expenses of ordinary statute regions (Article 1, paragraph 398, sub-para. c)) of approximately €3.4 billion per year, in fields and in amounts to be determined following to the agreement reached in the State and Regions Conference. Following the agreement achieved in the month of February 2015, it was determined that out of the aforementioned €3.4 billion cuts, around €2.4 billion would be charged to the health sector, with a consequent reduction in the level of funding to the NHS for the same amount. Therefore, the level of funding to the NHS has been restated in about €109.7 billion in 2015 and €113.1 billion in 2016.

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universities, educational institutions and port authorities with the purpose of costs containment. See Focus no. 4.
•
The process aims to reduce the number of SOEs by 31 December 2015. The reorganisation meets the following criteria: i) elimination of companies and holdings not essential to pursuit of the State's institutional purposes (allowing for liquidation and sale), as well as elimination of holdings in companies engaged in activities similar to those carried out by other subsidiaries or public entities (allowing for mergers); ii) aggregation of local utility companies of economic relevance; iii) internal reorganisation of companies in order to reduce operational costs (including by reducing compensation to persons serving as directors of State-owned companies). Companies with a single director or a number of directors greater than the number of employees are to be closed down.

•
To achieve the goal of SOEs rationalisation, the governing bodies of local authorities involved must define and approve by 31 March 2015 an operational plan of rationalisation of ownerships and holdings, accompanied by technical reports, which must be transmitted to the regional section of the Court of Auditors and published on the official website of the public administration. See Focus no. 5.

•
The draft enabling law on reorganisation of the public administration, currently under review by Parliament12, will delegate the government to adopt a legislative decree concerning the review of the regulations applicable to public holdings. Following are elements of the principles and criteria that will simplify or make transparent public holdings in companies: distinction between types of companies according to their activity and identification of the applicable laws and regulations; regulations referring to companies managing services of general economic interest, aimed at ensuring competition and the interests of users; elimination of overlaps between public- and private-law regulations based on similar needs for discipline and control.

Public spending efficiency

•
The spending review process enables to identify the uses of public resources more effective and achieve permanent savings to be allocated to reducing the tax burden on individuals and firms. Methods adopted to achieve these objectives are: i) the change of the spending mechanisms and organisational structures of government, ii) increasing the efficiency of the supply of goods and services by the public administration, iii) the abandonment obsolete and ineffective interventions, in favour of measures that prove to achieve results, iv) the change in the scope of public intervention.

•
The spending review was conducted, during these years, with diversified actions and processes. Two Special Commissioners were appointed in charge of making proposals on rationalisation, concentrated in the period 2012-2013 on the purchase of goods and services and, from 2014, on the wider range of public intervention. In parallel, a process of regular and continuous analysis

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12 Draft law no.1577 (Senate).

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of the expenditure was put in place, through the strengthening of the modalities of regular cooperation between administrative spending units and the Ministry of Economy and Finance. See Focus no. 6.
•
In the formation of the 2015 Budget Law, central administrations have adopted a process of internal review of expenditures, identifying a series of measures to reduce spending items that could lead to an overall reduction of their budgets by 3 per cent. This revision includes the possibility of the central administrations to reduce transfers to entities under their control.

•
A continuous process of spending review will be integrated in the programming process of the multi-annual budget, as part of the delegation to the government for the completion of the review of the structure of the state budget (Article 40 of Law no. 196/2009), to be adopted by the end of 2015. The government will also adopt, by the same deadline, the implementing legislative decrees for the reorganisation of the budget management and the strengthening of the function of the cash budget (Article 42 of Law no. 196/2009), as well as for the adoption by 2016 of a single text on state and treasury accounting system (Law no. 89/2014). See Focus no. 6.

•
The government13 has introduced spending limits for consulting assignments, study and research, and for contracts of coordinated and continuous collaboration in the PA14. In addition, starting from 1 May 2014, the annual economic treatment of those receiving by the public finances emoluments or salaries as part of their employment relationships with independent administrative authorities, public economic entities, public administrations15 or not listed public companies16, cannot exceed a maximum of €240,000 gross per employee (limit previously set at a level corresponding to what received by the First President of the Supreme Court).

•	The maximum number of service cars of each public administration was set so as to reduce also the expense limit17 to 30 per cent of the costs incurred in 2011 for the same purposes.
•
In order to make its territorial presence more efficient, the central government must prepare - by June 2015 - a plan for the rationalisation of spaces in use, including through the sharing of public buildings. The plan aims to achieve a reduction of at least 50 per cent of spending for leases and 30 per cent of the space put in use.

•	The government adopted the methodological notes and standard requirements relative to the general functions of administration, management and control18 provided by each of the municipalities and

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13 Decree Law no. 66/2014.
14 It was forbidden to government - except for universities, research institutions and bodies of the NHS - the assignment of tasks and contracts when the total expenditure devoted to these interventions exceeds certain parameters set by the law, referred to the level of the personnel costs sustained by the assigning administration.
15 Public administrations are those listed in Article 1, par. 2 of Law D. no. 165/2001, as amended. The interventions also include the staff of public law under Article 3 of the same decree.
16 Including members of administrative, management and supervisory boards.
17 Expenses related to the purchase, maintenance, rental, exercise of cars, as well as to purchase taxi coupon.
18 The Decree of the Prime Minister of July 23, 2014, published in the Official Gazette no. 240 of October 15, 2014, adopted the methodological notes and standard requirements for each municipality and provinces relating to general administrative functions of management and control. In the meeting of 27 March 2015 the Council of Ministers finally approved the decree for the adoption of methodological notes and standard requirements for each municipality of the ordinary statute regions related to the functions of public education, in the field of roads, transport, land and environment management net of waste disposal, waste disposal service, social services and nurseries. In accordance with Article 6 of Legislative Decree no. 216/2010, the draft decrees were submitted to the State and Regions Conference that gave its opinion, and to the examination of the competent parliamentary commissions (the Budget Commission V of the Chamber of Deputies and the Parliamentary Committee for the implementation of fiscal federalism).

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provinces of ordinary regions. On the merits of the measure, the overall function of administration, management and control was distinguished, for municipalities, in four major services. These main areas are related to: i) management of tax revenues and fiscal services; ii) technical office services; iii) services related to the registry, civil status, election, military service, statistics; and iv) other general services. With the monitoring and the annual update it was intended to introduce a virtuous mechanism that recognizes needs with respect to the service actually delivered, and not only with respect to a potential claim. See Focus no. 7.
•
A database of standard costs19 was created, available for consultation since July 2014 by local administrations and since November by citizens. The database called 'OpenCivitas' can be explored to compare the costs incurred by the entities for the exercise of their core functions (administration, management and control; land and environment management; local Police; public education; roads and transport; social services) with the standard costs of those functions. See Focus no. 8.

•
The government has strengthened the bargaining power of Public Administration through the public procurement aggregation for the purchase of goods and services. The measures aim to: i) ensure the timing of payments by the PA; ii) generate economies of scale; iii) increase the transparency of costs for goods and services, even by making public the actual purchase price20.

•
The New National Purchasing System was launched as part of the Single Contracting Registry (Anagrafe unica delle stazioni appaltanti) that limits the number of purchasing centres to 35 'aggregating entities' professionally qualified in the field of public procurement and familiar with methods for aggregating demand21. See Focus no.9.

•
The responsibility for controlling the public administration's activity of purchasing goods and services has been vested with the National Anti-Corruption Authority (ANAC). In order to ensure careful monitoring and control, the Ministry of the Economy and Finance has defined the essential characteristics of the goods and services covered by agreements signed by

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19 Standard needs represent the specific gravity of each local administration in terms of financial needs. They summarize in a coefficient of proportion the factors of supply and demand, unrelated to the discretion choices made by local administrators, that explain the differentials in costs and needs along the country.
20 The aggregation, in fact, reduces the process costs and the number of procedures, increases the possibility of investments in specialised human resources and in telematics infrastructures and reduces the risk of non-transparent practices facilitated, instead, by purchasing in small quantities.
21 The subjects included in the new system are: CONSIP S.p.A, a central purchasing center for each Region and other entities that already carry out the purchasing functions meeting certain requirements. The system will be gradually introduced, being initially limited to certain categories of product and the purchase of relatively large quantities. A 'technical table of aggregating centers' is committed to identifying the categories of goods and services, as well as the thresholds, beyond which to make recourse to CONSIP S.p.A or to other entities to carry out the purchasing procedures. The two decrees necessary to put in place the 'New National Procurement System' will be discussed by the Joint Conference State-Regions and State-Cities and local governments by the end of the year.

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CONSIP: purchase prices above the CONSIP benchmarks can only be justified in the event of deviations from these characteristics.
•
As of 1 October 2014, ANAC will use a national databank of public contracts to report to the public administrations on reference prices for goods and services supplied according to the most efficient conditions22; ANAC will publish on its website the unit prices paid by the public administrations for the purchases of such goods and services23. Contracts signed in violation of such maximum prices will be considered invalid.

•
The government24 has set 31 March 2015 as the date by which electronic invoicing for business relationships with all public administrations, including with the territorial entities, will become mandatory25. Ministries, tax agencies and national pension authorities can no longer accept invoices issued or transmitted in paper form as of June 2014.

Payment of PA's trade debt in arrears

•
As of 30 January 2015, resource for €42.8 billion has been provided to the Public Administration for the settlement of past-due trade debts.26 Of the total resources appropriated, €36.5 billion has been made available to the administrations who applied for the funds (65 per cent). Since October the difference between the resources provided to PA and those actually paid to creditors has been decreasing. This data confirms the depletion of the stock of 'pathological' debt accumulated by administrations, which then slowed the demand for additional funds and are using resources already received for paying their suppliers. The reduction of 'pathological' stock of debt allows administrations to speed up the average time in the payments of supplies.

•
A measure27 has been introduced that facilitates the sale to banks and financial intermediaries of current trade receivables due from the public administration as of 31 December 2013. More specifically, suppliers may sell to banks and financial intermediaries, on a non-recourse basis, the supplier receivables as certified and backed by the guarantee of the State, collecting the amount due, net of a discount which has been set at a maximum of 1.90 per cent per year. The discount falls to 1.60 per cent for amounts sold in excess of €50,000. Should the debtor administrations temporarily lack liquidity, arrangements can be made for resetting the terms and conditions of

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22 Among those having the greatest impact in terms of the cost to be charged to the public administration.
23 The reference prices will be updated annually. They will be used for the planning of the public administration's contracting activity and will represent the maximum price to be awarded, including for tenders awarded to the bidder with the best price.
24 Decree Law no. 66/2014.
25 As a result of electronic invoicing, the central administration of the State will be able to monitor the trend ofthe debt of all central and local government entities, with the power to intervene in the event of adverse trends.
26 It is worth recalling that the resources appropriated for the settlement of past-due trade debts of the public administrations accrued before 31 December 2014 amount to €56.3 billion (Decree Law no. 35/2013 and 102/2013, the 2014 Stability Law and Decree Law no. 66/2014). As debt arrears concern only to a certain extent the central government (less than 5%), while the biggest part of it has been accumulated by local entities, autonomous provinces and regions, the information on the implementation of the intervention set by the government, including the process and therefore the requirements of the territorial administrations, can increase public pressure on the behaviour of the directors at peripheral level, and thereby improve the effectiveness of the administration.
27 Decree Law no. 66/2014.

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payment on the debts transferred, including those backed by the State guarantee.
•
With regard to the State guarantee on the transfer of the receivables, third-party entities can count on a guarantee fund set up at the Ministry of the Economy and Finance and managed by Consap S.p.A., with initial funding of €150 million. In addition, Cassa Depositi e Prestiti S.p.A. (CDP) and other EU and international financial institutions may acquire the transferred receivables from the banks and financial intermediaries who purchased them and the credits will be guaranteed by the State ('Public Administration Debt Plafond' of €10 billion).

•
In September 2014 and February 2015 an assessment of financial needs to be found in the Domestic Stability Pact was carried out, with respect to local authorities and regions that have to pay off debts of capital nature, certain, liquid and due by 31 December 2013. On the basis of this assessment and in accordance with the constraints of public finance, local authorities have been excluded28 from the Domestic Stability Pact for the repayment of debts of capital nature, for a maximum of €300 million over the years 2014 (€200 million) and 2015 (€100 million).

•
From January 2015 new measures to improve the monitoring of the public expenditures and timeliness of payments entered into force29. Among these there is the obligation to publish on the internet data on revenues and spending of budgets and final accounts and annual indicator of timeliness of payments by public authorities30.

•
The government31 introduced new monitoring measures for the debts issued by public administrations, of the relevant payments and the possible occurrence of delays in fulfilling the deadlines set by the European Directive 2011/7/EU, through an update of the digital platform for the issuance of electronic certificates.

•
The group of public administrations required to certify unpaid debts has been enlarged, with the consequent redefinition of the persons in charge of appointing ad acta commissioners in the event of non-certification by the debtor administration within the contemplated timeframe (30 days). Penalties are also to be introduced with respect to both the administrations and the managers responsible for not complying with the obligations for certification within the timetable provided.

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28 The exclusion applies to payments of certain, liquid and payable debts as of December 31, 2013, or to the debts for which the invoice or equivalent request for payment was issued by December 31, 2013, or recognized as of December 31, 2013 or having the requirements for the recognition of legitimacy by the same date.
29 Decree Law no. 66/2014 and implementing decree of the Ministry of Economy and Finance of 22 September 2014 as published in the Official Gazette no. 265.
30 In the event the annual indicator of timeliness registers in 2014 average payment over 90 days, and 60 days from 2015, in addition to the sanctions provided for by Legislative Decree no. 192/2012 transposing the European Directive 2011/7/EU, the public administrations involved (except for the administration of the National Health Service) cannot hire new personnel. For administrations belonging to the National Health Service, the same average payment period is evaluated, together with other formalities required by law, as monitored by the committee in charge of evaluating the compliance with regional performance criteria; being successfully assessed by the committee is a prerequisite for awarding the premium related to the National Health Fund.
31 Decree Law no. 66/2014, Article 27.

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The reform of territorial authorities' accounting practices32 becomes fully effective as from 2015, and allows for: i) the clear accounting identification and registration of enforceable receivables and payables; and ii) direct access to the authorities' financial statements for information on their outstanding debts, with particular reference to the magnitude of trade payables. As of 1 January 2016, the territorial authorities will complement their financial accounting, with economic- and asset-based accounting for information purposes.

•
Rules allowing the offsetting of tax payables and receivables were extended to the end of 2015 in favour of companies having commercial and professional, not prescribed, certain, liquid and payable credit claims with respect to the public administration - claims that are certified according to legal requirements if the amount due to the tax authority is less than or equal to the amount to be received as credit by public administrations.

•
The 2015 Stability Law stated that the regularity in social contributions paid by the firm who transfers commercial credits certified through the electronic platform is definitely attested by the single document certifying the regular payment of social contributions (Documento unico di regolarità retributive - DURC).

Privatisation process and enhancing the value of State-owned real estate

•
The government's privatisation programme involves the sale of shares in companies directly or indirectly controlled by the state through annual plans over the 2015-2018 period. Thanks to this programme, the State will be able to count on additional revenues equivalent to 0.4 per cent of GDP in 2015, 0.5 per cent in 2016 and 2017 and 0.3 per cent in 2018. By law, the revenues from sales of shares directly held by the State will be used to reduce public debt. Instead, for the second level divestitures, the proceeds will be used to strengthen the equity of the same company. Part of these proceeds may also be used to pay dividends to the public shareholder.

•
The multi-annual programme provides for the sale of investments directly held by the Ministry of Economy and Finance (MEF) in ENEL, STMicroelectonics Holding, ENAV, Poste Italiane and Ferrovie dello Stato (Italian State Railways). The programme includes the sale of state-owned shares held indirectly through: Cassa Depositi e Prestiti (SACE, Fincantieri, CDP Networks, TAG), Railways (Great Stations - One hundred stations, the business relating to the network electric station) and RAI (Rai Way).

•
In February 2015, the MEF sold to leading national and international banks, through an accelerated book building, a package of ENEL shares equal to 5.74 per cent of the capital share of the company, reducing its stake from 31.24 to 25.50 per cent. The proceeds from the sale of ENEL shares amounted to approximately €2.2 billion.

•	With regard to the privatisation of the directly owned companies, in January 2014 two Decrees of the Prime Minister (D.P.C.M.) were issued regulating the

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32 As part of the implementation of Legislative Decree no. 118/2011. For National Healthcare Service entities, the same decree, with reference to Title II, is effective as from 2012.

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sale of 40 per cent of the capital of Poste Italiane and 49 per cent of the capital of ENAV through IPO transactions also involving investors and employees of the two companies. The sale of the shares held in the Poste Italiane and ENAV will occur in 2015, with a one year shift with respect to the timing initially scheduled for the completion of divestiture set to 2014, due to reasons of management changes occurred in the involved companies, and to the complexity of the transactions that require a preparation time longer than initially estimated.
•
As for Poste Italiane, the MEF has selected, in addition to financial and legal advisors, the banks for the consortium of underwritings and placement (Consorzio di garanzia e collocamento). According to the new business plan prepared by the Company, the necessary steps for the listing have been undertaken. With regards to ENAV, the Ministry has selected the legal and financial advisors and will soon start with the necessary actions to fulfil the transaction.

•
Concerning the sale of state-owned shareholdings in STMicroelectronics Holding, in compliance with the existing commitments set out in the shareholders' agreement with the French public shareholder (with whom there is a joint control of the Company), the Company may be transferred to a public entity. This subject has been identified in the Italian Strategic Fund (belonging to CDP) or its subsidiaries. The preparatory phase for the realization of this sale is to be completed.

•
Preparatory activities began for the privatisation of the State Railway Group (Gruppo Ferrovie dello Stato), in agreement with the Company and the Ministry of Infrastructure and Transport, in order to identify the most suitable procedures for the realization of the privatisation. The MEF has selected the financial and legal advisors who will assist the Ministry in the procedures identification and along the whole process of privatisation.

•
With regard to companies indirectly controlled by the MEF, in 2014 the following operations were completed: i) listing of Fincantieri, by placing on the market, especially to individual investors, new shares issued because of capital increase for a value of approximately €350 million; ii) sale of a 35 per cent of the capital of CDP Networks (which holds 30 per cent of the shares in Snam and Terna) by CDP for the Group State Grid Corporation of China, for a total of about €2.1 billion; iii) listing of RAI Way by RAI for a share of about 30 per cent of the social capital for a value of about €300 million.

•
In January 2015, the government33 has regulated the realization of the disposal programme of movable and non-reusable property, obsolete and redundant assets. Consip is in charge of implementing the procedures for the disposal of movable property, also using digital tools. The MEF keeps the functions of strategic direction and supervision of the programme. The first phase will be focused on the management of properties belonging to the Defence. The proceeds from the divestment procedures will be redeployed to the 80 per cent the Ministry of Defence for the realisation of 'innovative

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33 By means of the Decree of 22 December 2014 by the Ministry of Economy and Finance (MEF).

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projects'34. The remaining 20 per cent is given to the MEF, after covering the operational costs.
•
The 2015 Stability Law provides for new incentives to the disposal of assets of the Defence with particular reference to the allocation of revenues from the sale of real estate and their transfer to the special real estate funds. The divestiture programme aims to generate revenues for at least €220 million in 2015, €100 million in 2016 and 2017.

•
With reference to the measures allowing regions, provinces and municipalities to apply to purchase buildings owned by the State and properties of the Ministry of Defence35, the State Property Agency has responded to 5.542 applications (against a total of 9.367) presented through the web platform for the management of federalism of state property. In addition, new provisions have been introduced to accelerate the procedures for the valorisation of military buildings, by which it is now possible to change the destination of use of the properties if agreed through a programme agreement with the municipal administration. Besides the 5.542 accepted applications, 1.639 transfer measures were issued, for the remaining applications the State Property Agency is waiting to receive the certificates preliminary to the transfer. For 3.587 applications the absence of the conditions under Article 56 bis were found. In relation to 238 requests, some of which are particularly complex, opinions are still to be received.

•
In 2014, the MEF authorised the State Property Agency to sale by private agreement to Cassa Depositi e Prestiti 26 properties owned by the state, local authorities, INPS and INAIL for a value of €234.7 million.

•
In December 2014, the Board of Directors of INVIMIT Sgr Spa set up four funds under its direct management ('i3-Inail' , 'i3-INPS', 'i3-Regione Latium', 'i3-University') whose total scope will be equivalent to more than a billion in terms of the real estate portfolio. In October 2014, the State Property Agency and INVIMIT Sgr signed a cooperation protocol aimed at supporting the investment activities in real estate funds targeted through the fund of funds 'i3-Core', established in 2014.

•
A Memorandum of Understanding between the Ministry of Environment and INVIMIT Sgr was signed so as to provide technical support to local authorities, for the energy efficiency improvement of public buildings, as well as for facilitating the evaluation processes and energy audits of all bodies involved in the process of activation of one or more real estate funds.

•
Data collection was launched to gather information on the costs of use of buildings owned by the state and third parties and used by the PA36. Data collection will take place by June 2015 through the website 'PORTALE PA' of the State Property Agency and will cover energy costs. The monitoring of costs is a critical step to identify efficient standards and, therefore, to

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34 For example, projects of dematerialization and digitalization of administrative activities, reduction of the environmental impact of the activities carried out by the Public Administration.
35 Introduced by Article 56 of Decree Law no. 69/2013 on the federalist system for state property.
36 Implementing the provisions of Article 387 par.1 of Law 147 of 27 December 2013 (2014 Stability Law), which requires the central administrations, otherwise reported to the Court of Auditors, to communicate to the State Property Agency the management costs of the used properties, in order to control and reduce them, being a significant measure of spending review in the sphere of public administration.

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generate significant savings for the state budget, through the adoption of rationalisation and virtuous actions.

Parliamentary Budget Office (PBO)

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The PBO was instituted with Constitutional Law no. 1 of 20 April 2012, in line with the new European economic governance rules. The PBO is charged with monitoring and verifying the government's macroeconomic and public-finance forecasts and evaluating compliance with the national and European budget rules.

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In April 2014, the appointment of a three-member council37, including a chairman, was finalised. The council members, whose work is not compatible with other professional or advisory activities, will serve a six-year term office38 and they may not be reconfirmed. The process of staff hiring is under way.

•	At the start of August, a draft agreement with ISTAT was finalised for collaboration on macroeconomic forecasting models and models for micro simulation of the effects of fiscal policies.
•	In August 2014, the Council approved the rules for organisation and operation, administration and accounting, and the legal status and economic compensation of the personnel.
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In September 2014, the Ministry of the Economy and Finance signed a memorandum of understanding (MoU) with the PBO concerning the ministry's transmission of the information needed for the certification of macroeconomic forecasts and for assessments about public finance.

•	For the first time, the Update to DEF 2014 and the Draft Budgetary Plan 2015 were certified by the PBO.

Fiscal System

CSR NO. 2. Further shift the tax burden from productive factors to consumption, property and the environment, in compliance with the budgetary targets. To this end, evaluate the effectiveness of the recent reduction in the labour tax wedge and ensure its financing for 2015, review the scope of direct tax expenditures and broaden the tax base, in particular on consumption. Ensure more effective environmental taxation, including in the area of excise duties, and remove environmentally harmful subsidies. Implement the enabling law for tax reform by March 2015, including by adopting the decrees leading to the reform of the cadastral system to ensure the effectiveness of the reform of immovable property taxation. Further improve tax compliance by enhancing the predictability of the tax system, simplifying procedures, improving tax debt recovery and modernising tax administration. Pursue the fight against tax evasion and take additional steps against the shadow economy and undeclared work.

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37 Appointment decree of the Chairman of the Senate and the Chairman of the Chamber of Deputies dated 30 April 2014.
38 Unless revoked for serious violations of official duties.

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Taxation

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With the 2015 Stability Law, the personal income tax credit introduced by Decree-Law No. 66/2014 in favour of permanent employees and other similar incomes was made permanent. The tax bonus is equal to €960, if total income is no greater than €24,000. Beyond such threshold, the credit decreases on a straight-line basis until zeroing out at an income level of €26,000 or more. The bonus is automatically recognised by tax withholding agents39.

•
The 2015 Stability Law has provided for the full deduction, for the purpose of computing regional tax on productive activity (IRAP), of the labour cost of full-time personnel on open-ended contracts employed by companies and professionals.

•
At the same time, the 10 per cent reduction in ordinary IRAP rates introduced by Decree-Law No. 66/2014 starting from the tax year of 2014 and applicable to all sectors of economic activity has been repealed.

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A tax credit of 10 per cent of the gross IRAP computed according to the general rules will be granted to IRAP taxpayers who do not make use of permanent employees in exercising their activity. This tax credit may be used only for offsetting tax liability.

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On an experimental basis, full-time workers in the private sector may request an advance against their severance indemnities for the pay periods from 1 March 2015 to 30 June 2018. The workers may request to receive the portion accruing to their severance indemnities, including through a supplemental pension fund, if any, and the payment will be paid directly to the employee through his payroll on a monthly basis. The resulting supplemental income to the employee will be subject to ordinary taxation, but it is not counted for pension purposes and it is not considered as part of the employee's total income with respect to the personal income tax bonus of €80. Domestic workers and workers in the farm sector are excluded from this provision.

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Employers who do not wish to use their own resources to pay out immediately the accrued severance indemnities may request State-guaranteed financing through the Italian Social Security Administration (INPS)40. The 2015 Stability Law has set up a fund at INPS for guaranteeing access to financing for companies with less than 50 employees, with initial resources of €100 million for 2015 booked to the State budget. The fund's initiatives will be backed by the guarantee of the State as guarantor of last resort. The financing is likewise backed by the special lien provided for banking credit. In order to access the financing, employers must promptly request INPS for special certification of the severance indemnities accrued in relation to the earnings balances declared for each worker, and file an application for the financing at one of the banks or financial intermediaries that are parties to the special master agreement signed by the Minister of Labour, the Minister of the Economy and Finance and the Italian Banking Association. The rates on such

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39 Consistent with the ESA 2010, the tax bonus has been classified as incremental expenditure for cash social benefits.
40 Provisions subject to an implementation decree by the MEF, within 30 days from the date on which the law becomes effective.

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financing, inclusive of any charge, may not exceed the rate of revaluation of the applicable portion of the severance indemnities.
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The implementation of the provision allowing for payment of accrued severance indemnities as part of an employee's payroll was completed with the master agreement signed by Ministry of the Economy and Finance, the Ministry of the Labour and Social Policies, and the Italian Banking Association. As a result of this agreement, companies with less than 50 workers that might have problems in funding the incremental payments due to employee requests for the monthly payment of amounts that would otherwise be accrued to severance indemnities will now be able to access subsidised financing. The banks that are parties to the master agreement will be able to disburse the subsidised financing by virtue of a public guarantee.

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The 2015 Stability Law institutes a new streamlined taxation system for sole proprietorships and self-employed professionals and artists. The system provides for computing income to be subject to a single tax substituting the taxes due with a tax rate of 15 per cent (5 per cent for young new business owners of a specified age). In order to be eligible for the system (which would be the preferred option for anyone meeting the requirements), business owners and professionals cannot exceed certain pre-set income thresholds, depending on the activity carried out. These thresholds vary from €15,000 for professional activity to €40,000 for commerce. The thresholds must be met in order to qualify for the streamlined system and to continue to take advantage of it. Persons who earn different types of income can also qualify for the streamlined system, provided that the income earned through a sole proprietorship, or the exercise of an art or profession, is prevalent with respect to income earned from employment and similar income.

•
The 2015 Stability Law41 has extended the reverse charge mechanism for VAT to other areas of the building and energy sectors42, as well as to the sales of goods made with respect to hypermarkets, supermarkets and food discount stores and the sales of used pallets.

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The 2015 Stability Law also provides for the splitting of VAT with respect to the sales of goods and rendering of services to the public administration, with the VAT to be paid directly by the public entities. Accordingly, the suppliers of goods and services will be paid the amount of their invoices, net of VAT, which will be paid by the public entity buyers directly to the tax authority. The MEF's implementation decree43 specifies that the splitting of the payments shall apply to transactions invoiced as from 1 January 2015 for taxes that are collectible after such date.

•	With the 2015 Stability Law, the rules have been revised for the tax credit for research and development activity, as described in the actions with reference to CSR. 4.

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41 Pursuant to Article 1, Paragraph 629 of the Law no. 190/2014.
42 Transfers of greenhouse gas emissions quotas and transfers of energy and gas certificates, as well as transfers of gas and electricity to taxable retailers established in the territory of the State.
43 Decree of the MEF of 23 January 2015.

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For qualified workers who return to Italy, the application of the tax relief in their favour has been extended from two to three tax periods44. The reduction of the taxable base for researchers is not applied for the purpose of the €80 personal income tax credit.

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Deductions for building renovation and energy upgrades have been renewed, with the percentages in effect for 2014 essentially re-affirmed for 2015 (50 per cent for building renovation and the purchase of furnishings; 65 per cent for energy upgrade, including with respect to the common areas of condominium buildings). With respect to projects to improve the level of earthquake resistance, the deduction has been raised from 50 per cent to 65 per cent for expenditures incurred through 31 December 2015.

•
The 65 per cent deduction has been extended to the entire year of 2015 for expenses incurred in the purchase and installation of solar screens (up to €60,000) and the purchase and installation of winter climatisation systems equipped with generators fuelled by combustible biomass materials, with the maximum deduction limit of €30,000.

•
The period of time within which construction or building renovation companies (or building cooperatives) must sell or transfer buildings that have been renovated, renewed for conservation, or restructured (regarding the entire building) in order to benefit from the deduction of the related expenses (50 per cent in 2015, later, 36 per cent) has been extended from 6 months to 18 months.

•
Starting in 2015, there will be two new tax credits in favour of the obligatory pension entities (private welfare and assistance funds) and pension funds45. The tax credit in favour of the obligatory pension entities is equal to the difference between i) the amount of taxes withheld and substitute taxes applied in the amount of 26 per cent46 and ii) the amount of such taxes withheld and substitute taxes computed in the amount of 20 per cent, provided that the income subject to withholding and substitute taxes is invested in the medium-/long-term financial assets as identified with an MEF decree. The tax credit in favour of the pension funds is equal to 9 per cent of the net earnings accrued subject to substitute tax (increased to 20 per cent by the 2015 Stability Law) provided that an amount corresponding to the net earnings accrued subject to said substitute tax is invested in medium-/longterm financial assets.

•
The Constitutional Court has ruled that the so-called 'Robin tax' is unconstitutional and, consequently, it has been abolished, although not on a retroactive basis so as to limit the consequences on the State budget. The tax, which was an increment to regular corporate income taxes, was levied against large companies operating in the following industries: oil, electricity, and natural gas transport and distribution47.

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44 Pursuant to Article 44 of the Decree Law no. 78/2010.
45 A MEF decree will need to set the terms, conditions and means for taking advantage of the tax credit, so as to respect the expenditure limit (€80 million) and the related monitoring.
46 The rate has been raised as of 2015 pursuant to Article 3 of Decree Law no. 66/2014
47 Article 81 of Decree Law no. 112/2008 provided for additional corporate income tax at a rate of 6.5 per cent (the so-called "Robin Hood Tax") for companies operating in the oil industry, the electricity industry, and in the transport and distribution of natural gas, with revenue volume of more than €3 million and taxable income of more than €300,000 (according to the most recent amendments introduced by Decree Law no. 69/2013, which lowered the aforementioned thresholds that has previously been €10 million and €1 million, respectively).

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A provision was made for increasing the tax rate on financial income, from 20 per cent to 26 per cent, starting from 1 July 201448. In addition, another provision of the law provided for taxation of capital gains and capital losses accrued before 30 June 2014.

•
As part of the urgent measures for the protection of cultural heritage, the development of cultural properties, and the revival of tourism, the government introduced49 temporary tax relief (a tax credit known as the 'Art Bonus'), which is equal to a percentage of disbursements made in favour of physical and legal persons who make cash donations to projects to promote culture and entertainment. The tax credit is equal to 65 per cent of the disbursements in 2014 and in 2015, and 50 per cent in 2016.

•
In the tourism industry, tax credits have been provided for hospitality establishments investing in digital transformation and building renovation. More specifically, Decree-Law No. 83/2014 provides for a tax credit available to individual hotels or hotel groups with ancillary services and services in addition to lodging for the tax years of 2014, 2015, and 2016 in an amount equal to 30 per cent of the costs incurred (up to €12,500 in three years) for investments and development for digital transformation50. A tax credit for the tax period in effect as of 1 June 2014 and the two periods thereafter has also been granted to hotel companies existing as of 1 January 2012, in the amount of 30 per cent of the expenses incurred (up to a maximum of €200,000) for projects to restructure buildings and provide wheelchair access, extraordinary maintenance projects, the restoration of buildings for conservation purposes, and projects to improve energy efficiency.

•
With respect to these sectors, the 2015 Stability Law has set up the Fund for protection of cultural properties, with funding of €100 million for each of the years from 2016 to 2020. The Fund is subject to the approval of a three-year programme.

•
The farming sector will be able to take advantage51 of a tax credit equal to 40 per cent of investments of up to €400,000 for product/technological innovation and development, and new business networks for food production. Another tax credit of 40 per cent of investments, and up to €50,000, is provided in favour of the e-commerce of agro-food products.

•
For the 2014—2017 four-year period, a tax rate reduced to 10 per cent (instead of 15 per cent) has been set52 for income from rental contracts where the lessor and the lessee agree on rent between a minimum and maximum for the local area (the so-called 'agreed rental contracts') and applicable to property in the large municipalities in Italy and their

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48 There is no change to the 12.5 per cent tax rate on capital income derived from public debt securities, postal savings certificates, and bonds issued by states and territories that allow for adequate exchange of information, as well as savings certificates for the southern Italy economy.
49 Instituted by Article 1 of Decree Law no. 83/2014 converted by Law no. 106/2014.
50 Decree of the MIBACT of 12 February 2015 'Provisions for applying the tax credit to hotels, travel agencies and tour operators' published in the Official Gazette no. 68 of 23 March 2015.
51 Decree Law no. 91/2014.
52 Decree Law no. 47/2014.

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neighbouring municipalities, provincial capitals, or densely populated municipalities53.
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Individual persons not exercising business activity will be able54 to deduct from their income a sum of 20 per cent of the expenditure sustained for the purchase directly from the builder of a new or restructured residential property, or the expenditure sustained for building on his own land. The housing needs to be rented for at least eight years using an agreed rental contract, or with rents from social housing.

•
In December 2014, the government approved a bill for a legislative decree for the ratification of European Directive 2008/8 into Italian law, and procured the opinions of the appropriate Parliamentary Commissions in relation thereto. The same directive addresses the place of taxation for the rendering of services subject to VAT. The regulations modify the criteria of territoriality for the delivery of telecommunications services, TV/radio broadcasting and electronic services made with respect to customers who are not taxpayers, for whom it has been established that the VAT is due in the place where the customer is established, or where the customer has his domicile or residence.

Implementation of the Fiscal Enabling Act

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In March 2014, the Italian Parliament approved Law No. 23/2014 which delegates the government to adopt within one year the legislative decrees for the revision of the taxation system, in order to provide a more equitable, transparent and growth-oriented system.

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The enabling act regards: i) several general principles and delegation procedures; ii) the revision of the land registry; iii) estimation and monitoring of tax evasion; iv) monitoring and re-ordering of regulations with reference to fiscal erosion; v) the governance of the abuse of right and tax avoidance; vi) regulations regarding tutoring and fiscal simplification; vii) the revision of the penalty system; viii) reinforcement of the survey/study activity and controls; ix) the review of disputes and the system for tax collection by local authorities; x) the delegation for the revision of the corporate income taxation and the planning of streamlined taxation systems for smaller taxpayers; xi) the streamlining of the computation of business income; xii) the streamlining of VAT and other indirect taxes; xiii) re-ordering of the laws and regulations applicable to public gaming; and xiv) the delegation to introduce new forms of taxation with regard to energy and the environment.

•
The government has definitively adopted the implementation provisions of the enabling act on the subject of fiscal simplifications and precompiled tax returns55. The legislative decree provides, inter alia, the following measures to simplify tax compliance for taxpayers who are physical persons: i) the tax return pre-compiled by the Revenue Agency (Agenzia delle Entrate) for permanent workers and retirees, on an experimental basis, as from 2015,

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53 The same law introduced the option of including a redemption clause for the property unit and related economic conditions, in agreements that govern the means for leasing social housing, at the conditions provided in the law.
54 Decree Law no. 133/2014.
55 Legislative Decree no. 175/2014, published in November 2014, implementing Article 7 of Law no. 23/2014.

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with reference to income produced in 2014; ii) changes to taxation of earned income56; iii) changes to the inheritance tax with the expansion of the universe of taxpayers exempt from obligation of filing a return; iv) the abolition of the notice to the Revenue Agency for energy upgrade projects eligible for tax deduction, which continue over two or more tax periods. The following procedures have also been simplified: i) VAT reimbursements; ii) reimbursement of tax credits and interest in the fiscal account; and iii) offsetting of reimbursements from assistance and the fees of tax withholding agents. In addition, simplification measures have also been introduced for companies, with the streamlining of the notices for participation in optional taxation schemes57. See Focus No. 10.
•
The legislative decree contains rules to simplify tax compliance for physical persons, such as, in primis, the income tax return compiled in advance by the Revenue Agency. The pre-compiled tax return has been introduced on a trial basis, as from 2015, for income produced in 2014. In this first phase, the taxpayers involved are full-time workers, similar workers and retirees (namely, anyone who files Form 730). See Focus No. 11.

•
The government also adopted the legislative decree58 regarding the composition, responsibilities and functioning of the surveying commissions. With this decree, the duties of the surveying commissions have been redefined, and in particular, they have been vested with the responsibility of validating the statistical functions (which will be published so as to ensure the transparency of the estimation process) used for determining property values and land-registry income, while other procedures have been introduced to streamline disputes. The Revenue Agency59 has since outlined the significant aspects of the new surveying commissions and has supplied the initial operational indications for their installation. See Focus No. 12.

•
By implementing the enabling law related to excise taxes60 which commits the government to moving ahead with the simplification of the compliance procedures, the streamlining of the tax rates, and the regrouping or abolition of special cases, the government has already definitively adopted the legislative decree regarding taxation of processed tobacco, tobacco substitutes, as well as smoking products and matches. In addition, numerous other regulatory measures have been planned for the purpose of the general

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56 With the provision that hotel services and the supply of food and beverage items acquired directly by the buyer do not constitute compensation in kind for the professional who makes use of them.
57 Specifically for the companies or entities that do not have their registered or administrative office in the territory of the State, the legislative decree aims to simplify: i) the tax return forms, not requiring data already held by the tax authorities; ii) the communication of the transactions taking place with black-list countries; iii) the request for authorisation to effect transactions within the EU; iv) the terms for filing the statement of premiums collected from foreign counterparties. The provision also implements regulatory coordination, simplifying: i) the rules for the lump-sum deduction for sponsorship services; ii) the deduction of VAT for entertainment expenses sustained for the purchase of goods with a unit cost of no more than €50; and iii) the definition of 'primary home' significant for VAT purposes to be aligned with the definition for the purpose of registration tax.
58 Legislative Decree no. 198/2014, published in January 2015.
59 Circular no. 3/E of 18 February 2015.
60 Legislative Decree no. 188/2014 published in December 2014, implementing Article 13, Paragraph 2 of the Law no. 23/2014.

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revision of excise tax laws and regulations, and the simplification of the administrative compliance procedures arising therefrom. See Focus No. 13.
•	In order to complete the process of implementing the fiscal enabling act, the deadline for the exercise of the delegation61 has been extended to September 2015.
•
It is furthermore noted that the 2015 Stability Law contains measures for the implementation of the fiscal enabling law, including, for example, the lump-sum taxation system for sole proprietorship businesses, and self-employed artists and professionals.

•
During a meeting on 24 December 2014, the Italian Council of Ministers preliminarily approved the legislative decree about the certainty of rights in the relationship between the tax authority and taxpayers. The draft of the decree governs the abuse of right within the framework of the Statute of Taxpayer Rights. It also provides for the revision of the penalties system62, and finally establishes the cooperative compliance programme, for companies equipped with a system for managing and controlling fiscal risk.

Modernisation of tax administration and tax compliance

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On 30 June 2014, the government approved a legislative bill ratifying and implementing an accord between the government of the Republic of Italy and the government of the United States of America which is aimed at improving international tax compliance and applying the provisions of the U.S. Foreign Account Tax Compliance Act (FATCA)63.

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As one of the promoters of the 'early adopters' initiatives on the issue of transparency and automated exchange of information for tax purposes, Italy plans to implement the new global standard approved on 15 July 2014 by the OECD Council and endorsed by the G20. Pursuant to the accord, financial intermediaries will collect information on both accounts existing as of 31 December 2015 and those opened thereafter, whereas the first exchange of information between fiscal authorities will occur in 2017.

•
During its presidency of the European Union, Italy pushed to incorporate this new global standard into EU legislation, with the ECOFIN Council's adoption of Directive 2014/107/EU, on the basis of which comparable accords will be signed between the European Union and the five so-called third-party countries (the first accord between the Commission and Switzerland was finalised on 19 March 2015).

•	On 23 February 2015, Italy and Switzerland signed a protocol that amends the convention for avoiding double taxation and allows for the exchange of

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61 Draft law for 'Conversion into law, with amendments, of Decree Law no. 4 of 24 January 2015, containing urgent measures regarding IMU exemption', definitively approved but not yet published.
62 Through amendments to Legislative Decree no. 74/2000.
63 Among the principal benefits for Italian financial institutions are: i) exemption from the 30 per cent withholding tax on USA-source payments; ii) the removal of main legal obstacles linked to data protection; iii) the simplification and the minimisation of compliance-related charges, since financial institutions will not have to interface with the Italian tax authorities and not the U.S. tax authorities.

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information upon request, for taxation purposes64. The accord allows the Italian authorities to identify potential tax evaders who are holding assets in Swiss territory, thereby putting pressure on Italian taxpayers to regularise their positions by September 2015 through participation in a voluntary disclosure programme. The accord also allows for the formulation of requests for information with respect to groups of taxpayers (group requests). With the ratification of the protocol, Switzerland will be eliminated from the black lists based exclusively on the absence of the exchange of information.
•
In the first few months of 2015, three other bilateral accords were signed with Liechtenstein (26 February), the Principality of Monaco (2 March) and the Holy See (1 April). These accords will allow for further developing administrative cooperation with the signatory countries, and therefore, to strengthen the fight against tax evasion. The accords were modelled on the OECD Tax Information Exchange Agreement (TIEA) which allows the exchange of information upon request, in relation to all taxes. The TIEA incorporates a protocol regarding 'group requests' that allows for requesting information about a group of taxpayers, identified or identifiable on the basis of behaviour significantly indicative of the possible irregularity of their tax position. The State requested to provide the information may not refuse to supply the requesting State with administrative cooperation for the lack of interest in its own fiscal objectives, nor can it raise opposition to the request based on banking secrecy.

•
Italy has implemented the European Directive65 in relation to reciprocal assistance between the appropriate authorities of the Member States on the subject of direct taxes and other taxes66. The directive governs the procedures related to the exchange of tax-related information with the other appropriate authorities of the Member States of the European Union and other forms of administrative cooperation such as joint audits.

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The government has defined urgent measures for the emergence and repatriation of capital held abroad67. In particular, taxpayers who have held assets in violation of fiscal monitoring regulations can make use of a voluntary disclosure programme, in order to provide for disclosure of the financial and capital assets held outside of the territory of the State. The voluntary disclosure can be done until 30 September 2015, and it refers to violations committed through 30 September 2014. The new procedure is valid for capital held in white-list countries, namely, held by credible Italian institutions that are willing to release all of the information about the capital being repatriated, and the black-list countries with which Italy has signed tax information exchange agreements (based on the most recent OECD standard) within 60 days from when the new regulations went into effect. The voluntary disclosure procedure provides for the full payment of all taxes evaded, a reduction of penalties in relation thereto and the penalties in relation to any

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64 The protocol will need to be ratified by the respective Parliaments. After Parliament's approval, the Italian tax authorities may ask Switzerland for information, including about banking relationships with Italian taxpayers that are in place as of the date of the signing, and therefore, as from 23 February 2015.
65 Legislative Decree no. 29/2014 provided for implementation of Directive 2011/16/EU.
66 With exclusion of the VAT, customs duties, excise taxes and obligatory social contributions.
67 Law no. 186/14 published in December 2014.

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violations of the fiscal monitoring obligations. The law likewise provides for a specific clause whereby the persons participating in the voluntary disclosure programme will not be punishable for the criminal acts of failing to file tax returns, filing fraudulent or untrue tax returns, failing to pay withholding tax and VAT, and money laundering in relation to the aforementioned crimes, should such criminal actions be referable to the assets being disclosed through the voluntary disclosure programme.
•
The same legislation68 has incorporated into the penal code the criminal act of the use, substitution or transfer of assets or other utility derived from illegal activity in cash or financial assets (so-called 'self-laundering'). It punishes whoever, having committed or contributed to committing an intentional crime, substitutes, transfers or uses in economic and financial activity, as well as in entrepreneurial or speculative activity, any cash, assets or other utility coming from the commission of such crime, so as to concretely prevent the identification of the criminal origin thereof. Alongside the provisions of the new regulations regarding self-laundering, Italy has provided for more severe sanctions for the crimes of money laundering and the use of cash, assets or utility coming from money laundering.

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The government is required69 to present an annual report to Parliament about the planning and execution of strategies to fight tax evasion, the results achieved and those expected with reference to both tax revenue derived from ascertainment of evasion and tax revenue attributable to a higher rate of taxpayer compliance. See Focus No. 14.

•
The tax compliance plan70 is based on increasing cooperation with the national and international tax authorities, but also on the revision of some of the current compliance instruments. See Focus No. 15.

•
With more effective controls (partially due to an accurate selection of economic situations with a significant risk of evasion), the tax authorities were able to add some €14.2 billion to the State's treasury in 2014, with such sum reflecting an increase of more than €1 billion over the total for 2013. The figure is part of a strong positive trend in which the 2014 proceeds were some 220 per cent over the €4.4 billion collected in 2006 when Italy began to quantify the amounts collected through the efforts to fight tax evasion.

•	On the collection front, the plan provides for harmonising the collection instruments based on a fiscal-risk indicator for the debtors.
•
Taxpayers have been granted the possibility of securing favourable conditions for paying off their tax debts through instalment payment programmes; this means that taxpayers who were not current on their payments can request an instalment payment plan for up to 72 monthly payments. The provision allows taxpayers to formalize their application for the instalment plan by 31 July 2015, and with respect to cases eligible prior to 31 December 201471.

•	In order to better tackle evasion and abusiveness, new measures provide that i) illegal occupants of buildings cannot apply for residence or for the hook-up

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68 Article 3 of Law no. 186/14 published in December 2014.
69 Decree Law no. 66/2014.
70 Provided by the 'IRPEF' Decree.
71 Decree Law no. 192/2014, converted by Law no. 11/2015.

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to public utility services (gas, electricity, water, etc.), and ii) illegal occupants of public housing cannot participate in the procedures for assignment of such housing for five years after the date of ascertainment of the illegal occupation. Finally, measures have been introduced to protect and guarantee a reduced rent until December 2015 for tenants who applied the tax-evasion prevention provisions by reporting the rental payments made to landlords without contract or receipt.
•
Given the signing of a protocol of intent between the Revenue Agency, the National Association of Italian Municipalities (ANCI), the Institute for Local Finance and Economy (IFEL), and the tax police, the working relationship between Italy's municipalities and the tax authority has grown even stronger with regard to the assessment of state taxes.

•	For other fiscal measures designed to support businesses, reference should be made to the responses to CSR no. 4.

Efficiency of the public administration and the justice system

CSR NO. 3. As part of a wider effort to improve the efficiency of public administration, clarify competences at all levels of government. Ensure better management of EU funds by taking decisive action to improve administrative capacity, transparency, evaluation and quality control both at national and regional level, especially in southern regions. Further enhance the effectiveness of anti-corruption measures, including by revising the statute of limitations by the end of 2014, and strengthening the powers of the national anti-corruption authority. Monitor in a timely manner the impact of the reforms adopted to increase the efficiency of civil justice with a view to securing their effectiveness and adopting complementary action if needed.

Institutional reforms

•
In March 2015, the House of Deputies approved, at first reading, the government's bill for constitutional reform already passed by the Senate in August 2014. The bill brings an end to perfect bicameralism, introducing a differentiated bicameralism where the Chamber of Deputies and the Senate still exist but with different composition and functions. The bill has been assigned to the Senate for the examination of the changes made by the Chamber of Deputies. The parliamentary procedure of constitutional reform, according to Article 138 of the Constitution, will be completed with a double resolution by both Chambers on an equal text with a minimum interval of three months between the adoption of resolutions. See Focus n.15.

•
To complete the institutional reforms the Parliament is discussing the bill reforming the electoral system for the Chamber of Deputies. The introduction of the new electoral law will ensure the country with definite majorities and more stable governments. After approval by the Chamber of Deputies, at first reading, (March 2014) the text was approved by the Senate with amendments (January 27, 2015). The same text has been submitted again to the Chamber of Deputies. See Focus n.17.

•	The government has inaugurated a broad reform of local entities72, with the institution of metropolitan cities, the redefinition of the system of provinces,

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72 Law no. 56/2014.

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and the introduction of new rules for mergers and combinations of municipalities. The actual changeover from province to metropolitan city has occurred on 1 January 2015. As already mentioned the Stability Law 2015 established the criteria to transfer the Provinces staff to other Public Administrations.
•	Pending approval of the reform of Title V of the Constitution, L. 56/2014 defines the fundamental functions. See Focus n. 18.
•
As far as the transfer of functions is concerned, the functions reallocated by the State to other entities are to be set out through a Prime Minister's decree, whereas regions will be responsible for the reallocation of functions of a regional nature. The administrative functions of the State being transferred to the provinces are to be exercised by the provinces as of the date on which the aforementioned decree goes into effect, whereas with regard to the functions reassigned to metropolitan cities, the effective date has been set at 1 January 2015. The actual exercise of reallocated functions will be determined by the regions.

The digital transformation of Public Administration

•
After nine months since the introduction of electronic invoicing 2.7 million invoices were issued by the central administration. In January 2015, the interchange system (SdI) managed by the Tax Revenue Agency received and processed approximately 330,000 electronic invoices, most of which (84 per cent) have already been transmitted to the public administrations involved. The digitalisation of the process has made it possible to identify areas of improvement for managing invoices and for the procurement cycles of the individual administrations. Since June 2014, when the electronic invoices become mandatory for central PAs, progresses have been continuous. The number of rejects for formal errors with respect to the total files received has been relatively limited: in January the files rejected represented 16 per cent of those received with respect to 23 per cent of the period June – September 2014.

•
From 31 March 2015 the electronic invoicing has become operational, with the obligation for all public administrations to develop the structures and technology to receive electronic invoices from suppliers. From the same date, the paper is no longer permitted. In particular, from 31 March 2015, the use of electronic invoice is extended to the regions, provinces, municipalities, and all other central administrations73.

•
The rules governing the Public System of Digital Identity (SPID) were defined with the Prime Ministerial Decree of 24 October 2014. At the same time the new system is being tested and the first digital identities SPID will be released in 2015.

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73 The list has been specified in a circular of the Department of Finance and the Department of Public Administration. Fall within the list: administrations with autonomous status, academic institutions, chambers of commerce, companies and institutions of the National Health Service, the CONI, all public non-economic bodies including professional Associations and ARAN.

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Public administration efficiency and personnel mobility

•
With a view toward improving the allocation of personnel within public administrations, new rules have been introduced74 governing transfers and, in particular, the transfer of employees within the same administration or to another administration (in the same municipality or within 50 kilometres) for which the consent of the employee involved is no longer necessary75. The public administrations will set up an institutional web site that will indicate the positions to be covered through transfers, as well as selection criteria. In this regard, a fund for improving personnel allocation has been set up within the Ministry of the Economy and Finance, with funding amounting to €15 million for 2014 and €30 million as from 2015.

•
In order to increase transfer opportunities, the employees willing to transfer may request to be placed into a job or economic position that is one level below their current level, although they will retain the right to be reinstated at a later date to their original position and job category, including through voluntary mobility procedures.

•
The reform of the public administration changes union privileges: as of 1st September 2014, the total number of employees of the public administration who are on paid or unpaid leave from their jobs for the purpose of carrying out union-related work at union associations was reduced by 50 per cent. As a consequence from September to December 2014 union leave decreased from 2362 to 1250 with an estimated structural saving of about €10 million.

•
The various public training schools have been merged into the National School of Administration, with the objective of streamlining the training system for the central administrations and containing related expenditures.

•
The organisation of regulatory Authorities has also been streamlined. Persons having served one authority may not be appointed to another authority until at least five years after the termination of their mandate. In addition, at the end of their mandate, the members of the governing bodies may not enter into relationships with the regulated parties for a period of two years. The recruitment procedures of personnel staffing the regulatory authorities will be managed on a consolidated basis. As of 1 July 2014, non-wage compensation to full-time employees was reduced by 20 per cent. Finally, the management of logistics services has been organised so as to generate savings on expenditures, with sanctions being applied for non-compliance after a transition period.

•
The 'White Book for Defence and International Security'76 is now being drafted by the Defence Ministry will outline a strategy for the evolution of the military structure over the next 15 years, with a focus on greater efficiency.

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74 Decree Law no. 90/2014.
75 Specific exceptions are provided for full-time employees with children less than three years old who have the right to parental leavepermits, and full-time employees who can make use of paid work leave permits for taking care of a disabled relative in a serious situation; such employees may be transferred from their work site to another site only with their consent.
76 The White Book intends to redefine the strategic framework of reference for the military, the objectives that the military will need to achieve, and its structural and organisational orientation.

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•
After the measures already approved in June 2014 a comprehensive reform of Public Administration is foreseen in the delegated law on the reorganisation of Public Administration, currently under examination by the Parliament77. See Focus n. 19.

Efficiency of health sector

•
The Regulation defining the qualitative, structural, technological and quantitative standards for hospital care is under approval. It aims at ensuring service's uniformity across the country. The Regulation sets general qualitative standards for the hospitals, to give course to a comprehensive change of the health sector while giving instruments for the development of organisational skills necessary to ensure quality, sustainability and accountability in the service provision.

•
In July 2014, agreement was reached by the government, the regions and the autonomous provinces of Trento and Bolzano with respect to the 2014-2016 Healthcare Pact. The Pact defines the financial framework for the three-year period between government and Regions, as regard expenditures and planning of the NHS aimed at improving services' quality and suitability as well as guaranteeing the system homogeneity. As provided by the Healthcare Pact, efforts have begun to set up the informational flows for monitoring primary-care services, at a cost of approximately € 2 million for 2015. See Focus n.3.

•
In order to achieve the objectives of efficiency, transparency and sustainability of the NHS through the systematic use of digital innovation, a 'Pact for Digital Healthcare' has been set up, i.e. a strategic plan whose aim is to remove obstacles slowing the sector's digital transformation and to prevent the process from being completed partially or in a manner not in conformity with public healthcare needs. In connection with the actions foreseen under the Digital Agenda and the applicable provisions in digital health, the Pact identifies specific priorities, analyses and proposes models of reference and funding instruments, also through the activation of public-private partnership initiatives that could trigger a virtuous circle of economic resources to finance necessary investments.

•
To allow the management and monitoring of essential levels of assistance (ELA) and the related costs, the three years Plan of Information flows' evolution was established. The Plan is defined by the Steering Committee of the New Health Information System, which also updates it on an annual basis, with the possibility of interim updates for interventions not planned. A rearrangement of the tasks, the composition and mode of operation of the Steering Committee has been foreseen, in order to ensure a uniform and shared process of interventions.

•
As regard the further strengthening of prescriptions monitoring envisaged by the Health Card System, in 2015 the e-prescriptions will be extended to the whole country. This important technological innovation will allow, through the network connection of doctors and healthcare structures (pharmacies,

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77 Draft Enabling law on 'Reorganisation of Public Administrations' (AS 1577). The final approval is foreseen for May 2015. In the meantime, the drafting of the related legislation is ongoing.

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clinics and specialist laboratories) and through the interconnection of the database of pharmaceutical stamps of the Ministry of Health, a better monitoring of prescriptions and related medicines as well as of the provided specialist services.

Management of European structural funds

•
With reference to the programming period 2007-2013, Italy's certified expenditure of European structural funds had reached 70.7 per cent of the planned resources (€33 billion), as of 31 December 2014, thereby exceeding the EU targets by 1.9 billion, with an increase of 7.9 billion since the start of the year. The Competitiveness and Employment Objective Regions totalled 77.9 per cent of certified expenditure, while the Convergence Regions reached the 67.3 per cent. Three operational programmes (the IOP Cultural and natural attractions and tourism, NOP Network and Mobility and the ROP ESF Bolzano) could not avoid the automatic clearance of resources, losing a total of €51.4 million (about 0.1 per cent of planned resources).

•
In the Convergence area the ERDF ROP of Campania and Sicily have exceeded the assigned target by 32.4 per cent and 11.7 per cent respectively, with certified expenditures of about 2.5 billion each; in the Competitiveness area the ROP Emilia Romagna, both ERDF and ESF, and the ROP ESF Trento have exceeded the target by 15.7, 13.7 and 26.3 respectively. The certification of the achievement of the national target, set at a level progressively higher than the European one, confirms the increase in the pace of spending.

•
The results achieved in 2014 in terms of spending certification can also be ascribed to a joint action, where the most critical Regions (Calabria, Campania and Sicily) are strongly involved and get practical support from the Task Force set up to oversee and accelerate the implementation of Operational Programmes. The verification and supporting activity is reinforced with the intervention of the Agency for the territorial cohesion.

•
In 2014, following negotiations with the European Commission, the Partnership Agreement for the use of European structural and investment funds over the programming period 2014-2020 has been finalised with the Decision of 29 October 2014. It is the national plan defining the spending priorities of the European structural and investment fund (ESIF) (31.1 billion euro of EU funds ERDF and ESF, plus 1.1 billion of resources for the European territorial cooperation and 567 million for the Youth Employment Initiative). The programming of the Funds ERDF and ESF is divided into 11 national and 39 regional programmes, for which the negotiations with the European Commission for the adoption is at an advanced stage. Operational programmes benefit from a national co-financing amounting to 20 billion euro.

•
The Partnership Agreement introduced important changes in the programming method aimed at defining more timely, clear and concrete choices of intervention (then finding appropriate declination in the operational programmes), to improve the transparency, ongoing verifiability and quality control of co-financed investments. To this end an innovative element of the agreement presented by Italy is the 'Expected results-Actions' attachment (not required by EU regulations) that identifies, with respect to each project

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area involving use of the funds (thematic objective): expected results, along with the related indicators, and the specific actions to be financed.
•
The extensive participation of institutional, economic and social partners and civil society representatives in the definition of the national planning document has permitted to take into account the relevant requests, while adding transparency to the decision making.

•
In the overall strategy great attention has been paid to measures reinforcing the administrative capacity of the Managing Authorities of ESI Funds, to improving the multilevel governance as well as to actions strengthening and modernising the Public Administrations, with reference to some relevant areas for the Cohesion Policy (transparency and open government, better performance of public administration, reduction of regulatory burden for businesses, efficiency and quality of the judicial system, prevention and fight against corruption, development of expertise in the areas of intervention of EU funds) (Objective theme 11).

•
For further information on the updated analysis of the public works' timing, carried out by the Unit of Public Investments Verification aimed at pointing out the time required to design, entrust (selection procedures) and realize public infrastructures (including the timing of authorisation and concessions procedures, etc.), see Focus n. 69.

•
New dynamic actions were defined in agreement with the European Commission in order to strengthen the management capacity of the ESI funds, promptly ensuring the organisational and operating conditions for the effective implementation of operational programmes 2014-2020. It is the Plan of Administrative Strengthening (PAS) required to all Regions and central administration holding a programme. Approved by the President of the Region or by the Ministry, the Plan is the operational tool through which each administration is bound to take actions to improve (with predefined target) structures capability in terms of quantity and skills, simplification of implementing procedures, transparency, time certainty. To ensure this intervention, a responsible of the institutional capacity is identified in each administration. The commitments undertaken, supported by precise timetables, will be constantly monitored by the Monitoring Committees of the operational programmes. In order to oversee the effective implementation of this tool a Steering Committee of PASs has been set up at the Prime Minister Office, including the European Commission as participant.

•
Concerning measures enhancing the transparency in the management of the funds, Italy has an operational Open Cohesion portal (www.opencoesione.gov.it) that periodically provides updated and detailed information (in an open and reusable format), with reference to the projects financed with European funds and their recipients, with details on the intervention areas, resources, financial developments, implementation time and indicators. In the 2014-2020 programming cycle, the portal is enhanced to include the actions financed under all funds of the Partnership Agreement 2014-2020 (besides the ERDF and the ESF, the portal is also extended to the EAFRD and EMFF). CONSIP S.p.A has been given a key role in the execution of tenders promoted by the management, certification and audit entities of the individual administrations heading up programmes co-financed with EU funds, with a view toward streamlining,

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simplifying and reducing tender costs, while simultaneously ensuring the maximum openness of the market.
•
The government78 has ensured that the Prime Minister will exercise audit and monitoring powers to as to ascertain respect of the timing and objectives of the plans, programmes and projects financed by the EU or the Fund for Development and Cohesion. Should any inaction, delay or non-compliance be ascertained on the part of the public administrations involved, the Prime Minister, after having consulted the Unified Conference (which must render an opinion within 30 days), will propose to the Inter-ministerial Committee for Economic Planning the defunding and redeployment of unused resources, including possible allocations to another level of government. In the event of inaction, delay or non-compliance ascertained in the implementation of programmes, the Prime Minister is authorised to exercise substitute powers.

•	As regard to the funds provided for the implementation of the National Strategy for Inner Areas, please refer to par.II.3 and Focus no. 68.
•
Concerning the second pillar of the Common Agricultural Policy CAP, in 2014 coordination meetings with the services of the EU Commission and the Regions for the preparation of rural development programmes from 2014 to 2020 have continued. They were then presented to the EU Commission by the deadline. On the basis of the Understanding reached on January 16, 2014 in the State-Regions Conference, the total public spending of €20,859,421,534 has been broken down. For the activation of the national measures a total amounting of €2,240,003,534 has been earmarked while €18,619,418,000 went to rural development programmes managed by the Regions and autonomous Provinces.

•	The European Commission has not completed the examination of the programmes in 2014 and has postponed the approval in 2015 by transferring 2014 resources to the two following years.

The new governance of cohesion policy

•
Reform's intervention of the governance system of cohesion policies have gone in the direction of strengthening the functions of planning, coordination and oversight on the implementation. This reorganisation provided for the establishment of the Agency for territorial cohesion, under the supervision of the Prime Minister.

•
The Agency started its activity with the aim of reinforcing cohesion policies, through a support to the implementation of operational programmes, the related systematic monitoring and the direct management of some programmes and interventions.

•
The reform of the governance disposed also the reorganisation of the cohesion-policy direction, planning and coordination functions79, placing them at the Department of Cohesion Policy of the Prime Minister Office thus securing it the necessary impartiality to effectively coordinating the central and regional administrations. See Focus n. 20.

•	According to the Partnership Agreement (Appendix 2) – containing the proposal for the management and control of 2014-2020 programmes – the State General

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78 Decree Law no. 133/2014, Article 12.
79 Transferred to the Office of the Prime Minister.

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Accounting Department (RGS - IGRUE) will act as the coordinating body of the National Audit Authority in a reinforced way with respect to the 2007-2013 programming period in order to promote sound and effective enforcement of the rules in the area of control of the programmes co-financed by the Structural and Investment European funds. Its role will consist in the verification of the requirements of the Audit Authority both at the time of designation and in the ongoing activity. It will also prepare the instruments for methodological support for the Audit Authority and organise various initiatives to promote the strengthening and streamlining of audit authority programmes. To this aim the RGS-IGRUE has put in place specific measures to strengthen its structure. See Focus n. 20.

Anti-corruption measures

•
The powers of the National Anti-corruption Authority (ANAC) have been widened as a result of the rationalisation of the supervisory tasks on awarding procedures of public works and public contracts. With the abolition of Authority for the Administration of Public Contracts (AVCP), ANAC took over the supervision of awards of public works and has been vested with additional powers to combat corruption.

•
The prevention and corruption-related functions of the Department of Public Functions have also been transferred to ANAC, whereas performance evaluation and measurement tasks80 previously handled by ANAC have been transferred to the Department of Public Functions.

•
The ANAC tasks consist in the prevention and fight of corruption in the public administrations, in their subsidiaries and controlled companies, through the strengthening of measures to make transparent all aspects of management, as well as in the supervision and regulatory activity in the field of public procurement, concessions and in any area of public administration where potentially corruptive episodes can arise.

•
ANAC's President has been vested with the responsibility of scrutinising and ensuring the procedural integrity and transparency of EXPO 2015 works81, making use of a Special Operational Unit. The Unit has the following duties: i) preventive control of documentation regarding tenders procedures; ii) exercise of inspection powers.

•	The efforts to prevent the laundering of money coming from corruption will be facilitated by a protocol of intent signed by ANAC and the FIU82.
•
ANAC also collects information and reports of criminal activity from public sector employees (so called 'whistleblowing'), and applies administrative sanctions to public administrations that fail to adopt three-year corruption prevention plans, three-year programmes for transparency and integrity, or codes of conduct for their employees.

•	The new institutional mission of ANAC has required a major reorganisation of the supervision activities carried out by the authority, to increase the

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80 Carried out previously by ANAC
81 The website, OpenExpo2015.it, has been set up, starting from open-source technological platforms, to ensure a transparent Universal Exposition.
82 The Bank of Italy's Financial Information Unit for Italy.

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efficiency of the administrative structures and reduce operating costs. In this context, the authority has first adopted organisational measures of areas and offices, implementing the Resolution no. 143 of 30 September 2014, and the new Regulation on the Supervision of Public Procurement Contracts is in force since 30 December 2014.
•
The reorganisational Plan of ANAC has been defined and sent to the government for its approval83 at the end of December 2014. It is not a simple reorganisation after the acquisition of new functions, acting as a building block of the new authority resulting from the merger with AVCP, whose duties are not the simple sum of the past and new tasks, but are based on the new institutional function of preventing and fighting against corruption.

•
As regard transparency and anti-corruption, in June 2014, 5.359 public administrations had fulfilled their obligation to adopt the three-year plan of prevention of corruption corresponding to 47.84 per cent of the administrations required to draft it84.

•
The firms' Registry (Casellario delle imprese) held by ANAC – where economic operators having an impediment to sign a public contract are registered – together with the rating of legality, introduced by the 'Cresci Italia' decree and attributed by the Antitrust Authority85, are helping to improve the business system in terms of legality and transparency. Furthermore, the rating of legality is one of the criteria for priority access to public finances and facilitates firms in obtaining bank credit. It confers a 'reward' in the rankings to obtain public funding. As for access to bank credit, banks must consider a firm's legality rating when setting the terms and costs of credit approval and determining the economic conditions of the credit. See Focus no. 21.

•
The prevention of corruption in public companies is a commitment of particular relevance to the MEF, which holds the State participation in public and private law companies. To this end the MEF and ANAC established in November 2014 a joint group to develop a directive containing the 'Guidelines for implementing the legislation related to the prevention of corruption and to the transparency in the companies controlled or owned by the Ministry of Economy and Finance'. It is an interpretation for implementing the current rules, which obliges public subsidiaries to adopt a specific anti-corruption plan, drafted by a new key position within the subsidiaries, i.e. the head for corruption prevention, which then submits the plan to the administrative board (board of directors or other body with equivalent functions) for final adoption. Also job rotation, codes of conduct and protections for whistle-blowers are foreseen. For the subsidiaries it is sufficient the adoption of the model provided by the legislative decree 231/2001 (within the limit of the public interest activities carried out) and the adoption of adequate measures to prevent further criminal conduct to the detriment of the public administration, in compliance with the principles set by the anti-corruption legislation. Providing such measures does not imply the drawing of the Plan for

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83 According to the decree law no.90/2014, converted into law no.114/2014.
84 Plans were presented by Ministries (10), regional governments (20), Provinces (76) and municipalities (3382). Given the specificity of school and other educational institutions, in this first phase they were exempted from presenting the Plans, pending the adoption of specific guidelines.
85 According to a Regulation of the Ministry of Economy.

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the prevention of corruption by the company. As regard companies issuing financial instruments listed on regulated markets (as well as companies controlled by these) a technical committee was established, with the participation of ANAC and the CONSOB, aimed at adjusting the relevant legislation to the peculiarities of this type of company and to transpose them into a subsequent directive. Before entering into force the new legislation has been subject to an online public consultation.

Efficiency of public procurement

•
ANAC, in performing its supervisory tasks on awarding procedures of public works and contracts of services and supplies by the Public Administration86, reinforced its activity along three directions: i) the settlement of disputes prior to litigation (the so-called pre-litigation agreement); ii) the identification of reference prices, through the definition of the procedure for publishing the prices of the main services included in CONSIP S.p.A agreements, as well as information that contracting authorities must provide to the Observatory of public contracts for such identification; iii) the implementation of collaborative supervision, based on specific memoranda of understanding with the contracting authorities.

•
As regard the 'pre-litigation' agreement both the contracting authority and the interested parties may request ANAC to formulate a proposed solution to an issue arising during the process of conducting tenders for public procurement.

•
Regarding the reference prices, their determination by ANAC is connected to the new rules applicable to public works and acquisition of supplies and services for municipalities not provincial capital. According to this legal framework, from 1 October 2014 (with update by 1 October each year), through the national database of public contracts, the ANAC processes the reference prices, under the conditions of greater efficiency of goods and services, among those with the highest impact in terms of cost to the public administration. It is also planned the publication on the website of ANAC of the unit prices paid by public administrations for purchasing of goods and services.

•	Reference prices published by the authority represent the maximum awarding price. Contracts stipulated in violation of this price are null.
•
Besides the provisions on traceability of financial flows in payments related to public procurement87, the government has intervened to strengthen the fight against criminal infiltration with its recent decree for the reform of the PA. To this end, for the strategic infrastructures it is also envisaged – in addition to the tracking of financial flows of payments based on dedicated banking accounts – the setting up of a system based on the electronic bank transfer. The payment order is sent to a database, accessible by the concerned authorities. This informative system, called CAPACI (Creation automated

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86 Decree law no.66/2014 (art.9 and 10). The provision stipulates the transferring of powers to AVCP, whose tasks have been then entirely transferred to ANAC with the subsequent decree law no.90/2014.
87 Defined by the law 136/2010 and related to the fight against criminal infiltration in public contracts.

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procedures against criminal infiltrations in public contracts) has already been completed.
•
In the event of proceeding for corruption offenses against a company awarding a contract for the construction of public works, or in case anomalous situations (proving misconduct or criminal events attributable to the enterprise) are detected, the ANAC president proposes to the competent Prefect the following alternatives: i) to order the renewal of the governing bodies, through the replacement of the person involved, and if the company does not abide in time (maximum 30 days), the Prefect may provide for the extraordinary and temporary management of the contracting firms, limited to the full execution of the contract under criminal proceedings; ii) to directly provide for the renewal of the governing bodies, through the replacement of the person involved88.

•
For contracts with a value equal to or above the EU threshold (€5.18 million), any variations intervened during the works exceeding 10 per cent of the original amount of the contract must be sent within 30 days by the contracting firms for ANAC's approval. Within the same deadline any variations of contacts with a value below the EU threshold are communicated to the Observatory of Public Procurement for works, services and supplies. This is for the purpose of ANAC's administration of the particularly delicate issue of corruption in public tenders.

•
In order to accelerate judicial proceedings regarding public tenders, the judge may issue a ruling as early as the pre-trial hearing, or disputes can be settled through a simplified ruling at a hearing set within 45 days. For proceedings at the level of the Regional Administrative Court, the judgement must be filed within 30 days, but the parties may request publication of the ruling within two days (instead of the previous seven-day period).

•
The formal burdens required for participating in public tender procedures have been simplified. In particular, the commissioning body may allow the contractor to supplement the documentation presented in the event of fundamental irregularities in the affidavits presented. The applicant must supplement the documentation within 10 days, or shall otherwise be excluded from the tender, and is subject to pecuniary sanctions (ranging between 0.1 per cent and 1 per cent of the value of the tender, with a cap of €50,000). Should the irregularities be non-essential, there are no sanctions applied nor compulsory regularisation.

•
In order to prevent the introduction of proceedings for disputes without any foundation, the judge may apply a pecuniary sanction to 'unfounded litigation'89 and, with regard to public contracts, the sanction can be as high as 1 per cent of the value of the contract.

•
As part of the qualification of companies executing public works for amounts above €150,000, several provisions of Decree of the President of the Republic No. 207/2010 were declared illegal by a consultative opinion of the Council of

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88 Decree law no. 90/2014.
89 The losing party may be ordered to pay an equitably determined sum to the counterparty, but such sum may not exceed double the amount of the expenses settled, if there are manifestly unfounded reasons.

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State rendered upon recourse to the President of the Republic. As a result, several changes were made to the implementation regulations of the code of contracts, with reference to the portion of the sub-contract to be attributed to the main contractor in the presence of specialised categories that require the mandatory qualification of the contractor or sub-contractor.
•
In September 2014, ANAC issued a qualification manual that not only streamlines more than 400 acts issued by the authorities from 1999 to 2014, but it also supplies operational instructions to certification bodies, for the qualification proceedings referring to the transfer of business units and works commissioned by the private sector.

Measures adopted in the justice sector – the electronic process

•
Decree-law 90/2014 has made mandatory the use of telematics for the filing of records and documents in civil cases: in Tribunals, the mandatory use is stipulated for proceedings started after 30 June 2014, while for proceedings started before, the term was set at 31 December 2014. Before the Court of Appeal, the electronic filing of records and documents will be mandatory on 30 June 201590.

•
These interventions aim to get the justice service closer to operators and citizens, through the use of information technologies in the proceedings and achieve considerable expenditure savings by the reduction of hardcopy documents.

•
For a lawyer, the possibility of deposit electronic documents in Chancellery means the reduction of waiting times. Moreover, the electronic filing of the documents can be done in the whole national territory, thus eliminating the geographical and territorial distances.

•	The Chancelleries also receive an immediate benefit, thanks to the reduction of front office activities to lawyers and users to accept hardcopies of documents and give information.
•
Information transparency ensured by electronic proceedings is innovative: anyone can consult the National Justice Service portal online to see the status of his/her proceedings anonymously and search for general data. Moreover, defending counsels, auxiliaries and consultants appointed by the judge, with a sole authentication device (i.e. smart card) can consult the specific content of the electronic file, as well as judicial decrees and party acts filed online or acquired electronically by the Chancellery.

•
'Giustizia Map' is on line and completely updated, an area of the website www.giustizia.it which offers to citizens information on all the judicial offices on the entire national territory. After the recent approval of the reform of the judicial geography, the on line service is updated with all data on new offices, an accurate updating which is possible also thanks to the collaboration of the peripheral offices. Through a simple search mechanism, citizens are able to consult the list of judicial offices competent per municipality, as well as have access to information related to addresses,

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90 Proceedings before Court of Auditors can also be done by using information technology, but the traceability of the persons, the integrity of subjects and the confidentiality of personal data must be assured.

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telephones, hours, services offered and every useful indication to access the justice system. With the same procedure, information can be searched on penitentiaries, juvenile prisons, notary offices and commissary offices for civil purposes competent for municipality.
•
The 'Observatory for monitoring the effects on the economy of justice reforms and assess the effectiveness of reforms needed for the country growth' has been created at the Ministry of Justice. It will be operational till the end of government mandate. The Observatory will carry the following tasks: i) analysis of functioning of the civil and penal justice system, also by means of analysing the information framework, to give evidence of the performance of the main functionality indicators of justice administration; ii) assessment of effects on the economy and society of implemented reforms (also through statistical investigations and with the use of statistics-econometrics tecniques to evaluate policies applied to the judicial system), compared to the announced objectives and with reference to the main functionality variables of the system; iii) examination of the reform impact on the main international indicators (World Economic Forum, Doing Business, Cepej); iv) analysis of potential effect of possible adaptation measures deriving from implementing reforms.

•
With the aim of rationalizing the justice service, on the basis of the experience of other EU Countries the Office of Proceedings has been created. The office staff assists judges in carrying out various activities, including IT systems support. See Focus no.22.

•
Finally, all of the sub-offices of the Regional Administrative Courts (TAR) will be shut down as of July 2015, except for those sub-offices located in cities where Courts of Appeal are headquartered. The measure is designed to streamline the TARs activity, with cost savings, if any, to be evaluated once the offices have been closed.

Reduction of the contenzioso and the backlog

•
A Ministry of Justice decree at the end of July 2014 started the procedures to select 400 auxiliary judges (subject to deliberation of Upper Council of the Magistrature, acting on the proposal of Judicial Councils territorially competent), an allotment created by the decree law no.69/2013 to dispose of backlog in civil proceedings (including labour and social security matters) pending before the Courts of Appeal. Positions in the notice are related to the 26 Courts of Appeal; the selection can be applied for by ordinary, accountant, and administrative magistrates; State lawyers (retired no more than three years before); honorary magistrates who no longer practise but having practised with positive evaluation for at least 5 years; professors in judicial subjects, both first and second rank, also with fixed-term contract or retired for not more than 3 years; university researchers in judicial subjects; lawyers, even if cancelled form the professional roll from no more than 3 years; notaries, even if retired from not more than 3 years.

•
The government still considers mediation as an alternative system to solve disputes, on par with the newly introduced systems. Always possible, mediation can be requested by the judge. In some cases it is compulsory (i.e.

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in the condominium and rental litigations, in neighbours disputes). See Focus no.23.
•
The Stability Law for 2015 has created a special Fund with a €260billion endowment for the period 2015-2017 and €120billion yearly after 2017 to enhance the efficiency of the judiciary and complete the digital civil trial.

•
The same law has also introduced the obligation for the parties to pay the notification expenses (previously paid by the State) for litigations before the judges of the peace and with a value lower than €1.033. Resources derived from savings will be earmarked to ensure the complete efficiency of Offices of outside criminal enforcement.

•
In March 2015 a legislative decree concerning regulation of non-punishment for small crimes91 has been approved. The principle stated is that in case of very small crimes that follow unusual behaviour, the State can ask for the protection of the civil judicial branch. See Focus no.24.

Further interventions for reforming the justice system

•
At the end of August 2014, the government approved seven legislative measures regarding the justice system, including one decree law and four bills on the civil justice system, and two bills on changes to the criminal justice system. One of the bills on the civil justice system, related to magistrates responsibility has been finally approved by Parliament (Law no.18/2015). See Focus no.25.

•
The measures for civil proceedings outlined in the decree law no.132/2014 (converted into Law in November – Law no.162/2014) have the objective of reducing average time periods for proceedings, by transferring proceedings to alternative mechanisms of dispute resolution. See Focus no.26.

•
Interventions of the government to reach the objective of justice efficiency are proceeding92. On 10 February 2015, the government approved an enabling law to pursue the following objectives: i) improve efficiency and quality of justice, as a key for economic spur, giving more comprehensiveness to the competence of Firms' Court, consolidating its specialisation; ii) strengthen the guarantees of individual rights, children and the family, through the establishment of specialised sections of courts ; 3) ensuring greater rapidity of civil proceedings, through the revision of rules related to specific phases of the proceeding. See Focus no.26.

•	Changes were introduced to the civil responsibility of judges, while the bill to reform the honorary magistrates is being approved by the Parliament. See Focus no.25 and 28.
•
As for penal justice draft laws, related to: strengthening defensive guarantees and the reasonable duration of proceedings, combating organised crime and illegally accumulated capital, as well as provisions with respect to extradition abroad, See Focus no.29 and 30. In detail, the action for criminal justice has firstly been aimed to strengthen the instruments against the most serious crimes. A particular attention has been paid to the need of effectively

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91 According to Article 1, para.1, sub-para. m), Law no. 67/2014, for house arrest.
92 After the approval of Decree Law no.132/2014 (converted into Law no. 261/2014).

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counteract corruption and its interconnections with the mafia. It has been thus proposed to raise the penalty prescribed by law for corruption crimes, with increasing times of judicial verification. Moreover, in case of the most serious crimes against the public administration, derived prices or profits are always subject to complete confiscation.
•
Properties executed and confiscated to organised crime reached a considerable economic and financial dimension, after more than 30 years since the introduction of measures to attack mafia's assets. Real estate properties confiscated since 1982 amount to slightly more than 16,000 and the half has been destined to the National Agency for institutional and social scopes. See Focus no.31 and 32.

•
On 27 March 2015 a new regulation on the organisation of Ministry of Justice received a preliminary approval by the government and is now pending before the Council of State for its advisory opinion. The new regulation reduces the executive offices and the staffing of personnel, to ensure the achievement of the objectives required by the spending review and to increase efficiency. A strong reduction of director's offices is stipulated, with an expected saving of €64 million, and the elimination of duplication of structures having homogenous competences, will raise the efficiency level of central structures. A Conference of Head of Departments will be created, with programming, orientation and control tasks. Finally, the regulation addresses the objective of administrative decentralisation, through the creation of three regional direction in the judicial organisation as well as the redefinition of competences of regional superintendencies for penitentiary administration. See Focus no.33.

•
After having taken a census of civil proceedings, which allowed the analysis of high efficiency gaps among different judicial offices, the programme 'Strasbourg 2.0' has the objective backlog disposal. See Focus no.34.

Measures for the prisons' overcrowding

•
Should the judge in the proceedings hold that a conditional suspension of the judgement may be granted, or that the prison term to be served can be limited to a maximum of three years, preventive custody or house arrest may not be ordered93.

•
The suspension of criminal proceedings via probation has been introduced94 into the Italian criminal justice system, with this scenario added to the list of events that annul the criminality of an event constituting a criminal act. The measure contemplates the offender's reparation, the assignment of the offender to social services or public utility work. The suspension of criminal proceedings via probation may be requested by the accused in proceedings for criminal acts punishable with fines or for criminal acts involving prison sentences of up to four years.

•	Due to regulatory measures implemented in recent years, the prison population fell considerably, from about 66,000 at the moment of the

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93 Decree Law no. 92/2014.
94 Law no. 67/2014.

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condemnation of Strasbourg Court, to 54,000 in March 2015 (approximately 20 per cent).
•
With a ministerial decree of March 2015 the structure and composition of the National Guarantor (garante) Office for rights of imprisoned or deprived of personal freedom people, has been defined93. The creation of a National Guarantor is a precise response to the criticalities raised by the European Court of Human Rights with a sentence of 2013, related to the presence of efficient instruments for the protection of rights for persons deprived of personal freedom.

•
The Office of the Guarantor is a collegial body, composed of a President and 2 members, it will be located at the Ministry of Justice and will have 25 personnel staff, made available by the Ministry. The Guarantor will define the objectives to be reached and coordinate the territorial Guarantors, having competences for all the places of personal freedom deprivation, including CIE (centres of identification and expulsion) and therapeutic communities. The territorial Guarantors will also be able to contribute, thanks to structured meetings, to highlight systemic non-functioning aspects, as well as drafting recommendations to be sent to competent National or Regional Authorities.

•	Other measures adopted for compensation and integration of imprisoned people, minor protection as well as prison system, are detailed in Focus no.35, 36 and 37.

Banking sector and capital market

CSR NO. 4. Reinforce the resilience of the banking sector and ensure its capacity to manage and dispose of impaired assets to revive lending to the real economy. Foster non-bank access to finance for firms, especially small and medium-sized businesses. Continue to promote and monitor efficient corporate governance practices in the whole banking sector, with particular attention to large cooperative banks ('banche popolari') and the role of foundations, with a view to improving the effectiveness of financial intermediation.

Reinforcement of the banking sector and corporate governance

•
During the crisis, the resiliency of Italy's banks contributed to keeping Italy's economy afloat. Evidence of this is the virtual lack of State support to banks in Italy, contrary to what happened in all the major European Countries, as well as the major resilience of credit lines compared to what happened in Countries hit by similar stresses. Recapitalisation effort has been entirely sustained by the sector and its shareholders: from 2009 to 2014, more than €40 billion of capital increases, considering both the concluded operations and the ongoing ones.

•	During the first half of 2014, Italian banks very actively increased their capital, with the leading bank groups announcing or completing capital increases totalling more than €10 billion.

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95 The regulation implements Article 7, para.4, of Decree Law no.146/2013, bringing urgent measures for protection of fundamental rights of imprisoned and controlled reduction of prison population.

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The Bank of Italy has expanded the range of loans that banks can use to guarantee financing transactions with the Euro System. The measures introduced are aimed at providing incentives for lending to small- and medium-sized companies and households. The new collateral will also facilitate bank participation in the forthcoming ECB refinancing transactions (T- LTRO)96.
•
The Bank of Italy set the new vigilance regulation on company's governance of banks. The new provisions refer to the implementation of the fourth CRD Directive, for the parts related to the corporate governance structure of banks. The new provisions confirm the principles already incorporated into the previous regulations, including: a clear distinction of the duties and powers of the governing bodies; adequate internal dialogue; effectiveness of controls; and a composition of governing bodies consistent with the size and the complexity of the banks. See Focus no.38.

•
Moreover, vigilance powers of the Bank of Italy have been widened97 (according with the fourth CRD Directive) stipulating the possibility of removing, if necessary, managers, managing directors and members of the Board of a bank. Their decisions can be cancelled. The legislative decree approved by the government also modifies the discipline of company's representatives requisites as well as their shareholders', by adding skills and honesty criteria and introducing the discipline of multiple roles. Furthermore, the so called whistleblowing is introduced, to signal possible regulatory violations. In case of financial abuses, sanctions are elevated up to €5 million, or 10 per cent of turnover (for a company). Finally, regulation of non-monetary administrative sanctions is modified by introducing the temporary interdiction from exercising the same functions in financial intermediaries.

•
The self-reform process promoted by the ACRI, aimed to diminish the banks' participations hold by Foundations, proved good results. The government intends to make it official in a Protocol of Agreement which will allow the Ministry of Economy and Finance (which monitors the foundations) to intervene if a foundation would: not proceed to capital diversification; raise its debt to maintain its share in the transferee bank; or not make its financial statement completely transparent.

•	With the 'Investment Compact' decree law98 the government has changed the governance of the 10 biggest Italian cooperative banks99. In 18 months, those

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96 More specifically, banks can offer the following to guarantee refinancing transactions through the Euro System: i) standardised loan portfolios consisting of household residential mortgages or credits to non-financial companies, whereas it had been previously possible to include only individual loans; ii) the used portions of credit lines registered with the Italian Central Credit Register as self-liquidating loans or loans subject to revocation; iii) bank loans, individually or included in a portfolio, in an amount equal to no less than €30,000 (before the minimum threshold for loans accepted as guarantee was €100,000); iv) bank loans, when individually pledged, with a debtor insolvency probability of up to 1.5 per cent (versus the previous limit of 1 per cent); and v) credit granted under the form of financial leases or non-recourse factoring, including in the ordinary format.
97 Legislative decree approved by the government on 10th February, to be followed by the advice of Parliamentary Commissions before its publication.
98 Decree Law no. 3/2015.
99 Banks involved in the transformation are: UBI Banca, Banco Popolare, Banca Popolare of Milano, Banca Popolare dell'Emilia Romagna, Banca Popolare di Sondrio, Credito Valtellinese, Banca Etruria, Banca Popolare di Vicenza, Veneto Banca and Banca Popolare di Bari. Added to these is the group coming from the April 2015 merger between Volksbank dell'Alto Adige and Banca Popolare di Marostica.

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with assets worth more than €8billion will have to transform into joint-stock companies, removing their 'one share one vote' governance rule. The former cooperative banks transformed into joint stock companies are allowed to insert in their by-laws a 5 per cent threshold to shares detention to exercise voting rights. Compared to the regulation previously in force, which already allows for such limitations, a simplified majority will be enough to approve changes in the by-laws. The enacting measures are to be prepared by the Bank of Italy.
•
This reform is aimed to foster consolidation and more modern governance for an important part of the Italian credit system. Italy's 70 cooperative banks are equal to 25% of the Italian credit market: they can rely on more than 9,200 offices, 81,000 employees, 12.3mln clients, €385billion of loans and €425billion in financing. Finally, the decree law takes action regarding the long-standing problem of proxy votes. The bylaws of cooperative banks will need to indicate that no less than 10 and no more than 20 proxy votes are allowed.

•
Legislative decree implementing the Directive Solvency II introduces a new regime of prudential vigilance, so as to have a regulatory framework aimed to protect the customers of insurance services. New patrimonial requisites are required, based on the risks borne and emphasizing the importance of the insurance companies governance. More specifically, the Directive stipulates the compulsory creation of an actuarial position, with tasks that today are carried out by the actuary dealing with life and liability insurance tasks, as well as tasks of evaluation criteria for a supervision different from the one related to financial statement (before the two kinds of supervision were coincident).

Access to the capital market

•
In the first semester 2014, a national 'Finance for Growth' task force100 was set up to identify concrete solutions to facilitate the availability of financial resources for businesses. This objective has been pursued through efforts to promote i) the development of bond issues and credit funds - including through the extension of the Central Guarantee Fund's role in these instruments - and ii) greater involvement of institutional investors (who are a source of long-term investment), including in the direct disbursement of credit. The task force's proposals have been partially incorporated in the 'Competitiveness' decree101 and the 'Sblocca Italia' decree102.

•
More specifically, a new non-bank credit channel has been created as a result of Italian insurance companies and securitisation companies being allowed to directly finance businesses103. The Bank of Italy has been charged with regulating the terms and conditions for the companies' transmission of

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100 The task force involves the technical secretaries of the Ministry of the Economy and Finance, Ministry of Economic Development and the Bank of Italy.
101 Decree Law no. 91/2014.
102 Decree Law no. 133/2014
103 To date, insurance companies have had the possibility of investing in receivables, but their direct granting of financing had been excluded.

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periodic reports, while the insurance regulatory authority (IVASS) will establish the conditions and the operational limits for granting the financing.
•
The Aid to Economic Growth (ACE)100 programme has seen its powers expanded in order to provide incentives for investment in risk capital, including in relation to quotation on regulated markets. The ACE is extended to businesses with negative taxable income (for the purpose of corporate income taxes or regional taxes on productivity) or income below the amount of the aid101. With the so-called 'super ACE', aid for companies admitted for quotation on regulated markets is increased by 40 per cent. The rules are applied for the tax period in which quotation occurs and for two years thereafter.

•
The government has pursued the objective of encouraging market listings and access to risk capital, including through regulatory measures that reduce related charges (direct and indirect) and expand both the range of instruments available to businesses and the opportunities for using such instruments. The reduction of minimum share capital for capital stock companies (from €120,000 to €50,000) is an important first step in encouraging the creation of companies with the appropriate legal form for a stock market listing.

•
Two separate sizing parameters have been introduced for SMEs issuing publicly traded shares to facilitate their access to capital markets (either parameter can be used): revenue (less than €300 million as reported in most recent financial statements) and average market capitalisation (less than €500 million in most recent year)102. The SMEs that meet either of the two criteria can change the relevant threshold for obligatory public purchase offers, identifying a threshold more appropriate to their needs and characteristics, within an interval of 25 per cent and 40 per cent.

•
The government has also acted with respect to the rules governing public purchase offers (OPA) for the takeover of SMEs103, allowing companies to set an exemption from the rules, through their by-laws, for the first five years after their market listing. As such, more than 50 per cent of companies can be placed on the market at the time of the IPO, thereby increasing the negotiability of their shares. At the same time, they may repurchase the controlling share over the five-year period following the listing, without being obliged to initiate a public purchase offer.

•
The threshold of material investment to be reported to CONSOB and the investee company has been increased from 2.0 per cent to 5.0 per cent as an incentive to professional investors, including foreign investors, to invest in the capital of publicly traded SMEs. The regulation is also designed to encourage commercial alliances between SMEs.

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100 Decree Law no. 91/2014. This amendment applies only to companies whose shares are admitted for listing on the regulated markets of Member States of the European Union.
101 In such case, the business can take advantage of the tax credit (equal to 27.5 per cent of the value not used in the event of businesses subject to corporate income taxes) against liabilities for the regional tax on productive activity, and it may be used over five years.
102 Such limits must not be exceeded for three consecutive years.
103 The current threshold is 5 per cent.

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•
To support market listings, family-owned businesses that plan to list (or are already listed) may increase, through their by-laws, voting rights (up to a limit of two votes) for all shares held by the same shareholder for a consecutive period indicated in the statute (a period of no less than 24 months). Shares with a double vote do not constitute a special category of shares and, in the event of the subsequent transfer of the same, the increase is cancelled. At the end of December 2014 Consob approved changes to the regulation for issuing companies, so as to implement the new provisions for shares with double vote.

•
To facilitate the issuance of bonds, similar securities, and unlisted financial bills of exchange108, fiscal restrictions on private placements have been removed: interest and other income earned on these instruments will no longer be subject to withholding tax (equal to 26 per cent from July 1).

•
The exemption of the withholding tax has been extended to foreign institutional investors, regulated and supervised by national Authorities, entitled to provide direct credit to firms (before it was reserved to national investors).

•
Mini bonds have increasingly been used by SMEs that wish to tap the market for funding as an alternative to bank credit. The total value of bonds issued by unlisted companies is €8 billion. On the ExtraMot-Pro, the market segment dedicated to these instruments, 84 mini bond are listed with a value of approximately €4.7 billion109. Sixty-six mini bond out of these 84 are issued by SMEs (for a value of €679 million) and 18 are issued by big firms (for a total of more than €4 billion). As at December 2014, average dimension of the issuance is €85 million, about the half compared to one year before (€153 million in December 2014).

Public instruments to support firms and credit access

•
A provision of the 'Destinazione Italia'110 decree, recently implemented, stipulates that funds management companies that underwrite bonds or similar securities issued by SMEs ('mini bonds') have access to the Central Guarantee Fund. In the event of a securities portfolio, the guarantee may go as high as 80 per cent for the junior tranche of the portfolio, with a limit of realization of 8 per cent of the portfolio's total nominal value.

•	With the Stability Law 2015, as far as portfolio's guarantees are concerned, the Central Guarantee Fund is now extended to firms with maximum 499 employees111.
•
In 2014 the number of applications to the fund increased by 7.9 per cent from 2013, for a total of 90,000 requests submitted by a total of 441 SMEs, a 15.4 per cent increase in comparison to the previous year. In the same year, the

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108 Placed with both qualified investors and undertakings in collective investment (UCIs).
109 More than half of the cases is related to firms located in the North of the country (76%), the area which hosts the majority (79%) of the Italian medium enterprises. 14% of the issuances comes from the Centre of the country, 9% from the Southern Italy. The first Region is Lombardy, followed by Veneto and Emilia Romagna.
110 Decree Law no. 145/2013.
111 With a provision introduced during the conversion of the Decree Law no.192/2014, the implementation has been postponed to 1st January 2016.

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SME Guarantee Fund activated €12.9billion of financing, €8billion of which fully guaranteed. Since the start of the financial crisis, the Fund has helped 411,000 of the SMEs that are Italy's economic backbone to deal with the credit crunch.
•
In the year 2014, 317 transactions proposed by 252 innovative start-ups and 1 certified innovation hub have been approved, for a total amount guaranteed by the Fund of €97.7 million, which allowed the activation of about €124 million of financing. The breaking through of bank credit for innovative firms with the Fund guarantee has been made possible mainly thanks to the preferential line created by the 'growth decree 2.0' of the autumn 2012 and implemented one year after. See focus no.39.

•
Central Guarantee Fund can grant a guarantee on loans given by operators authorised for the microcredit (and enrolled in the register held by the Bank of Italy) and directed to micro-entrepreneurship112. A yearly reserve up to a maximum of €30 million has also been created from the ordinary endowment of the Fund. In favour of the microcredit, other than the resource from the reserve, the Fund could also use the sums deriving from voluntary deposits by entities, associations, companies or individuals (that can be effected after the 2013 provision), now amounting to €7.4 million.

•
An agreement signed by the EIB, the Ministry of the Economy and Finance, and the Ministry of Economic Development inaugurated two other initiatives. First, €100 million of the Central Guarantee Fund has been earmarked for SMEs to cover risks of initial losses on industrial innovation projects of any size; as a result of such funding, the EIB will activate a €500 million loan portfolio.

•
A second initiative relies on a master agreement that will make it possible to cooperate to increase resources for the financing of new investments. This effort will entail: i) identification of projects for the realisation of infrastructures and analysis of types of possible financing for the works; ii) identification of projects supported by European structural funds to which EIB resources in other fields can be added113; iii) technical assistance to persons planning to use structural funds for the 2014-2020 cycle, so as to optimise the use of these resources in combination with EIB funds.

•
One important instrument for subsidising credit is represented by support granted for the purchase of capital goods ('New Sabatini'), aimed at improving competitiveness within the productive system and access to credit for micro, small- and medium-sized enterprise. This measure provides for financing114 and an interest subsidy for the acquisition (including through

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112 The possibility has been introduced by the Ministerial Decree of the Ministry for Economic Development of 24 December 2014, published in the Official Gazette no.27 of 3 February 2015.
113 Small and medium-sized companies, youth employment, the right to education, infrastructures (especially in southern Italy), the digital agenda, research and development, energy efficiency and environmentally sustainable development.
114 Financing is for a maximum term of five years from the contract execution date (up to 31 December 2016), and ranges between €20,000 and €2 million for each company, including if split between the acquisition of two or more assets. In addition, the subsidised transactions may be backed by the Central Guarantee Fund for up to 80 per cent of their value.

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financial leasing) of plant, machinery, capital goods, IT hardware, IT software and digital technologies.
•
The Stability Law for 2015 raised the endowment of the Fund for the 'New Sabatini' to the maximum stated of €5 billion: the first plafond of €2.5 billion was largely used and the second plafond tranche, of further €2.5 billion has been instituted and made operational with the Cassa Depositi e Prestiti (CDP).

•	Moreover, the so called Investment Compact decree115 has allowed banks to use autonomous funds, while waiting for the CDP funding, so as to accelerate the availability of funds.
•
Since the beginning of intervention up to 31 December 2014, 9.046 requests have been presented, for an amount of financing deliberated by banks of €1.326 million. The correspondent MiSE contribution is of €93 million. Approximately 3.700 is the number of firms who benefitted from the 'Sabatini bis'.

•
Incentives granted to firms for the purchase of new capital goods, other than the 'New Sabatini' law, are represented by a tax credit amounting to 15 per cent of the value of investments made up to 30 June 2015, in excess of the average investments made during the previous five tax years. The minimum amount to qualify for the credit is €10,000. The tax credit is split into three annual portions of an equal amount116.

•
A tax credit with reference to corporate income taxes (IRES) and the regional tax on productive activity (IRAP) has been introduced for up to a maximum of 50 per cent for all public works constructed with project financing (no longer only for the strategic national projects defined in the so-called Legge Obiettivo) that entail an investment between €50 million (previous floor of €200 million) and €2 billion117.

•
The 2014 Stability Law granted capital stock companies and resident entities subject to Italian corporate income tax the possibility of revaluing business assets and shareholdings reported in their financial statements for the year ended 31 December 2012, with the payment of a substitute tax at a rate of 16 per cent for assets subject to depreciation or amortisation, and 12 per cent for non-depreciable assets. Instead, the taxes on the revaluation are to be settled with a substitute tax of 10 per cent.

•
As at the end of June 2014, Cassa Depositi e Prestiti made an investment commitment in the capital stock of the European Investment Fund for an amount up to €70 million. Besides the intensification of partnerships with primary European institutional investors, the aim of the commitment in EIF is to strengthen the support to SMEs. In this sector CDP is already active with different instruments, among which the 'Plafond SMEs' and the Italian Investment Fund (FII), while other instruments are under implementation such as two new Funds of Funds promoted by the FII management company, with focus on Private debt and Venture Capital, respectively.

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115 Decree Law no. 3/2015.
116 Decree Law no. 91/2014, article no.18.
117 Decree Law no. 133/2014, article no.11.

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•
At the start of August 2014, the Cassa Depositi e Prestiti (CDP) and the Italian Banking Association (ABI) signed the 'Piattaforma Imprese' ('Businesses Platform') Convention for the activation of instruments favourable to businesses. More specifically, the platform contributes another €5 billion to the CDP's measures for the economy, bringing together in a single instrument the dedicated plafonds for facilitating credit access.

•
At the end of November 2014, KfW (the German bank for development) and CDP signed a €500 million agreement for the support of Italian SMEs and the realisation of infrastructure in the field of increasing energy efficiency. In particular, KfW will allocate to CDP €500 million, €300 million out of which will be distributed by CDP through the banking system for the SMEs financing, while €200 million will be used by CDP to directly finance high energy efficiency infrastructural projects.

•
Some 40.295 Italian SMEs suspended instalments on their financing between January and October 2014, as provided by the 2013 Credit Accord (which in March 2015 has been extended to 31 December 2017). The transactions entail total residual debt of €13.7 billion and €1.6 billion of incremental liquidity available to the businesses. Main contents of the agreements are:

-	a 12-months suspension of the capital quota of loans instalments, even if facilitated or executed with bills;
-	a 12-months or 6-months suspension of the capital quota of leasing rental, movable or immovable property, respectively;
-	the lengthening of loans' duration, for a maximum of 100% of residual duration of amortisation plan; in any case, not more than 3 years for unsecured loans and 4 years for the mortgage-backed loans;
-	the lengthening up to 270 days of banking advance's maturity on credits for which unsettled payments have been registered;
-	the lengthening up to 120 days of maturity in the case of agricultural credit for tenancy.
•
With a view toward supporting the real economy, the 'Unlock Italy' decree operations of the Cassa Depositi e Prestiti have been expanded, with respect to both separate management activity (financed with postal savings and securities backed by a State guarantee) and ordinary management activity (financed with resources sourced from the market). With reference to separate management activity, resources from this activity can be used for transactions of a general economic interest (including, inter alia, research, development and innovation, education, civil protection, real estate activities , energy and the environment). With reference to ordinary management activity, the CDP can take action in support of national public policies, for investment projects that will contribute to the development of innovative technologies, and applied research in industry, the energy sector and the environmental sector.

•
The 'Investment Compact' decree, in order to strengthen the support to export and internationalisation of Italian economy, has attributed to CDP the task of exercising credit activity, either directly or through SACE as well as another controlled company (against the Bank of Italy authorisation). Credit could be also distributed without SACE's guarantee. Funds from separate

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management activity are used for all the operations to sustain firms' internationalisation.
•
In addition, measures have been outlined to encourage the use of project bonds and to guarantee bonds' greater flexibility and transferability between investors. In essence, the fiscal treatment of project bonds has been permanently made equivalent to that of government securities; the possibility of using bearer securities has been introduced to facilitate transferability of bonds on capital markets; guarantees have been simplified, making them more flexible; registration, mortgage and land-register taxes are levied as fixed amounts with respect to guarantees transferred due to the circulation of the project bonds.

•
As part of the effort to provide additional support for the internationalisation of firms, the State's guarantee for risks other than market risks has been extended in favour of transactions undertaken by SACE, Italy's export credit guarantee entity. The extension of the guarantee applies to transactions regarding strategic sectors or companies of significant national interest, in terms of levels of employment, revenues or repercussions on the economic system. A €100 million fund has been set up for this purpose for the year 2014. An agreement between the Ministry of the Economy and Finance and SACE will also govern the minimum level of capitalisation that SACE is required to insure, in order to make use of the guarantee.

•
EIB will finance with €175 million the SACE's Fund for Export Development ('Fund Development Export'), dedicated to mini-bond subscription issued by SMEs oriented to export. Fund leverage will activate a financing instrument of €350 million. To have the support of SACE, financing operations must be formed by a maximum amount of €12.5 million bonds, with a maximum duration of 5 years.

•
SIMEST (Italian Society for Business Abroad) has outlined criteria and procedures for accessing financing for internationalisation (and in particular, for doing business in non-EU markets) and capitalisation. Some 70 per cent of the Fund for Internationalisation is currently earmarked for SMEs, and the programmes eligible for financing are those linked to investments aimed at ensuring a stable presence in markets outside the European Union118.

•
At the end of 2014, CDP, Italian Banking Association (ABI), SACE and Simest signed a one-year extension of the 'Export bank' system agreement, a confirmation of the commitment to sustain export and internationalisation processes of Italian firms. With the 'Export bank' system, Italian firms can count on the synergies among banks and CDP loans, guarantees granted by SACE and interest rate stabilisation operated by Simest. Since its start in July 2011, 'Export bank' supported export and internationalisation initiatives of Italian firms for a total amount of €4.5 billion.

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118 More specifically, they must regard the market introduction and the distribution of goods and/or services produced in Italy or goods and/or services distributed with Italian brand labels. The incentive includes subsidised financing, which can cover up to 85 per cent of the amount of planned expenditures, reimbursable over a maximum term of six years. The subsidised interest rate is 15 per cent of the reference rate, with a minimum annual rate of 0.50 per cent. Instead, with reference to capitalisation, the beneficiaries are exporter SMEs, set up as joint stock companies. The financing granted can equal up to 25 per cent of shareholders' equity as reported in the most recently approved financial statements (with a maximum limit of €300,000).

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Industrial development programmes regarding regions lacking resources to grant subsidies were refinanced with the appropriation of €150 million as part of the 'Fare' decree. Between the issuance of the implementation decree and 21 July 2014, some 36 strategic investment programmes were approved, with 80 per cent of them located in the target Convergence Regions (Campania, Calabria, Apulia and Sicily). The investments planned amount to approximately €1.44 billion, and regard different strategic sectors, mostly related to innovation and/or representative Made-in-Italy merchandise. More than 25,000 jobs have been safeguarded and/or created through these investments. Public financial resources appropriated amount to approximately €700 million.
•
With the Stability law for 2015, a Fund for the investment in the milk and milk products sector has been created, with an initial endowment of €8 million in 2015 and 50 million for each of the years 2015 and 2016. The Fund is run by the Ministry for Agriculture with the aim to manage the transition phase after the termination of the milk levy scheme (milk quotas), adopting initiatives to consolidated and defend the Italian firms, so as to strengthen their competitiveness and improve their structure in a completely liberalised market.

•
In February 2015, the government agreed the Plan for the extraordinary promotion of Made in Italy and investment attraction in Italy119. The Plan contains actions directed to support Italian firms (mainly SMEs) who point to foreign markets, assist foreign investors in Italy as well as promote Italian products in different markets. See Focus no.41.

•
To implement the Plan for the promotion of Made in Italy, €260 million have been earmarked. In detail, the Stability Law for 2015 allocated €130 million for 2015, €50 million for 2016 and €40 million for 2017. These resources are assigned to the ICE Agency, and are contingent upon the implementation of the Plan for Export prepared by the Ministry for Economic Development.

•
At the Ministry for Agriculture a Fund has been created for the implementation of actions directed to the appraisal and promotion of agricultural and food farming products as well as their protection, in Italy and abroad, with an initial endowment of €6 million for each of the years 2015 and 2016.

•
The government has promoted the creation of a private fund to service the capitalisation of businesses for the relaunching of Italian businesses that are in balanced in operational and business terms but lack adequate capital funds. The fund's purpose is to provide financial and capital support to facilitate industrial consolidation processes. It is addressed to businesses that have at least 150 employees, but it may also invest in businesses undertaking reorganisation or debt restructuring. The fund, which is to be administered by a funds management firm selected through public tender, will have a minimum term of 10 years, and be considered operational once it has secured €1 billion, funded by at least three investors and with each holding an

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119 Implementing decree of the Ministry for Economic Development, 26 February 2015. This plan is now before the competent Parliamentary Commission for their opinion within 3rd June 2015.

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interest of between 5 per cent and 40 per cent. The fund capital can also be participated by social security institutions.
•
The previous private fund to service the capitalisation of businesses is a different instrument, considering both its nature and scope, compared to the Fund participated and promoted by CDP (F2i, Italian Strategic Fund and Italian Investment Fund) which are obliged to invest in firms which are showing profits both realised and expected. In more detail, the Italian Strategic Fund is an institutional operator who acquires mainly minority quotas in firms having a relevant national interest, with the aim to create value for the shareholders through the dimensional growth, the improvement of operative efficiency, the aggregation and strengthening of competitive position on national and international markets of the participated firms. The Italian Investment Fund, with a €1.2 billion dimension, operates through acquisition of minority quotas to support the development of Italian firms with a turnover exceeding €10 million, as well as investing as a Fund of Funds in other instruments of private equity having characteristics consistent with the objectives of the Fund. See Focus no.44 and 45.

•
With the Stability law for 2015, the endowment of the Fund 'Network of firms' or 'Temporary Firms Associations' was raised from €5 to €10 million for 2015, so as to promote firms' digitalisation. A condition to access the financing is a minimum number of 15 employees.

•
Zero-rate long-term secured loans have been granted to farm business owners under the age of 40 for the funding of production, processing and marketing of farm products (up to 75 per cent of expenditures admissible over a maximum term of 10 years, and 15 years in the case of production). Finally, a 19 per cent tax deduction has been granted for the lease of land by young farmers and farm business owners up to the age of 35.

•
With the 'Investment Compact' a new category of innovative SMEs has been created: a company, even cooperative, unlisted on a regulated market, with a certified financial statement, less than 250 employees and an annual turnover lower than €50 million. Moreover, the firm must have at least two of the following 3 requisites: i) level of R&D expenses at least 3% of the greater value between turnover and production costs; ii) level of high qualified personnel at least one fifth of the total employees; iii) holder, licensee or depositary of a patent or a software registered to SIAE. To the innovative SMEs regulation for the start-ups is applied, excepted for provisions related to bankrupt and labour market. Fiscal incentives for those who invest in the capital stock of innovative SMEs, will be recognised for firms being on the market by less than 7 years since their first commercial sale. For activities exceeding the 7-year limit, incentives will be recognised after the presentation of a plan for the development of products, services or processes in the sector of operation. An alternative is also possible, compared to the ordinary financial and civil legal framework, to subscribe and circulate shares of innovative start-ups and innovative SMEs established as limited liability companies.

•	With the decree law no.179/2012 definition of innovative start-up and the regulatory framework were introduced, so as to promote their birth and their

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development all along the life cycle. Measures of policies that have been introduced up to now, as well as the results obtained in terms of start-ups and accelerators number, are synthetized in Focus no.42. Moreover, the support called Smart&Start, aimed to promote the birth of new enterprises in the Abruzzi, Basilicata, Calabria, Campania, Apulia, Sardinia and Sicily Regions, as well as in the 'L'Aquila crater', was modified with a ministerial decree of 24 September 2014. A new type of incentive has been created, to widen the audience of recipients to the whole national territory. The measure is destined to the innovative start-ups and the programme is managed by Invitalia.
•
Starting from 2015, the tax credit for the hiring of highly qualified professionals ( equal to 35 per cent of the corporate cost of the full-time hiring) created for the start-ups, has been absorbed with the tax credit for R&D introduced by the Stability Law for 2015 and not reserved only to startup. Thus, starting from 1 January 2015, a tax credit is applied to all firms, in the measure of 50 per cent of incremental expenditure compared to the average of costs incurred for highly qualified personnel in the three-year period 2012-2014.

•
Two new interventions have been created for the development of R&D projects, from the Fund 'for Sustainable Growth'. The first intervention is related to ICT, in coherence with the Italian Digital Agenda implementation; the second intervention is related to relevant subjects for sustainable industry, for a total amount of €400 million available for firms starting from the beginning of 2015. See Focus no.40, 43, 44, 45.

•	As for R&D projects of relevant impact on productive system, financed with the Fund 'for Sustainable Growth', see Focus no.43.
•
The voucher block grant (for a maximum amount of €10,000) for the digitalization and technological upgrading of SMEs is not completely implemented, yet. A Ministry for Economic Development decree setting practical procedures has been issued. The beneficiary firm can make purchases and investments in hardware and software products, consultancy services, solutions linked to digital infrastructure (broad and ultra-broad band), and training for personnel. The economic contribution reserved for SMEs must be mainly devoted to improve firm's efficiency, modernize work and develop e-commerce solutions. A MEF decree is still needed to collocate the intervention, in the maximum amount of €100 million, in the appropriate National Operative Programme (NOP) for the 2014-2020 EU Structural Funds programming.

•
As for public contracts granting capital subsidies (for a total of €5 million) to support micro and SMEs and give full value to industrial models and design, the public call has been closed on 31 January 2015, with a requested amount which run out the available resources.

•
An optional system of favoured taxation (a five-year 50% tax credit) has been introduced for income derived from the use and/or disposal of intellectual activity, industrial patents, trademarks, as well as processes, formulas and information relating to the experience gained in industrial, commercial or

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scientific field which are legally protectable (so called patent box)120. See Focus n.46.
•
In its annual report published in March 2015, the SME oversight authority highlighted that SMEs are able to generate a positive impact on country's growth, provided that they are supported by appropriate policy instruments (referring both to measures already implemented in recent years – industrial policy, fiscal and credit policies, as well as the regulatory measures in the labour market – and to ongoing measures). See Focus no.47.

Labour market

CSR NO. 5. Evaluate, by the end of 2014, the impact of the labour market and wage-setting reforms on job creation, dismissals' procedures, labour market duality and cost competitiveness, and assess the need for additional action. Work towards a comprehensive social protection for the unemployed, while limiting the use of wage supplementation schemes to facilitate labour reallocation. Strengthen the link between active and passive labour market policies, starting with a detailed roadmap for action by September 2014, and reinforce the coordination and performance of public employment services across the country. Adopt effective action to promote female employment, by adopting measures to reduce fiscal disincentives for second earners by March 2015 and providing adequate care services. Provide adequate services across the country to non-registered young people and ensure stronger private sector's commitment to offering quality apprenticeships and traineeships by the end of 2014, in line with the objectives of a youth guarantee. To address exposure to poverty and social exclusion, scale-up the pilot social assistance scheme, in a fiscally neutral way, guaranteeing appropriate targeting, strict conditionality and territorial uniformity, and strengthening the link with activation measures. Improve the effectiveness of family support schemes and quality services favouring low income households with children.

Labour market reform

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In December 2014 the delegated law was approved (L. n. 183/2014, so called Jobs Act), which empowers the government to reform social safety nets, employment services and active labour policies, as well as to reorganise labour relationships and provide support to maternity and work-life balance. In the delegated law there are measures to streamline labour contracts, by eliminating the most precarious one; reorganise and extend the social safety nets; reinforce the active labour market; simplify the creation and managing of employment relationships; reinforce the instruments in favour of maternity leave and the balancing of work and personal life for all workers. See Focus no. 48.

•
The law establishes the government to rule within six months since the law entered into force (i.e. within June 2015) the legislative decrees on the issues contained in the enabling law, according to the principles and criteria approved by the Parliament. In particular, the legislative decrees must be adopted by the Council of Ministries. Thereafter, they are transmitted to the Commissions of the Chamber of Deputy and Senate in charge of discussing the

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 120 Practical procedures will be determined by a ministerial decree of the Ministry for Economic Development agreed upon with the Ministry of Economy and Finance.

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issues and related financial profiles. The Parliamentary Committees must express their judgment within thirty days since the transmission of the decree approved by the government. Expiring the time, the decree are issued even if the judgment is missing.
•
In February 2015, after receiving the opinion of the Parliamentary Committees, the first two decrees of the Jobs Act, presented by the government in late December 2014, were finally adopted: i) the legislative decree which contains provisions on open ended contract with increasing protections according to tenure; and ii) the legislative decree containing provisions for the reorganisation of the legislation on social security benefits in case of involuntary unemployment and relocation of unemployed workers. See Focus no. 49 and 50.

•
In the same month of February 2015, two legislative decrees were preliminary adopted by the government and submitted to parliamentary opinion: i) the organic revision of labour contract typologies and of the discipline regarding tasks on the job; ii) the measures for reconciling life and work. See Focus no. 51 and 52.

•
In the field of labour contracts simplification, the legislative decree on the open-ended contract with increasing protection (Legislative Decree no. 23/2015) introduces a new discipline on the consequences of unfair, individual and collective dismissal. This discipline applies to all the workers hired after the entry into force of the law, and to workers of small businesses that exceed the 15 employees due to the new hiring. The possibility of reintegration into the workplace is banned in the case of economic redundancies and limited in the case of disciplinary dismissals. In the latter case the reinstatement of the worker will be only possible if the absence of the material fact is directly proven in Court. The voluntary conciliation procedure is also introduced so as to solve out-of-court disputes related to unfair dismissal. This procedure turns out to be convenient to both parties.

•
The Stability Law 2015 establishes a Fund of €2.2 billion for the 2015 - 2016 period and €2 billion per year from 2017 aimed at reforming the social welfare, employment services and implementing measures facilitating the use of open-ended contracts with increasing protections (so called Jobs Act), in order to allow for the relative reduction of direct and indirect costs.

•
In order to combat the shadow economy and illegal employment, the enabling law provides for the rationalisation and simplification of inspections, through measures of coordination among the various entities currently in charge of inspections on the workplace. At the core of the reform there is the creation of an Agency for labour inspections that integrates into a unique structure the inspection services of the Ministry of Labour, the National Pension Institute (INPS) and the National Insurance Institute (INAIL) and operates in coordination with local health authorities (ASL) and the environmental local authorities (ARPA). See Focus no. 48.

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Monitoring labour market reforms

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The permanent monitoring of the effects of the reforming action on labour market introduced by the 'Jobs Act' is ensured by the permanent system of monitoring and evaluation established by Article 1, paragraph 2, of the Law of 28 June 2012, no. 92, which introduced the duty to monitor the effects of new regulations in order to improve the effectiveness of labour market policies.

•
The reform of the labour market121 has the obligation of monitoring the effects of new labour regulations in order to improve the effectiveness of policies. The first monitoring report, released in January 2014, describes the situation of flexibility in entering and exiting the labour market (especially in case of individual dismissal), and of the use of safety nets. In August 2014, the second report was published, dedicated to the analysis of data on social security benefits over the period 2011-2013122.

•
The simplifying provisions concerning fixed-term employment and apprenticeship123 are not increasing the so-called dualism between protected and unprotected workers. In the second quarter of 2014, in fact, in addition to an increase of apprenticeship contracts (+16 per cent), there was an increase in open-ended contracts (up 1.4 per cent), and a decrease in the use of other types of contracts offering less protection to the employee (e.g. collaboration contracts - contratti di collaborazione).

Unemployment assistance and income support

•
The government implemented the delegated law 'Jobs Act' so as to ensure, in the event of involuntary unemployment, uniform protections related to the worker's social contribution history; to encourage the active involvement of those who step out from the labour market and become beneficiaries of wage supplementation schemes, through the simplification of administrative procedures (Legislative Decree No. 22/2015). It was, indeed, introduced the new unemployment insurance (NASpI). The new regulation applies to the events of unemployment occurring from 1 May 2015.

•
The new legislation on unemployment assistance in the event of involuntary unemployment124 has established the following principles: i) introduction of the new unemployment insurance (NASpI), with uniformity of rules governing standard and short treatments, comparing the duration of the treatment to the social contribution history of the worker; ii) increase of the maximum duration of the treatment for those workers with the most significant contribution careers; iii) universalization of the scope of the NASpI, with the

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121 Law no. 92/2012.
122 The last report shows a steady increase in the authorised hours for the wage supplementation scheme called extraordinary (cassa integrazione straordinaria) against and a constant reduction of authorised hours for wage supplementation scheme called exceptional or in derogation (cassa integrazione in deroga). In the last two quarters of 2013, the interventions of wage supplementation scheme called ordinary (cassa integrazione ordinaria) have been decreasing after the rise of the first two quarters. The number of companies authorised to the use of cassa integrazione in deroga presents a growing trend throughout the period 2011-2013. The introduction of solidarity funds is leading to increase the number of workers covered by instruments of protection while being employed. The report is available on line at the following link:
http://www.lavoro.gov.it/PerSaperneDiPiu/MonitoraggioLegge922012/Pages/default.aspx.
123 As contained in the Decree Law no. 34/2014.
124 Legislative Decree no. 22/2015.

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extension to workers with contracts of continuous and coordinated collaboration (Dis-Col); iv) introduction of a special income support (Asdi) at the end of NASpI, limited to involuntary unemployed workers, having a low score in their equivalent economic situation indicator (ISEE), with the obligation to participate to activation initiatives proposed by employment services; v) institution, within the INPS, of a Fund for active policies to relocate involuntary unemployed workers, with a budget of €50 million for 2015 and €20 million for 2016, and for the enforcement of the provisions related to relocation contract. To this purpose, the 2015 Stability Law created a fund for the Jobs Act of €4.4 billion for the period 2015- 2016 and €2 billion from 2017 on125. See Focus no. 50.
•
In August 2014, the ministerial decree establishing new criteria for the provision of cassa integrazione in deroga (extraordinary wage supplementation scheme in derogation) into force. It establishes the impossibility to use the cassa integrazione in deroga in case of economic failure of the business. It is also expected to increase to at least 12 months (eight months for 2014) the seniority within the same company needed to access the cassa integrazione in deroga, and to limit the benefit to 11 months for 2014 and 5 months in 2015.126

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It continued the government's action in favour of the establishment of new bilateral solidarity funds as well as the adaptation of existing funds127 to current legislation. For workers not covered by the legislation on wage supplementation scheme, belonging to companies with more than 15 employees, a residual solidarity fund was created in June 2014 with operating rules defined by INPS.128

•
Implementing the D. L. no. 90/2014, the government has established that the beneficiaries of income supporting scheme can be invited to participate, on a voluntary basis, to works of social utility in favour of local community, as part of volunteer projects carried out jointly by third sector organisations and municipalities or local authorities who are committed to disseminate and

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125 Article 1, paragraph 107 of the Law no. 190/2014 established in the Ministry of Labour budget a special fund, with a €2.2 billion for 2015 and 2016 and €2 billion annually, beginning from 2017 to face the costs stemming from the implementation of reforming measures concerning the wage supplementation scheme (including the cassa integrazione in deroga), the employment services and active policies, the reorganisation of labour relations, of the inspections, of the reconciliation between working and life time, and of the care services; as well as to cover the costs arising from the implementation of measures encouraging the adoption of the new open ended contracts with increasing protections, in order to allow the relative reduction of direct and indirect costs'.
126 The extension of the treatment of mobility in derogation is fixed at five months for unemployed workers who have already benefited from the mobility schemes for at least three years (7 for those who have benefited for less than three years of mobility) for the year 2014 (allowing for additional 3 months in the South areas). For the years 2015 and 2016 the mobility exemption cannot be granted in for those who have benefited of wage supplementation schemes, even on a non-continuous basis, for at least three years, while in other cases it may be given for a maximum of 6 months (with an increase of two months in areas of the South), without the constraint of not exceeding the limit of 3 years and 4 months. From January 2017, the mobility treatment derogating the laws will no longer be granted.
127 Currently there are 12 funds, including: the State Railways, the Italian Post Office, Sector Credit, Handicraft Enterprises and Public Transport.
128 It is still possible the establishment of additional bilateral funds, thus avoiding the contribution to the residual fund. Compared to the total of 12.3 million workers, those who are currently without any income protection in constant employment are 2.6 million of employees, for which there is still a legal framework that allows the establishment of bilateral funds.

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implement the measures while ensuring the monitoring of results delivered by experimental projects. See Focus no. 53.

Youth Guarantee

•
The Youth Guarantee is a structural reform of the European Union, contained in a Council Recommendation of April 2013129, which is addressed to all Member States. The guarantee for youth is implemented over the period 2014 - 2015 through the Youth Employment Initiative (YEI), the ad hoc financial instrument of the EU budget, whose resources are devoted to Member States having youth unemployment rates higher than 25 per cent.

•
The operational plan for the implementation of the Guarantee in Italy targets young people NEET (Not in Education, Employment or Training) aged 15 to 29 years and it provides qualitatively valid measures of vocational guidance, education and training, apprenticeship, internship, job placement (even in the form of self-employment) and civil service, within 4 months from the first interview by the employment service centre.

•
In February 2015, the EU Commission proposed to increase from 1 to 30 per cent the rate of pre-financing for the Youth Employment Initiative, anticipating by one year €1 billion of resources that will go now to those countries that have already started assistance programmes for young people. Should this proposal be adopted by legislators, thanks to the higher pre-financing, Italy will receive €170 million since summer 2015 (instead of €5.6 million expected for 2015). As mentioned, the initiative reaches all European Regions where youth unemployment exceeds 25 per cent. All Italian Regions are eligible with the exception of Bolzano province.

•
To promote young people entering the labour market, the national implementation plan of the Youth Guarantee provides incentives to hiring companies. Reductions in the cost of labour for specific types of contract are provided so as to sustain economically the entrance and stabilisation in the labour market. The incentive is recognized for the assumptions made by May 1, 2014 until June 30, 2017. The amendment recently introduced130 allows for accumulating the occupational bonus related to the Youth Guarantee with other forms of incentives (economic or contributory), provided that the sum of all incentives do not exceed 50 per cent of the salary costs. Therefore, the Youth Guarantee employment bonus will be added to that provided by the 2015 Stability Law for the new hiring with open-ended contract, as well as any other measures to encourage the hiring of young people funded by Regions. See Focus no. 54.

•
Specific incentives for the activation of apprenticeships and internship contracts have been introduced by public regional notice131 or INPS. In particular, for the activation of apprenticeship contract related to qualification and professional degree (level I) the incentive is between €2,000 and €3,000, according to age. For the apprenticeship contract related to the

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129 European Council Recommendation of 22 April 2013 on establishing a Youth Guarantee (2013/C 120/01).
130 Directorial Decree of the Ministry of Labour no. 11 of 23 January 2015.
131 Regional web sites provide additional information on how to access to the incentives schemes.

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higher education and research (level III), the incentive for its activation is up to €6,000. Internship benefits from an allowance paid by Region (minimum €300, on the basis of regional laws) directly to the recipient or refunded to the company, which is accessed via regional public notice. In case the internship contract is transformed into a permanent one, a benefit ranging from €1,500 to €6,000 is recognized to companies, the payment of which is managed by INPS. For the professional apprenticeship only (or contratto di mestiere) it is possible to use the occupational bonus related to the Youth Guarantee.132
•
The EIB launched also in Italy the Plan 'Jobs for Youth' so as to promote youth employment by lending to SMEs (up to 250 employees), to the Mid-Cap (between 250 and 3,000 employees) and to innovative start-ups wishing to recruit young people. The credit line made available for the initiative amounts to €500 million. Companies must meet at least one of the following requirements: i) having at least one worker (3 for Mid-Cap) aged between 15 and 29 years in the six months before the loan application was submitted or to hire in the six next months; ii) providing vocational training programmes or internship to young people; iii) having signed a cooperation agreement with a technical school or college or university with the aim of hiring young people (for example during summer internships); iv) having an ownership structure in which the majority of share (over 50 per cent) is held by people under 29 years; v) being eligible under the provisions of Law no. 99/2013 on the promotion of youth employment.

•
At the beginning of April 2015133 the total number of users registered to the Youth Guarantee access points exceeded 491,000 units, on a basin estimated by the Ministry of Labour to be of 560,000 NEETs. Almost 245,000 young people were taken in charge by accredited services.

•
The implementation of measures related to the Youth Guarantee is managed in synergy between State and Regions, through the National Operational Programme called 'Youth Employment Initiative' (NOP YEI) approved by the European Commission and declined in Regional Implementation Plans (RIPs). Regions implement the RIPs through the dissemination of public tenders.

•
From December 2014 specific task forces became operational, formed by staff from the Ministry of Labour and Italia Lavoro, responsible for helping the Regions in delay in implementing the planned measures. The regional implementation programming intensified thanks to the use of the bonus for both the professional apprenticeship for both fixed-term contracts.

Measures to boost employment

•
As already mentioned, the 2015 Stability Law provided for the full deduction from the IRAP tax base of companies and professionals of the total cost for permanent employees. The deductions increase for female employees, for those under 35 and for workers in the Convergence Regions.

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132 Directorial Decree of the Ministry of Labour no. 11 of 23 January 2015.
133 Regular data updating is available online on the website of the initiative: http://www.garanziagiovani.gov.it/Monitoraggio/Pagine/default.aspx.

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The new hires with open-ended contract signed from 1 January 2015 and no later than 31 December 2015, are exempt from the payment of the social pension contributions by employers, with the exception of premiums and contributions due to INAIL, to the limit of €8,060 on an annual basis. The exemption is valid for a maximum period of thirty-six months. The benefit does not apply to apprenticeship contracts, to housekeeping jobs and in the agricultural sector.
•
The 2015 Stability Law grants to employers who hired until 31 December 2012 laid off workers which were enrolled in the list of mobility a contribution relief134 (namely, a fixed contribution rate for apprentices and, in general, a rate equal to 10 per cent for open-ended contracts over a period of 18 months, and for temporary recruitment over a period of 12 months) up to a maximum amount of €35.5 million.

•
It has been approved the implementation decree for granting a tax credit for the hiring of highly qualified profiles. The tax credit is equal to 35 per cent - with a maximum limit of €200,000 per year per company – on the cost incurred for the permanent hiring of: i) staff holding a PhD degree; ii) staff hold master's degree in engineering or science disciplines employed in research and development. The financial resources available for granting the tax credit are as follows: €25 million for new hiring in 2012; €33.2 million for 2013; €35.5 million for 2014 and the same amount for 2015.

•
As already mentioned, the occupational bonus related to the Youth Guarantee has been extended to apprenticeship contracts and fixed-term contracts (for which the sum of the extensions will be allowed for the attainment of the six months period useful to trigger the bonus). Moreover, it will make possible to cumulate the incentive with those provided in the 2015 Stability Law (three years de-contribution for new hiring using open-ended contract with increasing protections, and the IRAP deduction)135.

•
For the agricultural sector, employers can benefit from contributions exemption for newly hired employees with open-ended contract with increasing protections (with the exception of apprenticeship contracts) starting from 1 January 2015 (with reference to contracts signed no later than December 31, 2015), with the exception of workers who were permanent employees in 2014 and of temporary employees who are in the lists for a number of working days not inferior to 250 in relation to the calendar year 2014. The incentive is recognized by INPS on the basis of the chronological order of applications and within the resource limit amounting to €2 million by 2015, €15 million for the biennium 2016-2017, €11 million for 2018 and €2 million for 2019. This incentive scheme is subject to the monitoring of INPS.

•
From 1 January 2015 the social contribution benefits for recruiting workers unemployed from at least twenty-four months or suspended from the job and beneficiaries of the special wage supplementation schemes for the same

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134 As at art.8, par.2 and art.25, par.9, of Law no.223/1991.
135 Decree under registration at the Court of Auditors (January 2015).

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period, realized through an open-ended contract and starting from that period136, are abolished.
•
The 'PhD ITalents' project was launched by the Ministry of Education to facilitate the labour market entry of PhD graduates, thereby intensifying the relations between companies and universities. The project involves the selection of 136 young PhD graduates to enter, for a period not less than two years, companies strongly oriented to innovation and research. The total funding is €16.2 million.

•	In the Action Plan 'Campolibero'137, incentives for young people having a permanent or a minimum of three years-temporary contract are provided, with tax relief of 1/3 of gross salary over 18 months.
•
The Ministry of Agriculture and Forestry has established within the INPS a new tool called 'network of agricultural labour quality'138 with the aim of promoting the legality of agricultural enterprises. The goal is to provide certification that verifies the non-use of illegal labour force within the company. In perspective, this certification should ensure a fast-track to these firms entering the large distribution networks.

•
In 2014 a multi-year plan of work placement was concluded as implemented by Italia Lavoro, the technical agency of the Ministry of Labour. The project called 'Lavoro&Sviluppo 4', addressed to residents of the four Convergence Regions (Calabria, Campania, Apulia and Sicily), who, completed their compulsory schooling, are inactive or unemployed139. At the end of the implementation period, the percentage of hired people after the training provided by the project (even through geographical mobility) was equal to 56.4 per cent of subjects involved (in absolute terms: 3,551 of 6,916 training programmes concluded at national level).

Simplification of temporary contracts and apprenticeship

•
In order to simplify the access to fixed-term employment contracts and apprenticeship, the government140 has eliminated the need to indicate the reason of the contracts, and has allowed to extend the contract up to 5 times within 36 months; in addition, it was introduced a limit in the use of that type of contract, equal to 20 per cent of the permanent workers employed by the same employer. Simplified procedures for the identification of training programs for apprenticeship and for the training provided by public entities were introduced. Regarding stabilisation after apprenticeship, the obligations under existing legislation141 have been reduced, on the one hand by restricting the application of the rule to firms with more than 50 employees, and on the other by reducing to 20 per cent the stabilisation.

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136 Pursuant Article no. 8, paragraph 9 of Law no. 407/1990.
137 Decree law no. 91/2014.
138 Implementing Article no. 6 of Decree Law no. 91/2014 (containing the plan called 'Campolibero').
139 As defined by Legislative Decree no.181/2000.
140 Decree law no. 34/2014.
141 It was previously required a stabilization of 30 per cent of apprentices in companies with more than 10 employees.

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With regard to the simplification of the formation profiles, the Region shall communicate to the employer, within forty-five days of notification of the contract agreement, the methods of implementation of the public training, making use of the available employers' associations.
•
In order to simplify the access to the institute, several measures had already been arranged142: the compulsory individual training plan is required exclusively for the acquisition of technical and professional skills and expertise; the registration of the training and professional qualification must be made in a specific document, having the minimum contents of the citizen's training booklet; in the case of multi-located companies, it is foreseen compliance with regulations in force into the Region where the company has its registered office.

•	As already mentioned, the occupational bonus related to the Youth Guarantee is extended to contracts for professional apprenticeship. See Focus no. 54.
•
By implementing the enabling law on labour market reform, the government submitted in 20 February 2015 the draft of an organic and simplified code on labour contracts and the revision of the discipline of tasks. The draft proposal has been forwarded to the parliamentary committees for their opinion. The new discipline aims to simplify the first (diploma e la qualifica professionale) and third (alta formazione e ricerca) level apprenticeship reducing the costs for companies in using them, so as to promote these contracts in line with the rules on alternation between school and work.

Measures for the family and the fight against poverty

•
The 2015 Stability Law marked a clear turnaround compared to previous years in the financing of social policies. As reported in previous NRPs, the territorial branches of interventions and social services appeared in extreme suffering in recent years due to a reduction of the funds transferred from the State Budget and to uncertainty about the availability of future funds, when compared to measures designed to meet buffer for each year in the absence of stable transfers under current legislation. Instead, the 2015 Budget Law allocated structurally resources for social policies and for experimental measures to fight poverty and support families in needs.

•
The Fund for non-self-sufficient people has been brought to its all-time high (€400 million), but, most important, it has been made structural (though on a lower level - €250 million). In the past, indeed, necessary resources were found year to year.

•	Similarly, the allocation of the National Fund for Social Policies has been increased in the amount of €300 million per year from 2015.
•
With specific reference to services for children and kindergartens, the March decree on standard requirements143 ensures adequate support to local authorities that, starting from a particular disadvantage in offering

142 Decree Law no. 76/2013.
143 Presidential decree on the adoption of the methodological notes and standard requirements for municipalities in terms of public education, roads, transportation, land management and the environment, social sector and kinder gardens, finally approved in the meeting of Council of Ministers of 27 March 2015.

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kindergartens, realise new structures or increase places or hours of service. Specifically, it is expected that the needs for the service of nurseries are monitored and re-determination annually, rather than every three years (as done so far). The restatement will have to take into account the objectives of service introduced with the 2007-2013 National Strategic Framework within the Cohesion Policy.
•
From 1 January 2015 until 31 December 2017, an annual check of €960 for every new born is awarded. The so-called 'baby bonus' is paid monthly from the month of birth or adoption of the baby, and it is paid until the completion of the third year of age or the third year of entry into the household resulting from the adoption, provided that the household of the parent requesting the check has an ISEE not exceeding €25,000 per year. The allowance is doubled for the poorest families, identified as those having an ISEE less than €7,000. The check does not contribute to the formation of household income. The cost determined by this measure is evaluated in €3.6 billion for the period 2015-2020.

•
In order to contribute to the child rearing costs, €45 million for 2015 are destined to supporting families with several children through vouchers for purchasing goods and services. The contributions will go to households with four or more children and with an ISEE not exceeding €8,500 per year144.

•
The 2015 Stability Law145 sets up a fund for interventions in favour of the family of €112 million for 2015. These resources are intended primarily – to the extent of €100 million – to the relaunch of the plan for developing the territorial system of social and educational services for early childhood.

•	Since 2015, the Fund for family policies has been increased by €5 million so as to provide for international adoptions.
•
The 2015 Stability Law increased by €250 million per year as of 2015 the Fund allocated to the priority needs of the poorest through the so called 'social card'146. In 2014, the instrument has been extended to the EU citizens and foreigners and their families, as well as to foreigners holding an EC long-term residence permit.

•
The cross-checking of ISEE information, including data related to personal property, has been strengthened after having been heavily modified by the reform entered into force in January 1, 2015. Indeed, the 2014 Stability Law introduced the obligation for financial operators to communicate to the Revenue Agency the annual average value of inventory held in bank account or post office deposits. This data is used for the purpose of simplifying the obligations of citizens when filling the ISEE form, or when verifying the accuracy of reported data.

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144 A Prime Minister Decree to be issued will define the terms to access the benefit.
145 A Prime Minister Decree to be issued will define the mode of operation of the fund, in accordance with the Conference of State and Regions.
146 As foreseen by Article 81, par. 29 of Decree Law no. 112/2008.

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In March, the social services system information was set up147. This database, which collects information on what each beneficiary received from different levels of government as well as through tax expenditures, will significantly improve the planning, monitoring and evaluation of policies, as well as reduce significantly tax frauds.
•
As already mentioned, Law Decree no. 90/2014 introduced an experimental measure aiming at activating recipients of income assistance programs in searching a new job or in working for their local community. See Focus no. 53.

•
With the 'Housing Plan', interventions worth €1.8 billion are planned to address the housing emergency and, in particular, to: i) support the agreed rent under the so called canone concordato; ii) expand the housing supply; iii) develop social housing.

•
The allocations to the 'Fund for rents' are increased148 (for a total of €100 million in the 2014-2015 period) as well as those to the 'Fund for tenants in default to pay' (of a total of €226 million for the period 2014-2020). There is a plan, funded with €400 million, to recover over 12 thousand ex-IACP housings, and to ameliorate the energy, implant and static features of the properties. Additional €67.9 million were addressed to renovate additional 2,300 housing ex-IACP to be allocated to tenants mostly in needs.

•
The inter-ministerial decree establishing the warranty fund for the purchase of the first house was signed, through which the State becomes the guarantor of last resort, to a maximum of 50 per cent of the capital, for loans given for the purchase, restructuring and energy efficiency renovation of the first house. It was increased the allocation for the Fund of €200 million for each of the years 2014, 2015 and 2016, and expanded the range of beneficiaries.149

•
Finally, it has been promoted the supply of social housing for rented in densely-populated areas, conditional to the fact that the increased supply occurs without consuming new soil, enhancing energy efficiency and accelerating the use of real estate funds for social housing.

•
The 'Solidarity Fund for the purchase of the first home' confirms to be an effective instrument of welfare: between May 2013 and the end of June 2014, 17,278 are the recipient families who suspended for 18 months the payment of instalments, for an outstanding debt value of more than €1.6 billion. In the majority of cases (16,136) the reason for the suspension is the job loss.

•
The abovementioned Fund is additional to the mortgage moratorium agreed by the Italian Banking Association (ABI) and the consumer associations, carried forward since 2010, which allowed 100,000 families to suspend their instalments payment for a value of almost €11 billion of outstanding debt.

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147 Decree no. 206 of 16 December 2014, published in Official Gazette of 10 March 2015.
148 Decree Law no. 102/2013 allocated €100 million to the Fund for rent and €40 million to the Fund for arrears for the 2014-2015 period. Decree Law no. 47/2014 increased the funds.
149 The tenants of housing owned by the ex-IACP or bodies which have replaced it add to young couples or single-parent families with minor children and young people under the age of 35 with an atypical working contract.

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•
For the period 2014-2016 tax expenditures are foreseen in favour of conductors of social housing used as principal residence, who are eligible for a deduction equal to €900 (for income not exceeding €15,493) and €450 (for incomes not exceeding to 30,987).

•
The 2015 Stability Law provided for the establishment a €112 million fund, which increases the 2015 budget of the Fund for interventions in favour of families and devotes a share of resources equal to €12 million in 2015 in favour of the Fund for the distribution of food to people in needs.

•
The government adopted the three-year plan of positive actions within the PA organisational and working context for the pursuit of equal opportunities for the period 2014-2016.150 The document identifies areas of intervention and monitoring. The plan is in line with the three-year plan on Performance and Transparency and with the Parliament and Council Directive 2006/54/EC concerning the implementation of equal treatment between men and women in employment and working conditions.

Measures for the third sector

•
The 2015 Stability Law allocated €190 million for 2015 and 2016 and €190 million as of 2017 to the reform of the third sector, the social enterprise and of the discipline of the universal civil service.

•
It is incremented to €30,000 per year (from €2,065.83) the maximum limit of donations, for which it holds the right to receive an income tax deduction of 26 per cent and an IRES deduction within 2 per cent of business income, as made in favour of the NGOs, humanitarian, religious or secular151 entities operating in developing countries. The new rules are valid from the tax period following that in progress on 31 December 2014.

•
It was restored the VAT non-liability for the supplies of goods and related ancillary services carried out with respect to the Public Administration and the development cooperation organisations and doomed to be transported or shipped outside the European Union as humanitarian aids.

•
The discipline regarding the institute of the '5 per thousand' on the IRPEF income tax will be fully implemented by the tax year 2015, thus allocating to its purposes an annual expenditure of €500 million. The change is intended to introduce the provision of a Presidential Decree defining the terms of reporting on the sums received under the '5 per thousand' regime, as well as the criteria for the publication on the website of each providing administration relative to the lists of persons to whom the contribution was given and its accounting. Penalties to beneficiaries are also introduced for not meeting the obligations on publication and accountability.

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150 Ministerial Decree of the Ministry of Labour of 15 July 2014.
151 Entities recognized by decree of the President of the Council of Ministers in countries outside the Organisation for Economic Cooperation and Development (OECD).

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Education

CSR NO. 6. Implement the National System for Evaluation of Schools to improve school outcomes in turn and reduce rates of early school leaving. Increase the use of work-based learning in upper secondary vocational education and training and strengthen vocationally-oriented tertiary education. Create a national register of qualifications to ensure wide recognition of skills. Ensure that public funding better rewards the quality of higher education and research.

School system reform

•
The 'Buona Scuola' plan was presented by the government in September 2014 and submitted to public consultation from September 25th to November 15th. The plan has the following objectives: i) improving student's skills with flexibility in programmes, school inclusion and integration; ii) strengthening functional teams and educational programmes; iii) transforming school principals in educational leaders with appropriate tools and staff to improve educational programmes; iv) reforming joint supervisory bodies to increase effectiveness and representativeness; v) mandatory work-school rotation programme for the last three years of high school; vi) modernising school buildings through public bids for the construction of highly innovative schools, create a transparent registry of school buildings and new resources and simplified and faster procedures to build new buildings; vii) create a new national plan to improve teachers training and students skills; viii) administrative simplification; ix) extraordinary recruitment plan for teachers to guarantee stability and eliminate the long-standing problem of temporary teaching staff.

•
In March 2015, the government presented to Parliament (A.C.2994) the Draft Law on reform of the school system ('La Buona Scuola'). The reform draws up a new model of school in order to give full implementation to the principle of school autonomy. See Focus no. 55.

•
The Draft Law 'La Buona Scuola' entrusts the government to legislate on: i) reorganisation of the national system of education and training; ii) autonomy and managerial skills in the school, both organisational and administrative; iii) teaching qualification and method for recruiting teaching staff; iv) recruitment, training and assessment of the school administrator; v) right to education and training for students with disabilities and special educational needs; vi) governance of the school and of the joint supervisory bodies; vii) professional education; viii) Higher Technical Institutes model (ITS - Istituti Tecnici Superiori); ix) creation of an integrated system of education for children between 0-6 years; x) definition of minimum levels for rights to education; xi) digital tools for teaching available at school; xii) schools abroad; xiii) student assessment and final exams.

•
The 2015 Stability Law has allocated further resources for education, through the Fund for the realisation of the 'La Buona Scuola' Plan. Allocated resources amount to €1 billion for 2015 and €3 billion from 2016. The Fund is mainly targeted to the realisation of an extraordinary recruitment plan and for work-school alternation programme. Nevertheless, the Fund will finance the strengthening of didactics and continuity in instruction, the implementation of school autonomy and the training of teachers and school principals.

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The 'Buona Scuola' Plan is recognised to be a strategic project by the EU-EIB Task Force on Investments (EFSI).

Further measures for the school system

•
In September 2014 the OECD Report 'Education at a Glance' on the state of education around the world for 2014 was published. As for Italy, the difficulties in finding jobs faced by young people could compromise the investment in education. Measures proposed by the government try to overcome the mismatch between school and labour market and to make the education system more efficient and qualifying. See Focus no. 56.

•
The Ministry of Education, University and Research (MIUR) encourage two projects to improve teachers and students skills. The first one Cantiere #1, 'Docenti' dealt with training, recruitment and enhancement of the competence for teachers. The second one Cantiere #2, 'Competenze per Made in Italy' dealt with the skills needed to prepare students for the labour market. The outcome of this work resulted in drafting the 'Buona Scuola' Plan. The Plan was on public consultation and in March 2015 became a Draft Law. See Focus no. 57.

•
To relaunch special institutes for advanced education in the arts, music and voice training additional measures are planned, first of all the publication of the report 'Chiamata alle Arti'. See Focus no. 58.

•
To promote the protection of cultural heritage among Italian students through competitions, work-school rotation, projects and school trips, a Memorandum of Understanding between the MIUR and MiBACT was signed. The three-year period memorandum includes as one of its main points, a national project of work-school rotation for high school students. These activities will earn school credits and allow students to focus on the skills required in their field of study. Training courses for teachers and students competitions dedicated to promote the Italian artistic heritage will be promoted. Particular attention will be given to students with disabilities to stimulate their ability to fruition of cultural heritage, through teacher training and appropriate teaching tools. Furthermore, in order to provide training closer to the needs of the labour market for students in the protection and enhancement of the landscape and cultural fields, in March 19, 2015 the Memorandum of Understanding between the MIUR and the MIBACT was signed. The agreement aims to train a new generation of researchers in the sector, by the training network of universities and research bodies and the institutions linked to MIBACT. For this purpose incentives will be given to students for practical experiences in the MIBACT structures and international trade will be promoted. In the meantime synergies between museums and universities for PhD and Master's students will be encouraged.

•
In the school year 2014-2015 the adoption of the books becomes optional152. Teachers can choose alternative tools as well, provided they are consistent with the spending limits established by law and with existing programmes. Schools can arrange their own digital learning materials. Within May 2015 will

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 152 To implement the provisions contained in the Decree Law no. 104/2013.

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be adopted specific guidelines to define the modalities and procedures for the self-production of teaching materials.
•
In the school year 2015-2016, a mixture of paper and digital books and/or completely digital books may be used. In order both to save money for families and give the opportunity to teacher to adopt new books, reductions in spending caps for the first classes of I and II degree secondary school and for the third classes are provided. Reductions amount to 10 per cent if the books used are a mix of paper and digital texts and 30 per cent if books used are entirely digital.

•	By Ministerial Decree of MIUR July 14, 2014 has been allocated €103 million for the school year 2014-2015 to purchase free books to the students in primary and upper secondary schools most in needs.
•
A National Observatory for the intercultural integration of foreign students was set up, with the aim of identifying solutions to effectively adjust school integration policies facing an increasingly multicultural society in constant change153. In particular, the Observatory will promote and suggest educational policies for the integration of students without Italian citizenship and verify their implementation (also by monitoring), encouraging inter-institutional agreements and foster experimentation and innovation in teaching. The Observatory can also formulate opinions and proposals on MIUR regulatory and administrative initiatives.

The assessment of the school system

•
At the end of the school year 2013-2014, INVALSI collected data on the learning of students in II and V classes of the primary school, in I and III classes of secondary school (national examination) and in II class of high school by means of standardised tests. Data contained in the Report confirms relevant regional differences which tend to get worse with increasing levels of education. Unlike previous survey, in primary schools minor regional differences are recorded, while discrepancies become increasingly apparent in the transition to secondary school and even more entering the high school. The wider gap between the northern areas and the rest of Italy is registered in the technical education.

•
With the support of the Ministry of Education, Universities and Research (MIUR) and the assistance of the National Institute for Evaluation of the Education System (INVALSI), each school will prepare a self-assessment report using a standard format made available on the MIUR's online platform called 'Scuole in Chiaro' (transparent schools). The report, which is due by July 2015, will contain information about each school's resources, learning outcomes and processes, as well as any target for improvement.

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153 In the school year 2013-2014, pupils without Italian citizenship but born in the country represent 51.7 per cent of all the students with migrant parents. The most represented foreign countries are: Romania, Albania, Morocco, China, the Philippines, Moldova, India, Ukraine and Peru. The Region which hosts the highest number of students without Italian citizenship is Lombardy, with 197,102 admissions. The highest incidence of students without Italian citizenship is, however, recorded in Emilia Romagna with 15.3 per cent of the total of students. Lombardy and Umbria follow with 14 per cent. Most of foreign students attend public schools and in particular professional and technical institutes.

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Offered in an accessible format, the report will also serve as a precious tool for families to be informed of the school's plans on education.
•
When implementing their improvement plans, the schools may also take advantage of the assistance provided by the National Institute of Educational Research, Documentation and Innovation (INDIRE). At the end of the three-year period (2016/2017 academic year), the schools will publish a report on achieved progresses vis-à-vis the planned objectives.

•	As from the 2015/2016 academic year, valuation teams made up of ministerial inspectors and sectorial experts will visit up to 10 per cent of schools each year during the entire three-year programme.
•
While setting up the National Evaluation System (SNV) and the Self-Assessment Report and the Improvement Plan for each school, the evaluation of school principals is also implemented and additional resources will be allocated to reward teachers' merits. The task of MIUR is to define the indicators for evaluation of school principals. The principals, appointed every three years, will receive targets identified by the Regional Education Office on the basis of the SNV data, on their organisational skills and enhancement of the teaching staff. The achievement of these targets will be subject to periodic evaluation also to quantify part of their salary.

School buildings

•
The government's measures on education has led to a great investment on school, for the safety and the modernization of existing schools and the creation of new schools suitable for teaching innovation.

•
Some €2 billion have been allocated to make schools safer, with measures related to safety measures, energy efficiency, earthquake-resistance features, construction of new schools, and to revive the construction industry through a reallocation of resources not used. More than 400 measures have already been implemented and 200 are being completed with the resources made available by the 'Fare' Decree.

•
On June, 30 2014 by reprogramming Development and Cohesion Funds, the CIPE has allocated €400 million to interventions for the safety and practicability of schools (#scuolesicure). Investments for about €160,000 are made with a total of 2,328 interventions. The award will take place with facilitated process so as to allow for a rapid start of the works. 376 other interventions, also listed by the 'Fare' Decree, will be funded with rebates auction.

•
For supporting minor maintenance, decoration and functional restoration resources for €150 million in 2014 and €130 million in 2015 were made available (#scuolebelle). The measure applies to 10,160 schools. Since July 2014, the full list of schools at first concerned with minor maintenance works was made available online, for a total of nearly 8,000 interventions (as of 31 October 2014).

•
The Stability Pact has been unlocked for 404 sites under work in progress or just started for a value of €244 million, with projects worth on average one million, thus generating about €400 million of total value (#scuolenuove). In March 2014 an open letter was sent to the mayors asking

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to signal the priorities of intervention in school building. In the first phase 4,400 mayors joined the initiative. The mayors who reported immediately feasible interventions were fully funded and will receive due communication to unlock their Stability Pact for the year 2014 and 2015.
•
In July 2014, the government added to the four categories of beneficiaries of the existing quota of eight per thousand, a fifth category consisting of 'renovation, improvement, safety, seismic strengthening and energy efficiency of buildings owned by public entities and used as schools' (for more details see CSR no. 2 on tax reforms).

•
Article 10 of the Decree Law no. 104/2013 approved the stipulation of mortgages with amortization charges paid by the State to support actions for safety, construction and renovation of school buildings. Regions proceed to stipulate loans with the EIB directly or through Cassa Depositi e Prestiti or other financial intermediaries, whose rate of depreciation will be entirely borne by the State. Beneficiaries of the loans will be local authorities in the quality of property owners. The total funding at national level will reach about €800 million with instalments amounting to €40 million charged to the State. This operation is expected to finance from 3,000 to 4,000 interventions.

•	The draft bill 'La buona scuola' introduced significant measures both in terms of planning and financial interventions. In particular:
▪
the launch of an ideas competition on design solutions which may be innovative from the point of view of architecture, systems, technology and energy efficiency and featuring new learning environments, in order to promote a constant use of modern technology in the construction of new schools. For this purpose €300 million have been allocated by INAIL whose rents are paid by the State. This will allow the construction of 60 new schools;

▪
the strengthening of the role and functions assigned to the Observatory for school buildings. The Observatory will be integrated by representatives of the Structure of mission for coordination and implementation of requalification of school buildings established at the Prime Minister Cabinet, which also holds strategic and planning functions on school buildings issues;

▪
the creation of a single national program for interventions in the area of school buildings (Article 19, par. 2) which will be primarily used for funding the so called 'EIB loans' and which will subsequently receive all the resources allocated for the implementation of measures in the field of school buildings, including the State-run share of 'eight per thousand';

▪
the recovery of resources allocated to old procedures undertaken for school building projects in order to reassign them to planned interventions in the single national program (Article 19, par. 3). These resources come from Law No. 23/1996 with additional resources from provisional plans of the Ministry of Infrastructure and Transport devoted to school buildings;

▪	the performance of diagnostic tests aimed at preventing the collapse of the garrets in school buildings (Article 20). For this purpose €40 million

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have been allocated so as to intervene on about 8,000 schools identified primarily on the basis of obsolescence.
•
Additional resources for school buildings have been assigned by real estate funds to local authorities beneficiaries. Due to unlocked sums it will be possible to regenerate obsolete facilities or build new buildings equipped with the latest security standards and with new learning spaces models. Resources will come from the promotion by local authorities of the Real Estate Fund, on an experimental basis. Thanks to the synergy between public and private resources and the enhancement of old properties, this instrument will renew the school estate. With this aim, the Municipality of Bologna has currently committed about €5 million in the construction of new school buildings.

•	Data entry on the Registry of school has been made for 13 Regions and by 30 June 2015 it will be completed for the remaining Regions.

Professional training

•
The draft bill 'La buona Scuola' includes among its primary objectives the strengthening of the work-school alternation. In particular, the number of hours dedicated to activities of work-school rotation will be brought to 400 hours per year in the last three years of technical and professional institutes and to 200 in the high schools (liceum). The work experience can be done both in companies and government agencies. Therefore a fund of €100 million per year will be operational from 2016.

•
In February 2015, the government presented a legislative decree containing the simplification of various labour contracts, now under revision at the Parliamentary Commissions for their opinion. The legislative decree contains measures to simplify the Level-1 apprenticeship (for high school and professional qualification) and the Level-3 apprenticeship (higher learning and research), in order to favour work-school alternance programmes, as provided by the 'Buona Scuola' plan.

•
An on-the-job apprenticeship trial system has been introduced for students in the fourth and fifth years of upper secondary school154. Alongside their class attendance, the students are involved in on-the-job training (for at least 30 per cent of the total hours of class time155) with the assistance of corporate tutors.

•
In August 2014, the Joint Conference approved an agreement regarding the definition of criteria for the national monitoring of learning outcomes from technical institutes. The agreement provides for the creation of a national database of technical institutes, an annual monitoring and their financing based on performance vis-à-vis the monitoring indicators.

•
The system for the monitoring and evaluation of the training programmes was presented in September 2014 in relation to the planning of educational and training programmes carried out by higher technical institutes (HTI). The means were defined for applying the performance and results indicators in order to be able to access additional financing. Thus, a system has been

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154 Inter-ministerial decree no. 473/2014.
155 In several sectors up to 50 per cent.

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created for rewarding the top performing HTI which accompanied their students to successfully and permanently move into business.
•
The HTI system has reached significant numbers thus underscoring their strategic importance: 74 HTIs, including 10 recently set up in affiliation with 251 scholastic institutions, 510 businesses/business associations, 125 universities/research centres, 208 training entities, and 153 local entities. Some 231 course programmes were attended by some 4,800 students as of 31 December 2013, whereas another 100 programmes and 2,000 students were added in 2014. A sample of 68 programmes completed with 1,214 graduates shows that 64.66 per cent of the students had already found employment. The national financing as of 2014 amounted to approximately €75 million. See Focus No. 59.

National directory of qualifications

•
In 2013, the right to life-long learning and skills certification was introduced to ensure that training would be more pertinent and of more utility in relation to professional requirements in Italy and in the EU156. The decree reorganises into a unified framework a series of existing practices (for example, certification at the end of formal study and training programmes of any level, grade, or territory), and new practices (for example, validation of learning experiences within the framework of one's personal life). See Focus no. 60.

•
The operational administration of skills certification within the framework of regional professional training systems is one of the ex ante conditions for the start-up of the European Development Fund Operational Programmes for the 2014-2020 period. As a result of the technical work involving the Ministry of Labour and Social Policies, the Ministry of Education, Universities and Research, Regions and Autonomous Provinces, in State-Regions Conference of 22 January 2015 an agreement was approved to defines an operational framework for the national accreditation of regional qualifications[2]. The provision defines a first set of operational and applications references with regards to both the forming national directory and the framework of minimum standards for the activities to validate and certify skills, marking a substantial progress for the implementation of the National System of Certification of Competence in the legislative decree 13/2013.

•
In February 2015, 13 Regions had their own regional directory of qualifications, 3 Regions and autonomous provinces were developing their legislation and 2 Regions had not yet embarked on the project. At the same time, 8 Regions had outlined the regulatory framework for the regional system of skills certification, 10 Regions and autonomous provinces were developing their frameworks and the remaining 3 Regions and autonomous provinces had not yet started defining the certification system.

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156 Legislative Decree no. 13/2013, implementing Law no. 92/2012, and adopted under the proposal of the Ministry of Labour and the Ministry of Education.
          [2] Agreement on the draft inter-ministerial decree concerning the definition of an operational framework for the national recognition of regional qualifications and related skills, as part of the national register of educational and training certifications and of professional qualifications as contained in Article 8 of Legislative Decree no. 13 of 16 January 2013 (Register Acts no. 8/CSR of 22 January 2015).

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The technical committee responsible for defining the directory of professions (made up of representatives of the Ministry of Labour and Social Policies, the MIUR, Regions, businesses and unions) is following the same method as that used for the apprenticeship profiles defined in national collective bargaining agreements.
•
Finally, as part of the preparation of the national plan for reforming professions (as provided by the exercise of transparency under the EU directive of about professional qualifications), the Ministry of Labour and Social Policies and the Prime Minister's Office have worked together for the purpose of linking the professions identified at a State level with the professional activities existing in the various national registries.

Public financing of schools, universities and research

•
A properly functioning performance-based system within the university represents a pivotal aspect of true autonomy. The system for distributing resources adopted during 2014 has already led to direct allocation (bonus portion of 18 per cent to be distributed by considering both i) the assessment of research and recruitment - 2004-2010 Research Quality Assessment done by the National Agency for Assessment of Universities (ANVUR) - and ii) the international reach of the universities, with particular attention to participation in the Erasmus student transfers programme) and indirect allocation (standard cost of 20 per cent of the basic portion of the Ordinary Financing Fund for public and non-public universities). As such, almost one-half of the ordinary financing of universities is based on incentives.

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Similar procedures apply with respect to the Ordinary Fund for Research Entities, which provides for distribution of approximately 8 per cent of the resources based on the results of the Research Quality Assessment and specific innovative projects. Likewise, a 2013-2015 three-year plan with significant merit-based characteristics was developed with respect to the presented universities' competitive plans. With reference to the Ordinary Financing Fund, consideration has been given to the universities situated in economically depressed areas, with safeguard clauses that establish a maximum ceiling for reduction of the funds equal to 3.5 per cent, versus 5 per cent for 2013 and, at the same time, corrective factors have been introduced for the computation of standard costs. With reference to Article 8 of Legislative Decree No. 49 of 29 March 2012, and with a view towards considering the different economic and territorial frameworks within which the universities operate, the standard cost per student in each university has been grossed up by an equalizing amount (identical for all universities within the same region), that is benchmarked to the varying payment capacity per student of the Region where the university is headquartered, on the basis of average household income (net of imputed rents) as reported by ISTAT. In any case, no university will go below 2.7 per cent.

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The decree of the Minister of Education, Universities and Research also appropriates €8.5 million to attract Italian and foreign researchers working abroad through a 'direct call' plan and 'Montalcini' grants (similar measure for the call for 'extraordinary merit' on the part of Public Research Entities,

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which, according to Article 13 of Legislative Decree no. 213/2009, has been consolidated within the Ordinary Fund for Research Entities). Article 11 of Law No. 240/2010 also provides for a fund of €15.7 million to support universities that were formerly hospitals directly managed universities.
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With a view toward increasing the performance-based portion of the Ordinary Fund for Universities, additional resources of €150 million per year will be stabilised within the Ordinary Financing Fund as from 2015, and will therefore structurally correct the 'cuts' provided by Laws no. 126 and no. 133 of 2008. As such, at least 50 per cent of the Fund for Investments in the Scientific and Technological Research must be earmarked for financing of research projects of national interest presented by the universities. At the same time, university colleges will receive €12 million for the 2015–2017 period.

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The Ordinary Fund for Research Entities for 2014 contains an initial selection of international projects that refer to the forthcoming National Plan for Research Infrastructure, which is part of the new National Research Plan for 2014-2016. The latter plan is aimed at bringing Italy's research in line with European standards, with an increasing emphasis on human capital, the Regions of Southern Italy, infrastructure and public/private partnerships.

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Italy's university and research system also needs to be made more international in order to align it with the best international practices and to make Italy more attractive to students, teachers and researchers coming from abroad. The actions need to be aimed at making the university system more appealing to the many Italians with international experience, including them as visiting professors and within of the educational structures of universities. As part of this objective, an extraordinary three-year appropriation of €5 million has been made for incentives to attract young researchers to the university system, with the funds to be allocated according to the bonuses made available to universities for type-B researchers; along with this provision, the Stability Law has measures for making available 100 per cent of the resources to be freed up following the termination of the use of type-A researchers, in addition to the ordinary hiring practices. In the case of private schools with public school accreditation, the 2014 Stability Law has ensured financing of €200 million starting from 2015.

•	For information about the incentives for student transfers, see Focus No. 61.
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In July 2014, the Ministry of Education, Universities and Research finalised a tender to make available €3.7 million for subsidies to support the development of scientific initiatives. This funding will go toward i) the creation of new institutes and city areas that can serve as centres for science and technology, and ii) incentives for training and professional education needed for museum management. In particular, the institutes will need to promote contact between the world research, universities and students, in order to make students concretely aware of the key role of science and technology in daily life and to generate student interest in scientific studies. The measure also provides for reinforcing lab activity and developing research and experimentation with the use of the best methods so as to make the study of science most effective, with particular attention to the use of new technologies. Three blocks of financing are contemplated: i) €1.3 million for

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annual school projects whose value ranges from €20,000 to €50,000, with the subsidy equal to 100 per cent of the costs deemed admissible; ii) €700,000 as annual subsidies for entities other than scholastic institutions, whose projects range in value from €20,000 to €100,000, with the subsidy equal to 80 per cent of the costs deemed admissible; iii) €1.7 million for public/private partnership agreements whose total cost ranges from €200,000 to €1.0 million, with the subsidy equal to 80 per cent of the costs deemed admissible.

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The new Fund for Sustainable Growth (resources of €300 million) is to be used for promoting broader based innovation, with subsidies going toward small and medium-sized R&D projects in technological sectors identified in the Horizon 2020 programme. 271 businesses will benefit, for over 525 million of investments. The subsidies will be applied to R&D projects with a value of between €800,000 and €3 million and consist of low-rate financing for a percentage of the total admissible expenditures (70 per cent for small businesses, 60 per cent for medium-sized businesses and 50 per cent for large businesses), with an interest rate equal to 20 per cent of the reference rate in effect as of the date on which the financing is granted, based on what established by the European Commission. In any event, the subsidised rate cannot be less than 0.8 per cent157.

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The Ministry of the Economy and Finance and the EIB have signed an agreement to initiate R&D projects for both Small and Medium Enterprises (SMEs) and Mid-Cap businesses and a master agreement to support the design and construction of infrastructures, to promote credit available to university students and to encourage youth employment. The first initiative, launched by Ministry of Economic Development and Ministry of the Economy and Finance, entails the use of €100 million of the Central Guarantee Fund for SMEs for covering the risks of initial losses on industrial innovation projects of SMEs and Mid-Cap. As a result of such funding, the EIB will activate a €500 million loan portfolio

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The second initiative is a master agreement for working relationship to achieve the objective of increasing the resources for financing new investments. The working relationship is based on three key aspects: i) identifying projects for the design and development of infrastructures and jointly analysing the most appropriate ways to finance the works; ii) identifying projects in various areas supported by EU structural funds to which EIB resources can be added: SMEs, youth employment, the right to study, infrastructures (particularly in Southern Italy), digital agenda, research and development, energy efficiency and sustainable development; and iii) supplying technical assistance to the entities that plan the use of EU structural funds for the 2014-2020 cycle so as to optimise the use of these resources in combination with EIB funds.

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In October 2014, the Ministry of Education, Universities and Research158 approved a tender for granting subsidies (€3 million per 2014 and €5.5 million for the years of 2015 and 2016) for the running of private entities that carry

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157 The Ministerial Decree setting the terms and the conditions for presenting applications was approved on 24 July 2014.
158 Managerial Decree no. 3057 of 13 October 2014.

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out research. Applications for funding will be accepted from research entities that have obtained the status of legal person at least three years previously and that carry out research aimed at expanding cultural, scientific, and technical knowledge not connected to specific and immediate industrial or commercial objectives and also realised through post-graduate training specifically intended for research. The subsidies can cover 80 per cent of the operating costs admitted for financing and, in any case, no less than €50,000 and no more than €300,000 per project.
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A project known as 'PhD ITalents' has been inaugurated to allow highly qualified individuals to enter the business world and to pave the way to stronger relationships between businesses and universities. The project provides for the selection of 136 young PhDs to be placed in highly innovative and research-oriented companies for a period of no less than two years. The total financing amounts to €16.2 million, inclusive of €11 million appropriated by the Ministry of Education, Universities and Research through the Special Supplemental Fund for Research, with the remainder of the balance coming from the private sector. The project will draw on the most significant business experience in Italy with respect to the strategically important sectors identified by the National Research Plan: energy, agro-food, cultural heritage, sustainable mobility, healthcare and life science. With the monitoring and the assessment of the entire process, it may be possible to extend the project to a greater number of beneficiaries.

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For other public measures in the field of research, see: CSR no. 4 in relation to public instruments to support businesses and access to credit; CSR no. 2 about fiscal benefits in favour of R&D expenditure; CSR no. 5 regarding the hiring of highly qualified workers.

Simplification and competition

CSR NO. 7. Approve the pending legislation or other equivalent measures aimed at simplifying the regulatory environment for businesses and citizens and address implementation gaps in existing legislation. Foster market opening and remove remaining barriers to, and restrictions on, competition in the professional and local public services, insurance, fuel distribution, retail and postal services sectors. Enhance the efficiency of public procurement, especially by streamlining procedures including through the better use of e-procurement, rationalising the central purchasing bodies and securing the proper application of pre- and post-award rules. In local public services, rigorously implement the legislation providing for the rectification of contracts that do not comply with.

Simplifications for businesses and citizens

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Following a public consultation159 - started to involve citizens and businesses in identifying administrative procedures to be simplified - the government has reinforced its action to eliminate bureaucratic constraints and reduce administrative costs.

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159 Public consultation about '100 procedures to be simplified'.

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The first measure as a follow-up to public consultation regards healthcare services, with the simplification of procedures for the prescription of medicines for the treatment of chronic illnesses160. Other simplifications on the subject of healthcare regard procedures for ascertaining disability.

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Other simplification measures in the healthcare sector were introduced with Decree-Law No. 90/2014. Italy is preparing to convert from paper-based to electronic prescriptions for pharmaceuticals. In advance of this changeover, the attending physician may prescribe up to six prescriptions of medicine per order161. The obligation for physicians to take out insurance that went into effect on 14 August 2014 does not apply to physicians who are full-time employees of the NHS; measures have been introduced to create a fund to support healthcare professionals in the payment of insurance premiums, in particular in cases in which the premiums are of a significant amount owing to the considerable level of risk involved in the professional activity carried out. Procedures for issuing the authorisations needed for opening healthcare facilities have also been simplified.

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In the construction sector (which the public consultation processes indicated to be one of the most affected by an excessive bureaucratic burden), single and simplified forms for the Certified Reporting of the Start-up of Activity (SCIA) and construction permits have been approved through an agreement between the government, regions and local entities162. Where necessary, the single form can be adjusted to the specific situation of regional laws and regulations, and it will substitute all of the numerous forms used until now. The single form will facilitate the digitalisation of procedures.

•
The Simplification Agenda for 2015—2017 was adopted, as part of the reform of the PA163 in 2014. The document contains the guidelines agreed by the State, regions and local entities, and the focus on timeline of the related activities to ensure the actual achievement of the simplification objectives, to reduce the costs and time on the part of citizens and businesses for their compliance with administrative requirements, and to ensure certainty to citizens and business activities.

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The Agenda focuses on five strategic areas: digital citizenship, welfare and healthcare, taxation, constructions and business. Actions, responsibilities, deadlines and expected results have been outlined for each of these areas. See Focus No. 62.

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Additional progress in the simplification of procedures will also come from the digital transformation of the PA, and in particular, for the public system for managing the digital identity of citizens and businesses (SPID)164. The characteristics, timing and means with which the public administrations and

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160 Measure included in Decree Law no. 90/2014. The persons who must take the same medicine for long periods will no longer have to get their prescriptions filled by their physician every two months, but only twice a year.
161 The medicines prescribed must be used by the patient for at least six months and the term for the prescription cannot exceed 180 days of treatment.
162 This measure provides for implementing the agreement between the government, regions and municipalities for the reform of the PA and simplification.
163 Decree Law no. 90/2014.
164 Set up with the Decree Law no. 69/2013 and initiated by the Italian Digital Agency.

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businesses will adopt SPID have already been defined165. With the new regulations, the PA must use only the digital identity of citizens and businesses, the electronic ID card, and National Services Card for the online identification and authentication of users of electronic services, with the use of any other forms of identification and authentication expressly prohibited. The SPID can increase the public's confidence in online services and electronic payments, while also working to prevent identity theft. The plan for implementation of the SPID system provides for the testing of some services from April 2015.
•
The measures that directly impact businesses include the introduction of the online real-time acquisition of the single document of regular insurance pay (DURC), reduced times for tender offers, and acceleration of the payments by the PA166. The verification of the regularity of social contributions paid to INPS and INAIL must occur exclusively online, on a real-time basis, through a query of files that has a validity of 120 days as from the date of procurement.

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The formalities for complying with security in workplace have been simplified for sectors with a low risk of accidents and work-related illnesses (as identified on the basis of objective criteria and parameters taken from accident indices prepared by INAIL). In April 2014, standard forms were approved for the filing of the preliminary notification through the single information point (together with the request for or report of the start-up of productive activity), with the single information point to transmit the notification to the oversight authority.

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Other measures with an effect on the simplification of procedures are provided as part of the annual law for competition, in particular in relation to the establishment of simplified limited-liability companies without the involvement of a notary, and the digital signature for various acts. See Focus No. 63.

Simplifications in the construction sector

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The initial provisions consequent to the adoption of the Agenda have been made operative in the construction sector: the joint conference approved simplified standard forms for the communication of the start-up of work and the certified communication of the start-up of construction works not subject to any permits or authorisations167.

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The forms, adapted for the changes introduced by the 'Sblocca Italia' decree, have been prepared (including with the input of business associations and professional orders) so as to ensure the utmost simplification of the compliance formalities for citizens and businesses. The regions and

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165 With the Prime Minister Decree of 24 October 2014, implementing Decree Law no. 69/2013
166 Decree Law no. 34/2014, Article 4.
167 The new certified communication form combines and streamlines those in use in 8,000 Italian municipalities. In the case of extraordinary maintenance of buildings that does not regard structural parts, only a basic communication filled out by the applicant and certified by a professional is sufficient. The form for the communication of the start-up of work may be used for several specific projects, such as temporary works, the installation of solar or photovoltaic panels and the pavement surrounding buildings.

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municipalities must comply within 60 days and the changes made to the forms will be monitored and published online168.
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Another measure contemplates that the programme agreement between the Ministry involved and the municipality will constitute a zoning variance, so as to provide the go-ahead for works to reclaim and enhance State-owned properties that are currently unused (buildings or land areas).

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The issuance of landscape authorisations has been simplified. The landscape authorisation becomes effective as of the same date on which the building permit, if needed, becomes effective for the realization of the work. In addition, the issuance of the landscape authorisation is to occur according to an established timetable: in the case in cui the superintendent does not render an opinion within 60 days, the administration involved will go ahead and issue the authorisation. Provisions have also been made to simplify the realisation of small-scale projects, namely, those projects for which a landscape authorisation is either not required or is to be issued with a simplified procedure: a special decree will expressly outline the types of exempt projects, and will pinpoint and expand the types of projects subject to the simplified procedure, which will be further fine-tuned169.

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Finally, simplification measures are also provided within the legislative bill referring to the reorganisation of the PA, in particular in relation to: i) the regulation of the Services Conference; ii) the use of tacit consent in the public administrations; iii) the identification of the procedures subject to the SCIA or tacit consent; iv) the limits on the power of the PA's self-defence; and v) single codes for the simplification of legislation about public employment, equity investments held by public entities and local public services.

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The civil-law and fiscal regulations pertaining to Listed Property Investment Companies (SIIQ) have been aligned with those in effect for other jurisdictions, in order to promote the use of an instrument barely used to date that is essential for attracting investments in the real estate sector.

Simplifications in the environmental sector

•	The government has placed a special emphasis on environmental matters170 with urgent provisions for the protection of the environment, including through the simplification of certain proceedings.
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More rapid and simple procedures have been provided against hydrogeological instability, with the presidents of the regions designated as extraordinary commissioners responsible for mitigating hydrogeological risk in their respective territories, and administering the special accounts in relation thereto. This delegation is aimed at the rapid realisation of urgent and priority projects to mitigate hydrogeological risk; the related works were to be commissioned by 31 December 2014 (as provided by the 2014 Stability Law), or the regions would lose state financing.

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168 On the websites: www.funzionepubblica.it, www.regioni.it and www.anci.it.
169 Article 12, Paragraph 2, Decree Law no. 83/2014 (converted by Law no. 106/2014) as supplemented by Article 25, Paragraph 2 of Decree Law no. 133/2014 (converted by Law no. 164/2014).
170 Decree Law no. 91/2014.

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Simplified procedures have been adopted for cleaning up and securing contaminated site and recovering waste materials. Urgent measures were also unveiled to simplify the system for tracking waste materials, so as to respect all of the criteria for safeguarding human health and the environment.
•
Actions were also taken to improve the transparency and the operations of the technical commissions verifying the environmental impact of various types of projects, thereby accommodating the need to curb public spending and the need to simplify the procedures of the technical commissions171.

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The rules for earth and rock excavation were simplified so as to make their management easier; the levels of security required cannot exceed the minimums set at an EU level for planning of public works.

Simplifications in the cultural and tourism sectors

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The proceedings for the reproduction of arts and cultural documents and the consultation of archives have also been made less complex. More specifically, the number of cases for which no reproduction fee is required has been expanded. The documents of judicial and administrative bodies housed at the archives of the State will become available for consultation after 30 years, instead of the previous 40-year period. Documents filed before 30 years are available for unrestricted consultation.

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The start-up of, and the exercise of related activity at, tourist accommodations and accommodations for travel and tourism agencies are subject to the certified reporting of the start-up of building activity (known as the 'SCIA').

Simplifications in the farming sector

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Additional simplification measures have been introduced with the 'Campolibero' ('Free Field') Plan for the farming sector, including: i) the creation of a single controls register that will allow for greater coordination with respect to farming businesses, and will avoid overlap; ii) the extension of the use of warnings before pecuniary administrative fines for a better relationship between the companies and the public administration's control bodies of the PA; and iii) simplifications in the wine sector.

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In December 2014, the State-Regions Conference for the farming sector approved the 'Agriculture Plan 2.0' which provides, inter alia, for the following: i) the online preparation of the EU agricultural policy declaration (drafted on the basis of the example of the pre-compiled income tax return) through which thousands of small farms can qualify direct aid from the EU; ii) the single company file: a simplified declaration for farm companies that combines all of the various plans filed with administrations to date; iii) the development of a single databank of farm businesses at the national level,

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171 The Commission goes from 50 to 40 commissioners, inclusive of a chairman and secretary, chosen from university graduates (not three-year programmes), with specific professional experience of at least five years, so as to ensure a high level of qualification of the commissioners, with significant savings on compensation and operating costs. The Minister of the Environment organises, by decree, the 40 commissioners, subdividing them by their expertise and experience. Penalties are contemplated in cases of violations of the regulations about incompatibility.

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supplemented by the regional databanks; iv) a single certificates databank to simplify the system of farm aid172; and v) the development of a national information system for the farming industry (SIAN), integrated between the State and the regions.

Annual law on competition

•
In July 2014, Italy's antitrust authority (AGCM) published a report containing proposed reform regarding the annual law on competition, pointing out that additional and more effective measures are still needed with respect to the following sectors: electricity, gas, fuel distribution, communications, banking, insurance, healthcare, postal services, and professional services. The authority's proposals also cover revision of the port and airport sectors and the waste management sector.

•
Having considered the AGCM's recommendations, in February 2015, the government approved the draft of the annual law on competition. With this draft bill, the government has acted with respect to the following sectors: insurance, for the containment of costs and fraud prevention; communications, to favour the mobility of demand in the pay-tv market; postal services, banks, pharmacies, professional services, and the energy sector, to further increase competition. Additional objectives pursued include the reduction of the costs for citizens and businesses, and the modernisation and investment in those same sectors. See Focus No. 63.

Other sector-specific measures to safeguard the competition

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The plan for reforming the cooperative banks approved in January 2015 aims to reinforce the banking sector and adapt it to the European scenario, including with measures to stimulate competition. In particular, in case of transfer of a payment account173, banks and payment services providers must fulfil the request without charging the customer, and must do so within 12 days of receipt of the consumer's authorisation.

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Should such terms not be met, the bank or payment services provider will compensate the customer, while other pecuniary fines are provided for the personnel of the defaulting institution (from €5,160 to €64,555 for senior managers, but also for the staff). Such provisions ratify the European directive on the subject of current accounts174, also introducing other improvements. Banks have 3 months of time to comply with the new regulations.

•	The government has taken action in the energy sector, mainly regarding rates, with different measures included in the July 2014 package for cutting

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172 Concerned farms can annually file a single administrative act, including in case of the application for aid from different administrations, leaving it up to the administrations to sub-divide the charge according to the allocation contemplated in the act.
173 Inclusive of all of the annexes, from standing transfer orders to recurring direct debits to securities dossiers.
174 Directive 2014/92/EU of the European Parliament and European Council, of 23 July 2014, about the comparability of expenses related to the payment account, about the transfer of the payment account and about the access to the payment account with basic characteristics.

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energy bills175, which follow various other measures already in effect. Most of the actions in 2014 were directed at SMEs that are not energy intensive. These companies will enjoy specific rate relief for medium- and low-voltage power supplied in excess of 16.5 kW - areas that had not previously enjoyed any special support. The overall effects of the package will be gradually seen during 2015.
•
The measures already in effect regard: the remodelling of the mechanism for payment of incentives to the photovoltaic sector176; the expansion of the universe of parties obligate to pay system charges and the introduction of elements of greater equity in contributions; the exclusion of the consumers from payment of charges for the running of Energy Services Manager (GSE) for its management and control of the incentives177; the remodelling of the incentives for large photovoltaic plants; the cancellation of the discounted rates for full-time employees of the distribution companies; and the remodelling of the rate system for the Italian State Railways178.

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Other reductions on expenses will come from other measures concerning the regulated components of energy bills and pro-competition initiatives for the electricity market. The following are operational to date: reductions of the benefits of the interruptibility system; the early termination of the CIP6 conventions which means the related expenses will no longer need to be sustained as from 2015; the reduction of the capacity reserve for the Vatican State; and the reduction of the expense for the withdrawal of the green certificates.

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Consumers are also benefiting from the decline in the prices of fuels used in electricity production and a reduction of the cost of dispatch. The Authority for Electricity, Gas and Water (AEEGSI) has estimated that the two phenomena will reduce household energy bills (3 kW of power used and consumption of 2,700 kWh/year) by approximately 3 per cent in the first quarter of 2015.

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Finally, in relation to the electricity exchange, the process of market coupling was successfully initiated at the Italian-French border and the Italian-Austrian border, thereby rounding out the coupling already successfully taking place at the border with Slovenia. The process is to be completed in the next few years with coupling at the Greek border.

•
After a complex review of the postal services sector (with Poste Italiane S.p.A. and other main market participants also taking part), the sector authority issued an order that outlines the means for computing and quantifying the net cost of universal postal service for the years of 2011 and 2012. For the first time since Italian law ratified the third European directive on postal services, the net avoided cost method was applied for quantification of the cost of universal service. In addition, as part of the

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175 The measures for the electricity sector are contained in Decree Law no. 91/2014, the so-called 'Competitiveness Decree'.
176 The regulation will avoid erroneous payments due to overestimation of the plants' production caused by the lace of the real measurement.
177 These charges are to be paid only by the beneficiaries of the incentives.
178 In this case, the discount on the price of energy applied to the Italian State Railways has been confirmed only for the transportation that is part of universal service and cargo transport.

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conversion of Decree-Law No. 91/2014 into law, the VAT exemption for individually negotiated services was eliminated.
•
In the insurance sector, the regulator IVASS has defined179 the criterion for calculation of the costs and deductibles, if applicable, on the basis of the which the compensation between companies will be determined for the settlement of direct damages180. These measures are designed to provide incentives for productive efficiency, cost control and the identification of fraud. The direct settlement of damages from road accidents concerns about 79 per cent of the total loss claims managed by insurance companies, and approximately 46 per cent of the total amount of auto-liability insurance losses.

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The 'Sblocca Italia' decree deregulated the market for leasing large nonresidential properties (namely, those involving annual rents of more than €250,000), with the initiative also designed to bolster the property market. For the effect of this reform, the parties may independently establish the term and conditions of the relationship: this aims to facilitate investment by institutional investors, including from abroad, and to eliminate obstacles to the development of the commercial rental market and the rental of property for tourism.

•
The antitrust authority has also continued with its regular activity to oversee competition, first and foremost with actions of enforcement, to ensure the application of laws and regulations to protect competition. Of particular importance is the €1 million fine paid by the National Forensic Council in November 2014 for two tariff-related decisions.

•
The antitrust authority's first decision was aimed at punishing i) the surreptitious re-introduction of tariffs, and ii) the ability of the Council to discipline attorneys whose fees are below the tariff limits. In addition, the obstacles posed by the Council on the use of online channels employed for promoting the cost-effectiveness of legal service were also deemed anticompetitive.

Competition in local public services

•
The 'IRPEF' decree provided that an extraordinary commissioner for the spending review would be responsible for preparing a binding programme for streamlining of special local public service companies and companies controlled by local entities. The aim is to identify specific measures for: i) the liquidation or transformation of the companies; ii) improving the efficiency of the companies' operations; and iii) transferring business units or personnel to private companies.

•	In August 2014, details were unveiled181 about the operational sphere, responsibilities and organisation of the Local Public Services Observatory, an

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179 Provision no. 18 of 5 August 2014.
180 Introduced in Italy on a mandatory basis in 2007 (the CARD system (Convenzione tra Assicuratori per il Risarcimento Diretto).
181 With Ministerial Decree.

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entity established182 to guarantee complete and updated information about the organisation and operation of the local public services of economic significant, with particular reference to the management of urban waste materials, integrated water service and local public transport. The LPS Observatory aims to: i) ensure that institutions and market participants will get objective, complete and up-to-date information about changes in laws and regulations, organisational restructuring processes and operating performance, through special database; ii) support, with methodological instruments and guidelines, the public administrations involved in the processes of reorganising public services networks of economic significance, including for accelerating and promoting the proper implementation of the provisions of law concerning the organisation of local public utility authorities and the contracting of the services.
•
The LPS Observatory also gathers the reports that the commissioning entities are required to prepare for justifying the pre-established means for awarding contracts, thereby guaranteeing conformity with European rules and regulations183.

•
In order to promote aggregation of the local public services into networks of economic significance and to reinforce the industrial management of the networks, the 2015 Stability Law provides that the local entities are required to invest in the related government entities184. Should this not occur, the presidents of the regions are vested with the power to ensure compliance.

•
As of 1 January 2015, with a view toward ensuring the protection of competition and the market, Italy's regions, the autonomous provinces of Trento and Bolzano, local entities, chambers of commerce, universities and port authorities have been required to initiate a process of streamlining the corporate shareholdings directly or indirectly held, so as to achieve the downsizing of the same by 31 December 2015. For additional details, reference should be made to Recommendation 1.

•
From the standpoint of transparency and stimulating the debate about the reform of the local investee companies, the Ministry of the Economy and Finance has published the return-on-equity (ROE) ratios (the ratio between net earnings and shareholders' equity) of the investee companies, as an indicator of efficiency. The ratio therefore discloses the amount of profits or losses per unit of invested capital.

•
In advance of the complete reform of local public services, several regulatory measures have addressed specific sectors. In particular, in the water segment, tariffs are being remodelled, while progress has been made on streamlining operations; other measures have regarded transportation and waste materials.

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182 Article 13, Paragraph 25-bis of Decree Law no. 145/2013. Set up at the Ministry of Economic Development, the Observatory is the by-product of a protocol of intent between the Ministry of Economic Development and Department for Regional Affairs, Autonomies and Sport; Department for Legal and Legislative Affairs; Department for EU Policies within the Office of the Prime Minister; Invitalia.
183 Pursuant to Article 34 of Decree Law n.179/2012.
184 By 1 March 2015 or within 60 days from the institution of the governance entity.

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Measures in the water and waste materials sectors

•
The Authority for Electricity, Gas and Water (AEEGSI) has continued to pursue the activity of achieving a total revision of the rate structure for the water sector. The AEEGSI's aim is to implement selective regulation, including in consideration of territorial diversity and the fragmentation of public functions and responsibilities. The authority has thus contemplated the possibility of providing regulatory systems that can be adopted by local utility authorities or by other entities responsible for setting tariffs, in relation to the operating company's investment and efficiency objectives.

•
The new Water Tariff Method (MTI)185 (used for the first time to compute tariffs in 2014-2015) incorporates all of the previous regulations and represents the further development of the Transitory Tariff Method (MTT) used for 2012-2013.

•
This standard method has been used for approving tariffs for around 40 million consumers, with more than €4.5 billion of investments to be made in the next four years for new infrastructures, environmental protection and services improvement. The investment spending is equal to the value of that for the plants built to date. The tariffs approved regard more than 1,600 operating entities, with the average year-on-year updating equal to +3.9 per cent in 2014 and +4.8 per cent in 2015.

•	For almost 6 million consumers of more than 1,250 operating entities that did not provide all or part of the tariff-related data requested, a rate reduction of 10 per cent was approved.
•
The 'Sblocca Italia' decree has extensive provisions about infrastructures in the water sector, and other provisions to accelerate the identification of the local utility authorities. From the standpoint of regulation, the decree introduced the possibility of directly commissioning the service as part of the local utility authority, provided that it would be 'in favour of companies meeting the requisites set by European regulations for in-house management, that are held exclusively and directly by the local entities included in the territory covered by the local utility authority'.

•
In order to secure the most competitive and complete supply and to avoid disputes between the parties involved, the commissioning of the service is to be done through tender procedures that include distinct specifications and the precise indication of the works that the commissioned operating entity will have to plan and develop during the term of service.

•
With reference to waste materials, the 'Sblocca Italia' decree provided measures for an exemplary system of urban waste materials management and for the achievement of pre-sorting and recycling objectives.

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185 Adopted with Resolution 643/2013/R/idr on 27 December 2013.

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Infrastructures

CSR NO. 8. Ensure swift and full operationalisation of the Transport Authority by September 2014. Approve the list of strategic infrastructure in the energy sector and enhance port management and connections with the hinterland.

Transport authority

•
The framework for the independent, economic regulation of public services was rounded out with the institution of the transport authority in 2011. The authority was formed with the establishment of a council on 17 September 2013, and has been operational since 15 January 2014186.

•
The authority's action is based on shared EU transportation policies, and therefore, even before it became operational, the authority began to work closely with European institutions, and in particular, with the European Commission. In addition, the authority has taken part in European associations, work groups and the regulatory networks with reference to the railway sector, the air transportation sector, and the protection of passenger rights. The authority has also carried out the tasks assigned to independent regulators in relation to the European corridors for cargo transport.

•
The authority has also signed a protocol of collaboration with the antitrust authority regarding subjects and initiatives of common interest. Additional agreements with other institutional counterparties are contemplated.

•
The authority has extensively worked on regulation of the railway sector, first with public consultations and then with specific resolutions. In October 2014, it approved the measures for the regulation of equitable and nondiscriminatory access to railway infrastructures; in following up on the provisions of the decree187 that governs sanctions for violation of the EU regulations on passenger rights and obligations, in July 2014, the authority adopted the rules for establishing measures to guarantee the respect of passenger rights in rail transportation; the authority defined the penalties applicable for the non-observance of the provisions established by EU laws and regulations.

•
The purpose of the penalties is to promote the full application of the guarantees and rights of consumers, to improve the quality and efficiency of railway services and, consequently, the security of such services. Consumers may appeal to the transport authority whenever they feel that the responses from railway companies are insufficient.

•
In other sectors (airports, roads and local public transport), specific consultations have been initiated in view of subsequent regulatory measures. In particular, the models for regulating airport fees have been approved,

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186 The authority is headquartered in Turin, as provided by law, even though certain offices are set up in Rome for operational purposes. For information systems, logistics and other services, the authority has inaugurated an important strategic and operational partnership with the Turin Politecnico.
187 Decree Law no. 70/2014.

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while consultation proceedings have begun with reference to the toll highway network188.
•
With reference to local public transport, the authority has submitted a document for public consultation with respect to the tenders for the operation of the service, with a focus on several key aspects: the definition of the public service obligations and the compensation therefor, the content of tenders and service contracts; the criteria for the appointment of the commissions conducting the tenders.

•
In March 2015, the authority's council approved the regulations and the complaints form for the ascertainment and application of penalties with reference to the protection of passenger rights during bus transport189.

•
The first phase of personnel recruitment has been completed, with the sourcing of staff from other public administrations. As of 30 September 2014, the authority had a total of 40 employees, between full-time and fixed-term staff. Another 100 employees, between full-time and fixed-term staff, are still to be recruited through public competitive procedures or procedures to hire personnel already working for the public administration190.

Infrastructure – 'Sblocca Italia' Decree

•
With reference to public procurements for infrastructures, the Government has acted through the 'Sblocca Italia' decree191 with reference to macro areas, that range from simplification of procedures to initiatives to allow for the administrative acceleration of infrastructure projects.

•
The projects already financed have been cleared to begin, provided that the work sites open within specific deadlines over the 10-month period following the approval of the decree. These initiatives have been cleared with the refinancing of the so-called 'Infrastructures Fund'192 (€3.9 billion through 2020), most of which came from the Development and Cohesion Fund. The inter-ministerial decrees for allocation of the resources have been issued, thereby making financing available for underground rail transport, railways, roads, water works, airports, and maintenance projects for small municipalities.

•
An extraordinary commissioner (without additional compensation) has been appointed in order to accelerate two projects to improve the Napoli-Bari and Messina-Catania-Palermo rail lines. The works are expected to get started by 31 October 2015 (instead of 2018). Only a simplified services conference is contemplated, with the commissioner empowered to make exceptions to the justified opposition of an administration. Airport investment is also to be accelerated; a favourable opinion of the region involved is to substitute the

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188 Acts for consultation regulation and proceedings are published on the authority's website www.autorita-trasporti.it.
189 In execution of Legislative Decree no. 169 of 4 November 2014
190 With the effectiveness of Decree Law no. 90/2014, which provides for the unified management of competitive proceedings of the independent authorities, the means for activating the new provisions are currently being finalised.
191 Decree Law no. 133/2014 converted by Law no. 5/2014.
192 As referenced in Article 18 of the Decree Law no. 69/2013.

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verification of urban compliance, and therefore, possible opposition by municipalities can be overcome.
•
For the completion of unfinished works reported by local entities before 15 June 2014, or works included in a general list maintained by the Ministry of the infrastructures, disagreement, if any, between the administrations can be handled through a services conference (whose ordinary timetable will be cut in half) and the possibility of consulting the control room set up at the Office of the Prime Minister193 for the purposes of getting guidance and accelerating the process. The payments of the works reported are excluded from the Domestic Stability Pact for up to a maximum of €250 million. The priorities are school construction, sports facilities, soil conservation and road security.

•
Procedures have been introduced to favour the realisation of infrastructures, and to prevent any problems about the entire project's financial viability from reflecting negatively on the grantor. The main objective is to accelerate the completion of the works without inefficiencies in the use of public resources.

•
Concessionaires of toll-highway tracts were granted the possibility of proposing changes to their concession relationships in respect of EU principles. The proposed changes, which were due by 31 December 2014, were to be aimed at optimising operation of the tracts, including through unification of interconnected tracts. The aim is to ensure the investments needed for the strengthening of the national toll-highway network and its structural and environmental adaptation. The lengthening of the concessions for the purpose of financing investment plans will be possible (subject to the European Commission's approval of the proposal), with the simultaneous moderation of toll-highway tariff increases and a reduction of the charges to be borne by the State.

•
Tax incentives have been provided for development of ultra wideband communications networks; at the same time, regulations have been simplified for the procedures of laying cable and development of electronic communications networks. As of 1 July 2015, all buildings under construction or buildings undergoing works must be configured so as to allow for broadband. For this purpose, certain administrative simplifications have been introduced to facilitate investments in the electronic communications network.

•
The Government may act on its substitution powers to appoint special commissioners for the purpose of accelerating the planning and realisation of projects to upgrade sewage and purification systems. The commissioners may be appointed even if the regions had not identified local utility entities (which substitute local utility authorities) by the deadline of 31 December 2014, whereas a deadline of 30 September 2015 has been set for the preparation of local utility plans. The Authority for Electricity, Gas and Water (AEEGSI) is required to present an annual report to Parliament about the extent to which the regions and local entities have complied with their obligations.

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193 Without new or incremental charges for public finance.

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•
In addition, starting with the 2015 planning, the presidents of the regions may affect their planning and execution of projects to mitigate hydro-geological risk by making use of the central administrations' in-house resources that have specific technical expertise on the subject. Should the projects to mitigate hydro-geological risk not be realised, the Minister of the Environment may revoke the resources assigned to the regions and other entities for such purposes, and redeploy the resources into other projects to mitigate hydro-geological risk. Finally, a special fund to finance projects related to water resources has been set up at the Ministry of the Environment194.

•
Exceptions have been introduced to the contracting code in order to accommodate urgent maintenance of schools, works to prevent hydro-geological instability, and projects for the prevention of seismic risk and the protection of the country's cultural heritage. The threshold for private contract negotiations (negotiated proceedings without a tender) has been increased to the EU limit (€5.2 million) and a minimum of three economic agents must be invited to participate. In addition, in the case of school maintenance, administrators may directly award works of up to €200,000, provided they do so in respect of the principles of transparency, competition and rotation, and that they request bids of at least five economic operators.

•
Other than the projects outlined above, the 'Sblocca Italia' decree contains some measures that are particularly important for the protection of the environment. More specifically: i) funds have been earmarked for urgent works to re-route waterways in metropolitan areas affected by flooding, with the assignment of €110 million to the regions, to be charged against 20072013 Development and Cohesion Fund; ii) efforts continue to construct plants for recovering energy from urban and special waste, and for the activation of a modern, integrated waste management system designed to contribute to national security and to overcome the infringement proceedings for failure to implement European regulations for the sector; iii) the areas of significant national interest (as identified by resolution of the Council of the Ministers, after consultation with the State-Regions Conference) will be covered by a programme of environmental remediation and urban regeneration, especially aimed at the realisation of (a) works to secure and clean up the areas, and (b) infrastructures to strengthen the road network, public transport and purification plants. A special commissioner appointed by the Government and a director for implementation of each area involved will be in charge of the implementation of the environmental remediation and urban regeneration programme.

•
Consistent with the National Energy Strategy, and in view of existing international crises, specific priority regulations have been formulated on the basis of the fact that 'gas pipelines for the importation of gas from abroad; terminals for the regasification of LNG; storage facilities for natural gas; infrastructures for the national natural gas transport network (...) are of

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194 The fund will be financed through the revocation of financing using the resources already identified by the Interministerial Committee for Economic Planning's Resolution no. 60/2012 and earmarked for water purification works.

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strategic interest, constitute a national priority, and are non-deferrable, urgent and of public utility' (Article 37, Paragraph 1).
•
In view of the recent adverse developments with respect to areas for sourcing or transporting natural gas, the government has considered it necessary to prioritise, for administrative purposes, the infrastructures through which Italy sources natural gas from abroad, with the aim of diversifying sources and supply routes. Of similar priority are the infrastructures for the national gas transport network and related works, which will allow for strengthening transport capacity and the reach of the network, including in view of expected greater interoperability with the European gas system.

•	It should be noted in this regard from a legal administrative standpoint that the government has introduced, for gas pipelines only, regulations to simplify State authorisation procedures.
•
The development of new storage capacity is also deemed strategic, and is aimed at increasing the potential of inputting stored gas into the network in order to meet exceptional demand in the event of an emergency or points of consumption that cannot be serviced through an increase in imports, as provided by the National Energy Strategy.

•
The 'Sblocca Italia' implementation decrees are already at an advanced stage of implementation: the first has been completed and directly assigns €1.34 million, whereas the second and third are in the process of being finalised. For further information about the specific measures and related resources, reference should be made to the detailed Focus.

Other measures in relation to infrastructures

•
The 2015 Stability Law has earmarked €50 million of the resources of the 'Sblocca Cantieri' fund (provided by the 'Sblocca Italia' decree) for the implementation of urgent measures regarding hydro-geological instability, projects to defend and secure of public properties, the completion of works in process, and infrastructure improvement.

•
With the same law, the electricity network of the Italian State Railways (FS) has been included as part of the national transmission network, subject to Terna's acquisition of the FS network. On the basis of data supplied by the FS, the energy authority will have responsibility for setting the financial aspects of the transaction. In so doing, it will need to take into account the potential benefits for the national electricity system, reporting thereon to the Ministry of Economic Development. The financial resources coming from the sale will be earmarked for investments in the national rail network, for an amount up to the value of the public subsidies already provided by the State and used over the years for investments in the FS electricity network.

•
With further reference to the environment, the 2015 Stability Law appropriates a total of €135 million during the 2015-2017 three-year period for continuation of the clean-up of sites of national interest contaminated by

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asbestos. A portion of the appropriation (€25 million per year) has been earmarked for the municipalities of Casale Monferrato and Napoli-Bagnoli195.

Ultra broadband and Digital Agenda

•
The Government has acted to accelerate investment in ultra-wide broadband. Service providers that decide to invest in the 'areas of market failure' (investments in areas without infrastructures for which sinking fund subsidies are not provided) will be able to apply for a tax credit against the payment of corporate income taxes and the regional tax on productive activity. The credit will equal 50 per cent of the cost of incremental investment over the investment already provided in the service provider's business plan. The tax credit granted to a private-sector entity that makes the investment does not entail any public budget charges since the aid regards investments that would not have been carried out had the credit not been available. The Ministry for Economic Development is drafting a decree for implementation of the tax credit196 granted (as from the date of to be decided and until the end of 2016) for the documented expenses sustained by SMEs (pursuant to the Commission's Recommendation 2003/361/EU), or by consortiums of SMEs, in relation to fixed- and mobile-network projects allow for the activation of digital connectivity service with capacity equal to or greater than 30 Mbps. The tax credit will be equal to 65 per cent of the amounts paid by the taxpayer, up to a maximum of €20,000. In addition, a MEF decree is also needed for allocating the amount of the project (up to a maximum of €50 million), as part of a special national operating programme for the 2014-2020 planning of the European structural funds.

•
The projects covered by the Fund for Sustainable Growth are aimed at growing the competitiveness of Italy's businesses and facilitating the move beyond the current phase of economic stagnation, through the development of innovative projects capable of achieving significant technological advances. The Digital Agenda is one of these projects.

•
The research and development projects covered by the fund must entail admissible expenses of between €5 million and €40 million, and they must refer to specific spheres of action, such as technologies enabling communications and information, consistent with the objectives of Italy's Digital Agenda and several specific sectors of application (healthcare, training and social inclusion, culture and tourism, mobility and transportation, energy and environment, monitoring and security of the territory, modernisation of the PA, telecommunications, and intelligent building).

•	The financial resources provided by the 'Digital Agenda' tender amount to €150 million.

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195 A Decree of the Ministry of the Environment, to be issued by 15 February 2015, for identification of the aforementioned resources to be transferred to each beneficiary.
196 Article 6, Paragraph 10, of Decree Law no. 145/2013.

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•
In November and December 2014, the government submitted the strategies for ultra wideband and for digital growth197 to public consultation, in order to better specify the contribution that the private sector could make to execution of public strategy and to better defined the objectives and the instruments.

•
In view of the results of the consultation, in March 2015, the government approved Italy's 2014-2020 Ultra Wideband and Digital Growth Strategy, drawn up by Italy's Digital Agency and the Ministry of the Economic Development, under the coordination of the Office of the Prime Minister. The two strategies aim to close Italy's digital gap with respect to infrastructure (Broadband and Ultra Broadband Strategy) and services (Digital Growth Strategy).

•
The Italy's Ultra Wideband Strategy objective aims to remedy infrastructural and market gap between Italy and other highly developed countries, creating more favourable conditions for the integrated development of fixed and mobile telecommunications infrastructures. The public resources available will come from the European funds (European Regional Development Fund and European Agricultural Fund for Rural Development), and the Development and Cohesion Fund for a total of €6 billion, with additional funding coming from the Juncker Plan.

•
The national plan for ultra wideband is related to the Digital Growth Strategy, which aims at the digital growth of communities and businesses, including through using public resources. See Focus No. 64.

Strategic infrastructure in the energy sector

•
The implementation of the legislative decree198 incorporating the Third Energy Packet and the National Energy Strategy (NES)199 provides for the government to precisely identify strategic infrastructures in the energy field. The 'Sblocca Italia'200 decree represents a further step in the definition of such list, by pinpointing the categories of works to be considered strategic. Such works will be subject to a simplified authorisation process, with a single procedure that will allow for issuance of an authorisation of all aspects that will allow for immediate construction of the project. More specifically, it has been determined that the following works are of strategic interest, constitute a national priority, and are non-deferrable, urgent and of public utility: gas pipelines for the importation of gas from abroad; terminals for the regasification of LNG; storage facilities for natural gas; infrastructures for the national natural gas transport network, inclusive of the preparatory works needed for the preparation of the projects and the related connected works201. The procedure for identifying the energy infrastructures will be

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197 In the 30 days in which the text of the document was made available for online public consultation, some 587 comments were submitted by 83 different users. Another 50 proposals were submitted to the Digital Agency by public and private parties, all of which have been held in consideration for supplements and changes.
198 Legislative Decree no. 93/2011.
199 Approved with the Interministerial Decree of 8 March 2013.
200 Decree Law no. 133/2014.
201 The 'Sblocca Italia' Decree also establishes the guidelines to which the gas, electricity and water authority (AAEGSI) must adhere in defining the incentive-based regulatory mechanism provided for new storage projects

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concluded by year end with the adoption of a decree that will identify the criteria for selecting strategic energy infrastructures (in particular, the new LNG terminals and gas storage facilities), on a basis consistent with the provisions of the NES, to which the incentive-based regulatory mechanism is to be applied. A manual has also been published containing the authorisation procedures for the Energy Projects of Common Interest (PCI); the manual outlines the simplified authorisation procedures for Italian projects included in the PCI list adopted by the European Commission.
•
The issuance of single permit for exploration and production of hydrocarbons has been introduced as part of the effort to enhance the value of national energy resources. An estimated €15 billion will be unlocked for investment to exploit the value of hydrocarbon reserves in the Italian territory. Exceptions to the Domestic Stability Pact have been allowed for the regions in which the exploration and production of hydrocarbons are taking place (in particular, in the Basilicata Region, whose oil and gas resources could satisfy 10 per cent of the national requirement).

Strengthening port operations and connections with the hinterland.

•
Within the 'Sblocca Italia' decree, the government provided for the adoption of a National Strategic Plan for Ports and Logistics, aimed at improving the competitiveness of the port system, the promotion of intermodal freight transport, as well as the reorganisation and consolidation of the existing port authorities.

•
A committee of experts set up for this purpose has been charged with completing (including through technical work groups) an analysis of logistics supply/demand data, and a selection of the main project scenarios. At the same time, port authorities have drafted the documentation related to projects to be undertaken or already in process, which will serve for identifying the projects most urgent and functional to the implementation of the strategies. The technical work completed has made it possible to delineate guidelines to serve as the basis for the preparation of the plan. See Focus No. 65.

•
The development of the investment in airports is to be reinforced with EIB financing of work to upgrade and expand Fiumicino, as part of a more general plan calling for €2.5 billion of investments through 2021.

•
The 'Sblocca Italia' decree provides for public consultation that requires decisions on actions to revive infrastructure through simplification measures, tax relief, acceleration for the use of EU funds, immediate funding, and reform of project financing. The objectives include the conclusion of the small works reported by municipalities, the refinancing of the 'City Plan' and the 'Plan 6,000 Bells Plan'202.

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that allow for increasing the capacity to manage peaks in demand. The OLT decree established that the Livorno regasification plant is eligible for accessing the incentive-based regulatory mechanism through a revenue guarantee to be applicable to gas rates. Not all strategic infrastructures can access the incentive-based regulatory mechanism. Both the TAP gas pipeline and the electrical-gas interconnection of the national transport networks that are part of the European list of the Projects of Common Interest (PCI) will not benefit from the incentive-based regulatory mechanism.
202 Some of these measures have secured the approval of the Interministerial Committee for Economic Planning, and in particular: tax-relief measures for the Piedmont-Lombardy road access in order to rebalance the

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•
In order to strengthen modal links, at the end of August 2014, the Minister of Infrastructures and Transportation, and the chief executive of the Italian State Railways signed an agreement to upgrade the railway links to the Malpensa, Fiumicino and Tessera airports, through connections to the national high-speed/high-capacity network.

•	The 2015 Stability Law appropriated €300 million over the 2017-2019 three-year period for completion of port-facility access works.

Juncker Plan – Italy's contribution

•
The investment projects and programmes that fall within the Juncker Plan have been identified by government on the basis of criteria provided by the European Task Force: they must go beyond national borders, adding value t the EU in geographic or political terms; they must be able to be realised in the 2015-2017 period and economically sustainable.

•
In view of these criteria, the government believes it is necessary to make a distinction between: i) the 'public' projects, from programmes financed by the State budget and that are not 'leveraged'; and ii) the projects that could have more substantial 'leverage', presented by the government and by the private sector. With reference to the first type of projects, the EIB is expected to make available the normal lines of credit after the identification of the priority actions. With reference to the second type, the financing should have the EU guarantee, which will be applied through the Juncker Plan.

•
Discussions with the Ministries are ongoing in order to identify specific projects to be financed as part of the Juncker Plan. In the meantime, various projects have been identified in the transportation sector, with particular regard to: railways, ports, airports, roads, urban transport (construction of new public transport systems, and renewal of the bus fleet) and construction.

•
The priorities in the sector energy are projects to reinforce the electricity and gas networks, the development of new LNG terminals and gas storage facilities, and projects to promote energy efficiency and the efficient use of biomass and bio-fuels.

•	In November 2014, Italy presented some 80 projects covering more than €40 billion of total investment.
•
Cassa Depositi e Prestiti (CDP) will contribute to the Juncker Plan with investments OF €8 billion covering various initiatives, as detailed in the sectors provided by the Plan, and in particular, to facilitate credit to SMEs, the digital economy, and the system of the transport and energy infrastructures.

•
These projects require investment of more than €20 billion. In addition to the funding from the Cassa Depositi e Prestiti, the projects should benefit from private-sector funding and the co-financing of the European Investment Bank (EIB), as well as from guarantees supplied by the EIB as guaranteed by the

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economic-financial plan, for a total value of €349 million for the 2016-2027 period; the compatibility of the 2014– 2016 three-year public works programmes of the port authorities at Augusta, Civitavecchia, Marina di Carrara, Napoli, Olbia e Golfo Aranci, Ravenna, Salerno, Savona and Taranto that provide for the completion of 185 projects overall for approximately €2.9 billion, €775 million of which refers to 2014.

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European Strategic Investment Fund, subject to the assessment by the entities that will be in charge of the appropriate verifications.
•
These projects present the added value required for the guarantees of the European Strategic Investment Fund, which refer to a level of risk that is greater than that financed by the EIB to date. In this regard, it might prove difficult to finance them outside of the Juncker Plan.

Protection of the environment and the national territory

•
Alongside the measures to support infrastructure development, the government has directed its efforts toward better protection of the national territory, along with measures to simplify the clean-up of polluted sites and to prevent hydro-geological instability. Environmental controls have been reinforced, and specific environmental crimes have been introduced.

•
With the Decree-Law No. 91/2014 (converted by Law No. 116/2014), simplified procedures were approved for implementing soil remediation projects, with the concentration reduced to a level equal to or less than concentration thresholds established by applicable laws and regulations. These procedures are a response to the need to ensure a certain timetable (12 months, barring a possible extension of no more than 6 months) for project implementation so that the areas impacted can be immediately reused. The foregoing applies without prejudice to the Regional Agencies for the Environment controls over the technical data and the achievement of the remediation objectives.

•
With the Decree-Law No. 133/2014 (converted by Law No. 164/2014) simplified procedures were adopted for the completion of works of public interest and maintenance projects, and for ensuring compliance with environmental and workplace safety regulations at polluted sites where clean-up and security activity is ongoing or has not yet been initiated. These works and projects can be completed provided that i) they do not jeopardise or interfere with the completion of the clean-up, and ii) they do not pose threats to the health and safety of workers and other persons using the areas.

•
The simplified procedures introduced are a response to the need and urgency of getting beyond procedural and interpretative uncertainties with respect to applicable laws and regulations - factors that actually slow project implementation and block the productive development of the areas. The start-up of projects to secure and clean up the areas can generate direct positive effects for both investment and the revival of employment in the affected areas, due to both the environmental and social effects in terms of the clean-up and recovery of rundown areas.

•
Hydro-geological instability affects most of Italy (81.9 per cent of the municipalities). In order to get beyond the obstacles and delays that have undermined the security of many areas of the country over time, the government has proposed to radically change the governance and the chain of responsibility and controls in relation to hydro-geological instability, through the provisions contained in Decree-Law No. 91/2014 and Decree-Law No. 133/2014. In this regard, reference should be made to CSR 7 – simplifications in the environmental sector.

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•
The government has also created a special mission against hydro-geological instability and in favour of the development of the water infrastructures (Italia Sicura) at the Office of the Prime Minister. In working closely with the Ministry of the Environment and the Ministry of Infrastructure and Transportation, this mission supports the regions in their completion of projects with a value of approximately €4 billion.

•	The reform of environmental crimes should also make an overall contribution to better protecting the nation's territory. See Focus No. 66.

III.2	NATIONAL TARGETS FOR THE EUROPE 2020 STRATEGY

This chapter contains a list of the most important initiatives that have been taken to deliver on the national targets for the Europe 2020 Strategy. For more details on the programmes see the Chapter 'The National strategy and the European Council Recommendations'.

Target No. 1 – Employment rate

Europe 2020 Strategy target: increase to 75% the employment rate of the 20-64 year olds.

TABLE III.1: TARGET 'EMPLOYMENT RATE OF THE 20-64 YEAR OLD'
INDICATOR	CURRENT RATE	2020 TARGET	MEDIUM TERM
	60.9% (2012)
Overall employment rate	59.7% (2013)	67-69%	63%
	59.9% (2014)

Italy's national objective national, as agreed with European institutions, is the achievement of an employment rate between 67 per cent and 69 per cent by 2020. In 2014, the indicator was equal to 59.9 per cent, which is about 15 percentage points below the European target and approximately 7-9 percentage points below the national objective. The national values incorporate differences by region, and differences by gender.
While the male employment rate (69.7 per cent) is in line with the target set for 2020, the female employment rate is 50.3 per cent, and thus still distant from the objective. In the northern regions of Italy, the average employment rate for the 20-/64-year old bracket is 69.3 per cent, and that for men of the same age bracket is 77 per cent; instead, in southern Italy, the male employment rate is 45.3 per cent (female rate is 32.8 per cent).
In 2014, the employment rate for the 20/64-year old bracket rose to the current level of 59.9 per cent, moving up slightly with respect to the 59.8 per cent for 2013. The positive result refers exclusively to the female employment rate (which went from 49.9 per cent to 50.3 per cent) and the central and northern regions of the country. Instead, in the southern Italy, the employment rate for such age bracket contracted (-0.4 percentage points for men and -0.2 for women).

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In order to contribute to the achievement of the employment target, the government has committed to implementing the Enabling Law No. 183/2014 ('Jobs Act') to reform labour market more rapidly than the deadlines provided in the implementation decrees (June 2015). The first two implementation decrees were published in January-March 2015: Legislative Decree No. 23/2015 is aimed at facilitating the signing of full-time, open-ended employment contracts. The decree is accompanied by the new hiring incentives provided by the 2015 Stability Law, and in particular, the waiving of the employer's payment of social contributions for three years in relation to the hiring of full-time employees with open-ended contracts, and the deduction of the cost of labour of full-time employees with open-ended contracts from the base for the calculation of the regional tax on productive activity (IRAP). The data taken from the Ministry of Labour's mandatory statistical reporting system for January-March 2015 indicate a sizeable year-on-year increase in the number of new full-time, open-ended employment contracts. The Ministry of Labour and Social Policies is continuously monitoring the figures related to the new full-time, open-ended contracts, and the hiring incentives provided by the Stability Law.
Significant progress has been made in the drafting of the decrees that regard the restructuring of the system of social safety nets and the reorganisation of job services so as to orient the system for unemployment benefits toward active-policy instruments.
For detailed information about actions undertaken to achieve the target, reference should be made to the measures adopted in response to CSR No. 5.

TABLE III.2: EMPLOYMENT RATE FOR 20-/64-YEAR OLD BRACKET BY GENDER AND GEOGRAPHIC AREA-2012-2014 (values and differences in %)
Geographic breakdown	2012		2013	2014	Difference 2014-2013
		MEN
North	77.8		76.8	77.0	0.2
Northwest	76.9		75.8	75.9	0.1
Northeast	79.2		78.0	78.4	0.4
Central	75.0		73.3	73.5	0.1
South	61.2		58.5	58.1	-0.4
ITALY	71.5		69.7	69.7	0.0
		WOMEN
North	60.8		60.4	60.8	0.4
Northwest	60.0		60.4	60.7	0.3
Northeast	61.8		60.4	60.9	0.4
Central	56.0		55.9	57.3	1.3
South	34.2		33.1	32.8	-0.2
ITALY	50.5		49.9	50.3	0.3
		TOTAL
North	69.3		68.6	68.9	0.3
Northwest	68.4		68.1	68.3	0.2
Northeast	70.5		69.2	69.6	0.4
Central	65.3		64.5	65.2	0.7
South	47.5		45.6	45.3	-0.3
ITALY	60.9		59.7	59.9	0.2
Source: Istat, Reports on the labour force.

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Target No. 2 – Research and Development

Europe 2020 Strategy Target: improve conditions for R&D with the aim of raising public and private investment to 3.0 per cent of GDP.

TABLE III.3: TARGET LEVEL 'R&D EXPENDITURE'
INDICATOR	CURRENT LEVEL	2020 TARGET	MEDIUM TERM
R&D EXPENDITURE as a percentage of GDP	1.21% (2011) 1.26% (2012)* 1.25% (2013)**	1.53%	1.40%
* Data for 2011 and 2012 are updated according to the new system of national accounts (Sec 2010). ** Eurostat estimate

The European target, which is stated at a national level, is to bring R&D expenditure to 1.53 per cent of GDP.

TABLE III.4: TOTAL INTRA-MUROS R&D EXPENDITURE BY REGION. 2011-2012 (% of GDP)
Regions	Total
	2011	2012
Piedmont	1.87	1.94
Valle d'Aosta/Vallée d'Aoste	0.57	0.48
Liguria	1.42	1.43
Lombardy	1.33	1.37
Trentino-Alto Adige/Südtirol	1.24	1.24
Bolzano/Bozen	0.63	0.70
Trento	1.93	1.71
Veneto	1.03	1.07
Friuli-Venezia Giulia	1.43	1.43
Emilia-Romagna	1.43	1.63
Tuscany	1.21	1.27
Umbria	0.91	0.88
The Marches	0.75	0.79
Latium	1.69	1.73
Abruzzo	0.88	0.85
Molise	0.42	0.44
Campania	1.20	1.30
Apulia	0.73	0.78
Basilicata	0.59	0.60
Calabria	0.45	0.50
Sicily	0.82	0.88
Sardinia	0.77	0.74
Geographic breakdown
Northwest	1.47	1.51
Northeast	1.25	1.34
Central	1.38	1.42
Central-North	1.38	1.43
South	0.85	0.90
Italy	1.25	1.31

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In 2012 (the most recent year for definitive data), R&D expenditure sustained in Italy by businesses, public institutions, private non-profit institutions and universities amounted to €20.5 billion. Compared with 2011, the figure rose both in nominal terms (+3.5 per cent) and in real terms (+1.9 per cent). The ratio of R&D expenditure in Italy to GDP (updated according to the new system of national accounts (ESA 2010)) was 1.26 per cent, for an increase over 2011 (1.21 per cent).
The trend of R&D expenditure varied by sector: it fell for private non-profit institutions (-8.4 per cent), while it rose with respect to businesses (+2.6 per cent), universities (+1.4 per cent) and public institutions, where the increase was considerable (+14.6 per cent) and can mostly be explained by more accurate accounting of expenditure in several important research entities. The private sector's contribution to R&D expenditure intra-muros was thus reduced from 58 per cent of 2011 to 57.2 per cent of 2012. Instead, the contribution of public institutions was 1.4 percentage points higher (rising from 13.4 per cent to 14.8 per cent).
Compared with 2011, the R&D expenditure intra-muros was higher in all geographic areas. For businesses, the expenditure rose considerably in the northeast (+6.6 per cent) and in the south (+4.1 per cent), while it remained almost flat in the central regions (+0.9 per cent) and in the northwest (+0.8 per cent). The personnel employed in research activity (expressed as full-time equivalents) amounted to 240,179 units, with total growth of 5.3 per cent compared with 2011; the increase regarded all sectors: businesses (+6.8 per cent), public institutions (+4.7 per cent), private non-profit institutions (+3.8 per cent) and universities (+3.4 per cent). In 2012, the number of researchers (expressed as full-time equivalents) was equal to 110,695 units, rising by 4.3 per cent over 2011. In this case, too, the increase covered all sectors: public institutions (+9.2 per cent), private non-profit institutions (+4.6 per cent), businesses and universities (+3.2 per cent).
The forecast data for 2013 processed by ISTAT have indicated a year-on-year decrease in R&D expenditure at current values in 2013, due to the trends at public institutions, non-profit institutions, universities and businesses. For 2014, another year-on-year decrease is expected with reference to the public institutions (-1.9 per cent) compared with an increase for businesses (+1.4 per cent), while the forecast data for universities are still not available.

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Target No. 3 – Greenhouse gas emissions

Europe 2020 Strategy Target: 20 per cent reduction in greenhouse gas emissions over 1990 levels.

TABLE III.5: GREENHOUSE GAS EMISSIONS TARGET (1)
INDICATOR	CURRENT LEVEL	2020 OBJECTIVE
Total domestic greenhouse gas emissions	516.9 (1990) 495.4 (average 2008-2012) 460.08 (2012 final)	Reduction over the 2008-2012 period by 6.5 per cent over 1990 levels (483.3 MtCO2/year)

Greenhouse gas emissions for non ETS sectors	340.3 (2005) (2) 273.6 (2013 preliminary) (3)	13 per cent reduction by 2020 over the 2005 level, with a linear trajectory as from 2013 (310.1 MtCO2eq in 2013 and 296.3 MtCO2eq in 2020)
(1) The progress made in achieving the objectives shown in this Table are reported in greater detail in the Report of the Minister of the Environment and the Protection of Land and Sea on the progress in the implementation of commitments made for the reduction of greenhouse gas emissions, in line with international obligations taken on by Italy at European and international level, and the relevant policies, drawn up under Article 2, paragraph 9 of Law 39 of April 7, 2011 and annexed to the Economic and Financial Document.
(2) In 2005 non-ETS actual emissions were equal to 352.0 because according to ETS Directive 2003/87/EU the sectors falling within the scope of the Directive were less than those regulated by Directive ETS 2009/29/EU.
(3) More accurate estimates will be available in May 2015 by final data in 2013.

With reference to the actions provided by the 'National Action Plan for Reduction of Greenhouse Gas Emissions'203, and consistent with the decarbonization of Italy's economy (to which the environmental legislation under review by the Senate will also contribute)204, the government has pursued and implemented the following measures:

•	Actions to increase the involvement of local entities with respect to environmental and energy sustainability, including the 'Mayors' Pact';
•
Activities funded by resources already appropriated at unchanged legislation for the promotion of renewable energy and energy efficiency; more specifically: the management of the projects initiated through public tender for analysis of the carbon imprint in the lifecycle of consumer products, and the public tender for the co-financing of projects developed by public entities for using technologies for energy efficiency and renewable sources;

•
Programme accords signed with metropolitan areas and a tender in favour of municipalities, as part of the Fund for Sustainable Mobility; some 187 projects (total value of €370 million) have been activated in favour of 106 municipalities (including 14 cities heading up metropolitan areas and 92 municipalities with more than 30,000 inhabitants), representative of the entire national territory, co-financed for a total of approximately €200 million;

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203 Updated with Interministerial Economic Planning Committee (CIPE) Resolution no. 17/2013 for the sectors not regulated by the Directive 2003/87/EU.
204 'Environmental provisions to promote green economy measures and measures to curb excessive use of natural resources', originally an environment-related document provided as an exhibit to the 2014 Stability Law.

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•	The Joint Conference approval on 30 October 2014 of the National Strategy for Adaptation to Climate Change; See Focus No. 67;
•
Stronger oversight and inspection activities regarding substances that reduce the ozone layer, pursuant to the decree205 that sets penalties206 for violation of the provisions of European regulations207;

•
Continuing activity to gather data about fluorinated greenhouse gas emissions208; oversight and inspection activity is ongoing with respect to these substances, including for the purpose of issuance of fines209; adjustment of certification and training programmes in view of the new provisions introduced by European regulations210.

The government also plans to outline a National Experimental Programme for Home-School and Home-Work Sustainable Mobility211. This programme will be financed, for up to a maximum of €35 million, through the proceeds of the auctions of CO2 quotas212.

These measures are rounded out by those specifically directed at increasing energy efficiency, including through projects to upgrade buildings. For additional details, see the information set out in Target No. 5, 'energy efficiency'.

Target No. 4 – Renewable Sources

Europe 2020 Strategy target: increase the share of renewable energy in final energy consumption to 20 per cent.

TABLE III.6: RENEWABLE SOURCES TARGETS
INDICATOR	CURRENT LEVEL	2020 TARGET
Share of energy from renewable sources	12.1% (2011) 15.4% (2012) 16.7% (2013)	17.0%

On the basis of the target set in Directive 2009/28/EU, Italy should cover 17 per cent of the final energy consumption through renewable sources213 by 2020. At the end of 2013, renewable sources satisfied 16.7 per cent of the gross final consumption of energy, thereby exceeding target set for 2019 by the National
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205 Legislative Decree no. 108/2013.
206 The proceeds from the administrative penalties accruing to the State are to be credited to a special revenue account of the State budget for further reassignment to the forecast accounts of the Ministry of the Environment (for financing measures to reduce greenhouse gas emissions), and the Ministry of the Economy and Finance (for strengthening control activity).
207 Reg. n. 1005/2009
208 Pursuant to Article 16 of the Presidential Decree no. 43/2012.
209 Pursuant to Legislative Decree no. 26/2013 in relation to the sanctions for violation of the provisions set out in EU Regulation no. 842/2006.
210 Reg. n. 517/2014
211 Article 3 of the legislative bill. 'Environmental provisions to promote green economy measures and measures to curb excessive use of natural resources'.
212 Pursuant to Article 19, Legislative Decree no. 30/2013, implementing the EU Directive 2009/29/EU.
213 The strategy for pursuing the national target is contained in the National Action Plan, which constitutes the main national policy document on the subject of renewable energy in Italy.

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Action Plan on Renewable Energy, which was drafted for implementing the aforementioned directive and sent to the European Commission in July 2010.
The rapid growth of production from renewable sources in recent years is not only attributable to incentive policies, but also to more accurate accounting and valuation of consumption of energy from renewable sources, and in particular, in the thermal sector. This last aspect has mainly regarded consumption of biomass by households, the use of which has exceeded previous estimates (according to an ISTAT survey).
Considering that the objectives for renewable sources are distributed among the regions and autonomous provinces with the same approach used at a European level214, the regions and autonomous provinces have been given a method for measuring the status of achievement of their objectives, and a decree in relation thereto is now being drafted. The decree will also define the means for managing any cases in which the targets are not achieved.
Following are the actions adopted for achievement of the European target:

•
In the photovoltaic sector, the ceiling for incentives spending (€6.7 billion) was reached 6 June 2013215 and, as provided by legislation on the subject216, the energy account ceased to apply as of 6 July 2013217.

•
With reference to the other renewable sources for electricity production, the annual ceiling for incentives spending has been set at €5.8 billion218: in January 2015, the annual expenditure reached €5.77 billion. However, since access to the incentives was ruled only for the 2012-2014 period219, the government is studying a mechanism for continuing to support the sector, taking into account the new EU guidelines for State aid on the subject of environment and energy, therefore with increasing attention to the efficiency of the expenditure for incentives. In this regard, a transitory measure will be outlined so as to ensure continuity of aid to sector for the 2015-2016 and to allow for initial adjustment to the aforementioned guidelines; this will be followed by more thorough reform of the matter, in accordance with the

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214 Each region and autonomous province has been assigned an objective which is a percentage of consumption to be covered through renewable sources. In the breakdown of the objectives, only the FER-E (renewable sources for electricity) and the FER-C (heat renewables) were considered since physical imports of renewables and the mechanisms for supporting the use of renewables in transport depend on instruments controlled by the State. Indeed, in the case of physical imports of energy, agreements are needed between countries; it is also necessary to build and/or to use transportation networks run by network operators to whom state concessions are given, with the related development plans for the networks also to be approved by the state. As to the use of renewable sources for transportation, the principal support instrument is the obligation of distributors of gasoline and diesel fuel to mix these fuels with a minimum amount of biofuels. The minimum amount, the related compliance mechanism and the technical characteristics of the biofuels that can be used are defined by the State.
215 Communicated by the Authority for Electricity, Gas and Water, with the Resolution 250/2013/R/EFR.
216 Ministerial Decree of 5 July 2012
217 The incentives for photovoltaic energy (the so-called Energy Account) and for non-photovoltaic renewables (hydroelectric, geothermal, wind, ocean, biomass, biogas, bioliquids, landfill gas, gas from purification processes) have been introduced so as to plan balanced growth of renewable energy that will not only allow for exceeding the EU targets for 2020 (from 26 per cent in the electricity sector as provided by the National Action Plan to approximately 35 per cent set by the National Energy Strategy), but will also allow for stabilising the percentage of the incentives on electricity bills. In this regard, annual expenditure ceilings have been introduced for incentives, and they are respectively differentiated for solar power and other renewable sources used for electricity production.
218 Decree of 6 July 2012.
219 Except for some very small plants, which may continue to be eligible for incentives, albeit within the maximum expenditure provided.

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guidelines. The resources for this effort will mainly be generated by the older plants that will no longer enjoy subsidies, and by a more appropriate allocation of the costs of supporting new plants. In line with the initial decree, the transitory measure will establish annual quotas for the incentives, to be made available through Dutch auction for large plants and through registration on a special register for medium-sized plants. The incentive will be awarded in auction to the parties making the lowest bid with respect to the base auction price. In the case of the registers, the plants are ordered, to the extent of the quotas, in special rankings, on the basis of preset priority criteria and the introduction of control and governance system for the incentives that can be paid.
•
For thermal renewable sources, an effort is under way to update the so-called 'Thermal Account', which also regards certain energy measures (see Objective No. 5). Consistent with the National Energy Strategy, this incentive will help in surpassing the energy-environmental objectives set for 2020 by the European Union.

•
The streamlining of the chain of production for biofuels to be used in the transportation sector was inaugurated with a decree of 10 October 2014. The decree establishes increasing targets for mixing biofuels with traditional fuels (to reach 10 per cent in 2020), and it introduces specific quotas for the use of advanced biofuels, typically obtained from sub-products and waste materials, starting in 2018.

•
A voluntary instrument will be used to regulate220 the distribution over time of the incentives related to renewable sources for electricity; this should also enhance the entire technical life of the plants, without penalising the investments already made221. In particular, the producers of electricity from renewable sources, owners of plants that benefit from the incentives, can choose to continue to enjoy the incentives due to them for the residual period, or they may elect to remodel the incentive due, with the objective of enhancing the entire useful life of the plant. For photovoltaic energy only, a different method was chosen, with producers offered a choice between three options, all of which are aimed at containing the expenditure on incentives in the next few years.

•
The national system for certifying the sustainability of biofuels and bioliquids continued to operate, including through the Interministerial Biofuels Committee, with inspection activity at suppliers of the fuels and oversight of the means for annually monitoring of the fuels placed on the market by the suppliers.

•
The administrative fines have been updated222 for cases in which the obligation is not met for placing a minimum quota of biofuels on the market for consumption (as provided by the decree of 10 October 2014).

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220 Initiated with Decree of 6 November 2014
221 Decree Law no. 145/2013.
222 With the DM 20 January 2015.

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FOCUS
The distribution of the renewable sources

According to data compiled by the Energy Services Manager (GSE), installed electrical power from renewable sources for the electricity sector rose from 18 GW in 2000 to 24 GW in 2008, and to approximately 50 GW in 2013 (+4.6 per cent over 2012).

The number of plants fuelled by renewable sources at the end of 2013 was up by 22.7 per cent over 2012, going from 487,523 to 598,108 units. The change over 2012 is mainly due to the strong growth of photovoltaic plants, which went from 481,267 to 591,029 units; the installed power for these plants grew significantly between 2012 and 2013, going from 16.7 GW to 18.1 GW. In 2013, the power of photovoltaic plants represented 36.3 per cent of the total power of plants fuelled by renewable sources, trailing only the quantity of power installed at hydroelectric plants (which accounted for approximately 36.9 per cent of the total).

The contributions of wind power and bioenergies also increased in 2013: for the former, there increases in both the number of plants (+31.5 per cent) and the power (+5.4 per cent). The number of the bioenergy-fuelled plants increased by 9.5 per cent, while the installed power of such plants was up by 6.1 per cent.

Actual electricity generation from renewable sources rose from 51 TWh in 2000 to 112 TWh in 2013, with a different contribution made by the individual sources: hydroelectric power went from 86.7 per cent to 47.1 per cent; geo-thermal power went from 9.2 per cent to 5.1 per cent, wind power from 1.1 per cent to 13.3 per cent, photovoltaic from 0.04 per cent to 19.3 per cent and finally, bioenergies from 3.0 per cent to 15.3 per cent.

Actual photovoltaic production went from 39 GWh in 2007 to almost 21.6 TWh in 2013; in the case of wind power, the development was more gradual, going from production of 563 GWh in 2000 to 4.0 TWh in 2007, to 14.9 TWh in 2013.

Bioenergy production went from 1.5 TWh in 2000 to 5.3 TWh in 2007 and to almost 17.1 TWh in 2013.

Finally, the progress was much slower for hydroelectric and geo-thermal energy, since both sources were already widely used as of 2000.

In a European comparison, Italy's electricity production from renewable sources is immediately after Germany's and above that in Spain, Sweden and France. In addition, with regard to the electricity sector target to be reached by 2020 (portion of gross domestic consumption of electric energy covered by renewable sources), Italy had already reached a quota of approximately 31.3 per cent in 2013 (versus a 2020 target of 26.4 per cent); this value is higher than the EU-28 average of 25.4 per cent. With respect to the larger countries in the EU, Italy ranks below Austria, Sweden and Spain, and above Germany, France and the UK.

Instead, with regard to the thermal sector, in 2013, consumption amounted to approximately 10.6 Mtep of thermal energy from renewable sources, with an increase of 3.7 per cent over 2012. Solid biomass is by far the most important source (7.5 Mtep), used mainly in the residential sector (6.7 Mtep); heat pumps also account for a significant portion (2.5 Mtep), while the exploitation of the geo-thermal energy and the sun is still somewhat limited.

Compared with the main European countries, the portion of heating consumption covered by renewable sources in Italy is below that in Sweden, Austria, and France, and above that in Spain, Germany and the UK.

Finally, some 1.25 Mtep of biofuels (over 1.4 million tons) were consumed in the transportation sector in 2013, most of which was biodiesel (94 per cent).

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Target No. 5 – Energy efficiency

Europe 2020 Strategy Target: 20 per cent cut in energy consumption.

TABLE III.7: TARGET 'ENERGY EFFICIENCY'
INDICATOR	CURRENT LEVEL(*)	2020 TARGET(**)	2016 TARGET
Energy efficiency (Annual saving on final use)	7.6 Mtep/year (2012)	15.5 Mtep/year	10.88 Mtep/year
(*)The energy efficiency target is calculated as saving on final use as envisaged by Directive 32/2006/EC currently in force.
(**)Efficiency target as set in the National Energy Strategy Target for 2010. 15.5 Mtep include saving achieved until 2010 (about 4.5 Mtoe).

In 2013, energy consumption (final usage) in Italy was equal to 126.6 Mtep, with a reduction of 1 per cent compared to 2012, and a confirmation of the falling trend that started to take shape in 2010. The reduction of energy consumption, which was particularly significant in the industrial sector, is the result of the continuation of the economic crisis and the effects of the policies to promote energy efficiency. Energy savings due to energy efficiency measures are estimated to have totalled approximately 7.6 Mtep between 2005 and 2013, including 1.1 Mtep achieved in 2013.
Italy has set224 the indicative target of reducing final energy consumption as of 2020 by 15.5 Mtep with respect to the European reference scenario, confirming the target provided by the National Energy Strategy.
In order to meet these challenging objectives (Italy's energy intensity is 18 per cent below the EU average), Italy has introduced223 new instruments for promoting energy efficiency; such instruments integrate and strengthen the existing measures. Among the most important initiatives are:
•
The programme to upgrade the energy efficiency of the buildings occupied by the central administrations, with €350 million appropriated therefore during the 2014-2020 period. The first call for different projects was closed in October 2014, and such projects are currently in the process of approval. The recent activation of a control room (operated by the Ministry of Economic Development and the Ministry of Environment) is another initiative to promote the government's action, as it will provide for optimal coordination of the PA's energy efficiency measures and actions.

•
The creation of the National Fund for Energy Efficiency, with resources of approximately €75 million per year. The revolving fund is to be used to supply guarantees and rate-subsidised financing of investments: to upgrade energy infrastructure of PA buildings and public housing; to increase the efficiency of public lighting; and to plan and develop district heating networks.

•	The development of white certificates to support the large-scale energy efficiency projects in the industry and infrastructures sectors. Some 7.4 million white certificates were issued in 2014.

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223 With Legislative Decree no. 102/2014 ratifying Directive 2012/27/EU.
224 Idem.

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•
The extension until 31 December 2015 of the 65 per cent tax deduction for energy upgrades to buildings, and the extension of the deduction-related benefits to solar panels and heat generators fuelled by biomass, as introduced by the Stability Law.

•
The revision of the incentives for energy efficiency works within the PA and the plants producing thermal energy from renewable sources (Thermal Account). The measure, which is currently being finalised, is aimed at promoting the maximum access to the resources for businesses, households and public entities, and has been prepared by considering the outcome of the public consultation closed on 28 February 2015.

•
The perfection of a decree, currently being finalised with the regions, that sets new minimum energy performance requisites for new buildings and those undergoing significant restructuring. This new method has been introduced for calculating the energy performance of the buildings, and the groundwork has been laid for a transition toward almost-zero-energy buildings.

•
The allocation of €350 million (former Kyoto Fund) for subsidised-rate financing (0.25 per cent) of projects, including important projects (up to €2 million) for the energy upgrade of public school and university buildings.

•
The preparation and sending to the European Commission of the Energy Efficiency Action Plan for 2014. The plan clearly outlines the package of measures and the initiatives put into place by Italy in order to reach the energy efficiency target as of 2020.

Target No. 6 – School dropouts

Europe 2020 Strategy Target: reducing school dropout rates below 10 per cent by 2020.

TABLE III.8: TARGET LEVEL FOR 'SCHOOL DROPOUT RATES''
INDICATOR	CURRENT LEVEL (2013)	2020 OBJECTIVE	MEDIUM TERM
Early school leavers	17.0% (Italy)	16.0%	17.9% by 2013 17.3% by 2015

In view of the target established for the entire European Union, the national objective provides for getting the school dropout rate below 16 per cent. In 2014, the number of young people (ages 18 to 24) dropping out of school in Italy decreased to 640,000 (82,000 less than in 2013), with 60.3 per cent represented by young men. For persons between the ages of 18 and 24, the rate of school dropouts amounted to 15.0 per cent (16.8 per cent in 2013), which was higher for young men (17.7 per cent versus 12.2 per cent for young women). More specifically, for Italians between the ages of 18 and 24 made equal to 100, the dropout ratio is 13.1 per cent, while for foreigners, the school dropout rate is 34.9 per cent.
The regions that achieved the European target (10 per cent) in 2014 are Abruzzo, Umbria, the autonomous province of Trento, and Veneto, the last of which has the lowest value (8.4 per cent). The issue of dropping out of school continues to wield a greater impact on southern Italy, with peaks of 24.0 per cent

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in Sicily and 23.5 per cent in Sardinia. Above-average values were also seen in Campania (19.7 per cent), Apulia (16.9 per cent), Calabria (16.8 per cent) and Valle d'Aosta (16.2 per cent).

FIGURE III.1: EARLY SCHOOL LEAVERS BY GENDER, REGION AND DISTRIBUTION – 2014 (IN %)

Source: Istat, Labour force survey.

Target No. 7 – Tertiary education

Europe 2020 Strategy Target: increase the percentage of people aged 30- 34 completing third-level education.

TABLE III.9: TARGET LEVEL FOR 'TERTIARY EDUCATION''
INDICATOR	CURRENT LEVEL	2020 TARGET	MEDIUM TERM
Tertiary education	23.9% (Istat, year 2013)	26-27%	23.6% by 2015

Considering a national objective of 26–27 per cent, the average percentage of the population between the ages of 30 and 34 holding a third-level education diploma was 23.9 per cent in 2014 (18.8 per cent for men and 29.1 per cent for women). The trend of the indicator on an annual basis shows a significant increase of 1.4 percentage points: the increase for men was 1 percentage point, while the increase for women was 1.7 percentage points.
Increases of more than two percentage points were reported for Calabria, Veneto, Latium, Liguria, Molise and Umbria. The regions of Latium, Liguria and Umbria reported the highest numbers of university graduates between the ages of 30 and 34, with the figures above 30 per cent.
Instead, decreases were reported in Emilia Romagna (from 28.0 per cent to 25.1 per cent) and Basilicata (from 21.3 per cent to 19.8 per cent). For 2013, the average percentage of the population between the ages of 30 and 34 holding a

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third-level education diploma was 22.4 per cent (17.7 per cent for men and 27.2 per cent for women). The annual trend of the indicator incorporated a significant increase (+0.7 percentage points), with regard to both men and women (respectively, +0.5 and +0.9 percentage points).

FIGURE III.2: POPULATION BETWEEN AGES OF 30 AND 34 WITH A UNIVERSITY DEGREE, BY GENDER AND REGION – 2014 (IN %)

Source: Eurostat, Labour force survey.

Target No. 8 – The fight against poverty

Europe 2020 Strategy Target: at least 20 million fewer people in or at risk of poverty and social exclusion.

TABLE III.10: TARGET LEVEL 'FIGHT AGAINST POVERTY
INDICATOR	CURRENT LEVEL	2020 OBJECTIVE
Number of poor people, experiencing material deprivation or living in very low work intensity households	17,112,000 (2011) 18,194,000 (2012) 17,326,000 (2013)	Reducing by 2,200,000 the number of poor, materially deprived or members of low intensity work households.

The European objective for the fight against poverty and social exclusion requires that the number of people in Italy living in conditions of poverty or deprivation be reduced by 2.2 million by 2020.
The summary indicator of the risk of poverty or social exclusion reports the percentage of persons (against the total population) who are living with at least one of the following conditions: serious material deprivation; risk of poverty after social transfers; part of a household with very low labour intensity225. With

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225 Situation of serious material deprivation: persons who live in households that declare at least four deprivations of a total of nine: 1) they cannot manage to cover unexpected expenses; 2) they are behind in their payments (mortgages, rents, utility bills, other non-mortgage debt); 3) they cannot afford to take a week of vacation away

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reference to the risk of poverty after social transfers, in Italy, in 2013, when considering household disposable income after transfers (which, in Italy, are almost totally pension transfers), almost one-fifth of the resident population (19.1 per cent) was at risk of poverty. The value observed is higher than the average for the Euro Area countries, and the average for the EU-27 (both of which were 16.6 per cent).
The percentage of persons with serious deprivation was 12.4 per cent, which was higher than the average for the 17 Euro Area countries (7.4 per cent) and higher than the average for the EU-27 (9.6 per cent).
The indicator of exclusion from the labour market shows that 11 per cent of people under the age of 60 were in a household with very low labour intensity in 2013; the value is close to both European averages (10.8 per cent for the EU-27 and 11.1 per cent for the 17 Euro Area countries).
The summary indicator of poverty or exclusion amounted to 28.4 per cent for Italy, and it was above the European averages for the 17 Euro Area countries (23.0 per cent), and the EU-27 (24.5 per cent).
In comparison with 2012, the indicator fell by 1.5 percentage points, as a result of the reduction of the percentage of people in seriously deprived households (from 14.5 per cent to 12.4 per cent); a slight decrease in the percentage of people at risk of poverty (from 19.4 per cent to 19.1 per cent) and a slight increase of the percentage of people living in households with low labour intensity (from 10.3 per cent to 11.0 per cent).
The reduction in serious deprivation, compared with 2012, was caused a smaller percentage of individuals in households that could not afford a protein-based meal every two days (from 16.8 per cent to 14.2 per cent), a smaller percentage of people who cannot manage to cover unexpected expenses of €800 (from 42.5 per cent to 40.3 per cent) and those who could not afford to adequately heat their homes (from 21.2 per cent to 19.1 per cent).
Southern Italy is the area of the country with the highest rates of poverty or exclusion; the highest values for all three indicators are found in Sicily: 41.1 per cent of the residents at risk of poverty, 28.6 per cent in serious deprivation and 24.7 per cent in households with a low labour intensity. High values are also seen in Campania and Basilicata. Also worth note are Calabria - for the risk of poverty (32 per cent) and low labour intensity (18.5 per cent) - and Apulia for serious deprivation (25.7 per cent).
At the opposite extreme are the northern regions, and in particular, those in the northeast, which is the area least exposed to the risk of poverty or exclusion; the best situations are seen in the Triveneto and Piedmont, where the portion of the population at risk of poverty or exclusion does not reach 17 per cent; the autonomous province of Bolzano has the lowest rate of poverty or exclusion (12.3 per cent.

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from home in a given year; 4) they cannot afford an adequate protein-based meal at least every two days, 5) they cannot afford to heat their homes adequately; 6) they cannot afford a washing machine; 7) they cannot afford a colour televisions; 8) they cannot afford a telephone; or 9) they cannot afford an automobile. Risk of poverty after social transfers: persons who live in household with an equivalent income less than 60 per cent of the average disposable income equivalent, after social transfers; persons belonging to households with very low labour intensity; persons under the age of 60 years who live in households where the adults worked for less than 20 per cent of their potential in the previous year.

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FIGURE III.3: POPULATION IN HOUSEHOLDS AT RISK OF POVERTY OR EXCLUSION BY TOTAL PERCENTAGE AND BY THE THREE INDICATORS OF EUROPE 2020 STRATEGY, BY REGION – 2013 (in %)

Source: Analyses of Istat data, Eu-Silc.

TABLE III.11: RELATIVE POVERTY OF HOUSEHOLDS BY POVERTY LINE, BREAKDOWN BY GEOGRAPHIC AREA AND INTENSITY -2004-2013 (absolute values and %)
YEAR	Poverty Line (in €)	% of relative poverty of households				Poverty Intensity * (%)
		North	Central	South	Italy
2004	919.98	4.7	7.3	25.0	11.7	21.9
2005	936.58	4.5	6.0	24.0	11.1	21.3
2006	970.34	5.2	6.9	22.6	11.1	20.8
2007	986.35	5.5	6.4	22.5	11.1	20.5
2008	999.67	4.9	6.7	23.8	11.3	21.5
2009	983.01	4.9	5.9	22.7	10.8	20.8
2010	992.46	4.9	6.3	23.0	11.0	20.7
2011	1,011.03	4.9	6.4	23.3	11.1	21.1
2012	990.88	6.2	7.1	26.2	12.7	19.9
2013	972.52	6.0	7.5	26.0	12.6	21.4

* Poverty intensity indicates, in percentage terms, the extent to which the equivalent average monthly expenditure for poor households is below the poverty line.
Source: Istat, Survey about household consumption.

TABLE III.12: ABSOLUTE POVERTY OF HOUSEHOLDS BY GEOGRAPHIC AREA AND INTENSITY – 2005-2013 (in %)
YEAR	% of absolute poverty of households				Poverty Intensity * (%)
	North	Central	South	Italy
2005	2.7	2.7	6.8	4.0	17.7
2006	3.3	2.9	6.1	4.1	16.4
2007	3.5	2.9	5.8	4.1	16.3
2008	3.2	2.9	7.9	4.6	17.0
2009	3.6	2.7	7.7	4.7	17.3
2010	3.6	3.8	6.7	4.6	17.8
2011	3.7	4.1	8.0	5.2	17.8
2012	5.5	5.1	9.8	6.8	17.3
2013	5.7	6.0	12.6	7.9	18.0

* Poverty intensity indicates, in percentage terms, the extent to which the equivalent average monthly expenditure for poor households is below the poverty line.
Source: Istat, Survey about household consumption.

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For additional details about the actions taken for achievement of the European target, reference should be made to the description of the measures in response to Recommendation No. 5.

III.3	USE OF STRUCTURAL FUNDS

At 31 December 2014, the certified expenditure of the European structural funds amounted to 70.7 per cent of the programmed resources (€33 billion), thereby exceeding the EU targets by €1.9 billion, with an increase of €7.9 billion from the start of the year. In the Competitiveness and Employment Target Regions, this share was 77.9 per cent, while it reached 67.3 per cent in the Convergence Target Regions. Three operating programmes (the Inter-regional Operating Programme for Natural and cultural attractions and tourism, the National Operating Programme for Networks and mobility, and the Regional Operating Programme for ESF Bolzano) did not manage to avoid the automatic disengagement of resources, losing a total of €51.4 million (approximately 0.11 per cent of the total programmed resources).
The results achieved in 2014 in terms of expenditure certification are also the effect of specific acceleration measures: field operations were reinforced through task forces operating in the most critical regions (Calabria, Campania and Sicily) and additional decisions were taken to reduce the national co-financing in favour of measures consistent with those provided as part of the Cohesion Action Plan.
At present, an action plan is being drafted for the creation of a task force for the National Operating Programme for Networks and mobility.
In 2015, it will be necessary to complete the accounting of the expenditure for the 2007-2013 planning period, certifying some €13.6 billion to the European Commission, including €10.3 billion in the Convergence Area. In order to support this effort, the governance actions will be intensified. The existing working relationship between the central and regional administrations is to be strengthened to maximise their spending capacity, to remove critical elements that slow implementation of the spending, and to improve the quality of the investments, including through the involvement of the Agency for Territorial Cohesion.
The re-planning of the resources of the structural funds, over five phases and through the tool of the Cohesion Action Plan, involved total resources of €14.7 billion during 2014, including €12.6 billion coming from the reduction of the national co-financing of operating programmes and the remaining €2.1 billion from internal re-planning of the programmes226. In order to strengthen the commitment to labour policies and incentives for stable employment, with the 2015 Stability Law, the government decided to allocate €3.5 billion of Cohesion Action Plan

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226 The revision of the investment decisions regarded a series of priority areas for the country's economic and social progress. In particular, the resources were redeployed to measures in favour of schools, broadband infrastructure, the modernisation of railway lines in the southern regions, employment (with a special emphasis on young people), measures for social inclusion and the fight against poverty, for the fortification of services to care for the elderly and small children, the competitiveness of the productive system, and the digital transformation of the justice system.

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resources available at 30 September 2014 to financing of the social contribution relief for 2015-2018.
The year of 2014 brought an end to the lengthy negotiations with the European Commission for the adoption of the 2014-2020 Partnership Accord, with an EU decision taken on 29 October 2014. This is a national plan that defines the priorities for investing the European Structural and Investment Funds (ESIF) (€31.1 billion of resources from the European Fund for Regional Development (EFRD) and European Social Fund, and the resources for the European territorial cooperation target in the amount of €1.1 billion and €567 million for the Initiatives for Youth Employment). The Partnership Accord is the outcome of a long and intense discussion with the ministries, regions, local entities, and the numerous parties of the economic and social partnership (employer associations, unions, services sector organisations, and environmental organisations). The national document is divided according to the spheres of action as provided by EU regulations (so-called thematic targets) and according to a planning structure according to expected results and actions that aim to increase the transparency and verifiability of funds expenditure; the national document also provides important choices for the concentration of resources. Italy has increased the percentage of resources earmarked for the thematic targets related to the Europe 2020 Strategy (Research and innovation, Competitiveness of the productive system, Digital transformation, Energy and sustainable mobility, Social inclusion) with respect to the thresholds established by EU regulations (so-called ring-fencing), and has allocated resources that are significantly higher than the EU minimum (33.6 per cent versus 26.5 per cent required) for European Social Fund initiatives to sustain employment, reinforce human capital, and ensure social inclusion.

FIGURE III.4 ALLOCATION OF EFRD AND ESF FUNDS 2014-202, BY THEMATIC TARGETS (in € mn)

OT1: Research, technological development and innovation; OT2: Digital Agenda; OT3: Competitiveness of productive systems;
OT4: Economies from low carbon emissions; OT5: Climate and environmental risks; OT6: Environmental protection and enhancement of cultural and environmental resources; OT7: Sustainable mobility of persons and goods; OT8: Employment; OT9: Social inclusion and fight against poverty; OT10: Education and training; OT11: Administrative capacity; technical assistance.
Source: 2014-202 Partnership Accord.

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With regard to the EFRD, the available EU resources (€20.6 billion) are to be split between the highest developed regions (16 per cent), regions in transition (4 per cent) and the least developed regions (80 per cent). With regard to the ESF, the available EU resources (€10.4 billion) are to be split between the highest developed regions (40 per cent), regions in transition (5 per cent) and the least developed regions (55 per cent). The 2014-2020 operating programmes will benefit from national co-financing of €20 billion.
For 2015, the expenditures related to the national co-financing of the EU structural funds are not counted by the regions for the purpose of the Domestic Stability Pact, for a maximum limit of €700 million.
The ESIF funds will be directed at: relaunching public and private investments; expanding and reinforcing the productive system, including in the direction of intelligent specialisations indicated as the trajectories of the country's development, and the development of southern Italy; modernising strategic infrastructures for growth (digital ultra wideband networks and strategic transportation networks); increasing employment opportunities; improving the standards of some essential services (schooling, care of the elderly and young children, assistance to families and to individuals with the greatest levels of social hardship); and enhancing the value of environmental resources, cultural heritage and the tourism in relation thereto.
Within the overall strategy, a major emphasis has been placed on the measures to reinforce the administrative capacity of the authority for management of the structural funds, improvement of the multi-level governance and more general actions to strengthen and modernise the public administration, with particular attention to certain areas significant for the cohesion policy (transparency and open government, improvement in the performance of the public administration, reduction of the regulatory burden for businesses, the efficiency and quality of the justice system, the prevention of and fight against corruption, development of expertise in the thematic areas for the funded projects) (Thematic target No. 11).
In February 2015, the European Commission approved the national 'Culture and Development' programme which focuses on five southern regions (Campania, Apulia, Basilicata, Calabria and Sicily) and the programme for national governance and administrative capacity (for total investment of €1.31 billion). The Commission has furthermore adopted the first 11 EFRD operating programmes for the regions of Valle d'Aosta, Piedmont, Lombardy, Liguria, Emilia-Romagna, Tuscany, Umbria, Marche and Latium and the two autonomous provinces Trento and Bolzano, for a total investment of €5.51 billion. This is a strategic investment package that will allow for starting up projects: to reinforce SME competitiveness; to stimulate innovation and technological development, including by strengthening the working relationship between research and businesses; and to enhance ultra-wide band infrastructure and the access to related services. Significant financing is also contemplated for: energy efficiency and savings; actions to secure the territory; the safeguarding and value-enhancement of the environment, cultural heritage and the productive sector in relation thereto; and important measures to reinforce the PA's administrative capacity and modernisation for servicing development projects. Some 21 of 29 planned operating programmes (regional and national) were approved for ESF resources.

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Compared with previous planning period, the magnitude of the national operating programmes has increased. These programmes will provide sizeable resources for projects nationwide, with regard to initiatives in active labour policies (with a particular focus on young people), education, social inclusion, and the reinforcement of administrative capacity. The greatest amount of resources on projects to promote employment will go to measures to support the sustainable placement of young people in the labour market, access to employment for job seekers and non-job seekers, and, to a more limited extent, measures to adapt businesses and workers to change and measures to modernise labour-market institutions. Significant initiatives are also provided for active inclusion and projects to improve social services. In education and training, sizeable resources will go to reducing and preventing early school leaving, and to support of education and training systems that facilitate the transition from education/training to the labour market. Finally, the ESF will make an important contribution to strengthening administrative capacity with a specific 'National Operating Programme for Governance and Institutional Capacity', a multi-fund programme addressed to all of Italy's regions, albeit with differing funding and financing intensity.
For the second consecutive year, the 2015 Stability Law has confirmed the allocations for the implementation of the National Strategy for Domestic Areas (€180 million in total), developed within the framework for the 2014-2020 Partnership Accord and provided by the 2014 National Reform Programme for the purpose of overturning the negative demographic trend in these areas, which are a long way away from essential services, but have high agricultural, forestry and tourism-development potential. Among the 55 project areas selected, a total of 23 pilot areas will be identified for the initial implementation of the strategy during 2015. See Focus No. 68.
In order to strengthen transparency in the management of European funds, the already operational portal, OpenCoesione, will be further reinforced in order to incorporate the projects financed with the funds of the 2014-2020 Partnership Accord (in addition to the EFRD and ESF, already present, the portal will be extended to include the EAFRD and EMFF).
To ensure the organisational and operational conditions to allow for the effective and efficient implementation of the programmes, the implementation will be governed by Administrative Reinforcement Plans (ARP), whose definition has been requested (with the agreement of the European Commission) of all regions and central administrations heading up the programmes, as part of the negotiations of the programmes. The ARP is an operating document, whose measures will be supported by precise focus that will be periodically monitored. An ARP steering committee has been set up at the Office of the Prime Minister, with the participation of the European Commission, which will be charged with monitoring performance in relation to respect of specific targets in terms of streamlining and administrative improvement.
The projects to reform of the governance of cohesion policies have been strengthened with respect to the functions of planning, coordination and governance of implementation by the central administrations. Therefore, the institutional framework provided by Article 10 of Decree-Law No. 101/2013, converted with amendments by Law No. 125/2013 has been set up, with the

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adoption of the administrative acts necessary. Following the publication of the bylaws and the appointment of the Director General, the Agency for Territorial Cohesion inaugurated its activity, with the aim of reinforcing and supporting cohesion policies, and overseeing and accompanying implementation of the programmes and projects financed. Later, the Department for Cohesion Policies was set up at the Office of the Prime Minister, and given responsibility for the functions of planning, coordination and high-level surveillance of the programmes and projects financed by the cohesion policy. Both units will benefit from the hiring of new, qualified personnel once the competitive hiring procedures have been finalised. See Focus No. 20.
As part of the process of making the management of EU funds more efficient , Consip S.p.A. (Article 9, Paragraph 8-bis, Decree-Law No. 66/2014) has been given the role of acting as the procurement centre for the purchase of the goods and services instrumental to the implementation of the co-financed programmes.
With reference to the national resources for the cohesion policy, the 2015 Stability Law (Article 1, Paragraphs 703-706) has redefined the main strategic elements of reference, with regard to the governance and procedures for the planning of the resources assigned to the Cohesion and Development Fund for the 2014-2020 cycle (€50 billion, inclusive of €40 billion already available). In particular, the provisions of the law have called for the identification, in collaboration with the administrations involved, of thematic areas of national importance so as to outline the resources and the strategic objectives for each thematic area. The law has also provided for the creation of a control room, to be staffed by representatives of the central and regional administrations, and to be charged with defining specific operational plans for each key thematic area at a national level, with the indication of the expectations in terms of results, actions, timing and persons involved in implementation.

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IV.	ANALYSIS OF MACROECONOMIC IMBALANCES

The Italian economy has embarked on an expansion that is likely to accelerate as a result of the altered and more favourable international scenario. While the new macroeconomic forecast framework is described in detail within the Stability Programme, this chapter of the National Reform Programme (NRP) is dedicated to the analysis of the structural aspects, and in particular, to the trend of the economic fundamentals. The chapter thus reviews the Italian economy's strengths and critical aspects.
With reference to the latter, which have also been defined as macroeconomic imbalances, this chapter attempts to make a distinction between the critical issues for which solutions are being implemented and the aspects that have worsened, even though temporarily and as a result of the crisis. The description and the analysis of the key problems can also be done in relation to the policies implemented and planned by the government, as described in the other chapters of the NRP. It is important to emphasise that the reforms undertaken are aimed at providing suitable solutions.
Italy's macroeconomic imbalances, which have been defined as excessive by the European Commission, regard the weakness of productivity and competitiveness, the high public debt, the banking sector's exposure to sovereign debt and the trend of investments1.
Albeit with the difficulties related to delays with which appropriate statistical information can be made available, this chapter outlines the signs of change in the productive system. In effect, at the present time, it is very difficult to make a distinction between developments related to the consequences of the crisis and first results of the reforms; the analysis is thus at a descriptive level and additional efforts are needed. In any event, it is important to note that this analysis has been developed in a manner consistent with the government's approach, which is based not only on an acceleration of the reforms process, but also on the monitoring of the results of the measures adopted.
The next sections of the chapter review the various macroeconomic imbalances, starting from "external" aspects, such as the trends of the foreign accounts and competitiveness, and then move on to the analysis of the internal balances. With regard to the latter, the fundamentals of the private sector (households and businesses) are first of all analysed from a macroeconomic and financial perspective; the trends of savings and investment flows are examined with respect to the capital base in institutional sectors, and the critical aspects of

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1 The macroeconomic imbalances are defined based on the following European Commission documents: Alert Mechanism Report 2015 (prepared in accordance with Articles 3 and 4 of Regulations (EU) No 1176/2011 on the prevention and correction of macroeconomic imbalances), SWD(2014) 346 final, November 2014; Commission Staff Working Document, Country Report Italy 2015 including an In-Depth Review on the prevention and correction of macroeconomic imbalances, SWD(2015), February 2015.

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the credit sector are analysed along with the interaction of those aspects and the difficulties faced by businesses in accessing financing. The real estate sector is also succinctly reviewed.
The chapter then reviews structural issues that regard the labour market and the issue of the allocation of the Italian economy's resources, which are particularly relevant for influencing productivity. It is actually these elements that the reforms aim to impact. Although important in terms of potential macroeconomic imbalances, the analysis of the sustainability of the public debt is not contained in this chapter, since it has already been effected in detail within the Stability Programme.

IV.1	FOREIGN ACCOUNTS, INTERNATIONAL COMPETITIVENESS AND EXPORT PERFORMANCE

Current account balance and net position abroad

As of September 2014, the Italian economy's net position abroad was a deficit of €483.2 billion (29.8 per cent of GDP), and was trending toward improvement. Such trend was adversely impacted by the revaluation of the stock of Italian securities held by residents abroad, most of which was related to the decrease in interest rates on public debt securities. Instead, the current account surplus categorically contributed to lowering the deficit. In 2015, the changes affecting financial assets should have a neutral, if not favourable, effect; further reduction of interest rates will continue lead to revaluation of public debt securities and financial assets held by non-residents, but the euro's depreciation should prompt an increase of the euro-equivalent values of assets denominated in other currencies held by residents. Looking ahead, as of 2016, the effects of revaluation should diminish, and the current account surplus should fully wield its effects, with the net position abroad significantly improving as a result.
The current account balance should benefit considerably from another increase in the trade surplus linked to lower oil prices, and the euro's depreciation should provide another, albeit moderate, contribution to improvement of the trade balance. Over the medium term, the current account surplus should amount to around 3 percentage points of GDP.
It is furthermore noted that there is a consensus within the analyses currently available that i) the current account balance adjustment achieved in recent years can be considered as structural2 and ii) the equilibrium of the foreign accounts3 reached in recent years can be considered as sustainable once more.

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2 European Commission, Commission Staff Working Document, op. cit..
3 According to certain analyses, the fact that Italian assets held by non-residents are mainly portfolio investments (and in particular, public debt securities) represents a potential factor of vulnerability. Presuming that particularly stressful market conditions will lead to a significant sell-off that would throw the national financial system into a state of crisis is a very marginal assumption. Compared with the sovereign debt crisis some years ago, Italy's fundamentals have substantially improved, the foreign exposure in terms of public debt holdings is lower, and last but not least, the quantitative easing programme offers a protective cushion, reducing the public debt securities held by private-sector counterparties and thereby facilitating the financing of new issues.

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Even though there are no pressing needs to bolster exports in order to ensure the equilibrium of the foreign accounts, there are still issues related to competitiveness which, in final analysis, are likely to limit the economy's growth potential.
The next section concentrates on the performance of Italian exports and the extent of their competitiveness.

Price competitiveness

The performance of Italian exports is frequently the subject of analyses in relation to the trends of international trade. The reduction of market share and the deterioration of the current balance since 2000 have been interpreted as symptoms of a lesser degree of competitiveness. In effect, the growing globalisation has created both opportunities and new challenges, and all highly developed economies have reported losses of market share during this period. Italy's exports, in particular, have had to deal with price competition from emerging countries in sectors typical of Italy's specialisation model (which in some analyses is considered outdated and scarcely competitive).
In any event, the country continues to be one of the top exporters at a global level. In recent years, despite the weakening of international trade, exports have sustained Italy's GDP growth (Figure IV.1); indeed, the positive contribution of net foreign demand cannot be explained only by the contraction of imports.

FIGURE IV.1: CONTRIBUTIONS OF EXPORTS AND IMPORTS TO GDP GROWTH (%)

Source: Analyses based on ISTAT data.

Export performance is due not only to international demand, but also to the trend of competitiveness.
A major distinction is to be made between price (or cost) competitiveness and non-price competitiveness, although there are no unique definitions or indicators for either.

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From the standpoint of price, Italy has had logged a pronounced loss of competitiveness compared with the larger countries in the Euro Area in terms of unit labour costs (Figure IV.2). In any event, between 2013 and 2014, the increase in the cost of labour in Italy (0.7 per cent) was below the averages for both the Euro Area (1.1 per cent) and the European Union (1.4 per cent). A different indication comes from the real effective exchange rate based on the prices of manufactured products, suggesting a much more limited gap between Italy, Germany and France (Figure IV.3)4.

FIGURE IV.2: UNIT LABOUR COST FOR MAJOR EUROPEAN COUNTRIES (indices 2000=100)	FIGURE IV.3: REAL EFFECTIVE EXCHANGE RATE OF MAJOR EUROPEAN COUNTRIES (indices 1999=100, based on prices of manufactured products)

Note: For 2013 and 2014, estimates from AMECO databanks. Source: Analyses based on ISTAT data.	Source: Bank of Italy.

In any event, recent analyses show that the unit labour cost is not an optimal indicator for assessing Italy's price competitiveness. Indeed, the measurements of cost competitiveness do not always represent an accurate indicator of Italy's market share5. Other studies6 argue that "signs of a weak correlation between the real cost of labour and export growth have been evident since the end of the 1990s" at an international level. In addition, in terms of impact of fundamentals, similar research has highlighted that "on the basis of a panel estimation of 13

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4 The changes with respect to countries outside of the Euro Area are more complex since they are influenced by foreign-exchange effects.
5 Giordano C., Zollino F., Exploring price and non-price determinants of trade flows in the largest euro-area countries, Bank of Italy, Questioni di Economy and Finance, Occasional Papers, N. 233, September 2014.
6 Storm S., Naastepad C.W.M., Why the Eurozone May Self-Destruct: NAIRU Economics Cannot Resolve EMU's Internal Contradictions, Delft University of Technology, The Netherlands, May 2014. See Also: Di Mauro, F., Forster, K., Globalisation and the Competitiveness of the Euro Area, ECB Occasional Papers Series No. 97, 2010.

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countries during the 1975-2011 period, 'for the periphery, the contribution of [RULC] changes to external imbalances appears negligible"7.
There are several important policy implications. A recent study8 suggests that the adjustment of the real labour cost would have limited effects on the current account and that the most significant part would be determined through the demand channel9. In addition, with every decrease in the price elasticity of exports, there is an increase in the cost of achieving the current-account target that would allow for making use of a competitive price advantage. In Italy's case, the elasticities of exports are relatively low10. An acceleration of the wage/salary reduction with respect to the processes under way (as already indicated by an Italian inflation rate below the Euro Area average) could mean that the depressive effects thereof on domestic demand would be greater than the stimulus coming from increased exports.
The foregoing does not exclude, however, that a gradual reduction in the real labour cost would be useful for the competitiveness of Italian products. In any event, this should be more appropriately achieved "indirectly", namely, through structural reforms aimed at increasing productivity and improving the allocation of resources within the economy. In addition, a more appropriate approach to price competitiveness should also contemplate measures aimed at favouring a reduction of other costs (in addition to the labour cost) borne by Italian businesses, such as, for example, the costs of energy, taxation and reduced efficiency of the services supplied by the public sector11.
A final factor to consider is the euro's recent depreciation that has had a positive effect on Italy's competitiveness with respect to non-European countries. Until the end of 2014, the nominal effective exchange rate improved less than the bilateral exchange rate with the United States; this was because of the fall in value of other leading currencies with respect to the dollar12. Recently, however, the euro has fallen in value against other currencies, with more significant positive repercussions on competitiveness. A similar framework is also supplied by the harmonised indicator of competitiveness computed by the Central European Bank (ECB), based on the unit labour cost, the GDP deflator and the harmonised consumer inflation rate (Figure IV.4). Taken altogether, the main indicators of price competitiveness show a recovery for Italy as far back as 2009.

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7 Sanchez D., Varoudakis J. L. and A., Growth and Competitiveness as Factors of Eurozone External Imbalances, World Bank Policy Research Working Paper 6732, 2013, p. 17.
8 Storm S., Naastepad C.W.M., 2014, op. cit..
9 Effectively, a significant part of the recent adjustments has been achieved partly through the compression of domestic demand and the very high rates of unemployment in various Euro Area countries. In addition, in their work, the authors emphasise that the bulk of Germany's current surplus has very little to do with performance in terms of labour cost and is more closely linked to the capacity to access growing foreign markets, thanks to the mix of the basket of goods produced and their high quality. Indeed, the price elasticity of goods produced by Germany is generally very low.
10 Algeri B., The Drivers of Export Demand: A Focus on the GIIPS Countries, University of Calabria, Department of Economy and Statistics, May 2013, Table 1.
11 Christodoulopoulou, Tkacevs, Measuring the effectiveness of cost and price competitiveness in external rebalancing of euro area countries: what do alternatives HCIs tell us?, Central Bank of Latvia, Working Papers, n. 6, 2014.
12 Between April 2014 and March 2015, the euro lost 21.8 per cent against the U.S. dollar, while the gain in terms of competitiveness against the nominal effective exchange rate was approximately 5.3 per cent.

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FIGURE IV.4: HARMONISED INDICATORS OF COMPETITIVENESS FOR ITALY (indices 1Q 99=100)

Source: European Central Bank.

Italian export performance in the markets and Italy's specialisation model

In addition to relative price terms, competitiveness can be analysed by looking at export performance in terms of market share, geographic specialisation, and productive specialisation.
In the past 10 years, the most developed economies have witnessed significant reductions in their market share due to globalisation and the growing role of emerging economies. During the 2003-2013 period, the loss of market share regards Italy (-1.3 percentage points) and other principal European countries such as Germany (-2.2 percentage points) and France (-1.9 percentage points), while Spain had a smaller decrease (-0.4 percentage points) (source: UN-Comtrade data). In any event, as in the case of other major European countries, Italy's exports have slightly rebounded in more recent years, thereby suggesting a possible turning point in the negative trend of the past decade. As emphasised in numerous analyses, the loss of market share is mainly due to specialisation in low-growth manufacturing sectors. In any event, since 2013, the productive mix of global demand has become more favourable for Italian exports in terms of the structure by sector.
A review of Italy's market share by sector shows the most significant losses of market share during 2007-2013 (compared with 2001-2007) were concentrated in the following sectors: apparel accessories, furniture, non-metallic mineral products and textiles, the last of which has been considerably impacted by strong cost competition from emerging countries. In the remaining sectors, there were slight reductions in market share. In 2007-2014 (compared with 2000-2007), the volume of exports increased in almost all sectors (except for computers) despite the reduction of market share (Figure IV.5). Transportation, electronics and pharmaceuticals contributed in large part to the growth of exports. In 2014, the

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sectors reporting the largest growth in value terms were automobiles (10 per cent), pharmaceuticals (5.6 per cent), textiles, apparel and leather products (4.2 per cent) and machinery (3.6 per cent).

FIGURE IV.5: ITALY'S EXPORTS BY SECTOR (volumes, million, NACE Rev.2)

V28 = Mechanical engineering; V24_25 = Metallurgy; V13_15 = Textiles; V29_30 = Transportation; V20 = Chemicals; V23_23 = Rubber and plastics; V10_12 = Food; V31_33 = Furniture; V27 = Electrical devices; V21 = Pharmaceuticals; V19 = Coke; V26 = Computers and precision instrumentation; V16_18 = Wood and paper; V01_03 = Agriculture and fishing; V61 = Telecommunications; VD = Electricity, gas, steam and air-con.; VB = Mining; V90_93 = Entertainment; V69_78 = Professional services; V94_96 = Other services.
Source: ISTAT.

Other conclusions can be drawn from the Shift and Share Analysis (SSA) that examines a country's performance in the international markets, considering the difference between the growth rate of a country's exports and the growth rate of global exports during a given period13. When comparing the major European countries (Germany, France, Italy and Spain), the following can be noted for Italy for the 2003-2013 period: 1) in cumulative terms, Italy's productive specialisation did not play a significant role in the loss of market share; 2) more significant effects are attributable to the loss of the share in specific sectors and markets (given Italy's initial specialisation)14, probably related to the crowding out of Italian products by the competition of emerging economies; and 3) considering the year-on-year breakdown (Figure IV.6), it is possible to note a pronounced negative contribution to the change of market share by geographic destination until 2010,

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13 This differential, which corresponds to the change in market share, can be broken down into four factors: A) the effect of initial sector specialisation of exports; B) the impact of initial geographic specialisation; C) the performance of the country in the international market at the level of product sectors; and D) the performance of the country in the international market at a geographic level. The final two components reflect the country's competitive capacity to export products having the highest demand and to export to high growth markets. The sum of the components C and D is a useful tool for comparing competitiveness over space and time.
14 During the period considered, approximately 20 per cent of Italy's market share loss is due to an unfavourable mix of exports at the start of the period, while the other 80 per cent is due to a limited capacity to ensure exports of the products most in demand and exports to the most dynamic markets.

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while in the period 2011-2013, Italy improved its export positioning in terms of both products and geographic destination, thereby showing an increasing capacity to redirect exports toward more dynamic markets15.

FIGURE IV.6: SHIFT AND SHARE ANALYSIS OF THE EXPORTS OF MAJOR EUROPEAN COUNTRIES (differences of growth rates, %)

Source: Analyses based on UN Cometrade data.

The main anomaly attributed to Italy’s productive specialization model – the heavy concentration of comparative advantages in traditional sectors – is only

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15 For additional details related to the other countries examined, see: Cossio, A., Mocci C., Pericoli F., Italian exports: A Shift-Share analysis, MEF, Department fo the Treasury publications, forthcoming publication, 2015 (only in Italian).

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partially confirmed by the most recent data available. These data show a decreased intensity of specialisation in textiles and apparel, and an increase in intensity in specialised supplier sectors (on the basis of the Pavitt taxonomy16); at the same time, Italy witnessed a reduction of comparative disadvantages in sectors with large economies of scale and with high research intensity.
In effect, the sector specialisation indices (percentages against added value) and the net trade specialisation (NTS17) index illustrate an intensity of specialisation that is moving away from traditional sectors in favour of other sectors such as chemicals, financial and insurance services, mechanical engineering and telecommunications (Figure IV.7).

FIGURE IV.7: ITALY'S SECTOR SPECIALISATION (% NACE Rev.2)

VF=Construction; V20=Chemicals; V64_66=Financial and insurance activity; V28=Mechanical engineering; V61=Telecommunications; VL=Real estate; V45_47=Retailing; V22_23=Plastics; V24_25=Metals; V94_96=Other services; VD=Electricity, gas, steam and air-con.; V27=Electronics; V31_33=Furniture; V21=Pharmaceuticals; V62_63=Technical services; V13_15=Textiles; VI=Hotel services; V69_82=Professional services; V16_18=Wood and paper; V36_39=Water management; V29_30=Transportation; V26=Computers and precision instrumentation; V58_60=Publishing; V19=Coke; V90-93=Entertainment; V10_12=Food, beverages and tobacco.
Source: Analyses based on ISTAT data.

Considering Italy's competitiveness on a regional basis, it is possible to note an increase in the degree of geographic concentration of exports following the

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16 Elaborated in 1984, the Pavitt taxonomy classifies the product sectors on the basis of certain criteria (technological opportunities and sources and innovation; R&D intensity; type of knowledge flows) identifying four sector groupings: 1) Supplier dominated, which include textiles, footwear, food and beverages, paper and printing, woodworking; 2) Scale intensive, which include base metals, and auto vehicles and related engines; 3) Specialised suppliers, which include agricultural and industrial machinery, office equipment, optical, precision and medical instrumentation; 4) Science based, which include chemicals, pharmaceuticals and electronics (Source: Pavitt K., Sectoral Patterns of Technical Change: Towards a Taxonomy and a Theory., Research Policy, 13, pp. 343-73, 1984).
17 The Net Trade Specialisation (NTS) index can have a positive value between 0 and 1 in the areas of specialisation and a negative value between -1 and 0 in the areas of comparative disadvantage. It is an adaptation of the formula proposed by Balassa and Bauwens (1988) for measuring the intensity of intra-industrial trade, which, unlike the more common Balassa index of revealed comparative advantages, considers both trade flows (exports and imports).

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slump in global trade in 2009. In particular, the less developed regions of Italy witnessed increasing delays in keeping up with the more developed regions. If the oil industry is excluded, the southern regions' exports as a percentage of total exports is smaller, and the geographic polarisation of exports consequently increased; the regions whose exports have not yet moved back to pre-crisis levels are mostly located in southern Italy.

Non-price competitiveness and its main determinants

Export performance can also be explained by factors other than product price, namely, for example, by the capacity of national producers to tackle competition by adapting their product range to changes in demand related to consumer preferences and/or by reaching different markets, moving beyond various types of barriers (whose costs are related to geographic distance and culture). In a broad sense, these aspects refer to non-price competitiveness.
A recent study about Italy18 shows that most of the losses of market share since 2000 can be attributed to factors related to the price of exports, while the contribution of price competitiveness is a less relevant factor. Even so, numerous analyses show that i) the sectors of greater specialisation (according to the Pavitt taxonomy) are competitive, even though cost indicators are not favourable and ii) the growing quality of Italian goods can therefore easily explain the resiliency of Italian exports19. In addition, it can be argued that "Italy is positioned at the very high end of quality in all key export sectors, including in traditional sectors." Another recent work20 shows that Italy is specialised mainly in high-quality manufactured products and that such positioning is constant over time.
The difficulties encountered by Italian exporters, in terms of non-price competitiveness, are therefore not linked to the quality of the products. This is a finding of a study of the determinants of export performance using a microeconomic dataset of Italian businesses operating in six key Made-in-Italy sectors (apparel, footwear, food, furniture, eyewear, and jewellery) with reference to the 2011-2013 three-year period21. The empirical analysis shows that Italy's specialisation model is vulnerable to growing global competition and that export performance is not only related to the quality of the goods exported and to product and marketing innovation, but also to business size, productivity and profitability, and to affiliation with a network of businesses.
Another key element in the analysis of Italy's productive system is the size of the business. Italy's economy has a bimodal distribution, with the presence of a large number of small- and medium-sized businesses active mostly in the domestic market and in an intermittent manner in the European market, with reduced innovation capacity, a disproportionately strong reliance on bank credit, undercapitalisation and family management that negatively influences

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18 Algeri, 2013, op. cit..
19 Tiffin A., European Productivity, Innovation and Competitiveness: The Case of Italy, IMF Working Paper No. 14/79, May 2014.
20 Vandenbussche, Quality as Determinant of Competitiveness in Exports, Note for the attention of the LIME Working Group, February 2014.
21 Costa S., Luchetti F., Export, strategies and performance: The «Made in Italy» exporters during 20112013 crisis, ISTAT, December 2014.

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performance, especially in the foreign markets. At the same time, there is a group of medium-/large-sized businesses that are efficient, innovative and international, which operate on the basis of modern management practices, with a diversified financial structure. These businesses have performed positively in foreign markets, including during the recession; in this segment, the loss of market share was much less than that for the Italian economy as a whole.
Other elements impeding competitiveness and taking their toll on businesses are institutional factors, such as the high level of taxation and its imbalanced structure, the low level of efficiency of the public administration (especially the justice system), the complexity of bureaucratic procedures, corruption and organised crime, and the low quality of infrastructure.
Recent studies have underscored the key role of the services sector in the supporting the international competitiveness of the economic system. In effect, services to businesses influence non-price competitiveness, and in particular, the qualitative improvement of products, organisational structures and business models. A recent analysis22 confirms that investments in new products, R&D and innovation in the services sector are associated with an increase in market share.
Another important factor is an adequate presence of foreign businesses that create a positive spillover effect on the rest of the economic system. With reference to this aspect, there are encouraging signs coming from the constant growth of the stock of direct foreign investments. Following the decreases reported in 2008 and 2010, a slight recovery has been seen in recent years in terms of net flows. The idling of direct foreign investments at the start of the economic-financial crisis in 2008-2009 mostly concerned financial intermediation, while much more modest decreases were recorded for other sectors; by 2012, most of them were back to pre-crisis levels or higher. Multinational companies have a strong presence in the following sectors: pharmaceuticals, oil, chemicals, electrical devices, transportation and electronics, these are the sectors with the highest productivity levels. In the 2009-2011 period, the weight of Italian exports referable to foreign-controlled businesses grew to 25 per cent, from 22 per cent in the preceding three-year period. These businesses showed a greater capacity to withstand the economic crisis, probably due to their more solid financial structure and the possibility of accessing broader based distribution a networks. Foreign-controlled businesses play a leading role in Italian exports, especially in pharmaceuticals (75 per cent of exports), the oil industry (48 per cent) and chemicals (44 per cent).

FOCUS
Interaction between manufacturing and services to businesses, as a factor of economic growth and competitiveness.23

In recent decades, the connection between the manufacturing and services sectors has gradually become stronger as a result of the growing role of the global value chain and the tendency of businesses to offer services.  This implies that the growth of economies will depend more and more on the development of services and their capacity to create added value. The strong contraction in global trade in 2009 was more related to the trade of goods

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22 Evangelista R., Lucchese M., Melicciani V., Manufacturing sectors and the impact of business services, November 2014.
23 The text is taken from ISTAT's Report on the competitiveness of productive sectors, published in February 2015.

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than to the trade of services, the latter of which rebounded moderately in the years thereafter. Highly developed economies (United States and European Union) are still the greatest exporters of services at a global level, even though the share thereof fell during the 2000-2013 period. Indeed, the weight of emerging countries has grown, but to a much lesser extent than the growth of production and the trade of goods. China has become one of the principal exporters of services at a global level and India has also rapidly expanded its exports of services (whose share tripled from 1.1 per cent to 3.3 per cent).

It is also possible to observe interesting indications about the connection between manufacturing and services in the major European countries (reference to 2011): 1) from intermediate cost matrices24 with respect to the costs (in %) borne by manufacturing businesses in acquiring services; and 2) from input-output tables25 for the capacity of activation of services in response to demand from the manufacturing sector. With reference to the first aspect, the ratio of the total costs of services (internal and imported) to total intermediate costs for the manufacturing sector (industrial sectors, net of the construction) ranges between 16.2 per cent for Italy and Great Britain and 21.1 per cent for France. All of the countries show a significant preference for purchasing national services, especially Italy with the highest ratio (more than 93.5 per cent), followed by Spain (87.4 per cent), whereas the percentage for Germany and Great Britain is slightly above 90 per cent. From a comparison at a sector level, other services to businesses and equipment leasing constitute the bulk of costs in all of the countries (getting to 13.2 per cent in France), while the expenditure for transport services is more significant for Italy and Spain (3.6 per cent) and is less than 2.0 per cent in the other countries. For financial intermediation services, the highest percentages are found in Great Britain (2.8 per cent) and France (2.3 per cent); in Germany, the purchase of real estate services is the highest (2.3 per cent). Communications and logistics services account for a limited amount of total services in all countries, although the related figures are above 1.0 per cent in Germany, France and Spain. With reference to the second point and the input-output matrices, Italy trails Germany in terms of the activation of services to manufacturing businesses. The total incremental change of services to businesses is between 29.3 per cent for Germany and 10.9 per cent for Great Britain, while Italy (27.3 per cent) ranks just above Spain (25.9 per cent) and France (25.0 per cent). Overall, an increase in manufacturing production should prompt a positive response of services to businesses, including between just over 25% and just under 33% of their production volume26. When considering the sector mix of services activated, Italy has the highest level of activation of transport services, while Germany ranks first for other services to businesses, and France has the top position in warehousing and postal services. The industrial sectors that account for the largest increases in production of services to businesses are basically similar in the various countries: food, beverages and tobacco (except for Germany), metallurgy and machinery appear to have the greatest capacities of activating almost all services to businesses. The business objectives and strategies can explain the activation capacity both in "traditional" sectors (e.g. food), and in more technological sectors (e.g. machinery). In the machinery and transportation sectors, the percentage of the cost of services has grown due to the need to adopt more efficient

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24 The intermediate costs matrices and the tables of the secto independencies used for the analysis have been take from WIOD databases, which contain integrated information about the main national accounting matrices for the global economy, with detail for 40 countries.  The most recent tables currently available are from the year of 2011.
25 The input-output tables have been constructed by ISTAT, starting from tables of sources and uses expressed at base prices, and consistent with national accounting.  The tables of sources and uses give a detailed picture of i) the supply of goods and services (both produced domestically and imported) and ii) their employment for the intermediate or final use, showing the added value (and its components) generated by the branches of the branches of economic activity.  The classification of the branches is based on Ateco Rev 2.
26 Having considered internal interdependencies, the level of activiation (compared with the analysis of the costs structure) is affected by the percent of imported services to businesses, the sector mix of the secondary goods of the different countries and the economic significance of the activated and activating sectors.

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development processes. In addition, the growing complexity of products and integration of different technologies has led to the outsourcing of R&D and engineering services, both for reasons of cost savings and the need to tap specialised skills. In low- and medium-technology segments, greater efficiency and effectiveness in managing the value chain represent the most important factor of growth in using services as inputs. Finally, producers secure better competitive positioning in their respective end markets by using services at the end of the production process: services such as market research and advertising, and the offer of additional services (post-sale marketing and services) to their customers. These low-tech industries generally have a high percentage of costs for transportation and distribution services, due to the significance of such costs in the production of consumer goods. In conclusion, services to businesses account for an important portion of added value in the economies of the countries examined.

IV.2	PRIVATE SECTOR: FINANCIAL SITUATION

In 2013, the level of the private-sector indebtedness had decreased compared with 2012. As a whole, Italy's private sector is very financially solid.

FIGURE IV.8: PRIVATE SECTOR DEBT IN 2013 (HOUSEHOLDS AND NON-FINANCIAL BUSINESSES, % OF GDP)

Source: Eurostat, consolidated data.

Households

The structure of Italian household portfolios continues to incorporate a high level of financial assets (when compared with disposable income), with a reduction of high-risk assets27.

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27 Compared with the end of 2013, household financial assets in the first nine months of 2014 experienced an increase of €17.1 billion with reference to deposits, and a decrease of €73 billion with respect to bank-issued bonds. In addition, the percentage of bank debt fell to 22.5 per cent from 24.6 per cent of 2013. Investments in shares, mutual funds and insurance policies also rose. The ratio of Italian households' financial debt to disposable income rose to 85.4 per cent (from 65.4 per cent in 2013). According to Eurostat data, in 2013, Italian

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For the 2001-2013 period, the propensity to save and the investment rate averaged 10.8 per cent and 7.0 per cent, respectively. In 2014, households' propensity to save was 8.6 per cent, slightly declining compared with the previous year (8.9 per cent)28. According to recent estimates, households' savings flows increased in 2013-2014 (amounting to 1.8 per cent of GDP) after the weak growth logged in 2010-2012; savings flows should stabilise at an average of 1.6 per cent for the 2015-2016 period (Figure IV.10).

FIGURE IV.9: TOTAL WEALTH OF ITALIAN HOUSEHOLDS (in € bn, 2013 prices)	FIGURE IV.10: SAVINGS FLOWS OF INSTITUTIONAL SECTORS AND BALANCE OF PAYMENTS SURPLUS/DEFICIT (% of GDP)

Note: Housing wealth is a component of total real assets. Net financial wealth is the balance between financial assets and liabilities.
Source: Bank of Italy, Italian household wealth, n. 69, 16 December 2014.
Note: The data related to the flow of households and of businesses are forecast data as from 2014. Source: Analyses based on data from ISTAT and Bank of Italy.

From the standpoint of liabilities, the biggest portion refers to mortgages contracted by households to purchase residential housing. During the 2009-2012 period, the percentage of new non-performing mortgages to mortgages outstanding was less than that related to contracts consummated in the years preceding the crisis29. With reference to the 2011-2014 period, the growth of home mortgage loans slowed (0.5 per cent) and the growth of consumer credit decreased (-2.1 per cent)

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households' financial debt (62.9 per cent) was lower than that for other major European countries (83.3 per cent for Germany, 85.7 per cent for France and 115.8 per cent for Spain).
Note: The aggregates mentioned above have been constructed starting from Table 21 of the Supplement to the Statistical Bulletin, Financial Accounts of the Bank of Italy, as follows: 1) deposits: sum of banknotes, coins, and sight deposits, and other deposits; 2) bank-issued bonds: medium-/long-term securities issued by financial and monetary institutions; 3) percentage of bank debt: sum of sight deposits and bank-issued bonds in relation to total financial assets; 4) financial debt: sum of short- and medium-/long-term loans in relation to pre-tax disposable income. Sources: Analyses based on Bank of Italy data, Supplement to Statistical Bulletin, Monetary and financial indicators, Financial accounts, New series, Year XXV, n. 6, 3 February 2015; ISTAT, Households income and savings and non-financial corporation profits, 9 January 2015; Eurostat, Key indicators, Gross debt-to-income ratio of households, 18 March 2015.
28 Source: ISTAT, Households income and savings and non-financial corporation profits, 2 April 2015.
29 Source: Bank of Italy, Financial stability Report, n. 2, November 2014.

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in comparison with the 1999-2010 period (15.6 per cent and 13.8 per cent, respectively)30.
In recent years, the low level of interest rates on home mortgage loans has allowed households to apply for new mortgage loans or to renegotiate the existing loans to secure more favourable conditions. Overall, the financial situation of Italian households continues to be solid with respect to the other major European countries, and the comparison in terms of indebtedness is especially favourable to Italy (Figure IV.11).

FIGURE IV.11: HOUSEHOLD INDEBTEDNESS IN 2013 (% of financial assets)

Source: Eurostat, consolidated data.

Non-financial businesses

After peaking in 2009 (72.4 per cent), the ratio of the debt of the nonfinancial businesses to GDP has gradually improved (Figure IV.12), so much so that as of 2013 it was below the Euro Area average (66.9 per cent versus 67.7 per cent). Between June 2013 and June 2014, the leverage ratio declined by approximately 4 percentage points, to 42.8 per cent. Non-performing loans amounted to 16.2 per cent of total loans outstanding as of December 2014. In the third quarter of 2014, the value of new non-performing loans decreased (4.3 per cent), while the number of new non-performing loans rose (3.7 per cent). In 2014, the leverage ratio amounted to 40.6 per cent (0.8 percentage points less than in 2013), with the figure reflecting the greater difficulties encountered by small-/medium-sized businesses as a result of the continuation of the recession. At the same time, the profitability of non-financial businesses (ratio between pre-tax income and gross added value at base prices) has continued to decrease. In 2013, it was 40.9 per cent (1.3 percentage points less than in 2012), with the figure reflecting the greater difficulties encountered by small-/medium-sized businesses as a result of the continuation of the economic downturn.

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30 Source: Analyses based on Bank of Italy data, Supplement to Statistical Bulletin, Monetary and financial indicators, Money and banks, New series, Year XXV, n. 13, 10 March 2015.

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One of the significant problems for non-financial businesses (especially small-and medium-sized businesses) has been access to bank credit (in this regard, see section dedicated to financial businesses). Bank loans continued to contract over the 12-month period ending November 2014, with the decrease in financing to small- and medium-sized businesses (SMEs) falling by €97.2 billion from 2010 to date (Confcommercio-Cer index). Some of businesses with less than 50 employees have had to ration credit by 15.4 per cent, with that figure more than one-third higher than the comparable figure for larger businesses.

FIGURE IV.12: RATIO OF DEBT OF NON-FINANCIAL BUSINESSES TO GDP AND GROSS PROFITS SHARE FOR NON-FINANCIAL CORPORATIONS (IN %)

Source: Eurostat, ISTAT

For every €100 of debt financing used for investments made by businesses in Italy in 2012, €92 came from bank financing and the remainder from the bond market. In 2013, the situation improved, with the bond market share rising to 11 per cent; the figure is expected to rise further in the next few years.
In view of these difficulties, Italian businesses - especially medium-/large-sized businesses - have increasingly gone directly to the market to finance their activities: in the third quarter 2014, the net issues of bonds amounted to €2.8 billion. At the same time, different instruments have been introduced i) to reinforce the market as a complement/alternative to bank credit and ii) to facilitate direct recourse to the capital market31.
In order to increase capitalisation of businesses, the Aid to Economic Growth Programme was reinforced at the end of 2013, through an increase in the notional yield on equity, to 4.0 per cent, 4.5 per cent and 4.75 per cent, respectively, for 2014, 2015 and 2016. During the 2011-2014 period, the number of businesses participating in the programme has almost doubled.

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31 For additional details, see: Ministry of Economic Development, Annual report of the regulator of micro, small and medium-sized businesses (MPMI), March 2015 (only in Italian).

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After the measures to deregulate the corporate finance marked in 2012, the government adopted the two so-called "Growth Decrees" that provided other regulatory measures to expand the Italian corporate bond market, favouring the creation of specialised funds investing in this type of asset. The initial results have already been produced. To date, more than 92 mini bond issues have been placed for a total of approximately €4.8 million, inclusive of 73 issues by SMEs and 19 issues by large businesses. In addition, the Central Guarantee Fund's activity has been extended to the mini-bonds subscribed by credit funds. The most recent data show increasing market interest in mini-bonds issued by SMEs. Another public instrument to favour access to credit is the Central Guarantee Fund for small- and medium-sized businesses, which proved to be very useful during these years of crisis. In 2014, the number of applications sent to Central Guarantee Fund rose by 7.9 per cent compared with 2013, with a total of 90,000 applications coming from 441 SMEs, an increase of 15.4 per cent compared with the previous year. Also in 2014, the fund made available €12.9 billion in financing, €8 billion of which was fully guaranteed. Since the onset of the financial crisis, the fund has assisted 411,000 SMEs, which represent the backbone of the Italian economic system, and which have encountered difficulty due to the shrinkage of bank credit.
For the effect of regulations provided to innovative start-ups, Italy is now launching the operations of equity crowdfunding portals, which represent an innovative way for sourcing financial resources for this type of business. This is a field in which the Italian legal system is at the forefront.
With reference to more structured businesses, Borsa Italiana has set up the AIM Italia segment, which is characterised by a balanced regulatory approach, high visibility at an international level, and a flexible, less costly and streamlined admission process that is tailored to the needs of Italy's SMEs within the global competitive framework. There are currently 57 SMEs quoted on the Borsa Italiana AIM; in 2014 alone, some 22 IPOs (including 8 belonging to the green economy sector) were carried out on the AIM, with a 47 per cent growth in the issuers compared with 2013.

Financial businesses and the flow of credit to the economy

The Italian banking system suffered the consequences of the sovereign debt crisis, initially tackling the severe difficulties related to the fragmented European financial system. The situation led to an increase in the costs of funding and made it problematic to tap funds. As widely known, the ECB's intervention in 2012 made it possible to get through the most acute phase of the crisis. At the same time, the Bank of Italy's oversight actions steered the banking sector toward gradual recapitalisation, in view of the changeover to the Single Supervisory Mechanism (SSM) on 4 November 2014.
With the inauguration of the SSM, rules on banking oversight have been harmonised for most banking intermediaries in the Euro Area, with the objective of increasing integration and financial stability. The introduction of SSM was preceded by Comprehensive Assessment of the health of the main banks in the Euro Area, consisting of an analysis of an Asset Quality Review, and a test of resiliency to shocks to bank financial statements (stress test), conducted with reference to a baseline scenario and a worst-case scenario.

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The results of the Comprehensive Assessment were published on 26 October 2014, and showed that the capitalisation of Italian banks was substantially adequate. Overall, the results indicated that the Italian banking system would need recapitalisation of €2.9 billion (0.2 per cent of GDP), with that need concentrated with two banks (Banca Monte dei Paschi di Siena and Banca Carige).
Numerous measures were also adopted in 2014 to reduce financial market tensions, particularly with the intention of stopping the contraction of credit flowing to the economy and reinforcing the economic governance of the Euro Area. The ECB inaugurated an accommodating monetary policy, taking interest rates to levels close to zero. In addition, greater liquidity in the form of Targeted Longer-Term Refinancing Operations (TLTRO) was made available to intermediaries on the condition of their financing productive activity. For the first TLTRO in September, Italian banks secured €29 billion (35 per cent of total demand); in the second transaction in December, the amounts requested came to approximately €26 billion (20 per cent of the total). Additional measures to support credit have been implemented through programmes for the purchase of covered bonds and asset-backed securities. In addition, the array of bank loans used to back refinancing through the Eurosystem has been expanded.
According to the Bank of Italy's most recent report on financial stability, Italian bank liquidity conditions were reinforced in 2014 as a result of the improvement of the financial cycle and deposit growth. The indicator measuring the 1-month net liquidity position32 to total assets reached a relatively high value of around 12 per cent in October 2014. In June 2014, 15 Italian banks included in the Basle Committee had already met the liquidity coverage ratio provided for 2015. Positive signs about bank balance sheets are also coming from the funding gap, which measures bank exposure to liquidity risks and had decreased significantly in September to 9.9 per cent. Banks operating in Italy had increased the credit tapped through the Eurosystem to €171 billion at the start of November 2014, accounting for 34 per cent of the Euro Area refinancing.
The aforementioned measures, together with the gradual waning of the crisis, have contributed to tapering the decrease of loans to the private sector. On the basis of the Bank of Italy's most recent data, some improvement in the trend was seen in the second half of 2014, even though the year-on-year trend was still negative for non-financial businesses (-2.8 per cent y/y) and households (-0.5 per cent y/y). The trend of lending has been negative affected by both supply-side factors (such as continuing imbalances in bank financial statements and risk of credit to businesses), and demand-side factors (in particular, the fragility of the economic cycle).
In view of the persistent deflationary pressures, on 9 March 2015, the ECB inaugurated the Quantitative Easing Programme covering the purchase of government securities, to the tune of €60 billion per month through September 2016 (for a total of €1,040 billion).

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32 The liquidity position is calculated as the algebraic sum of the reserves of assets eligible for refinancing through the Eurosystem and the expected cumulative cash flows.

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FIGURE IV.13: LOANS TO NON-FINANCIAL CORPORATIONS AND HOUSEHOLDS ADJUSTED FOR SECURITISATIONS (% change y/y)

Source: Bank of Italy.

The most recent data available show a significant decrease in interest rates, both on new loans of less than €1 million (3.3 per cent as of January 2015) and those above €1 million (1.9 per cent as of January 2015) (Figure IV.14).

FIGURE IV.14: INTEREST RATES ON LOANS TO NON-FINANCIAL CORPORATIONS AND HOUSEHOLDS (% change y/y)

Source: Bank of Italy.

It is finally noted that the effort to revive lending activity also includes reform of the cooperative banks, with the larger cooperative banks to increase their capitalisation through their transformation into joint-stock companies.

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IV.3	THE REAL ESTATE SECTOR

The economic cycle in the building sector has remained weak, although the deceleration of activity has tended to ease.
In 2014, investments in construction fell by 4.9 per cent in real terms, with a more pronounced decrease in non-residential building (-5.6 per cent) versus residential building (-4.6 per cent). Compared with the pre-crisis peak, the ratio of investment in residential construction to GDP went from 6.0 per cent in 2006 to 4.6 per cent in 2014. As shown by a comparison with the other European countries, Italy has not had any of the significant corrections that were seen in other countries (Figure IV.15). According to recent estimates of the National Builders Association (ANCE)33, investments in restructuring the housing stock are likely to have increased by 1.5 per cent, partly due to the stimulus of the extended tax benefits for building restructuring and energy savings.
The data on the added value created in the sector (-3.8 per cent in real terms) and on industrial production (-6.9 per cent in 2014) still show a negative trend. The decrease in the sector's employment continued in 2014 (-4.5 per cent compared with 2013)34. The sector's difficulties are also reflected in the decline in the number of construction firms. According to ISTAT data, in 2013, there was 7.6 per cent decrease compared with the previous year; from 2008 to 2013, the loss in the sector was 18.7 per cent. The weakening of the productive structure is also evident from increased bankruptcies in the construction sector, which have grown progressively since 2008. The Cerved35 data related to 2014 show a 12.1 per cent increase in bankruptcy proceedings in the sector (10.7 per cent of the total) compared with the previous year. The trend of housing prices for existing housing remains moderate, including in comparison with the other major European countries (Figure IV.16).
In any event, positive signs are emerging that suggest a turning point in 2015. According to the Observatory on the real estate market, sales of housing units grew by 1.8 per cent in 2014, rising for the first time since 2006. In addition to the positive trend in the residential segment (3.6 per cent), there are favourable indications in non-residential building (5.7 per cent for commercial building, 3.6 per cent for production facilities, and 0.3 per cent for appurtenances).
Sales backed by mortgage loans rose by 12.7 per cent in 201436. In February 2015 (the month of the start-up of the Home Guarantee Fund), some 27.7 million of new mortgages were guaranteed according to the Italian Banking Association. The rebound in demand for mortgage loans is also confirmed by CRIF data37, which indicate an increase of 15 per cent in 2014, compared with the previous year.
Finally, according to a Bank of Italy survey about the housing market in Italy, the prospects over the next two years appear favourable.

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33 ANCE, Cyclical observatory on construction industry, December 2014 (only in Italian).
34 Full-time equivalents (FTEs).
35 Cerved, Observatory on bankruptcies, procedures and closing of businesses, February 2015 (only in Italian).
36 Observatory on the real estate market, Quarterly Note, 5 March 2015 (only in Italian).
37 CRIF, Barometer on mortgage loan demand from households, December 2014 (only in Italian).

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FIGURE IV.15: RESIDENTIAL INVESTMENTS IN MAJOR EUROPEAN COUNTRIES (indices 2000=100)	FIGURE IV.16: REAL PRICES OF HOUSING IN LEADING EUROPEAN COUNTRIES (indices 2000=100)

Note: Analyses using AMECO data.	Note: For Italy and the Euro Area, the data are available until the third quarter of 2014. Source: OECD.

IV.4	LABOUR MARKET TRENDS

The crisis interrupted a positive trend in the reduction of unemployment.
With an unemployment rate of 12.5 per cent in 2014, Italy was above the European average of 10.2 per cent, whereas in 2007, before the crisis, the Italian unemployment rate was 6.1 per cent versus a EU average of 7.3 per cent. In 2014, the Italian figure was above that in Germany (5.0 per cent), Great Britain (6.3 per cent), France (9.7 per cent) and below that in Spain (24.7 per cent).
The lack of work has had different effects with regard to both worker categories and geographic areas. Between 2007 and 2014 (Figure IV.17), the male unemployment rate, though remaining below the female unemployment rate, increased more in relative terms (going from 4.9 per cent to 11.9 per cent, versus a change from 7.8 per cent to 13.8 per cent for women). The territorial differences within the country remain significant: the unemployment rate in southern Italy rose by 9.7 percentage points, going from 11.0 per cent to 20.7 per cent, while the rate for the northern regions was up by 5.1 percentage points (standing at 8.6 per cent in 2014) and the rate for the central regions increased by 6.1 percentage points (11.4 per cent in 2014). The employment of young people (15-to-24 years of age) has also conspicuously deteriorated: the unemployment rate for this group rose by 22.3 percentage points, going from 20.4 per cent in 2007 to 42.7 in 2014. The performance of the labour market is affected by the quality of human capital, as shown by the changes in the unemployment rate in relation to the level of education; as the level of education increases, the change in the unemployment rate decreases: for workers having completed only elementary school, the unemployment rate rose by 11.4 percentage points; for workers having completed lower secondary school, +8.9 points; for workers having

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completed upper secondary school, +6.3 points; and for workers having earned a university or post-graduate degree, +3.4 points.
Considering the unemployed, the long-term unemployment situation (unemployed for 12 months or more) worsened, with the specific unemployment rate rising from 2.8 per cent to 7.7 per cent (+4.9 percentage points). This aspect is particularly critical since a longer period of unemployment reduces the possibilities of re-entering the labour force, and increases the possibility of workers becoming permanently inactive, due to the deterioration of human capital.

FIGURE IV.17: UNEMPLOYMENT RATE: CHANGE BETWEEN 2007 AND 2014 AND SIGNIFICANT DIFFERENCES BY GENDER, TERRITORY, AGE, EDUCATION AND DURATION

Source: Analyses based on Labour Force Survey – ISTAT data

Turning to employment, Italy had 22.3 million employed as indicated by the Labour Force Survey in 2014, with a reduction of 615,000 compared with 2007 (2.7 per cent). Almost the entire reduction refers to southern Italy (-563,000, or -13.1 per cent). As a result, the employment rate for the population between 15 and 64 years of age went from 58.6 per cent in 2007 to 55.7 per cent in 2014. More specifically, the employment rate for individuals between the ages of 55 and 64 grew by a good 12.6 percentage points primarily for the effect of the increase in the age of retirement. The increase of the employed among foreigners was also very significant at +847,000 (+58.5 per cent). Instead, a reduction of the employment rate was seen for the youngest workers (-9.0 percentage points compared with 2007).
The inactivity rate decreased in 2014 by 0.6 percentage points compared with 2013; the decline regarded the female component (-0.8 percentage points). Despite the crisis, the overall participation in the labour market rose between 2007 and 2014, particularly for the female component. The inactivity rate actually fell by 1.5 percentage points overall, with a decrease of 3.8 percentage points for women and an increase of 0.7 percentage points for men. The economic crisis thus seems to have pushed the second earners (mostly women) into the labour market,

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as a way to deal with employment difficulties for heads of households (mostly men).
The crisis seems to have particularly affected low-skilled workers38 (especially men). The completion of an advanced level of education seems to have favoured the participation rate (-1.7 percentage points for women, against a slight increase for men, +0.2 percentage points). In any event, the differential between the participation rates by gender was still a significant 19.2 percentage points in 2014 (26.4 per cent for men versus 45.6 per cent for women).
The decrease in inactivity is particularly evident for the 55-to-64 age bracket, with a decrease of 14.4 percentage points from 2007 to the present. In terms of levels, the inactivity rate for the oldest workers in 2014 amounted to 51.1 per cent with a positive 22.0 percentage point gender differential for women. The greater participation among 'older' workers is counterbalanced by a greater rate of inactivity for the 15-to-24 age bracket, whose change can be estimated at zero in the near term (+0.3 percentage points for women) and +3.7 percentage points in the long term (+5.0 percentage points for men). In terms of geographic breakdown, southern Italy had a gap in 2014 equal to 11.2 percentage points compared with the Italian average (14.8 percentage points for women). This gap is up by 1.0 percentage point compared with 2007 (+1.4 percentage points for men).
Among the inactive, the potential labour force is of particular significance for the labour market39; in 2012 (the most recent official ISTAT figure), the potential labour force amounted to 3.1 million individuals with an increase of 15.0 per cent compared with 2007. The weight of the potential work force to the total work force amounted to 12.0 per cent in 2012 versus a European average of 4.5 per cent. The percentage of the potential work force is particularly high for women (17.8 per cent versus 7.9 per cent for men), for the 15-to-24 age bracket (33.5 per cent versus 9-10 per cent for the remaining age brackets), for southern Italy (26.4 per cent versus 5.3 per cent for northern Italy) and for workers who have completed only lower secondary school (18.5 per cent versus 5.1 per cent for university graduates). Some 42 per cent of the potential work force is represented by the so-called 'discouraged workers'40, who are not looking for work because they believe they won't find a job.
Another aspect that qualifies the effectiveness of the channel of communications between the education/training system and the labour market is the group of young people who are not in education, employment or training (NEET)41; with reference to this group, there is the risk of gradual deterioration of human capital related to a prolonged absence from the training/employment system. Based on the most recent data available (2013), the NEET represented 26

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38 For the 2007-2013 period, the rate of inactivity rose by 2.7 percentage points for graduates of lower secondary school and by 0.8 percentage points for graduates of upper secondary school.
39 These are inactive workers who, even though being able to be qualified as part of the labour force, are available to work, and other people, though not looking for work, as well as those looking for work but not willing to work. See: "2012, Unemployed, inactive and underemployed – Indicators complementary to the unemployment rate", ISTAT, 11 April 2013 (only in Italian).
40 In the regions of southern Italy, their rate rises to 47 per cent per due to the combination of fewer job opportunities and a greater lack of confidence in the possibility for finding and maintaining employment. The phenomenon of discouragement could also be due to the lack of specific skills to be used in the labour market, considering that 66 per cent of the discouraged have not gone any further than lower secondary school.
41 Source: ISTAT, Noi Italia 2015.

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per cent of the population with in the 15-to-29 age bracket, with an increase of 2.1 percentage points compared with 2012. The percentage of NEET42 in Italy is well above the European average (only 15.9 per cent), and even higher when compared with Germany (8.7 per cent). During the 2007-2013 period, the NEET showed a relatively uniform change at a territorial level. More specifically, though penalised in terms of levels, southern Italy witnessed a 0.6 percentage point reduction of the differential compared with the national average, which was the result of a reduction for women (-2.5 percentage points) and an increase for men (+1.2 percentage points).

IV.5	CRISIS AND SECTOR REALLOCATION OF RESOURCES

As known, the crisis that began in 2008 has been the most serious ever experienced in Italy, with GDP contracting by approximately 9 percentage points between 2007 and 2014. The manufacturing sector was the most adversely affected, with added value at the end of 2014 some 17 percentage points below the peak reached in 2007.
It is not possible, and perhaps it is premature, to come up with a complete accounting of the effects of the crisis on Italy's productive system.
As in every recession, adjustments occurred within sectors and between sectors. Presumably, the less productive businesses left the market, substituted by new businesses and different productive units that inaugurated innovative processes as a response to the difficulties and to the selection made by the competition. In any event, the crisis was also marked by credit crunch that might also have affected potentially healthy businesses, thereby causing permanent declines in productive capacity.
A recent study43 has estimated that the two recessions between 2007 and 2013 led to a loss of productive capacity for the manufacturing sector in the range of 11-17 per cent; this is an historically significant loss that takes manufacturing potential back to the levels recorded at the start of the 1990s. According to certain estimates, in the period 2008-2013, the Italian economy as a whole44 is likely to have lost approximately 2 per cent of potential GDP as a result of the global financial crisis.

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42 In Italy, there is a prevalence of inactive within the NEET (57.6 per cent in 2013) compared with the unemployed (42.2 per cent), whereas the two components are equal for the European average. In any event, the gap is gradually being closed.
43 Monteforte L., Zevi, G. An inquiry on manufacturing capacity in Italy after the double-dip recession, in The effects of the crisis on productive potential and household expenditures in Italy, Collana Atti Seminari e Convegni, Bank of Italy, December 2014.
44 Aprigliano V., Conti, A. How financial and sovereign risk shocks shape potential output in Italy, The effects of the crisis on productive potential and household expenditures in Italy, Collana Atti Seminari e Convegni, Bank of Italy, December 2014.

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Responding to the crisis

Italian businesses adopted different strategies to deal with the economic crisis. According to an ISTAT survey45, the strategies of the best performing groups of businesses during the 2011-2013 period (based on results in terms of turnover) were based on personnel training, the activation of networks and partnerships, expansion of the range of products and services offered and high levels of innovation.
The adoption of these strategies translated into a positive outcome to a recent survey, conducted in November of 201446, in which ISTAT reported a slight improvement in the perception of manufacturing businesses with regard to the trend of business activity when compared with the previous year; instead, there are still greater difficulties for services businesses. At present, almost 80 per cent of manufacturing companies state they are able to contend with a significant increase in domestic demand, while 67 per cent state they can deal with an increase in demand from abroad. These are still, however, percentages below those registered in 2013 (87 per cent and 76 per cent, respectively). In any event, the results need to be carefully evaluated because the businesses surveyed are those that remained active during the period examined. Therefore, the lower capacity to respond to increases in demand would not necessary imply an actual decrease of productive potential, but it could instead be explained by an increase of the degree of plant utilisation. In effect, this second assumption would seem supported by the most recent information about the degree of utilisation of the productive capacity of the manufacturing sector as a whole, which indicates a slight, but continuous increase in 2014.
From the standpoint of employment, the ISTAT sector data47 show that employment generally remained stable (unchanged in more than one-half of the manufacturing businesses and more than 60 per cent of services businesses), but that there was a reduction in manual labour in the manufacturing sector that regarded mostly the lesser skilled workers. For the full year of 2014, in almost all segments of the manufacturing sector, the percentage of businesses keeping their human capital unchanged was more than 60 per cent. The only two sectors that fell below that threshold were pharmaceuticals and auto vehicles; in any event, those two sectors together with the other transportation and metallurgy sectors were the most dynamic in terms of quality of the personnel employed (the net percentage of businesses that increased quality of human capital amounted to 15, 12, 27 and 13 percentage points, respectively). In the services sector (where there is a lower percentage of businesses indicating no change in human capital), there were two sectors (air transport and postal services) experiencing a deterioration in the quality of the staff employed.

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45 This analysis considered 25,677 businesses. The estimated performance for the different groups examined has been computed with a multi-nominal logit model. (Source: ISTAT, Report on the competitiveness of productive sectors, February 2014, only in Italian).
46 The results refer to a special section within the monthly reporting about the confidence of manufacturing and services businesses (other than retail businesses) (Source: ISTAT, Report on the competitiveness of the productive sectors, February 2015, only in Italian).
47 ISTAT, Report on the competitiveness of the productive sectors, 2015 edition (only in Italian).

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Similar data are reported with regard to the stock of physical capital. According to ISTAT48 findings about physical capital, the productive capacity in the manufacturing remained virtually stable (more than 25 per cent of companies increased it and more than 60 per cent kept it unchanged). Indications of the general defence of productive potential can also be seen with respect to services businesses.

Intra-industry reallocation (Churning)

The number of the failed businesses in Italy continued to grow in 2014; around 3,000 businesses were involved in insolvency proceedings between July and September, a 14.1 per cent increase compared with the same quarter of 2013. In the first nine months of 2014, the total was more than 11,000, with an increase of 11.9 per cent year on year: the highest number of bankruptcies on record49.
As shown by data compiled by Unioncamere on the entry and exit of businesses, churning (sum of entry and exit rates) slightly diminished between the 2004-2007 and 2011-2014 periods (with the exception of the sharp reduction in the telecommunications sector) for more than one-half of the sectors considered (Figure IV.18); this was caused by a sizeable reduction of the entry rate (typical of crisis periods) and a slight increase in the exit rate.

FIGURE IV.18: CHURNING BY SECTOR (NACE Rev.2)

V10_12= Food, beverages and tobacco; V13_15=Textiles; V16_18=Wood and paper; V19_Coke; V20=Chemicals; V21=Pharmaceuticals; V22_23=Plastics; V24_25=Metals; V26=Computers and precision instrumentation; V27=Electronics; V28=Mechanical engineering; V29_30=Transportation; V31_33=Furniture; V36_39=Water management; V45_47=Retailing; V49_53=Transportation; V58_60=Publishing; V61=Telecommunications; V62_63=Technical services; V64_66=Financial and insurance activity; V69_82=Professional services; V90_93=Entertainment; V94_96=Other services; VD=Electricity, gas, steam and air-con.; VF=Construction; VI=Hotel services; VL=Real estate.
Source: Unioncamere.

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48 ISTAT, Report on the competitiveness of the productive sectors, 2015 edition (only in Italian).
49 The bankruptcies mostly regarded joint-stock companies, with approximately 8,400 of them having initiated bankruptcy proceedings between January and September 2014, with an increase of 13.9 per cent year on year (compared with 13 per cent for 2013). In any event, it should be noted that there was a decrease in the number of owners who decided to voluntarily liquidate their companies.

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The trends of business entries and exits reflect market selection, in the sense that the least productive businesses have a greater probability of exiting and those that are most productive have a greater probability of surviving. In particular, the market entry/exit of businesses influences the level of allocative efficiency and can have favourable effects on productivity.
Assessments in this regard are very complex, and require in-depth analyses. In any event, at a first glance, it is possible to note that the reduction in the number of businesses mainly regarded (in absolute terms) the most crowded class, i.e. micro-businesses50 (under 9 employees), which are characterised by low productivity. It is therefore likely that not only productive capacity was reduced but that efficiency gains were obtained.

Indicators of sector dynamics

Between 2007 and 2014 the decrease of the employed regarded all sectors of activity, but those most adversely impacted were construction (-23.0 per cent) and agriculture (-9.0 per cent). Not considering the more favourable data for 2014, the shifting of resources – approximated by changes in employment - from the tradable to the non-tradable sector continued in recent years, due to the growing weight of the services sector within the economy. This fundamental trend could have been accelerated by the crisis since the manufacturing sector is more pro-cyclical than the services sector (most of which is classified as non-tradable).
Given the particular structure of the Italian economy, it is believed that this shift of employment has not caused any deterioration of productivity overall.
A first reason is that the segment of goods exposed to international competition is still made up of businesses with a size smaller than the European average, where productivity is inevitably lower than that of many competitors. Instead, sectors such as retail, hotels, restaurants and telecommunications have increasingly seen the presence of large businesses (or large networks of businesses) that manage to exploit economies of scale, synergies with respect to the production-distribution chain and territorial synergies.
In addition, some tradable sectors (food, textiles, pharmaceuticals, electrical and mechanical devices, etc.) are going through restructuring that has increased the levels of productivity, including through a reduction of the low-skilled jobs.
In an interesting working paper51, the European Commission used employment flows to study the sector allocation of resources occurring during the crisis, and to show that Italy's sector dynamism (measured in terms of the sum of annual changes in sector employment percentages) is rather low compared with Greece, Portugal and Spain. The Commission also evidenced a process of allocation of resources to growth sectors, some of which are qualitatively important, such as professional services, which represents 11.9 per cent (2014 data) of the country's employment.

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50http://www.nomisma.it/index.php/it/newsletter/scenario/item/765-11-febbraio-2015-potenziale-manifatturiero
51 European Commission, Stylized facts on employment reallocation in Italy, Greece, Portugal and Spain, February, 2013.

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Certain analyses based on data through the end of 2013 have shown somewhat differentiated dynamics at a sector level. Comparing the 2008-2013 period with 2001-2007, it is possible to note, in a reduced employment dynamics in general, a trend toward more pronounced dynamism in certain sectors (plastics products, wood and paper products, pharmaceuticals, metallic products, furniture manufacturing, transportation, transport and warehousing and to a smaller extent, the finance sector). Instead, some sectors that had been expanding (including real estate and construction) became much less dynamic.
In any event, it is necessary to note that concentrating on employment flows only for analysing allocative efficiency will not provide a clear picture of the process under way and the possible impacts on sector productivity. Employment flows should also be associated with changes in employment profiles; in this regard, information on workers' tasks and skills would be valuable.
The reallocation of labour could also be affected by structural reforms that could reduce the market power of businesses in the sectors currently less exposed to competition. These aspects should become prevalent over time.
With regard to the malfunctioning of the allocation of labour due to market power in some sectors, Italy has made important progress to date with the reduction of the mark-up, the regulation and barriers in the retailing and professional services sectors. With reference to existing regulations (2013 data), Italy's professional services sector is positioned worse than the average of the Euro Area's three top performers (Ireland, Netherlands, and Finland), but it is better than many Member States, including France, Germany and Spain; in the retailing sector, Italy is positioned better than Belgium and Luxembourg only. In any event, in both sectors, the reform effort between 2008 and 2013 has been one of the greatest (Figure IV.19).

FIGURE IV.19: PRODUCT MARKET REGULATION INDEX - ITALY

Source: OECD.

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Additional regulatory changes will be introduced with the draft of the annual law on competition. In particular, the draft of the law approved on 20 February 2015 by the Council of Ministers provides other measures to stimulate competition in the services sector. These measures include the deregulation of notary activity (such as, for example, the abolition of the need for a notary in purchase contracts of a limited value); the gradual elimination of the regulated gas prices for consumers (protected market) and the scaling back of regulation in the electricity sector as from 2018; and an increase in the transparency of information within the banking system.

Wage trends and productivity

According to economic theory, a productivity increase in a sector should cause real wages in that sector to rise in the short term, thereby attracting employment; however, the wage disparities between sectors would decline over the medium term, following the increase in the supply of labour to the most productive sectors.
According to some studies, there is a mismatch between the performance (and level) of wages and productivity in Italy. This mismatch is allegedly the root of the problems of sector allocation of employment.
From this perspective, many changes have been introduced both in terms of contractual rules (the interconfederal accord on union representation of 31 May 2013) and legislative rules (such as Article 8 of Law No. 148/2011 and the fiscal incentives provided by Article 1, Paragraphs 481-482 of the 2013 Stability Law). In addition, in 2014, tax reductions were granted with respect to accessory (productivity) income for private-sector workers with gross wages of up to €40,000, with application of a single tax rate of 10 per cent. Finally, the new open-ended employment contract with increasing benefits will make it possible to businesses to change salary dynamics, increasing the salaries of the younger, more productive workers and reducing the salaries of the older, less productive workers52.

Productive investment

Productive investment (net of the construction) has sharply declined in all sectors (except for transportation and telecommunications where it increased); it should be noted that the aggregate level comes from sector levels that vary (Figure IV.20).

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52 M. Esposito, M. Leonardi, How the Jobs Act changes the salary structure, La Voce. info, 2015 (only in Italian).

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FIGURE IV.20: PRODUCTIVE INVESTMENT (million, NACE Rev. 2)

V45_47= Retailing; V49_53=Transportation and warehousing; V69_82=Professional services; V24_25=Metals; V29_30=Transportation; VF=Construction; V62_63= Technical services; V10_12=Food, beverages and tobacco; V28=Mechanical engineering; V22_23=Plastics; VD=Electricity, gas, stea and air-con.; V61=Telecommunications; VI=Hotel services; V20=Chemicals; V13_15=Textiles; V16_18=Wood and paper; V90_93= Entertainment; V58_60=Publishing; V26=Computers and precision instrumentation; V31_33=Furniture; V27=Electronics; V36_39=Water management; V64_66=Financial and insurance activity; V21=Pharmaceuticals; V94_96=Other services; V19=Coke.
Source: ISTAT.

In addition, an analysis of the correlation between productive investment and total factor productivity (TFP) over the 2005-2007 and 2008-2010 periods has shown an important change in terms of capital allocation after the crisis, with the growth rate of investments (as a percentage of the capital stock) being greater in those sectors having a higher growth rate of TFP (Figure IV.21).

FIGURE IV.21: RELATIONSHIP BETWEEN GROWTH OF PRODUCTIVE INVESTMENT (y-axis) AND TOTAL FACTOR PRODUCTIVITY (TFP) (x-axis) (indices 2005=100)

Source: Analyses based on ISTAT data.

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Finally, a Confindustria study53 has looked at the relationship between investments and added value and shown that Italy is marked by a propensity to investment that is relatively stable over time and among the highest in the world. In particular, at the end of 2013, the rate of investment for Italy was estimated by CSC to be 22.8 per cent, versus 26.4 per cent in 2000 and 25.6 per cent in 2007. On the other hand, Germany, along with France, presented a value fluctuating around 15 per cent for the entire 2000-2013 period (estimate of 13.2 per cent in 2013).
This indicator accordingly suggests that the contraction of manufacturing production, although deeply affecting expenditure by businesses, did not significantly reduce the propensity to investment. By contrast, Germany has witnessed a significant increase in investments, but not, unless marginally, in relation to added value, and this indicates a low propensity of German manufacturing businesses to invest, despite a much more favourable macroeconomic framework.
In addition, as shown by the Confindustria study, the innovative process represents the outcome of a combination of strategic decisions (with R&D expenditure being only one component thereof) that include the purchase of machinery, equipment and dedicated software, the acquisition of external technical knowledge through, for example, the use of patents and licences, technical-scientific consultation, and design activity. While it is widely known that the Italian productive system's expenditure on R&D is below that in other countries (equal to 1.0 per cent of manufacturing turnover versus 3.2 per cent in Germany and 2.8 per cent in France), Italy ranks near the top of the classification of other large European countries with respect to the other expenditures (just under 1 per cent of manufacturing turnover , below Germany only whose ratio is 2.2 per cent). It therefore seems appropriate to limit the specific weight assigned to R&D alone when assessing the degree of innovation of the Italian industry, although it is impossible to negate the fact that the low level of private investment in scientific research is an impediment to the potential growth of productivity, and also translates into insufficient patent development.
There are various reasons for the low level of R&D expenditure (which, in any case, has improved dramatically in recent years), some of which are related to the structure itself of the Italian industrial system, and in particular, to the small size of the businesses.

FOCUS
Productivity in the manufacturing sector

The productivity gap compared with Germany’s manufacturing sector has slightly diminished during the crisis (from 24.8 per cent of lower added value per employee in 2008 to 22.9 per cent in 2012, on the basis of Eurostat’s structural statistics about businesses). The improvement is firstly attributable to the adjustment of sector specialization to the new demands of the market: before the crisis, this component explained 62.8 per cent of the total gap while now that percentage has fallen to 25.4 per cent54. Italian businesses have

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53http://www.confindustria.it/wps/wcm/connect/www.confindustria.it5266/c33de85d-397a-4ba3-9596-bee3ff2b4d8b/
Nota+CSC+n.7 +07-03-15 Investimenti.pdf?MOD=AJPERES&CONVERT TO=url&CACHEID=c33de85d-397a-4ba3-9596-bee3ff2b4d8b
54 In formal terms, the difference between the levels of productivity per employees is given by D=∑i wi∑I dij pij ∑i wi∑idijpij, where w1 is the portion of national employment in the i-th sector; dij is

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actually shown a substantial capacity to concentrate on sectors that were guaranteeing higher profitability, also to make up for the shortage of domestic demand, with output going to the world's most dynamic markets (or markets affected relatively less by the crisis).
The productivity of businesses also improved when the sector and size were held constant (now, the figure is just 2.1 per cent below that for German businesses, whereas in 2008 this gap was still 5.1 per cent and it was equal to just over one-fifth of the total differential). In the food and beverage sector, one of the typical sectors of Italian industry, the ratio between added value and employees is now up by over 30 per cent compared to Germany and Italy has seen advantages or only modest gaps in leather products, rubber and plastics, and pharmaceuticals.
In effect, at this point, the productivity of the businesses belonging to a same size class is almost even in Italy and Germany. In the 50-249 employee class, Italian businesses are actually more efficient than their German, French and Spanish counterparts, and in the 10 - 49 employees class, Italian businesses are only exceed by French businesses. Instead, the small Italian businesses (under 10 employees) have added value per employee that is almost 25 per cent lower than that for similar sized German businesses, and businesses with more than 250 employees produce on average 8.3 per cent less than their German counterparts. In any event, the total productivity gap depends essentially on the fact that added value per employee grows rapidly as the size of the business increases: going from businesses with less than 10 employees to those with more than 250, productivity rises by almost two times in France and approximately three times in the other countries considered. As a result, the countries, such as Italy, that mostly have small and medium-sized businesses are undoubtedly penalised in terms of efficiency.
Indeed, the only component of the productivity differential that shows no sign of improving is that related to the smaller size of Italian businesses compared with the European average. From 2008 to 2012, the size factor entailed a handicap that could be quantified at around 13 percentage points on average, and which amounted to 47.9 per cent of the total differential before the crisis and now amounts to 59.7 per cent. With sector specialisation and business productivity held constant, the smaller size of Italy's production units does not allow for exploiting economies of scale and accessing the non-bank financing tapped by medium- and large-sized businesses. At present, the areas most adversely affected by small size are the more traditional sectors (apparel, leather processing and food); if these businesses were to adjust their size to that of their German counterparts, the productivity disadvantage would be cut by 20 to 50 per cent. The other sectors considered as strengths of the Italian manufacturing sector (such as wood processing and furniture production, textiles and machine tools) are currently in a more favourable position, with the size factor accounting for between 9 and 14 percentage points of the total differentials.
In order to regain competitiveness, Italian industry must focus on reallocating resources toward larger businesses, which (unlike the reallocation toward more productive sectors) does not seem to have started during the recent crisis. In 2008, the Italian manufacturing company had 9.6 employees (versus 36.3 for Germany), while in 2012, the same averages were, respectively, 9.2 (a decrease of 4.0 per cent) and 35.2 (-3.0 per cent), even though

____________________________________________________________
the percentage of businesses belonging to the j-th size class in the i-th sector; pij is the added value per employee in the i-th sector and in the j-th size class; the barred quantities (x) refer to the benchmark country (Germany in this case). This difference can be broken down algebraically into the sum of the following factors:
∑I (wi – wi) ∑j dij pij +	(effect of the sector mix)
+ ∑I wi∑j (dij – dij)pij +	(effect of the size structure)
+ ∑I wi∑j dij(pij-pij)-	(effect of the specific company productivity)
-∑I (wi-wi) ∑j dij(pij-pij)	(effect of the mix between productive and size structure)
-∑I (wi-wi) ∑j dij(pij-pij)	(effect of the mix between productive structure and specific productivity)
-∑I (wi-wi) ∑j (dij-dij)(pij-pij)	(effect of the mix between productivity, productive and size structure)
where the final three lines represent the residual effect of the mix between specific productivity and productive and size structure.

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IV. ANALYSIS OF MACROECONOMIC IMBALANCES

the absolute gap in terms of average size was slightly reduced (from 26.7 employees per company to 26 over the five-year period). If better correlation between wages and business results allowed for the survival during the crisis of some companies that might otherwise have closed or transferred production offshore, this same factor indirectly favoured the crystallisation of the size structure of Italian businesses. In particular, the relatively less productive small businesses could count on a lower labour cost, which, together with the recession, reduced the incentive to drive down unit costs through expansion in size. At the same time, the relatively better performing large businesses could count on a weak labour market, which did provide any incentive to become more efficient through technological and organisational innovation. A general policy of wage deflation or of excessive differentiation in wages might thus turn out to be counterproductive for the purposes of reallocating resources toward larger sized businesses. In particular, the realignment of wages might be able to offset the business productivity deficit (which can be quantified at approximately 2.0 per cent compared with Germany), but it would not make up for issues related to size and sector specialisation, which are the biggest determinants of the productivity gap in the manufacturing sector.

Various government measures could provide incentives for businesses to grow in size. A three-year relief package provided by the 2015 Stability Law with regard to social welfare charges for newly hired employees should push modest-sized businesses to expand staffing, as their cost of labour will be reduced by almost one-third compared with the previous situation. In turn, the contract with increasing benefits, introduced by the ‘Jobs Act’ could encourage businesses to invest in new employees, even in conditions of uncertainty about the prospective trend of the market. Changing the mix of sectors and the size of businesses could also be furthered by the gradual changeover from wage supplementation schemes (CIG) that leave the workers involved available to businesses in crisis, to a system of unemployment benefits that instead calls for placement of laid-off workers at more dynamic and better performing businesses, including through training processes.

ADDED VALUE PER EMPLOYEE IN MANUFACTURING SECTOR (breakdown of percentage difference compared with Germany)

Source: Analyses based on the database of the Eurostat's structural statistics about businesses.

In 2013, the government's measures were mainly aimed at supporting the economy, employment and household income, as well as tackling some social emergencies and natural disasters. In addition, measures weer adopted to favour education and culture. Consistent with the actions already undertaken in previous years, other initiatives were approved for streamlining the expenditure of the public administrations

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ECONOMIC AND FINANCIAL DOCUMENT – SECTION III NATIONAL REFORM PROGRAMME

ADDED VALUE PER EMPLOYEE BY SIZE CLASS OF BUSINESSES (NDEX: GERMANY=100, 2012)

Source: Analyses based on the database of the Eurostat's structural statistics about businesses.

PERCENTAGE DIFFERENCE BETWEEN ADDED VALUE PER EMPLOYEE IN ITALY AND GERMANY (2012)
		Including:
Sectors	Total Productivity Differential	Due to Size Differences	Due to Different Business Productivity
Beverages industry	37.3	-22.2	59.5
Food industry	30.3	-50.9	81.3
Leather and footwear industry	9.2	-34.9	44.1
Manufacturing of articles in rubber and
plastic materials	-2.1	-14.7	12.6
Pharmaceuticals manufacturing	-4.5	-0.9	-3.5
Paper industry	-7.7	-19.7	12.0
Manufacturing of machinery and equipment n.e.c.	-8.6	-13.6	5.0
Publishing industry	-13.3	-10.1	-3.2
Manufacturing of computers and electronic and optical products	-13.4	-5.5	-7.9
Textiles industry	-13.8	-11.9	-1.9
Manufacturing of metal products, excluding machinery	-15.1	-16.4	1.3
Metallurgical activity	-17.1	-4.0	-13.2
Electrical equipment manufacturing	-17.2	-13.0	-4.2
Chemical products manufacturing	-21.1	-5.5	-15.6
Manufacturing of other non-metallic mineral products	-22.8	-16.5	-6.3
Manufacturing of other transport means	-26.2	-7.9	-18.3
Manufacturing of coke and petroleum based products	-29.2	-6.0	-23.2
Repair and installation of machines and equipment	-29.4	-20.1	-9.3
Furniture manufacturing	-31.6	-11.7	-19.9
Wood industry	-32.6	-9.4	-23.2
Other manufacturing industries	-32.7	-15.6	-17.1
Tobacco industry	-33.4	-6.8	-26.6
Apparel industry	-39.3	-20.9	-18.4
Manufacturing of auto vehicles, trailers and semi-trailers	-45.8	-1.1	-44.7

MINISTERO DELL'ECONOMIA E DELLE FINANZE	264

The
2015 ECONOMIC AND FINANCIAL DOCUMENT
is available on-line
at the internet address listed below:

www.mef.gov.it ● www.dt.tesoro.it ● www.rgs.mef.gov.it

ISSN 2239-5539